    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 5, 1998
                                                       REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                       CLEAR CHANNEL COMMUNICATIONS, INC.

             (Exact name of registrant as specified in its charter)

            TEXAS                                                  74-1787539
 (State or other jurisdiction                                   (I.R.S. Employer
              of                                                 Identification
incorporation or organization)                                        No.)

                          200 CONCORD PLAZA, SUITE 600
                            SAN ANTONIO, TEXAS 78216
                                 (210) 822-2828

              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 L. LOWRY MAYS
                       CLEAR CHANNEL COMMUNICATIONS, INC.
                          200 CONCORD PLAZA, SUITE 600
                            SAN ANTONIO, TEXAS 78216
                                 (210) 822-2828

            (Name, address, including zip code, and telephone number
                   including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

        STEPHEN C. MOUNT, ESQ.                    HOWARD L. ELLIN, ESQ.
  Akin, Gump, Strauss, Hauer & Feld,       Skadden, Arps, Slate, Meagher & Flom
                L.L.P.                                     LLP
        1500 NationsBank Plaza                       919 Third Avenue
          300 Convent Street                     New York, New York 10022
       San Antonio, Texas 78205

                            ------------------------

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:
    AS PROMPTLY AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT WHICH RELATES TO THE MERGER OF UH MERGER SUB, INC., A WHOLLY OWNED
   SUBSIDIARY OF CLEAR CHANNEL COMMUNICATIONS, INC., WITH AND INTO UNIVERSAL OUTDOOR HOLDINGS, INC. PURSUANT TO THE MERGER AGREEMENT DESCRIBED HEREIN.
                            ------------------------

    If the securities being registered on this Form are offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                     PROPOSED             PROPOSED
         TITLE OF EACH CLASS OF               AMOUNT TO BE       MAXIMUM OFFERING    MAXIMUM AGGREGATE        AMOUNT OF
      SECURITIES TO BE REGISTERED              REGISTERED        PRICE PER SHARE       OFFERING PRICE      REGISTRATION FEE
                                           19,350,000 SHARES
COMMON STOCK, $0.10 PAR VALUE...........          (1)                  N.A.          $1,455,762,593(2)       $169,492(3)

(1) Based on the maximum number of shares of Clear Channel Common Stock to be issued in the Merger assuming the exercise of all currently outstanding options to purchase Universal Common Stock immediately prior to the effective time of the Merger.

(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), and computed pursuant to Rule 457(f) under the Securities Act by multiplying $50.40625, the average of the high and low sale prices of Universal Common Stock on December 29, 1997, as quoted on the Nasdaq National Market, by 28,880,597, the number of shares of Universal Common Stock outstanding at the close of business on December 24, 1997, assuming the exercise of all then outstanding options to purchase Universal Common Stock immediately prior to the effective time of the Merger.

(3) Pursuant to Section 14(g)(1)(B) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the fee of $259,958 paid by Universal in connection with the filing on November 12, 1997, of its preliminary proxy statement relating to the Merger has been credited against the registration fee payable by Clear Channel in connection with the offering hereunder.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        UNIVERSAL OUTDOOR HOLDINGS, INC.

                                                                 January 6, 1998

Dear Stockholder:

    You are cordially invited to attend the Special Meeting of Stockholders of Universal Outdoor Holdings, Inc. ("Universal") to be held on February 6, 1998 at 10:00 a.m., local time, at 135 South LaSalle Street, 43rd Floor, Chicago, Illinois (the "Special Meeting").

    The purpose of the Special Meeting is to consider a proposal to approve and adopt an Agreement and Plan of Merger, dated as of October 23, 1997 (the "Merger Agreement"), among Universal, Clear Channel Communications, Inc. ("Clear Channel") and UH Merger Sub, Inc., a wholly owned subsidiary of Clear Channel ("Sub"), which provides that Sub will merge (the "Merger") with and into Universal, as a result of which Universal will become a wholly owned subsidiary of Clear Channel.

    Subject to the terms and conditions of the Merger Agreement, each share of common stock, par value $0.01 per share, of Universal ("Universal Common Stock") outstanding immediately prior to the effective time of the Merger will be converted into 0.67 shares of common stock, par value $0.10 per share, of Clear Channel ("Clear Channel Common Stock"). Cash will be paid in lieu of any fractional share of Clear Channel Common Stock.

    It is intended that Universal stockholders will not recognize gain or loss for federal income tax purposes to the extent Clear Channel Common Stock is received in the Merger in exchange for Universal Common Stock, although the receipt of cash in lieu of fractional shares will be taxable.

    Attached to this letter is a Proxy Statement/Prospectus which will provide you with a detailed description of the terms of the Merger, the Merger Agreement and the transactions contemplated thereby, and other important information relating to Universal, Clear Channel and Sub. Please read the Proxy Statement/Prospectus carefully and in its entirety. If you have any questions about the Special Meeting or the Merger, please call Morrow & Co., Inc. our proxy solicitation agent, toll free at (800) 662-5200 or collect at (212) 754-8000.

    FOR THE REASONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, YOUR BOARD OF DIRECTORS (I) HAS DETERMINED THAT THE MERGER AND THE MERGER AGREEMENT ARE IN THE BEST INTERESTS OF UNIVERSAL AND ITS STOCKHOLDERS, (II) HAS APPROVED THE MERGER AND ADOPTED THE MERGER AGREEMENT AND (III) RECOMMENDS THAT YOU VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING.

    In determining that the Merger and the Merger Agreement are in the best interests of Universal and its stockholders and to recommend approval and adoption of the Merger Agreement, your Board of Directors has carefully reviewed and considered the terms and conditions of the Merger Agreement, as well as other factors. In addition, the Board of Directors has received the opinions of BT Alex. Brown Incorporated and Bear Stearns & Co., Inc., Universal's financial advisors, to the effect that, based upon and subject to the various considerations set forth therein, as of the date of such opinions, the consideration to be paid to Universal's stockholders in connection with the Merger was fair from a financial point of view to Universal's stockholders. The full text of such opinions are set forth as Annexes II and III, respectively, to the accompanying Proxy Statement/Prospectus.

    Universal Common Stock is quoted on the Nasdaq National Market and, as a result, holders of Universal Common Stock will not be entitled to appraisal rights under the Delaware General Corporation Law in connection with the Merger.

    Your vote is important, regardless of the number of shares you own. Approval and adoption of the Merger Agreement requires an affirmative vote of holders of a majority of the outstanding shares of Universal Common Stock. Accordingly, on behalf of your Board of Directors, I urge you to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. This will not prevent you from attending the Special Meeting or voting in person, but will assure that your vote is counted if you are unable to attend the Special Meeting. You may revoke your proxy at any time by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Secretary of Universal at Universal's main office prior to the Special Meeting or by attending the Special Meeting and voting in person.

    On behalf of your Board of Directors, I thank you for your support and urge you to vote FOR approval and adoption of the Merger Agreement.

    PLEASE DO NOT SEND ANY CERTIFICATES WITH YOUR PROXY CARD.

                                          Sincerely,

                                                   [SIG]

                                          DANIEL L. SIMON

                                          CHIEF EXECUTIVE OFFICER AND PRESIDENT

                        UNIVERSAL OUTDOOR HOLDINGS, INC.

                       311 SOUTH WACKER DRIVE, SUITE 6400

                            CHICAGO, ILLINOIS 60606
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON FEBRUARY 6, 1998
                            ------------------------

TO THE HOLDERS OF COMMON STOCK OF UNIVERSAL OUTDOOR HOLDINGS, INC.:

    NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Universal Outdoor Holdings, Inc., a Delaware corporation ("Universal"), will be held on February 6, 1998, at 10:00 a.m., local time at 135 South LaSalle Street, 43rd Floor, Chicago, Illinois (the "Special Meeting"), for the following purpose:

        To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of October 23, 1997 (the "Merger Agreement"), among Universal, Clear Channel Communications, Inc. ("Clear Channel") and UH Merger Sub, Inc., a wholly owned subsidiary of Clear Channel ("Sub"), pursuant to which (a) each outstanding share of Universal common stock will be converted into 0.67 shares of Clear Channel common stock and (b) Universal will become a wholly owned subsidiary of Clear Channel, all as more fully described in the accompanying Proxy Statement/ Prospectus.

    A copy of the Merger Agreement is attached to the accompanying Proxy Statement/Prospectus as Annex I.

    Only stockholders of record at the close of business on December 24, 1997 are entitled to notice of, and to vote at, the Special Meeting and at any and all adjournments or postponements thereof.

    Stockholders are cordially invited to attend the Special Meeting. It is important that your shares of Universal common stock be represented at the Special Meeting regardless of the number of shares you hold. You are urged to cast your vote by marking, dating and signing the enclosed proxy card and returning it in the enclosed business reply envelope. No postage is required if mailed in the United States. If you wish to vote in accordance with the recommendation of the Board of Directors of Universal, all you need to do is date and sign the proxy card and return it in the enclosed envelope.

    If you are a stockholder of record and plan to attend, please mark the appropriate box on the enclosed proxy card. If you are a stockholder whose shares are registered with a bank, brokerage firm or other record holder and you plan to attend the Special Meeting, please request an admission card by writing to Universal Outdoor Holdings, Inc., Attn: Paul G. Simon, 311 South Wacker Drive, Suite 6400, Chicago, Illinois, 60606. Evidence of your stock ownership, which you can obtain from your bank, brokerage firm or other record holder, must accompany your letter. To assure timely processing, please mail your request so that Universal receives it by January 26, 1998. An admittance card in your name will be mailed to you promptly. Any stockholder who does not have a ticket may still register at the door; however, those whose shares are held by a bank, brokerage firm or other record holder must also bring proof of stock ownership.

                                          By order of the Board of Directors,

                                                      [SIG]

                                          PAUL G. SIMON
                                          VICE PRESIDENT, GENERAL COUNSEL
                                          AND SECRETARY
January 6, 1998

    Your vote is important. Please complete and return your proxy promptly.

THE AFFIRMATIVE VOTE OF HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF UNIVERSAL COMMON STOCK IS REQUIRED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. PLEASE DO NOT SEND STOCK CERTIFICATES AT THIS TIME.

                        UNIVERSAL OUTDOOR HOLDINGS, INC.
                                PROXY STATEMENT

                             ---------------------

                       CLEAR CHANNEL COMMUNICATIONS, INC.
                                   PROSPECTUS
                            SHARES OF COMMON STOCK,
                           PAR VALUE $0.10 PER SHARE

                            ------------------------

    This Proxy Statement/Prospectus is being furnished to the holders of common stock, par value $0.01 per share ("Universal Common Stock"), of Universal Outdoor Holdings, Inc., a Delaware corporation ("Universal"), in connection with the solicitation of proxies by the Board of Directors of Universal (the "Universal Board") for use at a Special Meeting of stockholders of Universal to be held on February 6, 1998 at 10:00 a.m., local time, at 135 South LaSalle Street, 43rd Floor, Chicago, Illinois, or at any adjournment or postponement thereof (the "Special Meeting").

    This Proxy Statement/Prospectus relates to the Agreement and Plan of Merger, dated as of October 23, 1997 (the "Merger Agreement"), among Universal, Clear Channel Communication, Inc., a Texas corporation ("Clear Channel"), and UH Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Clear Channel ("Sub"), which provides for the merger of Sub with and into Universal (the "Merger"), with Universal surviving as a wholly owned subsidiary of Clear Channel. Subject to the terms and conditions of the Merger Agreement, each share of Universal Common Stock outstanding immediately prior to the Effective Time (as hereinafter defined) of the Merger will be converted into (the "Merger Consideration") 0.67 shares (the "Conversion Number") of common stock, par value $0.10 per share, of Clear Channel ("Clear Channel Common Stock"). Cash will be paid in lieu of any fractional share of Clear Channel Common Stock.

    The consummation of the Merger is subject, among other things, to (i) the approval and adoption of the Merger Agreement by holders of a majority of the outstanding shares of Universal Common Stock; and (ii) the receipt of certain regulatory approvals. A copy of the Merger Agreement is attached hereto as Annex I.

    This Proxy Statement/Prospectus also constitutes the Prospectus of Clear Channel filed as part of a Registration Statement on Form S-4 (including the exhibits and amendments thereto, the "Registration Statement") with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of Clear Channel Common Stock to be issued in the Merger. It is anticipated that approximately 19,287,858 shares of Clear Channel Common Stock will be issued in the Merger, representing approximately 16.4% of the shares of Clear Channel Common Stock expected to be issued after giving effect to the consummation of the Merger (assuming no other issuances of Clear Channel Common Stock).

    Clear Channel Common Stock is listed for trading under the symbol "CCU" on the New York Stock Exchange (the "NYSE"), and Universal Common Stock is quoted on the Nasdaq National Market under the symbol "UOUT." On October 22, 1997, the last trading day prior to the execution of the Merger Agreement, the last reported sale prices of Clear Channel Common Stock and Universal Common Stock, as reported on the NYSE Composite Transactions Tape and the National Association of Securities Dealers Automated Quotation System ("NASDAQ") National Market System-Registered Trademark-("NASDAQ/NMS"), were $63.375 per share and $41.50 per share, respectively. On January 2, 1998, the last reported sale prices of Clear Channel Common Stock and Universal Common Stock, as reported on the NYSE Composite Transactions Tape and the NASDAQ/NMS, respectively, were $77.5625 per share and $50.75 per share, respectively, and the equivalent pro forma sale price of Universal Common Stock (determined by multiplying the last reported sale price of Clear Channel Common Stock by the Conversion Number) was $51.9669 per share.

    FOR A DESCRIPTION OF CERTAIN SIGNIFICANT CONSIDERATIONS IN CONNECTION WITH THE MERGER AND RELATED MATTERS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, SEE
SECTION 5, "RISK FACTORS" BEGINNING ON PAGE 17.

    This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders of Universal on or about January 7, 1998.

                           --------------------------
THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE
 NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR
  ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
    COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
     OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.
      ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The date of this Proxy Statement/Prospectus is January 6, 1998.

                               TABLE OF CONTENTS

      SECTION                                                                                                             PAGE
    -----------                                                                                                           -----
       1.  AVAILABLE INFORMATION.....................................................................................           1
       2.  INCORPORATION OF DOCUMENTS BY REFERENCE...................................................................           2
       3.  CAUTIONARY STATEMENT......................................................................................           3
       4.  SUMMARY...................................................................................................           4
                  (a) The Companies..................................................................................           4
                  (b) The Special Meeting............................................................................           5
                  (c) The Merger and the Merger Agreement............................................................           6
                  (d) UNIVERSAL OUTDOOR HOLDINGS, INC................................................................          12
                  (e) CLEAR CHANNEL COMMUNICATIONS, INC..............................................................          13
                  (f) Summary Unaudited Pro Forma Financial Data.....................................................          14
                  (g) Comparative Per Share Data of Universal and Clear Channel......................................          15
                  (h) Market Prices and Dividends....................................................................          16
       5.  RISK FACTORS..............................................................................................          17
       6.  THE SPECIAL MEETING.......................................................................................          26
                  (a) Purpose........................................................................................          26
                  (b) Record Date; Voting Rights.....................................................................          26
                  (c) Quorum.........................................................................................          26
                  (d) Proxies........................................................................................          26
                  (e) Solicitation of Proxies........................................................................          27
                  (f) Required Vote..................................................................................          27
                  (g) Share Ownership of Management..................................................................          27
       7.  THE MERGER................................................................................................          29
                  (a) General........................................................................................          29
                  (b) Background of the Merger.......................................................................          29
                  (c) Clear Channel Reasons for the Merger...........................................................          32
                  (d) Universal Reasons for the Merger; Recommendation of the Universal Board........................          33
                  (e) Opinions of Financial Advisors.................................................................          35
                  (f) Interests of Certain Persons in the Transaction................................................          45
                  (g) Voting Agreement...............................................................................          47
                  (h) Resale Agreement...............................................................................          47
                  (i) Certain U.S. Federal Income Tax Consequences...................................................          48
                  (j) Anticipated Accounting Treatment...............................................................          49
                  (k) Regulatory Approvals...........................................................................          49
                  (l) Percentage Ownership Interest of Universal Stockholders After the Merger.......................          50
                  (m) Absence of Appraisal Rights....................................................................          50
                  (n) Stock Exchange Listing.........................................................................          51
                  (o) Certain Consequences of the Merger.............................................................          51
                  (p) Management After the Merger....................................................................          51
                  (q) Conduct of the Business of Universal if the Merger Is Not Consummated..........................          51
                  (r) Resales of Clear Channel Common Stock..........................................................          51
       8.  OTHER TERMS OF THE MERGER AGREEMENT.......................................................................          52
                  (a) Conversion of Shares in the Merger.............................................................          52
                  (b) Exchange Agent; Procedures for Exchange of Certificates........................................          52
                  (c) No Fractional Shares...........................................................................          54
                  (d) Representations and Warranties.................................................................          55
                  (e) Conduct of Business Pending the Merger.........................................................          56
                  (f) Other Covenants................................................................................          58
                  (g) No Solicitation................................................................................          59

      SECTION                                                                                                             PAGE
    -----------                                                                                                           -----
                  (h) Conditions Precedent to the Merger.............................................................          60
                  (i) Universal Stock Options and Warrants...........................................................          61
                  (j) Employee Matters...............................................................................          62
                  (k) Indemnification; Directors' and Officers'......................................................          62
                  (l) Termination....................................................................................          63
                  (m) Fees and Expenses..............................................................................          64
                  (n) Termination Fee................................................................................          64
                  (o) Amendment......................................................................................          65
                  (p) Waiver.........................................................................................          65
       9.  UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS...............................................          66
      10.  COMPARISON OF THE RIGHTS OF HOLDERS OF UNIVERSAL COMMON STOCK AND CLEAR CHANNEL COMMON STOCK..............
                                                                                                                               85
                  (a) Authorized Capital.............................................................................          85
                  (b) Number of Directors; Election of Directors; Removal; Vacancies.................................          85
                  (c) Charter Amendments.............................................................................          86
                  (d) By-law Amendments..............................................................................          86
                  (e) Advance Notice of Director Nominations and New Business........................................          87
                  (f) Special Meetings...............................................................................          87
                  (g) Cumulative Voting..............................................................................          87
                  (h) Stockholder Action Without a Meeting...........................................................          87
                  (i) Required Vote for Certain Transactions.........................................................          88
                  (j) State Takeover Legislation.....................................................................          88
                  (k) Standard of Conduct for Directors..............................................................          89
                  (l) Indemnification of Directors and Officers......................................................          90
                  (m) Limitation of Personal Liability of Directors and Officers.....................................          92
                  (n) Appraisal Rights...............................................................................          92
                  (o) Preemptive Rights..............................................................................          93
                  (p) Denial of Voting Rights........................................................................          93
                  (q) Payment of Dividends...........................................................................          93
                  (r) Inspection of Books and Records................................................................          93
      11.  BUSINESS OF UNIVERSAL.....................................................................................          95
      12.  BUSINESS OF CLEAR CHANNEL.................................................................................          99
      13.  BENEFICIAL OWNERSHIP OF UNIVERSAL COMMON STOCK............................................................         105
      14.  BENEFICIAL OWNERSHIP OF CLEAR CHANNEL COMMON STOCK........................................................         106
      15.  STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING.............................................................         107
      16.  EXPERTS...................................................................................................         108
      17.  LEGAL OPINIONS............................................................................................         110

ANNEXES
ANNEX I        MERGER AGREEMENT
ANNEX II       OPINION OF BT ALEX. BROWN & SONS INCORPORATED
ANNEX III      OPINION OF BEAR STEARNS & CO., INC.
ANNEX IV.A     SIMON VOTING AGREEMENT
ANNEX IV.B     CLINGEN VOTING AGREEMENT
ANNEX V        RESALE AGREEMENT
ANNEX VI       EMPLOYMENT AGREEMENT

                           1.  AVAILABLE INFORMATION

    Universal and Clear Channel are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the SEC: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. The SEC also maintains a World Wide Web site that contains reports, proxy and information statements, and other information regarding registrants (including Universal and Clear Channel) that file electronically with the SEC (http://www.sec.gov). Universal Common Stock is listed on NASDAQ/NMS and reports, proxy statements and other information relating to Universal can be inspected and copied at the offices of the NASDAQ/NMS at 1735 K Street, N.W., Washington, D.C. 20006. Clear Channel Common Stock is listed on the NYSE and reports, proxy statements and other information relating to Clear Channel can be inspected and copied at the NYSE, 20 Broad Street, New York, New York 10005.

    This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is made to the Registration Statement and the exhibits thereto for further information. Exhibits to the Registration Statement that are omitted from the Proxy Statement/Prospectus may also be obtained at the SEC's World Wide Web site described above. Statements contained or incorporated by reference herein concerning the provisions of any agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the SEC are not necessarily complete, and readers are referred to the copy so filed for more detailed information, each such statement being qualified in its entirety by such reference.

    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH DOCUMENTS (OTHER THAN EXHIBITS THERETO WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF SHARES OF UNIVERSAL COMMON STOCK OR CLEAR CHANNEL COMMON STOCK TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS SENT, UPON WRITTEN OR ORAL REQUEST TO, IN THE CASE OF DOCUMENTS RELATING TO UNIVERSAL, UNIVERSAL OUTDOOR HOLDINGS, INC., ATTN: PAUL
G. SIMON, 311 SOUTH WACKER DRIVE, SUITE 6400, CHICAGO, ILLINOIS 60606, TELEPHONE
(312) 431-0822 AND, IN THE CASE OF DOCUMENTS RELATING TO CLEAR CHANNEL, CLEAR CHANNEL COMMUNICATIONS, INC., ATTN: MR. HOUSTON LANE, 200 CONCORD PLAZA, SUITE 600, SAN ANTONIO, TEXAS 78216, TELEPHONE (210) 822-2828. IN ORDER TO ENSURE DELIVERY OF DOCUMENTS PRIOR TO THE SPECIAL MEETING, ANY SUCH REQUEST SHOULD BE MADE NOT LATER THAN JANUARY 26, 1998.

                  2.  INCORPORATION OF DOCUMENTS BY REFERENCE

    The following documents heretofore filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

 1. the Universal Proxy Statement on Schedule 14A dated May 13, 1997 (File No. 000-20823);

 2. the Universal Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 000-20823);

 3. the Universal Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 (File No. 000-20823);

 4. the description of the Universal Common Stock contained in the Registration Statement on Form 8-A filed under the Exchange Act on June 6, 1996 and amended by Amendment No. 1 on July 17, 1996 (File No. 000-20823);

 5. the Universal Current Reports on Form 8-K dated July 31, 1997 and October 30, 1997 (File No. 000-20823);

 6. the Clear Channel Proxy Statement on Schedule 14A dated March 10, 1997 (File No. 1-9645);

 7. the Clear Channel Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 1-9645);

 8. the Clear Channel Quarterly Reports for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 (File No. 1-9645);

 9. the description of the Clear Channel Common Stock contained in the Registration Statement on Form 8-A filed under the Exchange Act on October 19, 1994 (File No. 1-9645); and

 10. the Clear Channel Current Reports on Form 8-K dated May 24, 1996, June 5, 1996, April 17, 1997, October 14, 1997, November 3, 1997 and December 22, 1997 (File No. 1-9645).

    All reports and other documents filed by either Universal or Clear Channel pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes the earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.
                            ------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY UNIVERSAL OR CLEAR CHANNEL. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF UNIVERSAL OR CLEAR CHANNEL SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                            3.  CAUTIONARY STATEMENT

    When used in this Proxy Statement/Prospectus with respect to Universal, the words "estimate," "project," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Proxy Statement/Prospectus. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. Such risks and uncertainties include those risks, uncertainties and risk factors identified under "RISK FACTORS" herein and under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" that is in the Universal 1996 Annual Report to stockholders of Universal and that is incorporated by reference in the Universal Annual Report on Form 10-K for the fiscal year ended December 31, 1996. Universal does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    When used in this Proxy Statement/Prospectus with respect to Clear Channel, the words "estimate," "project," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Proxy Statement/Prospectus. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. Such risks and uncertainties include those risks, uncertainties and risk factors identified under the heading "RISK FACTORS" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" that is in the Clear Channel Annual Report on Form 10-K for the fiscal year ended December 31, 1996. Clear Channel does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    As used in this Proxy Statement/Prospectus, unless the context otherwise clearly requires: "Universal" refers to Universal Outdoor Holdings, Inc. and its consolidated subsidiaries, and "Clear Channel" refers to Clear Channel Communications, Inc. and its consolidated subsidiaries. All information contained in this Proxy Statement/Prospectus with respect to Clear Channel and Sub has been provided by Clear Channel. Unless otherwise stated, all information contained in this Proxy Statement/Prospectus gives effect to a five-for-four split of Clear Channel Common Stock effected on February 22, 1994, a two-for-one split of Clear Channel Common Stock effected on November 30, 1995 and a two-for-one split of Clear Channel Common Stock effected on December 2, 1996.

                                  4.  SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS AND THE ANNEXES HERETO.
                            ------------------------

    STOCKHOLDERS OF UNIVERSAL ARE URGED TO READ THIS PROXY STATEMENT/PROSPECTUS, THE ANNEXES HERETO AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IN THEIR ENTIRETY.

                            ------------------------

(A) THE COMPANIES

    UNIVERSAL. Universal is a leading outdoor advertising company operating approximately 34,000 advertising display faces in four large regions: the Midwest (Chicago, Minneapolis/St. Paul, Indianapolis, Milwaukee and Des Moines), Florida (Orlando, Jacksonville, Ocala and the Atlantic Coast and Gulf Coast areas of Florida), the Midsouth (Evansville (IN), Dallas, Memphis/Tunica and Chattanooga (TN) and Myrtle Beach (SC)) and the East (New York, Washington, D.C., Baltimore, Philadelphia, Northern New Jersey, Wilmington (DE), Salisbury
(MD) and Hudson Valley (NY)). Universal's advertising display face inventory includes transit display faces and kiosks in shopping malls, in addition to billboards and other outdoor display faces. Universal believes that the diversity of its advertising display inventory throughout its markets provides its customers with a unique opportunity to select a variety of media and outlets in delivering their marketing messages. Universal's customer base is also highly diversified, with no one category of customers accounting for more than 16.0% of net revenues for the six months ended June 30, 1997. Universal was incorporated in Delaware in 1991. Universal is a holding company with no business holdings of its own. Universal conducts its business operations through its wholly owned subsidiary, Universal Outdoor, Inc. ("UOI") and its consolidated subsidiaries. The mailing address of the principal executive offices of Universal is 311 South Wacker Drive, Suite 6400, Chicago, Illinois 60606; its telephone number is (312) 431-0822.

    CLEAR CHANNEL. Clear Channel, which began operations in 1972, is a diversified media company that owns or programs radio and television stations and is one of the largest domestic outdoor advertising companies based on its total advertising display inventory. In addition, Clear Channel owns a 50% equity interest in the Australian Radio Network Pty. Ltd., which operates radio stations in Australia, a one-third equity interest in the New Zealand Radio Network, which operates radio stations throughout New Zealand, and a 32.3% non-voting equity interest in Heftel Broadcasting Corporation (Nasdaq National Market symbol: "HBCCA") ("Heftel"), a leading domestic Spanish-language radio broadcaster.

    The radio stations currently owned or programmed by Clear Channel are principally located in the South, Southeast, Southwest, Northeast and Midwest. These radio stations employ a wide variety of programming formats, such as News/Talk/Sports, Country, Adult Contemporary, Urban and Album Rock. The television stations currently owned or programmed by Clear Channel are located in the South, Southeast, Northeast and Midwest. Additionally, Clear Channel operates eleven radio networks serving Oklahoma, Texas, Iowa, Kentucky, Virginia, Alabama, Tennessee, Florida and Pennsylvania. In 1996, Clear Channel derived approximately 62% of its net broadcasting revenue from radio operations and approximately 38% from television operations.

    Clear Channel, through its acquisition of Eller Media Corporation ("Eller Media") on April 10, 1997, is one of the largest domestic outdoor advertising companies, serving 16 major domestic markets. For the three months ended September 30, 1997, Clear Channel derived approximately 42% of its net revenue from radio operations, approximately 20% from television operations, and approximately 38% from outdoor advertising operations.

    Clear Channel has its principal executive offices at 200 Concord Plaza, Suite 600, San Antonio, Texas 78216; its telephone number is (210) 822-2828.

    SUB. Sub is a wholly owned subsidiary of Clear Channel that was formed to facilitate consummation of the Merger and has conducted no activities other than in connection with the Merger and the Merger Agreement. The principal offices of Sub are located at 200 Concord Plaza, Suite 600, San Antonio, Texas 78216 and its telephone number is (210) 822-2828.

    THE COMBINED COMPANY. With respect to the combined company, including (i) pro forma adjustments for Clear Channel's acquisitions of certain assets from Paxson Communications Corp. (the "Paxson Radio Acquisition") and of approximately 93% of the outstanding common stock of Eller Media and (ii) the Universal Acquisitions (as defined), approximately 79.2% of the pro forma combined revenues for the year ending December 31, 1996, were attributable to Clear Channel and 20.8% were attributable to Universal. As of September 30, 1997, approximately 65.0% of the pro forma assets of the combined company were attributable to Clear Channel and 35.0% were attributable to Universal. See "Unaudited Pro Forma Combined Condensed Financial Statements."

(B) THE SPECIAL MEETING

    PURPOSE. The Special Meeting will be held on February 6, 1998, at 10:00 a.m., local time, at 135 South LaSalle Street, 43rd Floor, Chicago, Illinois, or at any adjournment or postponement thereof, to consider and vote upon a proposal to approve and adopt the Merger Agreement. The Universal By-Laws (as defined herein) provide that no business except that referred to in the accompanying Notice of Special Meeting may be transacted at the Special Meeting. See Section 6(a) , "THE SPECIAL MEETING-- Purpose."

    RECORD DATE; VOTING RIGHTS. Only holders of record of Universal Common Stock at the close of business on December 24, 1997 (the "Record Date") are entitled to receive notice of and to vote at the Special Meeting. At the close of business on December 24, 1997, there were 26,814,815 shares of Universal Common Stock outstanding, each of which entitles the registered holder thereof to one vote. See Section 6(b), "THE SPECIAL MEETING--Record Date; Voting Rights."

    QUORUM. The presence in person or by proxy of the holders of a majority of the Universal Common Stock at the Special Meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will count in determining whether a quorum is present at the Special Meeting. See Section 6(c), "THE SPECIAL MEETING--Quorum."

    REQUIRED VOTE. Approval and adoption of the Merger Agreement will require the affirmative vote of holders of a majority of the outstanding shares of Universal Common Stock. See Section 6(f), "THE SPECIAL MEETING--Required Vote."

    PROXIES. An abstention will have the effect of a vote cast against approval and adoption of the Merger Agreement. Brokers who hold shares of Universal Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Broker nonvotes will have the same effect as votes cast against approval and adoption of the Merger Agreement. See Section 6(d), "THE SPECIAL MEETING--Proxies."

    SHARE OWNERSHIP OF MANAGEMENT. At the close of business on December 12, 1997, directors and executive officers of Universal and their affiliates were the beneficial owners of an aggregate of approximately 7,902,625 (approximately 27.5%) of the shares of Universal Common Stock then outstanding (including 2,173,579 Management Warrants (as defined herein) and 67,549 of the Stock Awards (as defined herein) granted on December 10, 1997 and 4,825 of the Stock Awards granted on January 5, 1998). See Section 6(g), "THE SPECIAL MEETING--Share Ownership of Management" and Section 7(f), "THE MERGER--Interests of Certain Persons in the Transaction."

(C) THE MERGER AND THE MERGER AGREEMENT

    GENERAL. At the Effective Time (as defined below) of the Merger, Sub will be merged with and into Universal, with Universal continuing as the surviving corporation (the "Surviving Corporation") and a wholly owned subsidiary of Clear Channel. As a result of the Merger, the separate corporate existence of Sub will cease and Universal will succeed to and assume all the rights and all obligations of Sub in accordance with the Delaware General Corporation Law (the "DGCL"). Subject to the terms and conditions of the Merger Agreement, each share of Universal Common Stock outstanding immediately prior to the Effective Time will be converted into 0.67 shares of Clear Channel Common Stock. Cash will be paid in lieu of any fractional share of Clear Channel Common Stock. See Section 8(c), "OTHER TERMS OF THE MERGER AGREEMENT--No Fractional Shares."

    The Merger will become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware. The filing of the Certificate of Merger will occur as soon as practicable following the satisfaction or waiver of the conditions set forth in the Merger Agreement. As used in the Merger Agreement and herein, the time the Merger becomes effective will be the "Effective Time." See Section 8(h), "OTHER TERMS OF THE MERGER AGREEMENT--Conditions Precedent to the Merger."

    WARRANTS; OPTIONS. With respect to each outstanding Management Warrant or Incentive Option (as defined below), as of the Effective Time, such Management Warrant or Incentive Option, as the case may be, shall be cancelled in exchange for the number of shares of Clear Channel Common Stock equal to the product of
(X) the difference between (i) the total number of shares of Universal Common Stock subject to such Management Warrant or Incentive Option, as the case may be, and (ii) the number obtained by dividing (A) the aggregate exercise price of such Management Warrant or Incentive Option, as the case may be, by (B) $41.50 and (Y) 0.67. All of the Management Warrants are held by Messrs. Daniel L. Simon, Chief Executive Officer, President and a director of Universal, and Brian
T. Clingen, Vice President, Chief Financial Officer and a director of Universal. Accordingly, it is anticipated that Messrs. Daniel L. Simon and Brian T. Clingen will receive, in exchange for the cancellation of their Management Warrants, approximately 1,088,705 and approximately 192,136 shares of Clear Channel Common Stock, respectively. In 1997, Universal also granted 44,000 options to acquire shares of Universal Common Stock to a senior level employee of Universal (the "Incentive Options"). See Section 7(f), "THE MERGER--Interests of Certain Persons in the Transaction," Section 8(i), "OTHER TERMS OF THE MERGER AGREEMENT--Universal Stock Options and Warrants" and Section 13, "BENEFICIAL OWNERSHIP OF UNIVERSAL COMMON STOCK."

    In 1997, Universal granted 93,300 options to certain members of management under its 1997 Equity Incentive Plan ("Employee Options"). No such Employee Options are held by any directors or executive officers of Universal. Employee Options outstanding as of the Effective Time, whether or not then exercisable, shall be cancelled in exchange for a single cash payment equal to the product of
(i) the total number of shares of Universal Common Stock subject to such Employee Option and (ii) the excess, if any, of $41.50 over the exercise price per share of such Employee Option. See Section 7(f), "THE MERGER-- Interests of Certain Persons in the Transaction," Section 8(i), "OTHER TERMS OF THE MERGER AGREEMENT--Universal Stock Options and Warrants" and Section 13, "BENEFICIAL OWNERSHIP OF UNIVERSAL COMMON STOCK."

    UNIVERSAL REASONS FOR THE MERGER; RECOMMENDATION OF THE UNIVERSAL BOARD. The Universal Board's recommendation is based upon a number of factors described in this Proxy Statement/Prospectus. The Universal Board has determined that the Merger and the Merger Agreement are in the best interests of Universal and its stockholders and has approved the Merger and the Merger Agreement. THE UNIVERSAL BOARD RECOMMENDS THAT THE STOCKHOLDERS OF UNIVERSAL VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING. See

Section 7(d), "THE MERGER--Universal Reasons for the Merger; Recommendation of the Universal Board."

    CLEAR CHANNEL REASONS FOR THE MERGER. For the reasons described in this Proxy Statement/Prospectus, the Clear Channel Board (as defined herein) has determined that the Merger and the Merger Agreement are in the best interests of Clear Channel and its stockholders and has approved the Merger Agreement. See
Section 7(c), "THE MERGER--Clear Channel Reasons for the Merger."

    OPINIONS OF UNIVERSAL'S FINANCIAL ADVISORS. BT Alex. Brown Incorporated ("Alex Brown") and Bear Stearns & Co., Inc. ("Bear Stearns") have acted as financial advisors to Universal in connection with the Merger and have each delivered their respective opinions, dated October 23, 1997, to the Universal Board to the effect that, based upon and subject to the various considerations set forth therein, as of the date of such opinions, the consideration to be paid to Universal's stockholders in connection with the Merger was fair from a financial point of view to Universal's stockholders. The full texts of Alex Brown's and Bear Stearns' written opinions, each of which sets forth a description of the assumptions made, matters considered and limitations on the review undertaken, are attached hereto as Annexes II and III, respectively, and should be read carefully and in their entirety. Alex Brown's and Bear Stearns' opinions are directed only to the fairness of the consideration to be paid to Universal stockholders in connection with the Merger from a financial point of view. Alex Brown's and Bear Stearns' opinions do not address any other aspect of the Merger or related transactions and do not constitute a recommendation to any stockholder of Universal as to how such stockholder should vote at the Special Meeting. See Section 7(e), "THE MERGER--Opinions of Financial Advisors."

    INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION. In considering the recommendation of approval and adoption of the Merger Agreement by the Universal Board, the stockholders of Universal should be aware that certain directors and executive officers of Universal may be deemed to have conflicts of interest with respect to the Merger, and that such interests, together with other relevant factors, were considered by the Universal Board in recommending the approval and adoption of the Merger Agreement to the stockholders of Universal.

    In connection with the Merger, Daniel L. Simon entered into an Employment Agreement (as defined) pursuant to which Mr. Simon will become Vice Chairman and Chief Operating Officer of the Surviving Corporation, Eller Media, their respective subsidiaries and affiliate companies and any successor company or affiliates of Clear Channel which are in the business of outdoor advertising (collectively, "Clear Channel Outdoor"). In addition, Mr. Simon and Brian T. Clingen, who beneficially own and have the sole right to vote and dispose of an aggregate of 7,743,399 shares of Universal Common Stock, each entered into a Voting Agreement (as defined) with Clear Channel pursuant to which each of them agreed to vote all of his shares of Universal Common Stock in favor of approval and adoption of the Merger Agreement and not to sell any of their shares of Universal Common Stock prior to the Effective Time. Mr. Simon also entered into a Resale Agreement (as defined) with Clear Channel restricting his ability to sell Clear Channel Common Stock for a period beginning on the Effective Time and ending on the earlier of (i) the date Mr. Simon is no longer an officer or director of Clear Channel or any of its subsidiaries and (ii) two years following the Effective Time. The Resale Agreement also restricts the ability of Mr. Simon to buy or sell shares of Clear Channel Common Stock prior to the Effective Time of the Merger.

    Mr. Simon and Mr. Clingen hold all of the outstanding Management Warrants. On or about the date of the Merger Agreement, Messrs. Simon and Clingen irrevocably forfeited Management Warrants with respect to an aggregate of 173,499 shares of Universal Common Stock and may, prior to the Effective Time, forfeit up to an additional 6,501 Management Warrants. In the Merger, each of the outstanding Management Warrants will be converted into shares of Clear Channel Common Stock. On December 10, 1997, Universal granted 33,774 and 33,775 Stock Awards to Cindy Ogle, Vice President of Operations of Universal, and Paul
G. Simon, Vice President, General Counsel and Secretary of Universal, respectively and will grant 4,825 Stock Awards to Ms. Ogle on or about January 1, 1998. A portion of these Stock

Awards will be fully vested upon the date of grant, including all of Mr. Simon's Stock Awards and 22,709 of Ms. Ogle's. The remaining Stock Awards will vest one year from the date of grant. No Stock Awards will be made to any other directors or executive officers of Universal. As of the Effective Time, all of the Stock Awards (which shall remain subject to any applicable restrictions) will be converted in the Merger into shares of Clear Channel Common Stock.

See Sections 7(f), (g) and (h), "THE MERGER--Interests of Certain Persons in the Transaction," "--Voting Agreement," "--Resale Agreement" and Section 8(i), "OTHER TERMS OF THE MERGER AGREEMENT--Universal Stock Options and Warrants."

    CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES. It is a condition to the consummation of the Merger that Universal receive an opinion from its tax counsel, Skadden, Arps, Slate, Meagher & Flom LLP, and that Clear Channel receive an opinion from its tax counsel, Akin, Gump, Strauss, Hauer & Feld, L.L.P., to the effect that, for federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code and no gain or loss will be recognized by Clear Channel, Sub, Universal or generally by the Universal stockholders as a result of the Merger. It is expected that such opinions will provide that the Merger will be tax free to the Universal stockholders except to the extent: (a) a Universal stockholder receives cash in lieu of fractional shares of Clear Channel Common Stock and (b) Universal is deemed to pay any expenses (including certain transfer taxes) which are a liability of a Universal stockholder. See Section 7(i), "THE MERGER--Certain U.S. Federal Income Tax Consequences" and Section 8(h), "OTHER TERMS OF THE MERGER AGREEMENT--Conditions Precedent to the Merger."

    ANTICIPATED ACCOUNTING TREATMENT. The Merger is expected to be treated for accounting purposes as a purchase. As a result, the assets and liabilities of Universal will be adjusted to their estimated fair values with the unallocated purchase price reflected as goodwill. See Section 7(j), "THE MERGER--Anticipated Accounting Treatment."

    ABSENCE OF APPRAISAL RIGHTS. Under the DGCL, the stockholders of Universal are not entitled to appraisal rights with respect to the Merger. See Section 7(m), "THE MERGER--Absence of Appraisal Rights."

    TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval by the stockholders of Universal of the matters presented in connection with the Merger:

        (i) by mutual written consent of Clear Channel and Universal;

        (ii) by either Clear Channel or Universal if the stockholders of Universal fail to approve the Merger;

       (iii) by either Clear Channel or Universal if (A) the Effective Time has not occurred on or prior to August 30, 1998, PROVIDED that the party seeking to terminate the Merger Agreement must not have breached in any material respect its obligations under the Merger Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before such date, (B) a statute, rule, regulation or executive order has been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated in the Merger Agreement, or
    (C) an order, decree, ruling or injunction has been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger substantially on the terms contemplated in the Merger Agreement and such order, decree, ruling or injunction has become final and non-appealable, PROVIDED that the party seeking to terminate the Merger Agreement must have used its reasonable best efforts to remove such injunction, order or decree, ruling or injunction;

        (iv) by Clear Channel if the Universal Board (A) withdraws, modifies or amends in any respect adverse to Clear Channel its approval or recommendation of the Merger Agreement or any of the transactions contemplated therein, (B) fails to include in this Proxy Statement/Prospectus when mailed the recommendation of the Universal Board, or (C) recommends to its stockholders any Acquisition Proposal (as defined) of a person other than Clear Channel;

        (v) by Universal (A) if the Universal Board determines to accept an Acquisition Proposal that it has determined in good faith, after consultation with its outside legal counsel and financial advisors, to be more favorable to Universal stockholders than the transactions contemplated by the Merger Agreement, (B) if the Universal Board takes any action described in clause (iv) above, or (C) upon notice to Clear Channel, authorized by the Universal Board, if at any time during the period between the date of the Merger Agreement and the two days prior to the Effective Time, the average of the Clear Channel Common Stock closing prices, regular way, on the NYSE for any fifteen (15) consecutive trading day period is less than or equal to $49.85 (the "Floor Price") and, in the event the Custom Index (as defined) at the time of any such calculation declines from the date of the Merger Agreement, the amount by which the percentage decrease in the average of the Clear Channel Common Stock from $62.3125 exceeds the percentage decrease, if any, in the Custom Index from $36.0375 is greater than or equal to 20 percentage points; PROVIDED, HOWEVER, Clear Channel may, subject to certain conditions, increase the Conversion Number (and therefore the number of shares to be issued in the Merger) such that each share of Universal Common Stock to be converted into the Merger will receive Clear Channel Common Stock with a value of $41.50.

See Section 8(l), "OTHER TERMS OF THE MERGER AGREEMENT--Termination."

    FEES AND EXPENSES; TERMINATION FEE. Other than certain termination fees, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses.

    In addition to any other amounts that may be payable or become payable pursuant to the provisions described herein, if the Merger Agreement is terminated pursuant to the provisions described in clause (iv) under "OTHER TERMS OF THE MERGER AGREEMENT--Termination" hereof, and Clear Channel or Sub is not then in material breach of its obligations under the Merger Agreement, then Universal will promptly, but in no event later than one business day after the termination of the Merger Agreement (or from time to time after the Closing Date (as defined)), reimburse Clear Channel and Sub for all documented out-of-pocket expenses and fees in an amount not to exceed $1.5 million, whether incurred prior to, on or after the date of the Merger Agreement, in connection with the Merger and the consummation of all transactions contemplated by the Merger Agreement, PROVIDED that in no event will any payment be due pursuant to the terms described in this paragraph if a fee is payable pursuant to the terms described below, and if a fee becomes payable pursuant to such provisions below following such time as a payment has been made as described in this paragraph, then the amount of such prior expense reimbursement payment will be credited against, and will reduce, the fee otherwise payable.

    If the Merger Agreement is terminated either pursuant to the provisions described in:

       (A) subclause (A) or (B) of clause (v) under "OTHER TERMS OF THE MERGER AGREEMENT--Termination"; or

        (B) subclause (A) of clause (iii) under "OTHER TERMS OF THE MERGER AGREEMENT--Termination" and in such case, (1) prior to such date (x) the Universal Board has not taken any of the actions as contemplated by the provisions described in clauses (A), (B) or (C) of clause (iv) under "OTHER TERMS OF THE MERGER AGREEMENT--Termination" such that Clear Channel could have terminated the Merger Agreement but elected not to and (y) either (i) the Special Meeting has been held and the approval of the stockholders at the Special Meeting has not been obtained or (ii) the Special Meeting has not been held as of the date of such termination as a result of Universal delaying such meeting in accordance with the provisions of Section 5.2(a) of the Merger Agreement, and (2) on or prior to twelve months after the termination of the Merger Agreement,

    Universal enters into an agreement with a person regarding a transaction the proposal of which would otherwise qualify as an Acquisition Proposal under
    Section 5.11 of the Merger Agreement and such transaction is subsequently consummated;

then in any such event, Universal will, promptly following, but in no event later than one business day after (a) in the case of clause (A) above, the date of such termination and (b) in the case of clause (B) above, the consummation of the Acquisition Proposal, pay Clear Channel a fee of $40 million in cash. Only one fee in the aggregate of $40 million will be payable pursuant to the terms described in this paragraph.

See Section 8(m) and (n), "OTHER TERMS OF THE MERGER AGREEMENT--Fees and Expenses" and "--Termination Fee."

    NO SOLICITATION. Pursuant to the Merger Agreement, Universal has agreed that it will not, directly or indirectly, solicit, initiate, encourage (including by way of furnishing information) or knowingly facilitate any Acquisition Proposal, or engage or participate in negotiations or substantive discussions relating to any Acquisition Proposal and will use its reasonable best efforts not to permit any of its directors, officers, employees, advisors, representatives or other agents to, directly or indirectly, take any such action, PROVIDED that Universal may engage in discussions or negotiations with, or furnish information concerning Universal and its subsidiaries, to, any third party that makes an Acquisition Proposal if the Universal Board concludes in good faith after consultation with its outside legal counsel that the failure to take such action would be reasonably likely to be inconsistent with the fiduciary duties of the Universal Board to Universal or Universal's stockholders under applicable law. See Section 8(g), "OTHER TERMS OF THE MERGER AGREEMENT--No Solicitation."

    CONDITIONS PRECEDENT TO THE MERGER. The obligations of Universal, Clear Channel and Sub to consummate the Merger are subject, among other things, to the satisfaction or waiver of certain conditions, including without limitation: (i) approval and adoption of the Merger Agreement by the requisite vote of the stockholders of Universal; (ii) there not having been enacted or entered any statute, rule, regulation, executive order, decree, injunction or restraining order prohibiting the consummation of the Merger and there not having been commenced or threatened any action or proceeding by any governmental entity seeking to prevent or delay, or challenging the consummation of, the Merger or seeking damages in connection therewith; (iii) the expiration or termination of any waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the obtaining of all other consents and approvals required to be obtained by Universal and Clear Channel, except where the failure to obtain such approvals would not have a Material Adverse Effect (as defined in Section 8.3(j) of the Merger Agreement); (iv) the effectiveness of the Registration Statement and the absence of a stop order suspending such effectiveness; (v) the listing on the NYSE, subject only to official notice of listing, of the shares of Clear Channel Common Stock to be issued in the Merger and (vi) Universal and Clear Channel having received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP and Akin, Gump, Strauss, Hauer & Feld, L.L.P., respectively, relating to certain tax matters.

    The obligation of Universal to consummate the Merger is also subject to the satisfaction or waiver of certain additional conditions, including with respect to the accuracy of the representations and warranties of Clear Channel and the performance in all material respects of the obligations and covenants of Clear Channel under the Merger Agreement.

    The obligation of Clear Channel and Sub to consummate the Merger is also subject to the satisfaction or waiver of certain additional conditions, including with respect to the accuracy of the representations and warranties of Universal and the performance in all respects or in all material respects, as the case may be, of the obligations and covenants of Universal under the Merger Agreement.

    See Section 8(h), "OTHER TERMS OF THE MERGER AGREEMENT--Conditions Precedent to the Merger."

    COMPARISON OF THE RIGHTS OF HOLDERS OF UNIVERSAL COMMON STOCK AND CLEAR CHANNEL COMMON STOCK. Upon consummation of the Merger, holders of Universal Common Stock will become holders of Clear Channel Common Stock. Universal is a Delaware corporation and Clear Channel is a Texas corporation. Following the Merger, the rights of all former holders of Universal Common Stock will be governed by the Clear Channel Charter (as defined herein), the Clear Channel Bylaws (as defined herein) and the laws of Texas. See Section 10, "COMPARISON OF THE RIGHTS OF HOLDERS OF UNIVERSAL COMMON STOCK AND CLEAR CHANNEL COMMON STOCK."

    PERCENTAGE OWNERSHIP INTEREST OF UNIVERSAL STOCKHOLDERS AFTER THE MERGER. Based on the number of shares of Clear Channel Common Stock outstanding on December 12, 1997 and assuming the issuance of approximately 19,287,858 shares of Clear Channel Common Stock in connection with the Merger, after giving effect to the consummation of the Merger there will be approximately 117,454,935 shares of Clear Channel Common Stock issued, of which the stockholders of Universal will own approximately 16.4%.

    RISK FACTORS. FOR A DESCRIPTION OF CERTAIN SIGNIFICANT CONSIDERATIONS IN CONNECTION WITH THE MERGER AND RELATED MATTERS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, SEE SECTION 5, "RISK FACTORS."

(D) UNIVERSAL OUTDOOR HOLDINGS, INC.

                       SELECTED HISTORICAL FINANCIAL DATA

    The selected financial information presented below for the five years ended December 31, 1996 and for the nine months ended September 30, 1997 and 1996 have been derived from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in Universal's Annual Report on Form 10-K for the year ended December 31, 1996 and the unaudited consolidated interim financial information contained in Universal's Quarterly Report on Form 10-Q for the nine months ended September 30, 1997, including the notes thereto, which are incorporated by reference herein. See Section 1, "AVAILABLE INFORMATION" and Section 2, "INCORPORATION OF DOCUMENTS BY REFERENCE."

                                                                                                                NINE MONTHS ENDED
                                                                       YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                                        -----------------------------------------------------  --------------------
                                                          1992       1993       1994       1995       1996       1996      1997(4)
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                           IN THOUSANDS (EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Gross revenues........................................  $  27,896  $  28,710  $  33,180  $  38,101  $  84,939  $  50,308  $ 167,611
Net revenues(1).......................................     24,681     25,847     29,766     34,148     76,138     44,882    152,748
Direct advertising expenses...........................     10,383     10,901     11,806     12,864     26,468     16,033     59,789
General and administrative expenses...................      3,530      3,357      3,873      4,645     10,648      4,810     13,959
Depreciation and amortization.........................      7,817      8,000      7,310      7,402     18,286      9,207     42,989
Non cash compensation for common stock warrants and
  options.............................................                                                  9,000      9,000      1,581
Operating income......................................      2,951      3,589      6,777      9,237     11,736      5,832     34,430
Interest expense......................................      9,591      9,299     11,809     12,894     19,567     12,320     34,368
Other (expense) income, net...........................        291       (351)      (134)       (46)    (1,398)    (1,677)       464
Income (loss) before extraordinary item(2)............     (6,349)    (6,061)    (5,166)    (3,703)    (9,229)    (8,165)       526
Income (loss) before income tax.......................     (6,349)    (9,321)    (5,166)    (3,703)   (35,803)    (9,565)       526
Net income (loss) per share...........................      (0.83)     (1.22)     (0.67)     (0.48)     (2.27)     (0.67)      0.02
Weighted average common and equivalent shares
  outstanding.........................................      7,654      7,654      7,654      7,654     15,787     14,432     26,180

OTHER DATA:
After-tax cash flow(3)................................      1,468      1,939      2,144      3,699     18,057     10,042     45,096
Capital expenditures..................................      2,352      2,004      5,671      5,620      7,178      4,313     14,024

                                                                                                                  SEPTEMBER 30,
                                                                                                               --------------------

                                                                                                                 1996       1997
                                                                                                               ---------  ---------
BALANCE SHEET DATA:
Working capital..............................................................................................  $   6,363  $  31,883
Total assets.................................................................................................    195,281    921,700
Total long-term debt.........................................................................................    131,721    503,947
Common stockholders' equity..................................................................................     44,344    302,420

------------------------------

(1) Net revenues are gross revenues less agency commissions.

(2) Extraordinary item represents loss on early extinguishment of debt.

(3) Defined as net income before unusual items plus depreciation, amortization and non-cash compensation. After tax cash flow is not presented as a measure of operating results and does not purport to represent cash provided by operating activities. After-tax cash flow should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(4) Amounts include financial results beginning June 3, 1997 from operations acquired pursuant to the Penn Acquisition and beginning July 24, 1997 from operations acquired pursuant to the Allied Acquisition.

(E) CLEAR CHANNEL COMMUNICATIONS, INC.

                       SELECTED HISTORICAL FINANCIAL DATA

    The selected historical financial information presented below for the five years ended December 31, 1996 has been derived from the consolidated financial statements of Clear Channel, which have been audited by Ernst & Young, LLP, independent auditors. The selected financial information as of September 30, 1997 and for the nine months ended September 30, 1997 and 1996 has been derived from unaudited consolidated financial statements of Clear Channel. In the opinion of management of Clear Channel, the unaudited financial statements from which such information is derived contain all adjustments (consisting only of normal recurring adjustments) necessary for the fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended September 30, 1997 or 1996 are not necessarily indicative of the results that may be expected for the full fiscal year. The following selected financial information should be read in conjunction with the consolidated financial statements and notes thereto of Clear Channel, which are incorporated herein by reference. See Section 1, "AVAILABLE INFORMATION" and
Section 2, "INCORPORATION OF DOCUMENTS BY REFERENCE."

                                                                                                 NINE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                         -----------------------------------------------------  --------------------
                                           1992       1993       1994       1995       1996       1996       1997
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA(1):
Net revenue............................  $  84,485  $ 121,118  $ 178,053  $ 250,059  $ 351,739  $ 238,416  $ 469,176
Operating expenses.....................     55,812     78,925    105,380    137,504    198,332    135,401    266,542
Depreciation and amortization..........     12,253     17,447     24,669     33,769     45,790     32,365     80,216
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating Income.......................     16,420     24,746     48,004     78,786    107,617     70,650    122,418
Corporate expenses.....................      2,890      3,464      5,100      7,414      8,527      5,648     13,699
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income.......................     13,530     21,282     42,904     71,372     99,090     65,002    108,719
Interest expense.......................     (4,739)    (5,390)    (7,669)   (20,752)   (30,080)   (19,778)   (51,804)
Other income (expense).................     (1,217)      (196)     1,161       (803)     2,230        666      7,641
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before income taxes.............      7,574     15,696     36,396     49,817     71,240     45,890     64,556
Income tax (expense) benefit...........     (3,281)    (6,573)   (14,387)   (20,292)   (28,386)   (17,427)   (31,641)
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before equity in net income
 (loss) of, and other income from
 nonconsolidated affiliates............      4,293      9,123     22,009     29,525     42,854     28,463     32,915
Equity in net income (loss) of, and
 other income from, nonconsolidated
 affiliates............................     --         --         --          2,489     (5,158)    (6,628)     8,387
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income.............................  $   4,293  $   9,123  $  22,009  $  32,014  $  37,696  $  21,835  $  41,302
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income per common share............  $     .07  $     .15  $     .32  $     .46  $     .50  $    0.30  $    0.47
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
Weighted average common shares and
 common share equivalents
 outstanding...........................     59,320     62,202     69,326     70,201     74,649     73,558     87,564
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
OTHER DATA:
After-tax cash flow(2).................  $  17,147  $  26,638  $  46,866  $  71,140  $ 107,318  $  68,101  $ 137,106
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
After-tax cash flow per share(3).......  $     .29  $     .43  $     .68  $    1.01  $    1.44  $    0.93  $    1.57
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------


                                                                                                   SEPTEMBER 30,
                                                                                                --------------------
                                                                                                  1996       1997
                                                                                                ---------  ---------
BALANCE SHEET DATA:
Cash and cash equivalents.....................................................................  $  17,910  $  35,178
Total assets..................................................................................  1,230,961  2,791,205
Long-term debt, net of current maturities.....................................................    651,880    897,588
Shareholders' equity..........................................................................    497,198  1,697,875

------------------------------

(1) The comparability of results of operations is affected by acquisitions consummated in each of the periods presented.

(2) Defined as net income before unusual items plus depreciation, amortization of intangibles (including non-consolidated affiliates) and deferred taxes. After-tax cash flow is not presented as a measure of operating results and does not purport to represent cash provided by operating activities. After-tax cash flow should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(3) Defined as after-tax cash flow divided by weighted average common shares and common share equivalents outstanding.

(F) SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

    The following summary unaudited pro forma financial data gives effect to the Merger, which will be accounted for as a purchase in accordance with generally accepted accounting principles. The statement of operations data assumes that the Merger had been consummated at the beginning of the periods presented, and the balance sheet data assumes that the Merger had been consummated on September 30, 1997. The unaudited pro forma combined financial data does not reflect any cost savings and other synergies anticipated by Clear Channel management as a result of the Merger and is not necessarily indicative of the results of operations or the financial position which would have occurred had the Merger been consummated on the dates indicated, nor is it necessarily indicative of future results of operations or financial position. The unaudited pro forma combined data should be read in conjunction with the historical consolidated financial statements of Clear Channel and Universal and the Unaudited Pro Forma Combined Condensed Financial Statements, including the notes thereto, incorporated by reference or appearing elsewhere in this Proxy Statement/Prospectus. See Section 1, "AVAILABLE INFORMATION," Section 2, "INCORPORATION OF DOCUMENTS BY REFERENCE" and Section 9, "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS."

                                                       YEAR ENDED                            NINE MONTHS ENDED
                                                    DECEMBER 31, 1996                        SEPTEMBER 30, 1997
                                          -------------------------------------  ------------------------------------------
                                                                       CLEAR                                       CLEAR
                                                                    CHANNEL AND                                 CHANNEL AND
                                             CLEAR                   UNIVERSAL                                   UNIVERSAL
                                          CHANNEL(1)   UNIVERSAL(2)  PRO FORMA   CLEAR CHANNEL(1)                PRO FORMA
                                           PRO FORMA    PRO FORMA     MERGER        PRO FORMA       UNIVERSAL     MERGER
                                          -----------  -----------  -----------  ----------------  -----------  -----------
                                                                IN THOUSANDS (EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenue.............................   $ 670,481    $ 176,611    $ 847,092      $  603,922      $ 152,748    $ 756,670
Operating income........................     106,752       25,957       99,253         107,228         34,430      120,058
Income (loss) from continuing
 operations.............................     (22,773)     (20,089)     (76,318)          7,617            526      (13,457)
Income (loss) from continuing operations
 per common and common equivalent
 share..................................   $   (0.28)                $   (0.75)     $     0.08                   $   (0.12)
OTHER DATA:
After-tax cash flow(3)..................   $ 138,253    $  39,729    $ 177,982      $  141,418      $  45,096    $ 186,514
After-tax cash flow per share(4)........   $    1.68                 $    1.75      $     1.59                   $    1.69

                                                                                      SEPTEMBER 30, 1997
                                                                          ------------------------------------------
                                                                                                            CLEAR
                                                                                                         CHANNEL AND
                                                                                                          UNIVERSAL
                                                                          CLEAR CHANNEL(1)                PRO FORMA
                                                                             PRO FORMA       UNIVERSAL     MERGER
                                                                          ----------------  -----------  -----------
                                                                                         IN THOUSANDS
BALANCE SHEET DATA:
Total assets............................................................     $3,420,205      $ 921,700    $5,256,360
Long-term debt, net of current..........................................      1,526,588        503,947    2,045,535
Shareholders' equity....................................................      1,697,876        302,420    2,899,751

------------------------------

(1) Statement of Operations data assumes the acquisition of Eller Media and the Paxson Radio Acquisition occured at the beginning of the respective periods and the balance sheet data assumes the Paxson Radio Acquisition occurred on September 30, 1997.

(2) Assumes the acquisitions of Ad-Sign, Inc. and Image Media, Naegele, POA, Memphis/Tunica, Revere and Matthew (in each case, as defined herein, and together, the "Universal Acquisitions") occurred on January 1, 1996.

(3) Defined as net income before unusual items plus depreciation, amortization of intangibles (including non-consolidated affiliates) and deferred taxes. After-tax cash flow is not presented as a measure of operating results and does not purport to represent cash provided by operating activities. After-tax cash flow should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(4) Defined as after-tax cash flow divided by weighted average common shares and common share equivalents outstanding.

(G) COMPARATIVE PER SHARE DATA OF UNIVERSAL AND CLEAR CHANNEL

    The following table sets forth certain earnings and book value per share data for Universal and Clear Channel on historical and pro forma bases. The pro forma data was derived from the Unaudited Pro Forma Combined Condensed Financial Statements appearing elsewhere herein, which give effect to the Merger as a purchase in accordance with generally accepted accounting principles as if the Merger had been consummated at the beginning of the periods presented for purposes of operating income data and at September 30, 1997 for purposes of balance sheet data. Book value data for all pro forma presentations is based upon the number of outstanding shares of Clear Channel Common Stock adjusted to include the shares of Clear Channel Common Stock to be issued in the Merger. The information set forth below should be read in conjunction with the historical consolidated financial statements of Clear Channel and of Universal and the Unaudited Pro Forma Combined Condensed Financial Statements, including the notes thereto, incorporated by reference or appearing elsewhere in this Proxy Statement/Prospectus. See Section 1, "AVAILABLE INFORMATION," Section 2, "INCORPORATION OF DOCUMENTS BY REFERENCE" and Section 9, "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS."

PER SHARE DATA

                                                                             AS OF OR FOR THE    AS OF OR FOR THE
                                                                                YEAR ENDED       NINE MONTHS ENDED
                                                                             DECEMBER 31, 1996  SEPTEMBER 30, 1997
                                                                             -----------------  -------------------
CLEAR CHANNEL--HISTORICAL
  Income (loss) from continuing operations per common and common equivalent
    share..................................................................      $    0.50           $    0.47
  Cash dividend declared per share.........................................         --                  --
  Shareholder's equity (book value) per share..............................           6.88               19.39

UNIVERSAL--HISTORICAL
  Income (loss) from continuing operations per common and common equivalent
    share..................................................................      $   (0.58)          $    0.02
  Cash dividends declared per share........................................         --                  --
  Shareholders' equity (book value) per share..............................          14.38               11.55

CLEAR CHANNEL AND UNIVERSAL PRO FORMA MERGER(1)
  Income (loss) from continuing operations per common and common equivalent
    share..................................................................      $   (0.75)          $   (0.12)
  Cash dividends declared per share........................................         --                  --
  Shareholders' equity (book value) per share..............................         n/a   (2)            26.34

------------------------

(1) Assumes the Universal Acquisitions.

(2) This information is not presented since a pro forma balance sheet at December 31, 1996 is not required.

(H) MARKET PRICES AND DIVIDENDS

    Universal Common Stock is quoted on the Nasdaq National Market under the symbol "UOUT." Clear Channel Common Stock is listed for trading on the NYSE under the symbol "CCU." The following table sets forth, for the periods indicated, the range of the high and low sale prices of Universal Common Stock and Clear Channel Common Stock, as reported on the NASDAQ/NMS and the NYSE Composite Transactions Tape, respectively. No dividends have been declared or paid by Universal or Clear Channel on any class of their respective capital stock.

                                                                             UNIVERSAL           CLEAR CHANNEL
                                                                            COMMON STOCK          COMMON STOCK
                                                                        --------------------  --------------------
                                                                          HIGH        LOW       HIGH        LOW
                                                                        ---------  ---------  ---------  ---------
1994
  First Quarter.......................................................  $  NA      $  NA      $   10.095 $    7.925
  Second Quarter......................................................     NA         NA           9.78       8.095
  Third Quarter.......................................................     NA         NA          13.00       9.03
  Fourth Quarter......................................................     NA         NA          12.94      10.315
1995
  First Quarter.......................................................  $  NA      $  NA      $   15.125 $   12.531
  Second Quarter......................................................     NA         NA          17.375     13.438
  Third Quarter.......................................................     NA         NA          20.438     15.406
  Fourth Quarter......................................................     NA         NA          22.06      18.125
1996
  First Quarter.......................................................  $  NA      $  NA      $   29.13  $   20.50
  Second Quarter......................................................     NA         NA          43.00      27.00
  Third Quarter.......................................................      36.500     15.75      44.56      36.56
  Fourth Quarter......................................................      38.250     22.75      44.38      31.00
1997
  First Quarter.......................................................  $   33.500 $   19.75  $   49.63  $   34.25
  Second Quarter......................................................      38.500     22.125     63.38      42.75
  Third Quarter.......................................................      38.000     30.50      69.00      57.25
  Fourth Quarter......................................................      53.375     35.125     79.875     55.50

    Set forth below are the last reported sale prices of Universal Common Stock and Clear Channel Common Stock on October 22, 1997, the last trading day prior to the execution of the Merger Agreement, and on January 2, 1998, as well as the equivalent pro forma sale prices of Universal Common Stock on such dates, as determined by multiplying the applicable reported sale price on January 2, 1998 of Clear Channel Common Stock by the Conversion Number. See Section 5, "RISK FACTORS--Fluctuation in Value of Merger Consideration" and "--Dilution."

                                                                         UNIVERSAL     CLEAR CHANNEL    UNIVERSAL
                                                                        COMMON STOCK    COMMON STOCK   EQUIVALENT
                                                                       --------------  --------------  -----------
October 22, 1997.....................................................    $   41.500      $   63.375     $  42.461
January 2, 1998......................................................    $   50.750      $   77.563     $  51.967

    Following the Effective Time, shares of Clear Channel Common Stock are expected to continue to be traded on the NYSE, and shares of Universal Common Stock will cease to be quoted on the Nasdaq National Market.

    THE MARKET PRICE OF SHARES OF CLEAR CHANNEL COMMON STOCK INHERENTLY IS SUBJECT TO FLUCTUATION. THEREFORE, THE MARKET VALUE OF THE SHARES OF CLEAR CHANNEL COMMON STOCK THAT HOLDERS OF SHARES OF UNIVERSAL COMMON STOCK WILL RECEIVE IN THE MERGER MAY INCREASE OR DECREASE PRIOR TO THE EFFECTIVE TIME. IN CONSIDERING WHETHER TO APPROVE AND ADOPT THE MERGER AGREEMENT, THE STOCKHOLDERS OF UNIVERSAL SHOULD CONSIDER, AMONG OTHER THINGS, THE POSSIBLE FLUCTUATION IN THE MARKET PRICE OF CLEAR CHANNEL COMMON STOCK. SEE SECTION 5, "RISK FACTORS--FLUCTUATION IN VALUE OF THE MERGER CONSIDERATION."

                                5.  RISK FACTORS

    In considering whether to approve and adopt the Merger Agreement, the stockholders of Universal should consider, among other things, the following matters:

RISKS RELATING TO THE MERGER

INTEGRATION OF THE BUSINESS OF CLEAR CHANNEL AND UNIVERSAL

    The Merger involves the integration of two companies that have previously operated independently. As soon as practicable following the Merger, Clear Channel intends to integrate certain aspects of the operations of Universal into its outdoor advertising operations. However, there can be no assurance that Clear Channel will successfully integrate the operations of Universal with those of Clear Channel or that all of the benefits expected from such integration will be realized. Any delays or unexpected costs incurred in connection with such integration could have an adverse effect on Clear Channel's business, operating results or financial position. Moreover, the Universal Bonds and the Universal Credit Agreement (each as defined herein), to the extent they remain outstanding, contain restrictive covenants which may limit the ability of Clear Channel to integrate the separate operations. See "--Restrictions Imposed by Universal's Indebtedness." Additionally, there can be no assurance that the operations, management and personnel of the two companies will be compatible or that Clear Channel or Universal will not experience the loss of key personnel. Furthermore, upon consummation of the Merger, a new management team of Clear Channel's outdoor advertising operations will be formed, with Karl Eller remaining as Chairman and Chief Executive Officer of Clear Channel Outdoor and Daniel L. Simon becoming Vice President and Chief Operating Officer of Clear Channel Outdoor.

SIGNIFICANT STOCKHOLDERS

    Upon completion of the Merger, assuming no additional shares of Clear Channel Common Stock are issued, the two principal stockholders of Clear Channel, L. Lowry Mays, Chairman, Chief Executive Officer and a director of Clear Channel, and B. J. McCombs, a director of Clear Channel, will own beneficially approximately 22% of the outstanding shares of Clear Channel Common Stock. As a result, Messrs. Mays and McCombs will be able to exert significant influence over the outcome of elections of Clear Channel's directors and other matters requiring the vote or consent of the stockholders of Clear Channel. Clear Channel and Messrs. Mays and McCombs are parties to a Buy-Sell Agreement restricting the disposition of shares of Clear Channel Common Stock owned by Messrs. Mays and McCombs.

FLUCTUATION IN VALUE OF MERGER CONSIDERATION

    The ratio at which Clear Channel Common Stock will be exchanged for shares of Universal Common Stock pursuant to the Merger Agreement was determined in arms-length negotiations between Clear Channel and Universal. On October 22, 1997, the last full trading day prior to the execution of the Merger Agreement, the last reported sale price per share for the Clear Channel Common Stock was $63.375, and the last reported sale price per share for the Universal Common Stock was $41.50.

    The market price of shares of Clear Channel Common Stock is subject to fluctuation. The price of Clear Channel Common Stock at the Effective Time, as well as the prices at the date of this Proxy Statement/Prospectus and at the date of the Special Meeting, may vary as a result of changes in the business, operations or prospects of Clear Channel, market assessments of the likelihood the Merger will be consummated and the timing thereof, general market and economic conditions and other factors. Because the exchange ratio is fixed in the Merger Agreement, it will not be adjusted in the event of an increase or decrease in the market price of Clear Channel Common Stock or in the event of changes in the operations or prospects of Clear Channel or Universal. However, Universal may terminate the Merger Agreement if (i) the average closing prices of Clear Channel Common Stock for any fifteen (15) consecutive trading days is equal to or less than $49.85 (representing a decline of more than 20% from the closing price on the day the Merger Agreement was entered into) and (ii) if Clear Channel Common Stock declines more than 20% of the decline, if any, of a non-weighted index of five media stocks; PROVIDED, THAT Clear Channel may, subject to certain conditions, increase the Conversion Number (and therefore the number of shares to be issued in the Merger) such that each share of Universal Common Stock to be converted into the Merger will receive Clear Channel Common Stock with a value of $41.50. See Section 8(l) "OTHER TERMS OF THE MERGER AGREEMENT--Termination."

DILUTION

    In connection with the Merger, former Universal stockholders will be issued approximately 19,287,858 shares of Clear Channel Common Stock and will hold approximately 16.4% of the then outstanding Clear Channel Common Stock as of the Effective Time, assuming no additional shares of Clear Channel Common Stock have been issued.

NECESSITY OF RECEIVING REGULATORY APPROVALS PRIOR TO THE MERGER; POSSIBLE
  DIVESTITURES AND OPERATING RESTRICTIONS.

    The consummation of the Merger is conditioned upon the expiration or termination of the applicable waiting period under the HSR Act. The antitrust and competition agencies in the United States assert jurisdiction to review the Merger for compliance and, if they were to deem warranted, to challenge all or certain aspects of the Merger by seeking to block the transactions or to impose conditions on the Merger. Under the applicable law and regulations, the Merger may not be consummated until notifications have been given, certain information has been furnished to the Federal Trade Commission (the "FTC") and the applicable waiting period has expired or been terminated. On October 30, 1997, Universal and Clear Channel filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the United States Department of Justice (the "DOJ"). On November 26, 1997, Universal and Clear Channel received a request for additional information from the DOJ and accordingly, the waiting period will terminate 20 days after Universal and Clear Channel each "Substantially Comply" with such request. There can be no assurance that an injunction will not be issued before or after receipt of stockholder approval by a court of competent jurisdiction enjoining consummation of the Merger. Pursuant to the terms of the Merger Agreement, Clear Channel has proffered its willingness (x) to sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, such assets, categories of assets or businesses of Universal or Clear Channel or either's respective subsidiaries, (y) terminate such existing relationships and contractual rights and obligations and (z) amend or terminate such existing licenses or other intellectual property agreements (and, in each case, to enter into agreements with the relevant Government Antitrust Entity (as defined herein) giving effect thereto) in each case with respect to the foregoing clauses (x), (y) or (z), if such action is necessary or reasonably advisable for the purpose of avoiding or preventing any action by any Government Antitrust Entity which would restrain, enjoin or otherwise prevent or materially delay consummation of the transactions contemplated by the Merger Agreement prior to the deadline specified in the Merger Agreement. See Section 8(f), "OTHER TERMS OF THE MERGER AGREEMENT--Other Covenants-- Filings; Other Action." The combined enterprise therefore may be required to divest assets, or agree to various operating restrictions before or after receipt of stockholder approval, in order to obtain the necessary authorizations and approvals of the Merger or to assure that governmental authorities do not seek to block the Merger. Such requested divestitures could be material to the business of the combined enterprise or have a material adverse effect on the results of operations of the combined entity. There can be no assurance that the consummation of any such divestitures could be effected at a fair market price or that the reinvestment of the proceeds therefrom would produce for the combined enterprise operating profit at the same level as the divested product lines or a commensurate rate of return on the amount of its investment. There also can be no assurance that any operating restrictions imposed would not adversely affect the value of the combined enterprise. See Section 7(k), "THE MERGER--Regulatory Approvals."

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION.

    In considering the recommendation of the Merger Agreement by the Universal Board, the stockholders of Universal should be aware that certain directors and executive officers of Universal may be deemed to have conflicts of interest with respect to the Merger. Such interests, together with other relevant factors, were considered by the Universal Board in recommending approval and adoption of the Merger Agreement to the stockholders of Universal and approving the Merger and the Merger Agreement. See Section 7(f), "THE MERGER--Interests of Certain Persons in the Transaction."

RISK FACTORS RELATING TO CLEAR CHANNEL

FINANCIAL LEVERAGE

    Clear Channel had at September 30, 1997 borrowings under its Credit Facility (the "Credit Facility") and other long term debt outstanding of approximately $897.6 million and stockholders' equity of $1,697.9 million. As of September 30, 1997, Universal had approximately $503.9 million of long-term debt outstanding. Clear Channel has borrowed and expects to continue borrowing to finance acquisitions of broadcasting and other media-related and outdoor advertising properties and for other corporate purposes. On April 10, 1997, in connection with the Eller Media Acquisition (as defined herein), Clear Channel amended its Credit Facility, increasing the amount it may borrow to $1.750 billion at floating rates (currently LIBOR plus 0.40%). Future acquisitions of radio and television stations and other media-related and outdoor advertising properties effected in connection with the implementation of Clear Channel's acquisition strategy are expected to be financed from increased borrowings under the Credit Facility, other debt or equity financings and cash flow from operations. See "--Risk of Acquisition Strategy; Capital Requirements."

    Because of the amount of Clear Channel's indebtedness, a significant portion of Clear Channel's operating income is required for debt service. Clear Channel's leverage could make it vulnerable to an increase in interest rates or a downturn in the operating performance of its radio and television stations or in general economic conditions. The Credit Facility contains certain financial and operational covenants and other restrictions with which Clear Channel must comply, including limitations on capital expenditures, the incurrence of additional indebtedness, payment of cash dividends, and requirements to maintain certain financial ratios.

GOVERNMENT REGULATION

    BROADCASTING. The domestic broadcasting industry is subject to extensive federal regulation which, among other things, requires approval by the Federal Communications Commission ("FCC") for the issuance, renewal, transfer and assignment of broadcasting station operating licenses and limits the number of broadcasting properties Clear Channel may own. The Telecommunications Act of 1996 (the "1996 Act"), which became law on February 8, 1996, creates significant new opportunities for broadcasting companies but also creates uncertainties as to how the FCC and the courts will enforce and interpret the 1996 Act.

    Clear Channel's business will continue to be dependent upon acquiring and maintaining broadcasting licenses issued by the FCC, which are issued for a maximum term of eight years. Although it is rare for the FCC to deny a renewal application, there can be no assurance that future renewal applications will be approved, or that renewals will not include conditions or qualifications that could adversely affect Clear Channel's operations. Moreover, governmental regulations and policies may change over time and there can be no assurance that such changes would not have a material adverse impact upon Clear Channel's business, financial condition and results of operations. For example, the FCC currently is considering whether to revise its policy with regard to television Local Marketing Agreements ("LMAs") and there can be no guarantee that Clear Channel will be able to program stations under existing LMAs for the remainder of their current terms, extend existing LMAs beyond their current terms, or to enter into LMAs in other markets in which Clear Channel owns and operates television stations.

    ANTITRUST. An important element of Clear Channel's growth strategy involves the acquisition of additional radio stations and other media-related and outdoor advertising properties, many of which are likely to require antitrust review by the FTC and the DOJ prior to such acquisition. Following passage of the 1996 Act, the DOJ has become more aggressive in reviewing proposed acquisitions of radio stations and radio station networks, particularly in instances where the proposed acquiror already owns one or more radio station properties in a particular market and the acquisition involves another radio station in the same market. Recently, the DOJ has obtained consent decrees requiring radio station divestitures in a particular market based on allegations that acquisitions would lead to unacceptable concentration levels. The DOJ has also been active in reviewing proposed acquisitions of outdoor advertising properties. There can be no assurance that the DOJ or the FTC will not seek to bar Clear Channel from acquiring additional radio or television stations or other media-related and outdoor advertising properties in any market where Clear Channel already has a significant position.

    ENVIRONMENTAL. As the owner, lessee or operator of various real properties and facilities, Clear Channel is subject to various federal, state and local environmental laws and regulations. Historically, compliance with such laws and regulations has not had a material adverse effect on Clear Channel's business. There can be no assurance, however, that compliance with existing or new environmental laws and regulations will not require Clear Channel to make significant expenditures in the future.

RISK OF ACQUISITION STRATEGY; CAPITAL REQUIREMENTS

    Clear Channel intends to pursue growth through the opportunistic acquisition of broadcasting companies, radio and television station groups, individual radio and television stations, outdoor advertising companies, individual outdoor advertising display faces, or other assets that Clear Channel believes are best suited to the purpose of assisting its customers in marketing their products and services. Clear Channel routinely reviews potential acquisitions. It is likely that Clear Channel will continue to experience significant expansion in the future. As a result, Clear Channel's management will be required to effectively manage a rapidly expanding and significantly larger portfolio of broadcasting and outdoor advertising properties. Clear Channel's acquisition strategy involves numerous other risks, including difficulties in the integration of operations and systems, the diversion of management's attention from other business concerns and the potential loss of key employees of acquired companies or stations. There can be no assurance such acquisitions will benefit Clear Channel.

    The consummation of domestic broadcasting acquisitions, including all pending acquisitions, requires FCC approval with respect to the transfer of the broadcast license of the acquired station. There can be no assurance that the FCC will approve pending or future acquisitions, or that Clear Channel will be able to consummate such acquisitions.

    Clear Channel will face competition from other broadcasting and outdoor advertising companies for available acquisition opportunities. In addition, if the prices sought by sellers of broadcasting and outdoor advertising properties continue to rise, Clear Channel may find fewer acceptable acquisition opportunities. In addition, the purchase price of possible acquisitions could require additional debt or equity financing on the part of Clear Channel. See "--Financial Leverage." Additional indebtedness could increase Clear Channel's leverage and make Clear Channel more vulnerable to economic downturns and may limit its ability to withstand competitive pressures. Additional equity financing could result in dilution to the existing holders of the Clear Channel Common Stock. There can be no assurance that Clear Channel will have sufficient capital resources to complete acquisitions, that acquisitions can be completed on terms acceptable to Clear Channel or that any acquisitions that are completed can be integrated successfully into Clear Channel.

    Clear Channel frequently evaluates strategic opportunities both within and outside its existing lines of business and from time to time enters into letters of intent. Clear Channel expects from time to time to pursue additional acquisitions and may decide to dispose of certain businesses. Such acquisitions or dispositions could be material. The Merger Agreement does not prohibit or require the consent of Universal for Clear Channel to enter into agreements for or to consummate such acquisitions.

COMPETITION; BUSINESS

    Clear Channel's three business segments are in highly competitive industries. Clear Channel's radio and television stations and outdoor advertising properties compete for audiences and advertising revenues with other radio and television stations and outdoor advertising companies, as well as with other media, such as newspapers, magazines, cable television, and direct mail, within their respective markets. Audience ratings and market shares are subject to change and any adverse change in a particular market could have a material adverse effect on Clear Channel's revenue in that market. Future operations are further subject to many variables which could have an adverse effect upon Clear Channel's financial performance. These variables include economic conditions, both general and relative to the broadcasting industry; shifts in population and other demographics; the level of competition for advertising dollars; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; and changes in governmental regulations and policies and actions of federal regulatory bodies. Although Clear Channel believes that each of its business segments is able to compete effectively in its respective markets, there can be no assurance that Clear Channel will be able to maintain or increase its current audience ratings and advertising revenues.

NEW TECHNOLOGIES

    The FCC is considering ways to introduce new technologies to the radio broadcast industry, including satellite and terrestrial delivery of digital audio broadcasting and the standardization of available technologies which significantly enhance the sound quality of AM broadcasts. Clear Channel is unable to predict the effect any such new technology will have on Clear Channel's financial condition or results of operations. On April 3, 1997, the FCC announced that it had adopted rules that will allow television broadcasters to provide digital television ("DTV") to consumers. The FCC also adopted a table of allotments for DTV, which will provide eligible existing broadcasters with a second channel on which to provide DTV service. The allotment plan is based on the use of channels 2-51, although the "core" DTV spectrum will be between channels 2-46 or 7-51. Ultimately, the FCC plans to recover the channels currently used for analog broadcasting and will decide at a later date the use of the spectrum ultimately recovered. Television broadcasters will be allowed to use their channels according to their best business judgment. Such uses can include multiple standard definition program channels, data transfer, subscription video, interactive materials, and audio signals, although broadcasters will be required to provide a free digital video programming service that is at least comparable to today's analog service. Broadcasters will not be required to air "high definition" programming or, initially, to simulcast their analog programming on the digital channel. Affiliates of ABC, CBS, NBC and FOX in the top 10 television markets will be required to be on the air with a digital signal by May 1, 1999. Affiliates of those networks in markets 11-30 will be required to be on the air with a digital signal by November 1, 1999, and remaining commercial broadcasters within five years. The FCC stated that broadcasters will remain public trustees and that it will issue a notice to determine the extent of broadcasters' future public interest obligations. Clear Channel will incur considerable expense in the conversion to DTV and is unable to predict the extent or timing of consumer demand for any such DTV services.

RISKS RELATING TO OUTDOOR ADVERTISING

GOVERNMENT REGULATION

    OUTDOOR ADVERTISING. The outdoor advertising industry is subject to governmental regulation at the federal, state and local level. Federal law, principally the Highway Beautification Act of 1965, encourages states, by the threat of withholding federal appropriations for the construction and improvement of highways within such states, to implement legislation to restrict billboards located within 660 feet of, or visible from, interstate and primary highways except in commercial or industrial areas. All of the states have implemented regulations at least as restrictive as the Highway Beautification Act, including the prohibition on the construction of new billboards adjacent to federally-aided highways and the removal at the owner's expense and without any compensation of any illegal signs on such highways. The Highway Beautification Act, and the various state statutes implementing it, require the payment of just compensation whenever governmental authorities require legally erected and maintained billboards to be removed from federally-aided highways.

    The states and local jurisdictions have, in some cases, passed additional and more restrictive regulations on the construction, repair, upgrading, height, size and location of, and, in some instances, content of advertising copy being displayed on outdoor advertising structures adjacent to federally-aided highways and to other thoroughfares. Such regulations, often in the form of municipal building, sign or zoning ordinances, specify minimum standards for the height, size and location of billboards. In some cases, the construction of new billboards or relocation of existing billboards is prohibited. Some jurisdictions also have restricted the ability to enlarge or upgrade existing billboards, such as converting form wood to steel or from non-illuminated to illuminated structures. From time to time governmental authorities order the removal of billboards by the exercise of eminent domain.

    Amortization of billboards has also been adopted in varying forms in certain jurisdictions. Amortization permits the billboard owner to operate its billboard as a non-conforming use for a specified period of time, after which it must remove or otherwise conform its billboards to the applicable regulations at its own cost without any compensation. Amortization and other regulations requiring the removal of billboards without compensation have been subject to litigation in state and federal courts and cases have reached differing conclusions as to the constitutionality of these regulations. On March 22, 1995, following litigation over an ordinance and a municipal charter amendment, Naegele Outdoor Advertising ("Naegele"), Universal's predecessor in interest, entered into an agreement with the City of Jacksonville to remove 711 billboard faces over a twenty year period starting January 1, 1995 and ending December 31, 2014. Under the agreement, Naegele and the City of Jacksonville have agreed on the removal of 445 preselected faces, including 167 (100%) of its 8-sheet faces. Management of Universal has control over the selection and removal of an additional 156 faces. Additionally, the removals are staggered over 20 years, with management having substantial input on which signs are removed and some rights of substitution and rebuilding of outdoor advertising structures in the Jacksonville market. The combined company would assume all of Universal's obligations under this agreement. Some local jurisdictions, within Clear Channel's existing markets (Tampa, Houston and San Francisco) have adopted amortization ordinances. The Houston ordinance has been the subject of litigation for over five years and is currently not being enforced. An ordinance in the Tampa market is also currently the subject of litigation. Clear Channel believes that its operations will not be materially affected by either of these ordinances even if they are enforced. Clear Channel's operations have not been materially affected by the San Francisco amortization ordinances since its signs conform to effective ordinances and state law currently prevents effectiveness of other ordinances which require removal of signs without compensation. There can be no assurance that Clear Channel and Universal will be successful in negotiating acceptable arrangements in circumstances in which their displays are subject to removal or amortization, and what effect, if any, such regulations may have on Clear Channel's and Universal's operations.

    In addition, Clear Channel and Universal are unable to predict what additional regulations may be imposed on outdoor advertising in the future. Legislation regulating the content of billboard advertisements and additional billboard restrictions have been introduced in Congress from time to time in the past. Changes in laws and regulations affecting outdoor advertising at any level of government could have a material adverse effect on Clear Channel and Universal. On February 1, 1991, Naegele entered into a consent judgement to settle a complaint brought by the Minnesota Attorney General under Minnesota antitrust laws pursuant to which Naegele and its successors are prohibited from purchasing outdoor advertising displays in the Minneapolis/St. Paul market from other operators of outdoor advertising displays until February 1, 2001. The consent judgement also generally prohibits Universal from entering into property leases in excess of 15 years. The consent judgement does not affect Universal's ability to continue to develop and build new advertising displays in the Minneapolis/St. Paul market. Additionally, Universal can purchase displays from brokers or other non-operators.

    TOBACCO AND ALCOHOL ADVERTISING. In August 1996, the U.S. Food and Drug Administration ("FDA") issued final regulations governing certain marketing practices in the tobacco industry, including a prohibition of tobacco product billboard advertisements within 1,000 feet of schools and playgrounds and a requirement that all tobacco product advertisements on billboards be in black and white and contain only text. These regulations, which were due to become effective in August 1997, were challenged recently by members of the tobacco and advertising industry in a lawsuit brought in North Carolina federal district court. In that case, the court upheld the authority of the FDA to regulate tobacco products by limiting access of such products to persons under 18 years of age and by requiring tobacco manufacturers to label such products in accordance with FDA regulations. Nevertheless, the court struck down the FDA restrictions on the promotion and advertising of tobacco products. Both industry and the FDA have appealed this decision. Arguments before the Fourth Circuit were heard on August 11, 1997, and it is unclear what action an appellate court will take in this matter. To date, the FDA's regulations covering promotion and advertising of tobacco products have not become effective and no decision by the court has been reached. On a pro forma basis assuming the Eller Media Acquisition occurred on January 1, 1996, (but excluding the Merger), less than 14% and 9% of Clear Channel's outdoor advertising 1996 net revenues were derived from tobacco and alcohol advertising, respectively. Less than 11% and 5% of Universal's 1996 net revenues were derived from tobacco advertising and alcohol advertising, respectively.

    Regardless of whether the FDA is found to have jurisdiction over tobacco promotion and advertising, and thus have the ability to place limits on billboard advertising, it appears that the FTC has begun to take regulatory action in this area. The FTC has wide-ranging authority over advertising practices, and it is within its regulatory authority to investigate unfair and deceptive trade practices, including advertising, pertaining to FDA-regulated products. In May 1997, the FTC charged the R.J. Reynolds Company ("R.J. Reynolds") with unfair trade practices regarding the promotion of tobacco products to children through the use of the "Joe Camel" advertising campaign. The FTC sought an order that would, among other things, prohibit R.J. Reynolds from using the "Joe Camel" campaign to advertise to children and require R.J. Reynolds to institute corrective advertising to discourage persons under age 18 from smoking. In July 1997, it was reported that R.J. Reynolds decided to terminate the "Joe Camel" campaign. The remaining issues in the litigation are still pending. While the action against R.J. Reynolds was not focused directly on billboard advertising, because of increasing regulatory and political pressure it is possible that the FTC may take further action to limit the content and placement of outdoor advertising, including, without limitation, the content and placement of outdoor advertising relating to the sale of tobacco products to children.

    Outdoor advertising of tobacco products also may be affected by state law or city regulations. For example, California and Texas have passed legislation to restrict tobacco billboard advertising near locations frequented by children. The Texas law levies a tax on tobacco billboards to raise money for tobacco education programs. Part of the recent settlement agreement between the State of Florida and certain members of the tobacco industry includes the discontinuation of all billboard advertising for tobacco products in the State of Florida. Other states are considering state-wide bans on tobacco billboard advertising or may do so in the future. Some cities are proposing even broader restrictions. For instance, a San Francisco Board of Supervisors committee recently proposed a complete ban on outdoor tobacco advertising, including a ban on billboards, kiosks and, even private business window displays.

    With regard to city governments, in 1995, the Court of Appeals for the Fourth Circuit upheld the validity of a Baltimore city ordinance prohibiting the placement of outdoor advertisements of cigarettes in publicly visible locations, such as billboards, signboards and sides of buildings. Subsequently, the United States Supreme Court declined to review an appeal of this case. Following the Baltimore ordinance, several city governments have introduced legislation to ban outdoor tobacco advertising near schools and other locations where children are likely to assemble or to ban tobacco billboard advertising citywide. The City of Chicago, where both Clear Channel and Universal transact business, has recently enacted a ban on tobacco and alcohol billboard advertising in certain parts of the city. The Chicago ordinance is being challenged in court. In addition, the City Council of New York City recently passed a bill which bars outdoor tobacco advertising within 1,000 feet of schools, playgrounds, day care centers, youth centers and amusement arcades.

    County governments also have taken action in this area. A local council in Anne Arundel County, Maryland voted to ban most tobacco billboard advertising in the county. Similarly, King County, Washington and a company that owns almost all of the billboard display faces in the county have entered into an agreement whereby the company will voluntarily discontinue all tobacco advertising on billboards throughout the county. It is likely that other state, city, or local governments have or will pass similar ordinances to limit outdoor advertising of tobacco products in the future.

    In addition to the decisions mentioned above, certain cigarette manufacturers who are defendants in numerous class action suits throughout the U.S. have proposed an out of court settlement with respect to such suits that includes restrictions on billboard advertising by these and other cigarette manufacturers. It has been reported that, as a part of the proposed settlement, the tobacco industry will agree to a complete ban on all outdoor advertising, such as on billboards, in stadiums, and in store window displays. The proposed settlement agreement is pending before Congress. Recently, President Clinton and Congressional leaders met to discuss bipartisan cooperation on tobacco control legislation in an effort to work out a compromise.

    There can be no assurance as to the effect of these regulations, potential legislation or settlement discussions on Clear Channel's and Universal's business and on their net revenues and financial position. A reduction in billboard advertising by the tobacco industry would cause an immediate reduction in Clear Channel's and Universal's direct revenue from such advertisers and would simultaneously increase the available space on the existing inventory of billboards in the outdoor advertising industry. This could in turn result in a lowering of outdoor advertising rates in each of Clear Channel's and Universal's outdoor advertising markets or limit the ability of industry participants to increase rates for some period of time.

    Any regulatory change or settlement agreement restricting Clear Channel's and Universal's or the tobacco industry's ability to utilize outdoor advertising for tobacco products could have a material adverse effect on Clear Channel and Universal.

RISKS RELATING TO UNIVERSAL

RESTRICTIONS IMPOSED BY UNIVERSAL'S INDEBTEDNESS

    The indentures (the "Indentures") governing Universal's 9 3/4% Senior Subordinated Notes due 2006 and 9 3/4% Series B Senior Subordinated Notes due 2006 (the "Universal Bonds") contain restrictions on UOI's ability to incur additional indebtedness, create liens, pay dividends, sell assets and make acquisitions and enter into transactions with affiliated entities. UOI currently has approximately $325 million outstanding under the Universal Bonds. Under the Indentures governing the Universal Bonds, the Merger will constitute a Change of Control (as defined therein) requiring Universal to permit holders of such Bonds to put them to Universal for consideration equal to 101% of the face amount thereof (plus accrued and unpaid interest). In the event that all of the Universal Bonds were put, Clear Channel would have to provide the funding necessary to satisfy such obligations. There can be no assurances that Clear Channel would have the funds available to satisfy such obligations. In the event that such put rights are not exercised in full, the remaining outstanding Universal Bonds would continue to contain restrictive covenants that may limit the ability of Clear Channel to integrate the separate outdoor advertising businesses. If Clear Channel were to attempt to repurchase the Universal Bonds, the holders of such Bonds would likely require them to pay a substantial premium to the face value. There can be no assurances that Clear Channel would have adequate funds to repurchase the Universal Bonds or that the bondholders would tender their Universal Bonds in response to any offer. There can be no assurance that UOI and its subsidiaries will be able to comply with the provisions of the Indentures, and such provisions may restrict the ability of Universal to dividend its earnings to Clear Channel or any of its subsidiaries and may restrict the ability of Universal and Clear Channel Outdoor to integrate their operations. Universal believes that Clear Channel intends to repay and terminate UOI's existing bank credit facility (the "Universal Credit Agreement") at the Effective Time. UOI currently has outstanding approximately $180 million under the Universal Credit Agreement. There can be no assurance that Clear Channel will be able to repay such obligations. In the event that such facility were to remain outstanding, there would be additional restrictions on the operations of Universal's business and the ability of Clear Channel and Universal to integrate their operations. See "--Integration of the Businesses of Clear Channel and Universal."

                            6.  THE SPECIAL MEETING

(A) PURPOSE

    At the Special Meeting, the stockholders of Universal will be asked to consider and vote on a proposal to approve and adopt the Merger Agreement.

    The Universal Board has determined that the Merger and the Merger Agreement are in the best interests of Universal and its stockholders and has approved the Merger and the Merger Agreement. THE UNIVERSAL BOARD RECOMMENDS THAT THE STOCKHOLDERS OF UNIVERSAL VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING. See Section 7(d), "THE MERGER--Universal Reasons for the Merger; Recommendation of the Universal Board." For a discussion of the interests that certain directors and executive officers of Universal have with respect to the Merger in addition to their interests as stockholders of Universal generally, and information regarding the treatment of equity-based awards and other rights of certain members of the Universal Board, see Section 7(f), "THE MERGER--Interests of Certain Persons in the Transaction." Such interests, together with other relevant factors, were considered by the Universal Board in making its recommendation and approving the Merger and the Merger Agreement.

    The Universal By-Laws provide that no business except that referred to in the accompanying Notice of Special Meeting may be transacted at the Special Meeting.

(B) RECORD DATE; VOTING RIGHTS

    Only holders of record of shares of Universal Common Stock at the close of business on the Record Date, December 24, 1997, are entitled to receive notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were 26,814,815 shares of Universal Common Stock outstanding, each of which entitles the registered holder thereof to one vote.

(C) QUORUM

    The presence in person or by proxy of the holders of a majority of the Universal Common Stock at the Special Meeting will constitute a quorum for the transaction of business.

    Broker non-votes and shares of Universal Common Stock represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum on all matters.

    In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

(D) PROXIES

    All shares of Universal Common Stock represented by properly executed proxies that are received in time for the Special Meeting and have not been revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such shares will be voted in favor of approval and adoption of the Merger Agreement. In addition, the persons designated in such proxy will have discretion to vote on any matters incident to the conduct of the Special Meeting. If Universal proposes to adjourn the Special Meeting, the persons named in the enclosed proxy card will vote all shares for which they have voting authority (other than those that have been voted against approval and adoption of the Merger Agreement) in favor of such adjournment. Holders of Universal Common Stock are requested to complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope provided for such purpose to ensure that their shares are voted. Brokers who hold shares of Universal as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Broker nonvotes will not be counted as votes cast, but will have the same effect as votes cast against approval and adoption of the Merger Agreement.

    Any proxy in the enclosed form may be revoked by the stockholder executing it at any time prior to its exercise by filing with the Secretary of Universal a revoking instrument or by a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the proxy attends the Special Meeting in person and so requests. Attendance at the Special Meeting will not, in itself, constitute the revocation of a proxy.

    If the Special Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the initial convening of the Special Meeting (except for any proxies that theretofore effectively have been revoked or withdrawn), notwithstanding that they may have been voted on the same or any other matter at a previous meeting.

(E) SOLICITATION OF PROXIES

    Proxies are being solicited hereby on behalf of the Universal Board. The cost of proxy solicitation for the Special Meeting, including the reasonable expenses of brokers, fiduciaries and other nominees in forwarding solicitation material to beneficial owners, will be borne by Universal. In addition to solicitation by mail, directors, officers and employees of Universal may solicit proxies personally or by telephone, facsimile transmission or otherwise. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. If undertaken, the expense of such solicitation would be nominal. Universal has retained Morrow & Co., Inc., at an estimated cost of approximately $4,000, plus reimbursement of out-of pocket expenses, to assist in solicitation of proxies. Arrangements will be made with brokerage houses and other custodians, nominees, fiduciaries and stockholders of record to forward proxy solicitation materials to the beneficial owners of stock held of record by such persons. Universal may reimburse such solicitors for reasonable out-of-pocket expenses incurred in connection with such solicitation.

    IN CONNECTION WITH THE MEETING, HOLDERS OF UNIVERSAL COMMON STOCK SHOULD NOT RETURN TO UNIVERSAL ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

(F) REQUIRED VOTE

    Approval and adoption of the Merger Agreement will require the affirmative vote of holders of a majority of the outstanding shares of Universal Common Stock.

    An abstention will have the effect of a vote cast against approval and adoption of the Merger Agreement. Brokers who hold shares of Universal Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Broker non-votes will have the same effect as votes cast against the Merger Agreement.

(G) SHARE OWNERSHIP OF MANAGEMENT

    At the close of business on December 12, 1997, directors and executive officers of Universal and their affiliates were the beneficial owners of an aggregate of approximately 7,902,625 (approximately 27.5%) of the shares of Universal Common Stock then outstanding (including 2,173,579 Management Warrants and 67,549 of the Stock Awards granted on December 10, 1997 and 4,825 of the Stock Awards granted on January 5, 1998). See Section 13, "BENEFICIAL OWNERSHIP OF UNIVERSAL COMMON STOCK," Section 8(i), "OTHER TERMS OF THE MERGER AGREEMENT--Universal Stock Options and Warrants" and Section 7(f), "THE MERGER--Interests of Certain Persons in the Transaction." In connection with the Merger Agreement, Daniel L. Simon, Chief Executive Officer, President and a director of Universal, and Brian T. Clingen, Vice President, Chief Financial Officer and a director of Universal have each entered into a voting agreement with Clear Channel pursuant to which each of them agreed to vote all of his shares of Universal Common Stock in favor of approval and adoption of the Merger Agreement. See Section 7(g), "THE MERGER--Voting Agreement" and Section 13 "BENEFICIAL OWNERSHIP OF UNIVERSAL COMMON STOCK"

                                 7.  THE MERGER

    THE DESCRIPTION OF THE MERGER AND THE MERGER AGREEMENT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS DESCRIBES THE MATERIAL TERMS OF THE MERGER AGREEMENT BUT DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED HERETO AS ANNEX I AND INCORPORATED HEREIN BY REFERENCE.

(A) GENERAL

    At the Effective Time of the Merger, Sub will be merged with and into Universal, with Universal surviving as a wholly owned subsidiary of Clear Channel. As a result of the Merger, the separate corporate existence of Sub will cease and Universal will succeed to all the rights and all obligations of Sub in accordance with the DGCL. Subject to the terms and conditions of the Merger Agreement, each share of Universal Common Stock outstanding immediately prior to the Effective Time will be converted into 0.67 shares of Clear Channel Common Stock. Cash will be paid in lieu of any fractional share of Clear Channel Common Stock. See Section 8(a), "OTHER TERMS OF THE MERGER AGREEMENT--Conversion of Shares in the Merger."

    The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. The filing of the Certificate of Merger will occur as soon as practicable following the satisfaction or waiver of the conditions set forth in the Merger Agreement. See
Section 8(h), "OTHER TERMS OF THE MERGER AGREEMENT--Conditions Precedent to the Merger."

(B) BACKGROUND OF THE MERGER

    In response to significant changes in production technology and economies of scale which can be realized from the control of larger inventories of billboards, the United States outdoor advertising industry has undergone significant consolidation over the past three years. The industry-wide consolidation was accelerated by greater access to the capital markets by several large companies in the outdoor advertising business (including Universal). Commencing in 1993, bank debt availability increased to the industry as a result of the improved perception of the outdoor advertising business by the banking community. Shortly thereafter, the public debt markets, and beginning in 1996, the public equity markets, could be accessed by the larger outdoor advertising companies.

    In early 1995, management of Universal became interested in the assets of Patrick Media Group, Inc. ("Patrick Media"). Universal's interest was based upon the complementary fit with its pre-existing markets and the opportunity to expand into new markets in the Southeast and the Southwest. In June 1995, as part of an auction process, Universal bid for Patrick Media. Universal was unsuccessful in its bid for Patrick Media, which was ultimately sold to Eller Investment Company. On August 17, 1995, Eller Media was formed through the combination of Patrick Media and Eller Investment Company.

    By late 1996, Universal had taken advantage of the greater access to the capital markets and had expanded into the Southeast and the Mid-Atlantic markets. As such, a potential combination of the Universal and Eller Media businesses was even more compelling to Universal. Therefore, in late 1996, Universal, based upon its understanding that Eller Media was considering an initial public offering of its common stock, contacted Eller Media's largest investor, Hellman & Friedman, to discuss a possible acquisition. After brief conversations regarding a possible acquisition of the stock of Eller Media, negotiations broke off.

    On April 10, 1997, Clear Channel acquired 93% of the then outstanding stock of Eller Media for a total consideration of approximately $623 million (plus assumption of debt). Eller Media is currently a subsidiary of Clear Channel which holds all of Clear Channel's outdoor advertising assets.

    In late April 1997, Jeffrey S. Amling, Managing Director of Alex Brown, on behalf of Universal, held preliminary discussions with L. Lowry Mays, Chairman and Chief Executive Officer of Clear Channel,

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
about the possibility of merging Clear Channel and Universal. After Clear Channel expressed an interest in pursuing further discussions, Alex Brown informed Daniel L. Simon, President and Chief Executive of Universal, and Brian
T. Clingen, Chief Financial Officer of Universal, of Clear Channel's interest and the merits of pursuing a possible transaction. Michael Goldberg and Frank Bynum, Jr., directors of Universal and partners of Kelso & Co. ("Kelso"), then a significant stockholder of Universal, were also informed of the discussions. On April 30, Lowry Mays and Randall Mays, Chief Financial Officer of Clear Channel, and Mr. Goldberg and Mr. Bynum of Kelso and Jeffrey S. Amling of Alex Brown met over dinner to discuss general information concerning Clear Channel, Eller Media and Universal.

    Preliminary discussions continued throughout May and into early June of 1997 between Alex Brown and Mr. Goldberg and Mr. Bynum, on behalf of Universal, and Randall Mays, on behalf of Clear Channel. These exploratory discussions focused primarily on the relative strengths of the businesses and developing trends in the outdoor advertising industry. On June 9, 1997, at its regularly scheduled board meeting, Mr. Goldberg informed the Universal Board that he and Mr. Bynum had been in contact with representatives of Clear Channel and had a meeting scheduled for the following day. The Universal Board authorized Mr. Goldberg and Mr. Bynum to proceed with discussions and to report back to the Universal Board. On June 10, 1997, Lowry Mays and Randall Mays met with Mr. Goldberg and Mr. Bynum in New York and indicated a willingness to enter into discussions regarding a possible combination of their respective outdoor advertising businesses. Between June 10, 1997 and June 16, 1997, Mr. Goldberg and Mr. Bynum and Randall Mays engaged in a number of discussions regarding the possible terms of a transaction, including the form of consideration to be paid and the tax treatment of the potential transaction.

    At a special meeting of the Universal Board in New York on June 17, 1997, the possibility of a transaction was discussed with the Universal Board (excluding Mr. Simon who was meeting with Clear Channel at the time). The Universal Board was briefed by management, its financial advisors, Kelso, Bear Stearns and Alex Brown, as well as outside counsel, on information pertaining to Clear Channel, including its value, trading history and business, various transaction structures and the type of consideration that might be proposed and the legal and regulatory issues that might arise if Universal was to proceed with a transaction. At this meeting, the Universal Board decided to proceed with discussions with Clear Channel, and designated Mr. Goldberg and Mr. Bynum to head the negotiations for Universal.

    From June 17, 1997 to June 27, 1997, members of senior management of Universal, Mr. Goldberg, Mr. Bynum and Universal's financial advisors, and members of senior management of Clear Channel held numerous meetings to discuss the terms of a potential combination and the basis for the integration of the two businesses. On June 17, 1997, Daniel L. Simon and L. Lowry Mays, Mark P. Mays, President of Clear Channel, Randall Mays and Karl Eller, President and Chairman of Eller Media and a director of Clear Channel, met in San Antonio to discuss the strategy for integrating the two outdoor advertising businesses and the responsibility of various members of management in the combined company. The parties were unable to reach agreement on these issues and agreed to discuss these points further. On June 25, 1997, Mr. Goldberg and Mr. Bynum met with Randall Mays over dinner to further refine the terms of a possible transaction. On June 26 and June 27, Randall Mays met in New York at the offices of Kelso, with Mr. Clingen, Mr. Goldberg, Mr. Bynum and representatives of Alex Brown to attempt to reach agreement on terms of a transaction. Although negotiations were extensive, the parties failed to reach agreement on a potential transaction. In addition to differences in expectation as to value, the parties were unable to reach agreement on the strategic and operating direction of the combined company, the form of consideration which would be paid in the transaction and other related matters. Although the negotiations with respect to valuation did not proceed past a preliminary stage, Universal's position was that any stock-for-stock transaction should contain at least a 20% premium to the unaffected price of Universal Common Stock and adequate protection against an adverse movement in Clear Channel's stock price. As a result, the discussions were terminated on July 9, 1997.

    Following the termination of discussions on July 9, 1997, Kelso sold its shares of Universal in a secondary offering (which also included a primary offering of 2,109,105 shares and sales by Daniel L.

Simon and Brian T. Clingen of 275,000 and 137,500 shares, respectively) on August 20, 1997 at a gross price of $35.00 per share. Mr. Goldberg resigned from the Universal Board following consummation of this offering.

    On September 18, 1997, Daniel L. Simon and Karl Eller met over breakfast in Chicago. At such meeting, Mr. Eller proposed that Universal and Clear Channel reopen discussions regarding a combination of Universal and Clear Channel.

    At a regularly scheduled meeting of the Universal Board on September 24, 1997, Daniel L. Simon briefed the Universal Board on his discussions with Mr. Eller and the possibility that Clear Channel might be prepared to make a new proposal regarding a potential transaction. A discussion of the strategic fit between the two outdoor businesses and the basic terms of a potential combination ensued. The Universal Board and Mr. Goldberg (who had previously resigned from the Universal Board) discussed whether or not they should continue discussions in light of the failure of the parties to come to closure in July of 1997. A decision was made to await a proposal from Clear Channel and to respond to any request for information that would facilitate such proposal. From September 25 to October 6, Mr. Clingen and Randall Mays had discussions regarding an outline of the basic financial terms of a transaction and exchanged preliminary due diligence information. These discussions included matters relating to the transaction structure, the form of consideration and the appropriate exchange ratio for a potential business combination. Early in the week of October 6, 1997, Universal and Clear Channel reached an understanding that assuming the remaining issues could be resolved, including those issues that had led to the cessation of discussions in July 1997, the parties would be preliminarily prepared to negotiate a stock-for-stock merger in which stockholders of Universal would receive approximately 0.67 shares of Clear Channel Common Stock for each share of Universal Common Stock.

    On October 7, 1997, Mr. Simon met with Lowry Mays and Randall Mays in San Antonio to discuss integration and management of the two outdoor businesses. At that meeting, it was agreed that if the parties could conclude a merger agreement, Mr. Simon would serve as Chief Operating Officer and Mr. Eller would serve as Chairman of the combined outdoor advertising businesses. It was also agreed that Mr. Simon would have primary responsibility for the transition period. At the conclusion of that meeting, Mr. Simon and Lowry Mays agreed to proceed with the diligence of each other and to begin negotiations of a merger agreement. From October 8, 1997 to October 12, 1997, members of senior management of both Universal and Clear Channel held a number of telephonic discussions to exchange information on Universal and Clear Channel including certain operational, financial and personnel information relating to their respective businesses. From October 13, 1997 to October 15, 1997, members of senior management of Clear Channel and Eller Media and members of senior management of Universal (along with its financial advisors) met in Chicago to conduct due diligence on Universal and Clear Channel, respectively. The two companies and their advisors also engaged in a business review including preliminary analysis of cost and revenue benefits that could be achieved by a merger.

    During the week of October 13, 1997, Universal retained Alex Brown and Bear Stearns, respectively, to represent Universal as financial advisors in any potential transaction with Clear Channel. Alex Brown and Bear Stearns had previously represented Universal as financial advisors in a variety of offerings and acquisitions.

    From October 16, 1997 to October 19, 1997, members of senior management of Clear Channel and Universal continued their respective due diligence focusing on follow-up information from their meetings earlier that week. Negotiations between members of senior management of both Universal and Clear Channel continued for the next week concerning the terms of a merger agreement including those issues that had led to the cessation of discussions in July 1997.

    On October 20, 1997, a meeting was held at the office of Skadden, Arps, Slate, Meagher & Flom (Illinois) at which management of each of Universal and Clear Channel, Universal's financial advisors and outside counsel to each of Universal and Clear Channel were present to negotiate and agree on the terms of a definitive agreement. Negotiations continued between the parties through October 23, 1997. Concurrently, the parties continued and completed their respective due diligence reviews of the other party. During this period, Mr. Clingen and Mr. Simon continued to be in contact with the other members of the Universal Board briefing them on the progress of negotiations, the status of the transaction and the major remaining issues. Concurrently the parties negotiated a series of arrangements with Mr. Simon relating to Mr. Simon's role with the new company, his commitment to vote his shares in favor of the Merger and his commitment to retain a significant portion of the shares he would receive in the merger for a period of up to two years.

    At a special meeting of the Universal Board on October 23, 1997, Mr. Simon and Mr. Clingen presented the terms of the Merger, the proposed corporate structure and organization, identified potential synergies from the combination, the challenges of combining the corporate cultures of Universal and Clear Channel and the need for regulatory approvals. Representatives of Alex Brown and Bear Stearns presented their respective fairness opinions and reviewed with the Universal Board a financial analysis of the proposed stock-for-stock merger with Clear Channel. Paul G. Simon, Vice President, General Counsel and Secretary of Universal, and outside legal counsel summarized the terms and conditions of the Merger Agreement and reviewed antitrust and other legal considerations related to the Merger. The Universal Board discussed these issues along with the results of due diligence, potential synergies, strategic fit, financial results and projections, accounting issues, personnel issues, timing and pricing considerations related to the proposed Merger and other terms of the Merger and the Merger Agreement as well as the reasons for the proposed Merger (outlined below under "Universal Reasons for the Merger"). Mr. Bynum participated in most of the discussion but excused himself prior to the conclusion of the discussion and the vote of the Universal Board. The Universal Board by unanimous vote of those members present approved the Merger and the Merger Agreement.

    The Clear Channel Board also met on October 23, 1997 to discuss the Merger and the Merger Agreement and the results of due diligence, potential synergies, strategic fit, financial results and projections, accounting issues, personnel issues, timing and pricing considerations related to the proposed Merger and other terms of the Merger and the Merger Agreement as well as the reasons for the proposed Merger (outlined below under "Clear Channel Reasons for the Merger.") The Clear Channel Board by unanimous vote of those members present approved the Merger and the Merger Agreement.

    Following the meetings of their respective Boards of Directors, Universal and Clear Channel executed the Merger Agreement on October 23, 1997 and publicly announced the Merger on Thursday evening, October 23, 1997.

(C) CLEAR CHANNEL REASONS FOR THE MERGER

    The Board of Directors of Clear Channel (the "Clear Channel Board") believes that the terms of the Merger Agreement are fair to and in the best interest of Clear Channel and its stockholders. Accordingly, the Clear Channel Board has unanimously approved the Merger Agreement. In reaching its determination, the Clear Channel Board consulted with Clear Channel management, as well as its financial and legal advisors, and considered a number of factors, including without limitation, the following:

        (i) the Merger provides opportunities for economies of scale and other operating efficiencies and synergies, particularly in terms of the integration of office facilities and the increased presence of outdoor advertising of Clear Channel and Universal;

        (ii) the Merger appears to provide significant enhanced benefits to Clear Channel and its stockholders;

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
       (iii) the combined entity will have greater competitive strengths and financial resources to better compete with other national media and outdoor advertising companies, and will have new opportunities for further expansion in the outdoor advertising business;

        (iv) the combined entity diversifies revenue and after-tax cash flow across a larger number of geographic markets, thereby reducing reliance on any individual market;

        (v) the combined entity will give Clear Channel an operating presence in a number of domestic markets in which it does not now operate;

        (vi) the complementary nature of the combined entities' operations in radio, television and outdoor advertising media; and

       (vii) the terms of the Merger Agreement.

    In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Clear Channel Board did not find it practical to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

(D) UNIVERSAL REASONS FOR THE MERGER; RECOMMENDATION OF THE UNIVERSAL BOARD

    THE UNIVERSAL BOARD HAS DETERMINED THAT THE MERGER AND THE MERGER AGREEMENT ARE IN THE BEST INTERESTS OF UNIVERSAL AND ITS STOCKHOLDERS AND HAS APPROVED THE MERGER AND THE MERGER AGREEMENT. THE UNIVERSAL BOARD RECOMMENDS THAT THE STOCKHOLDERS OF UNIVERSAL VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING.

    The Universal Board believes the Merger offers Universal and its stockholders an opportunity to participate in a diversified media company that combines Clear Channel's historical strength in radio and television with a significant outdoor advertising business. The Universal Board believes that the combined revenues of Universal and Clear Channel, the potential for significant cost savings, the complementary nature of a radio, television and outdoor advertising media, and the increased geographic presence in outdoor advertising that would result from the Merger are compelling reasons for the combination of Universal and Clear Channel. In addition, the outdoor advertising industry has for several years been going through a period of great consolidation. As the number of companies in the industry has decreased, the size of the remaining entities has grown significantly.

    The decision of the Universal Board to approve the Merger and the Merger Agreement and to recommend approval and adoption of the Merger Agreement by the holders of Universal Common Stock was based upon a number of factors. The following are the material factors considered by the Universal Board, certain of which factors contained both positive and negative elements:

        (i) the Universal Board's understanding of the present and anticipated environment in the outdoor advertising industry, the increased competition among major, national firms, and the continued consolidation within the industry;

        (ii) the Universal Board's consideration of information concerning the financial condition, results of operations, prospects and businesses of Universal and Clear Channel, including the revenues and cash flows of the companies, their complementary businesses, and increased geographic presence, the consensus of research analysts' 1997 earnings per share estimates for Universal and Clear Channel, the recent stock market performance of Universal Common Stock and Clear Channel Common Stock and the ratio of Universal's Common Stock price to Clear Channel's Common Stock price over various periods;

       (iii) current industry, economic and market conditions;

        (iv) the complementary fit, recognized by the Universal Board since its attempt to acquire a substantial portion of such assets in 1995 (see Section 7(b), "--Background of the Merger"), between Universal's outdoor advertising markets (primarily in the Northeast, Midwest and Florida) and Clear Channel's outdoor advertising markets (primarily on the West Coast, Southeast and Texas and parts of Florida) needed to create a true nationwide outdoor advertising business;

        (v) the Universal Board's belief that the combination of Universal's outdoor advertising and Clear Channel's radio and television broadcasting media will result in a significant asset mix, revenue diversity and the opportunity for cross selling and cross marketing advertising media, providing additional value and risk spreading;

        (vi) the Universal Board's belief that the Merger would enable Universal to benefit from Clear Channel's strong national sales force in the outdoor advertising business and Clear Channel to benefit from Universal's strength in the local outdoor advertising sales arena;

       (vii) the risks associated with attempting to combine an outdoor advertising business with a television and radio business;

      (viii) the complementary business plans of each of Universal and Clear Channel to focus internationally and embark upon global expansion and the Universal Board's belief that the Merger will facilitate acquisitions relative to Universal as a stand-alone company due to a lower cost of capital and greater cost reduction opportunities;

        (ix) the financial and business prospects for the combined business, including general information relating to possible synergies, and operating efficiencies and consolidations, including the possibility that such synergies might not be achieved or that the two companies could not be successfully integrated;

        (x) financial information indicating that the proposed exchange ratio of Clear Channel Common Stock for Universal Common Stock provided for each share of Universal Common Stock $42.461 in the form of Clear Channel Common Stock, based on its last reported sale price as reported on the NYSE Composite Transactions Tape on Wednesday, October 22, 1997, the last trading day prior to execution of the Merger Agreement representing a premium of 2.3% over the last reported sale price of Universal Common Stock on such date and a premium of 17.9% over the trading price of Universal Common Stock thirty days prior thereto (September 22, 1997);

        (xi) the value associated with Clear Channel Common Stock to be received by stockholders of Universal in the Merger and the relative valuation of a combined diversified company verses Universal as a stand-alone outdoor advertising company considering that Clear Channel might not be able to retain its relatively high stock multiple in the future;

       (xii) the opinion of its outside legal counsel that the Merger could be accomplished on a tax-free basis;

      (xiii) presentations from, and discussions with, senior executives of Clear Channel, representatives of its outside legal counsel and representatives of Alex Brown and Bear Stearns regarding the business, financial, accounting and legal due diligence with respect to Clear Channel and the terms and conditions of the Merger Agreement, and discussions with its advisors of the possible reactions of anti-trust regulators to the proposed Merger. See Section 7(i) and (e), "THE MERGER--Certain U.S. Federal Income Tax Consequences" and, "--Opinions of Financial Advisors";

       (xiv) the corporate governance aspects of the Merger, including that Daniel L. Simon would join the Clear Channel Board, that Mr. Simon would serve as Vice Chairman and Chief Operating Officer of Clear Channel Outdoor and that Mr. Simon would play a lead role in the transition period during which the separate outdoor advertising businesses would be integrated. The Universal Board, while recognizing that these arrangements presented certain potential conflicts of interests to the person involved, and considering these interests in connection with its approval of the Merger Agreement, believed that this would be beneficial in integrating the two companies and in achieving potential benefits of the combination;

       (xv) the Universal Board's recognition that certain members of the Universal Board and of Universal's management have interests in the Merger that are in addition to and not necessarily aligned with the interests in the Merger of holders of Universal Common Stock, which interests were considered in connection with its approval of the Merger and the Merger Agreement;

       (xvi) the analysis of Alex Brown and Bear Stearns and the Universal Board's receipt of opinions from Alex Brown and Bear Stearns dated October 23, 1997 that, as of such date and subject to the various considerations set forth therein, the consideration to be paid to Universal stockholders in the Merger was fair from a financial point of view to Universal stockholders (a copy of the Alex Brown and Bear Stearns written opinions, dated October 31, 1997 and October 23, 1997, respectively, setting forth the assumptions and qualifications made, facts considered and the scope of the reviews undertaken are attached hereto as Annexes II and III, respectively, and are incorporated by reference herein. Stockholders of Universal are encouraged to read the opinions of Alex Brown and Bear Stearns carefully and in their entirety). See Sections 7(b) and (e), "THE MERGER--Background of the Merger" and "--Opinions of Financial Advisors"; and

      (xvii) the risks associated with Clear Channel's business summarized under
    Section 5, "RISK FACTORS."

    The foregoing discussion of the information and factors considered by the Universal Board is not intended to be exhaustive. In view of the wide variety of factors considered, the Universal Board did not assign relative weights to the factors discussed above or determine that any factor was of particular importance. Rather, the Universal Board viewed its positions and recommendation as being based upon the totality of the information presented.

    THE UNIVERSAL BOARD RECOMMENDS THAT THE STOCKHOLDERS OF UNIVERSAL VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING.

(E) OPINIONS OF FINANCIAL ADVISORS

    ALEX BROWN. In connection with the Merger, Universal retained Alex Brown to act as financial advisor and to render an opinion as to the fairness to Universal, from a financial point of view, of the consideration to be paid by Clear Channel to the holders of the Universal Common Stock. At a meeting of the Universal Board held on October 23, 1997, Alex Brown presented their conclusions and oral opinion and thereafter delivered a written opinion dated October 31, 1997 (the "Alex Brown Opinion") to the effect that the consideration payable by Clear Channel to the Universal stockholders under the Merger Agreement is fair, from a financial point of view, to Universal.

    THE FULL TEXT OF THE ALEX BROWN OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX II AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY. ALEX BROWN HAS CONSENTED TO THE INCLUSION OF ITS OPINION LETTER IN THIS PROXY STATEMENT/PROSPECTUS AND REFERENCES THERETO UNDER THIS SECTION. IN GIVING SUCH CONSENT, ALEX BROWN DOES NOT ADMIT THAT IT COMES WITHIN THE CATEGORY OF PERSONS WHOSE CONSENT IS REQUIRED UNDER, AND ALEX BROWN DOES NOT ADMIT THAT IT IS AN "EXPERT" WITH RESPECT TO, ANY PART OF THIS PROXY STATEMENT/PROSPECTUS FOR PURPOSES OF THE SECURITIES ACT AND THE RULES AND REGULATIONS THEREUNDER. UNIVERSAL STOCKHOLDERS ARE URGED TO READ THE ALEX BROWN OPINION IN ITS ENTIRETY. THE ALEX BROWN OPINION IS ADDRESSED TO THE UNIVERSAL BOARD, IS DIRECTED ONLY TO THE CONSIDERATION TO BE PAID IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY UNIVERSAL STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE ALEX BROWN OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS

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
DESCRIBES THE MATERIAL ASPECTS OF SUCH OPINION AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    In arriving at its opinion, Alex Brown reviewed the Merger Agreement and certain publicly available financial information and certain internal financial analyses and other information furnished to Alex Brown by Universal and Clear Channel. Alex Brown held discussions with members of the senior management of Universal and Clear Channel regarding the business and prospects of their respective companies. In addition, Alex Brown (i) reviewed the reported price and trading activity for the Universal Common Stock and Clear Channel Common Stock, (ii) compared certain financial and stock market information for Universal and Clear Channel with similar information for certain selected companies within the radio broadcasting, television broadcasting, and outdoor advertising industries whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which were deemed comparable in whole or in part, (iv) analyzed historical and projected financial information for Universal and Clear Channel, and (v) performed such other studies and analyses and considered such other factors as they deemed appropriate. Alex Brown assumed the accuracy, completeness and fairness of the financial and other information on which it relied in rendering its opinion and did not independently verify such information. With respect to the information relating to the prospects and future business plans of Universal and Clear Channel, Alex Brown assumed that such information reflects the best currently available estimates and judgments of the managements of Universal and Clear Channel as to the likely future financial performance of their respective companies. In addition, Alex Brown did not make, nor was it furnished with, an independent evaluation or appraisal of the assets of Universal or Clear Channel. The opinion of Alex Brown is based on market, economic and other conditions as they existed and could have been evaluated as of October 23, 1997.

    The Alex Brown Opinion is directed only to the fairness from a financial point of view of the Merger Consideration in the Merger. Alex Brown was not asked to consider, nor did it express any opinion with respect to, the fairness of any other transaction. The Alex Brown Opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special Meeting.

    It should be understood that, although subsequent developments may affect the Alex Brown Opinion, Alex Brown does not have any obligation to update, revise or reaffirm its opinion, and Universal's obligation to consummate the Merger is not conditioned upon an update of the Alex Brown Opinion.

    The following is a summary of the material factors considered and principal financial analyses performed by Alex Brown to arrive at the Alex Brown Opinion.

    ANALYSIS OF CERTAIN OTHER PUBLICLY TRADED COMPANIES. Alex Brown compared financial information, relating to Clear Channel and Universal and the proposed Merger Consideration, to corresponding data and ratios of certain publicly-traded radio broadcasting (the "Selected Radio Broadcasting Companies"), television broadcasting companies (the "Selected Television Broadcasting Companies"), and outdoor advertising companies (the "Selected Outdoor Advertising Companies"). The radio broadcasting companies included in this analysis were American Radio Systems Corporation, Chancellor Media Corporation, Clear Channel, Emmis Broadcasting Corporation, Heftel Broadcasting Corporation, Jacor Communications, Inc., Saga Communications, Inc., SFX Broadcasting, Inc., and Westinghouse/CBS. The television broadcasting companies included in this analysis were Clear Channel, Granite Broadcasting Corporation, Lin Television Corporation, Sinclair Broadcast Group, Telemundo Group, Inc., Univision Communications, Inc., and Young Broadcasting Corporation. The outdoor advertising companies included in this analysis were Outdoor Systems, Inc. and Lamar Advertising Company. The information included, among other things, (i) equity market valuation ("Equity Market Value"), (ii) Equity Market Value plus long-term debt less cash and equivalents ("Adjusted Market Value"), (iii) the ratio of net debt to earnings before interest, taxes, depreciation and amortization ("EBITDA"), and (iv) the ratio of Adjusted Market Value to various measures of financial performance, including projected revenues and EBITDA. Alex Brown noted that the range of the ratio of net debt to 1997 projected EBITDA for the Selected Radio Broadcasting

Companies was from 2.2 times to 8.6 times, with a mean of 5.4 times, for the Selected Television Broadcasting Companies was from 2.0 times to 9.0 times, with a mean of 5.2 times, and for the Selected Outdoor Advertising Companies was from
5.2 times to 5.4 times, with a mean of 5.3 times, as compared to 4.6 times for Clear Channel and 4.4 times for Universal. Alex Brown noted that the range of Adjusted Market Value as a multiple of 1997 projected EBITDA for the Selected Radio Broadcasting Companies was from 15.4 times to 35.8 times, with a mean of
20.8 times, for the Selected Television Broadcasting Companies was from 10.6 times to 25.9 times, with a mean of 16.6 times, and for the Selected Outdoor Advertising Companies was from 14.6 times to 15.2 times, with a mean of 14.9 times, versus comparable multiples of 22.0 times for Clear Channel and 14.0 times for Universal and a transaction multiple of 14.2 times, assuming a transaction value of $42.46 per share. Alex Brown noted that the range of Adjusted Market Value as a multiple of 1998 projected EBITDA for the Selected Radio Broadcasting Companies was from 13.8 times to 28.8 times, with a mean of
17.3 times, for the Selected Television Broadcasting Companies was from 9.6 times to 22.2 times, with a mean of 14.2 times, and for the Selected Outdoor Advertising Companies was from 13.0 times to 13.6 times, with a mean of 13.3 times, versus comparable multiples of 19.1 times for Clear Channel and 12.3 times for Universal and a transaction multiple of 12.2 times, assuming a transaction value of $42.46 per share. Alex Brown noted that the range of Adjusted Market Value as a multiple of 1997 projected Revenues for the Selected Radio Broadcasting Companies was from 4.4 times to 13.0 times, with a mean of
7.2 times, for the Selected Television Broadcasting Companies was from 2.9 times to 9.4 times, with a mean of 6.1 times, and for the Selected Outdoor Advertising Companies was from 6.4 times to 6.7 times, with a mean of 6.6 times, versus comparable multiples of 8.8 times for Clear Channel and 7.2 times for Universal and a transaction multiple of 6.9 times, assuming a transaction value of $42.46 per share. Alex Brown noted that the range of Adjusted Market Value as a multiple of 1998 projected Revenues for the Selected Radio Broadcasting Companies was from 3.7 times to 11.3 times, with a mean of 6.5 times, for the Selected Television Broadcasting Companies was from 2.7 times to 8.1 times, with a mean of 5.5 times, and for the Selected Outdoor Advertising Companies was from
6.0 times to 6.2 times, with a mean of 6.1 times, versus comparable multiples of
8.1 times for Clear Channel and 6.6 times for Universal and a transaction multiple of 6.2 times, assuming a transaction value of $42.46 per share.

    COMPARABLE RADIO AND OUTDOOR MERGER AND ACQUISITION TRANSACTIONS. Alex Brown analyzed a number of radio station and radio group acquisitions in terms of the acquisition price and the multiple of broadcast cash flow. On a 1997 broadcast cash flow basis, the multiples on 16 selected 1996 announced transactions ranged from 8.1 times to 13.7 times, with a mean of 10.4 times. On a 1998 broadcast cash flow basis, the multiples on six selected 1997 announced transactions ranged from 11.3 times to 18.8 times, with a mean of 14.5 times. Additionally, Alex Brown analyzed a number of outdoor advertising acquisitions in terms of the acquisition price and the multiple of EBITDA. On a 1996 EBITDA basis, the multiples on five selected 1995 and 1996 announced transactions ranged from 6.9 times to 8.7 times, with a mean of 8.0 times. On a 1998 EBITDA basis, the multiples on four selected 1997 announced transactions ranged from
7.6 times to 10.1 times, with a mean of 9.0 times. Alex Brown noted that, based upon an implied purchase price per Universal share of $42.46, the 1997 EBITDA transaction multiple is 14.2 times and the 1998 EBITDA transaction multiple is
12.2 times. Alex Brown further noted that the 1997 EBITDA multiple of 14.2 times represents a 24.6% premium to Clear Channel's purchase of Eller Media at 11.4 times 1997 EBITDA.

    DISCOUNTED CASH FLOW ANALYSIS. Alex Brown also performed a discounted cash flow analysis of Universal. The analysis was based upon projections made available to Alex Brown by the management of Universal and was based upon discount rates ranging from 11.0% to 13.0% determined through a weighted average cost of capital analysis and terminal EBITDA multiples ranging from 11.0 to 13.0 times which Alex Brown thought to be appropriate based upon precedent transactions, current trading multiples of comparable companies and upon various industry analysts' estimates. Alex Brown added the present value of the discounted free cash flows to the present value of the terminal value to arrive at total enterprise values ranging from approximately $1.729 billion to $1.957 billion.

    STOCK PRICE ANALYSIS. Alex Brown reviewed and analyzed the performance of the per share market prices and the trading volume of Universal and Clear Channel over various time periods, including (i) from October 22, 1996 to October 22, 1997; (ii) from January 1, 1997 to October 22, 1997; and (iii) for Universal Common Stock, from July 23, 1996 (its initial public offering) to October 22, 1997. Alex Brown also reviewed the historic stock price performance and trading history of certain other publicly traded outdoor advertising companies, Outdoor Systems, Inc. ("Outdoor Systems") and Lamar Advertising Company ("Lamar"), from their respective initial public offerings (April 24, 1996 for Outdoor Systems and August 1, 1996 for Lamar) to October 22, 1997 for Outdoor Systems and October 16, 1997 for Lamar and reviewed the historic stock price performance of Universal Common Stock versus common stock of Outdoor Systems and Lamar for the period August 15, 1997 to October 22, 1997. Alex Brown also analyzed and reviewed the historic exchange ratio of 0.67 shares of Clear Channel for each share of Universal over the period from October 22, 1996 to October 22, 1997. Alex Brown also noted that, based upon the closing price of Clear Channel Common Stock on October 22, 1997 of $63.375, the Merger Consideration implied a Universal stock price of $42.46 per share, or a premium of (i) $0.96 or 2.3% over the closing per share sale price of Universal on October 22, 1997 of $41.50; and (ii) $6.96 or 17.9% over the closing per share sale price of Universal thirty days prior (September 22, 1997).

    CONTRIBUTION ANALYSIS. Alex Brown analyzed the contribution of each of Universal and Clear Channel to certain income statement and balance sheet categories of the pro forma combined company, including revenues and EBITDA. This contribution analysis was then compared to the pro forma ownership percentage of Universal and Clear Channel stockholders in the combined company. Alex Brown observed that the Universal stockholders are expected to receive approximately 17.8% of the relative total enterprise value, assuming a transaction value of $42.46 per share. Alex Brown noted that for the period ending June 30, 1997, it was estimated that Universal and Clear Channel will have contributed 23.0% and 77.0%, respectively, of the combined revenues and 27.5% and 72.5%, respectively, of the combined EBITDA. For the period ended December 31, 1997, Alex Brown noted that it is estimated that Universal and Clear Channel will have contributed 27.8% and 72.2%, respectively, of the combined revenues and 32.0% and 68.0%, respectively, of the combined EBITDA. For the period ended December 31, 1998, Alex Brown noted that it is estimated that Universal and Clear Channel will have contributed 24.0% and 76.0%, respectively, of the combined revenues and 27.6% and 72.4%, respectively, of the combined EBITDA.

    The summary set forth above does not purport to be a complete description of the analyses performed by Alex Brown in arriving at its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized above, Alex Brown believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, Alex Brown made numerous assumptions with respect to industry performances, business and economic conditions and other matters. The analyses performed by Alex Brown are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

    Alex Brown is a nationally recognized investment bank that is involved regularly in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings and private placements and valuations for estate, corporate and other purposes. Alex Brown regularly publishes research reports regarding Universal and Clear Channel and the radio broadcasting, television broadcasting, and outdoor advertising industries and the businesses and securities of publicly owned companies in those industries and makes a market in securities issued by Universal and Clear Channel.

    Alex Brown has previously acted as financial advisor to Universal in connection with various capital raising transactions and other matters, including serving as the lead managing underwriter in the July 1996 initial public offering of Universal Common Stock, as the lead managing underwriter in the October 1996 follow-on offering of Universal Common Stock, as a co-managing underwriter in the November 1996 offering of Senior Subordinated Notes of UOI, and as financial advisor to Universal in its October 1996 acquisition of Outdoor Advertising Holdings, Inc. In addition, Alex Brown acted as financial advisor to Clear Channel in the past in connection with various capital raising transactions and other matters, including serving as the lead-managing underwriter in three follow-on offerings of Clear Channel Common Stock, one follow-on offering of common stock of Heftel, a Clear Channel affiliate, as a co-managing underwriter in an offering of debentures of Clear Channel, and Alex Brown is currently serving as financial advisor in connection with a potential acquisition under consideration by Clear Channel.

    Pursuant to a letter agreement dated October 7, 1997 (the "Engagement Letter"), Universal engaged Alex Brown to provide investment banking advice and services to Universal in connection with Universal's review and analysis of a potential business combination with Clear Channel. Universal agreed to pay Alex Brown a fee of $1,000,000 if Alex Brown delivered a fairness opinion requested by Universal in connection with a proposed business combination. Universal also agreed to reimburse Alex Brown for reasonable out-of-pocket expenses, including fees and disbursements of counsel, incurred by Alex Brown in carrying out its duties under the Engagement Letter, and to pay Alex Brown its customary per diem charges for the services of any officers that assist in, or provide testimony in connection with any action, suit or proceeding relating to the engagement of Alex Brown by Universal. In addition, Alex Brown will receive an additional fee of $4,000,000 for completion of the Merger. The terms of the fee arrangement with Alex Brown, which Alex Brown and Universal believe are customary in transactions of this nature, were negotiated at arm's length between Universal and Alex Brown and the Universal Board was aware of such arrangement.

    BEAR STEARNS. At the meeting of the Universal Board on October 23, 1997, Bear Stearns rendered its oral opinion to the Universal Board that, as of such date, and subject to the assumptions and qualifications set forth therein, the consideration to be paid to Universal stockholders in the proposed Merger was fair from a financial point of view to Universal stockholders. Bear Stearns has also delivered a written opinion to the Universal Board, dated October 23, 1997 (the "Bear Stearns Opinion"), that, as of such date, the consideration to be paid to Universal stockholders in the proposed Merger was fair from a financial point of view to Universal stockholders.

    THE FULL TEXT OF THE BEAR STEARNS OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX III AND IS INCORPORATED HEREIN BY REFERENCE. BEAR STEARNS HAS CONSENTED TO THE INCLUSION OF ITS OPINION LETTER IN THIS PROXY STATEMENT/ PROSPECTUS AND REFERENCES THERETO UNDER THIS SECTION. IN GIVING SUCH CONSENT, BEAR STEARNS DOES NOT ADMIT THAT IT COMES WITHIN THE CATEGORY OF PERSONS WHOSE CONSENT IS REQUIRED UNDER, AND BEAR STEARNS DOES NOT ADMIT THAT IT IS AN "EXPERT" WITH RESPECT, TO ANY PART OF THIS PROXY STATEMENT/PROSPECTUS FOR PURPOSES OF THE SECURITIES ACT AND THE RULES AND REGULATIONS THEREUNDER. UNIVERSAL STOCKHOLDERS ARE URGED TO READ THE BEAR STEARNS OPINION IN ITS ENTIRETY. THE BEAR STEARNS OPINION IS INTENDED FOR THE BENEFIT AND USE OF THE UNIVERSAL BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION OF THE MERGER OVER OTHER COURSES OF ACTION THAT MAY BE AVAILABLE TO UNIVERSAL AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF UNIVERSAL COMMON STOCK AS TO HOW TO VOTE SHARES IN CONNECTION WITH THE MERGER. THE BEAR STEARNS OPINION DOES NOT ADDRESS UNIVERSAL'S UNDERLYING BUSINESS DECISION TO PURSUE THE MERGER. IN RENDERING ITS OPINION, BEAR STEARNS DID NOT SOLICIT, AND WAS NOT AUTHORIZED TO SOLICIT, THIRD PARTY ACQUISITION INTEREST IN UNIVERSAL. IN ADDITION, BEAR STEARNS DID NOT EXPRESS ANY OPINION AS TO THE PRICE OR RANGE OF PRICES AT WHICH SHARES OF CLEAR CHANNEL COMMON STOCK MAY TRADE SUBSEQUENT TO THE CONSUMMATION OF THE MERGER. THE SUMMARY OF THE BEAR STEARNS OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS DESCRIBES THE MATERIAL ASPECTS OF SUCH OPINION AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    The form and amount of consideration to be paid by Clear Channel pursuant to the Merger Agreement were determined by arm's-length negotiations between Universal and Clear Channel and were not based on any recommendation by Bear Stearns, although Bear Stearns provided advice to Universal from time to time with respect thereto. Except as noted above, no limitations were imposed by Universal with respect to the investigations made or the procedures followed by Bear Stearns in rendering its opinion.

    In the course of performing its reviews and analyses for rendering its opinion, Bear Stearns: (i) reviewed the Merger Agreement; (ii) reviewed Universal's Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 1996, its Quarterly Reports on Form 10-Q for the periods ended March 31, 1997 and June 30, 1997, its unaudited balance sheet as of August 31, 1997 and its Prospectus for the Sale of 5,500,000 Common Shares, dated August 15, 1997; (iii) reviewed Clear Channel's Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 1996, its Quarterly Reports on Form 10-Q for the periods ended March 31, 1997 and June 30, 1997, its Prospectus for the Issuance of 8,000,000 Common Shares, dated September 12, 1997, and its Prospectus to offer $300 million aggregate principal amount of 7.25% Debentures due October 15, 2027, dated October 9, 1997; (iv) reviewed certain operating and financial information, including projections, provided to Bear Stearns by the senior management of Universal and Clear Channel relating to Universal's and Clear Channel's businesses and future prospects, respectively; (v) met with certain members of Universal's and Clear Channel's senior managements to discuss each company's operations, historical financial statements and future prospects; (vi) reviewed the historical prices, trading volumes and valuation parameters of the shares of Universal Common Stock and Clear Channel Common Stock; (vii) reviewed publicly available financial data, stock market performance data and valuation parameters of companies which Bear Stearns deemed generally comparable to Universal and Clear Channel; (viii) reviewed the terms of recent mergers and acquisitions involving companies which Bear Stearns deemed generally comparable to Universal and the Merger; and (ix) conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

    In the course of its review, Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to it by Universal and Clear Channel. With respect to Universal's and Clear Channel's projected financial results and potential synergies that could be achieved upon consummation of the Merger, Bear Stearns assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of Universal and Clear Channel as to the expected future performance of Universal and Clear Channel, respectively. Bear Stearns did not assume any responsibility for the independent verification of any such information or of the projections provided to it, and Bear Stearns further relied upon the assurances of the senior managements of Universal and Clear Channel that they were unaware of any facts that would make the information or projections provided to Bear Stearns incomplete or misleading. In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities of Universal and Clear Channel, nor was it furnished with any such appraisals. The Bear Stearns Opinion was necessarily based on economic, market and other conditions, and the information made available to it, as of the date of such opinion. Bear Stearns assumed that the Merger will qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the Code.

    In connection with preparing and rendering its opinion, Bear Stearns performed a variety of valuation, financial and comparative analyses. The summary of such analyses, as set forth below, does not purport to be a complete description of the analyses underlying the Bear Stearns Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to summary description. Bear Stearns believes that its analyses must be considered as a whole, and that selecting portions of its analyses and the factors considered by it without considering all such factors and analyses, could create an incomplete view of the processes underlying the Bear Stearns Opinion. Moreover, the estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Accordingly, such estimates are inherently subject to substantial uncertainties.

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
    The following is a summary of the material valuation, financial and comparative analyses presented by Bear Stearns to the Universal Board on October 23, 1997 in connection with its opinion as of such date. For purposes herein, the term "New Clear Channel" is used by Bear Stearns to refer to Clear Channel pro forma after giving effect to the Merger.

    TRANSACTION VALUE. To exemplify the nominal value of the Merger Consideration (the "Transaction Equity Value") Bear Stearns assumed that holders of Universal Common Stock would receive 0.67 shares of Clear Channel Common Stock plus cash for fractional shares. Based on the closing price for Clear Channel Common Stock of $63.69 on October 21, 1997, Bear Stearns calculated a per share Transaction Equity Value of $42.67. Based upon fully diluted shares of approximately 28.069 million, the Transaction Equity Value totals approximately $1,197.7 million. To calculate the nominal value of the enterprise value of the Merger Consideration (the "Transaction Enterprise Value"), Bear Stearns added net debt of $531.2 million ($537. 6 million Universal total debt less $6.4 million Universal cash and cash equivalents as of August 31, 1997, pro forma for certain pending acquisitions) to the Transaction Equity Value for a Transaction Enterprise Value of approximately $1,728.9 million. Bear Stearns noted that the actual value of the consideration to be received by holders of Universal Common Stock would depend on various factors including the future prices for the shares of Clear Channel Common Stock.

    TRANSACTION VALUATION MATRIX. Bear Stearns prepared a Transaction Valuation Matrix to illustrate a range of hypothetical prices for the Clear Channel Common Stock and, based on the Conversion Number, the value of the consideration received by the Universal stockholders in the Merger. Bear Stearns then used the Transaction Valuation Matrix to demonstrate the range of transaction multiples of revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA") and after tax cash flow being received by holders of the Universal Common Stock based on (i) $63.38, the closing price of the Clear Channel Common Stock on October 22, 1997, (ii) $50.70, representing the closing price of the Clear Channel Common Stock on October 22, 1997 less a 20% decline in value to reflect the right of Universal to terminate the transaction, assuming no decrease in the Custom Index (consisting of Westinghouse, Cox Radio, Inc., Lamar, Outdoor Systems, and Chancellor Media Corporation, as set forth in the Merger Agreement), and (iii) a range of prices for the Clear Channel Common Stock ranging from $46.30 to $52.09 as suggested by the Comparable Sum of the Parts Illustration (see below) implying a multiple of estimated 1997 EBITDA in the Transaction of 14.1x, 12.1x and 11.5 to 12.3x, respectively.

    STOCK TRADING HISTORY. Bear Stearns reviewed the performance of the per share stock market price and volume levels of Clear Channel Common Stock for the twelve month period from October 20, 1996 to October 21, 1997 and the performance of the per share stock market price and volume levels of Universal Common Stock since its initial public offering ("Universal IPO") on July 23, 1996 through October 21, 1997. Bear Stearns reviewed the relative performance of the per share stock market price of Clear Channel Common Stock and compared such per share market price movements to the relative market price movements of selected publicly-traded radio broadcasting companies and the Standard & Poor's index of 400 industrial companies (the "S&P 400"). Such radio broadcasting companies included American Radio Systems Corporation, Emmis Broadcasting Corporation, Cox Radio, Inc., SFX Broadcasting, Inc., Jacor Communications, Inc., Chancellor Media Corporation and Saga Communications, Inc. (collectively, the "Radio Comparable Index"). Bear Stearns also reviewed the relative performance of the per share stock market price of Clear Channel Common Stock and compared such per share market price movements to the relative market price movements of selected publicly-traded television broadcasting companies and outdoor advertising companies. Such television broadcasting companies included Granite Broadcasting Corporation, LIN Television Corporation, Sinclair Broadcast Group, Inc., Young Broadcasting, Inc., and Hearst-Argyle Television, Inc. (collectively, the "Television Comparable Index"). Such outdoor advertising companies included Lamar and Outdoor Systems (collectively, the "Outdoor Comparable Index"). Bear Stearns also reviewed the nominal per share market price movements of Universal Common Stock and Clear Channel Common Stock since the Universal IPO, and calculated the average implied exchange ratios for the trailing quarters ended September 30, 1996, December 31, 1996, March 31, 1997, June 30,

1997 and September 30, 1997 to be 0.68, 0.81, 0.63, 0.60, and 0.56,
respectively. Bear Stearns also reviewed the historical per share stock market price of Universal Common Stock and compared such per share market price movements to the historical per share stock market price of Clear Channel Common Stock multiplied by the Conversion Number for the period from the Universal IPO through October 22, 1997. Bear Stearns noted that the implied acquisition price per Universal Common Share based upon the per share stock market closing price for Clear Channel Common Stock on October 21, 1997 reflected an approximate 2.3% premium, and that the premium was 21.3% to Universal's per share stock market closing price of $35.00 as of September 26, 1997.

    ANALYSIS OF SELECTED PRECEDENT M&A TRANSACTIONS--OUTDOOR ADVERTISING. Bear Stearns reviewed and analyzed the publicly available financial terms of eight selected recent merger and acquisition transactions in the outdoor advertising industry which, in Bear Stearns' judgment, were reasonably comparable to the Merger, and compared the financial terms of such transactions to those of the Merger. These eight transactions included: (i) Outdoor Systems acquisition of National Advertising Company; (ii) Clear Channel's acquisition of Eller Media;
(iii) Universal's acquisition of Revere; (iv) Universal's acquisition of NOA Holding Company; (vii) Eller Media's acquisition of Patrick Media; and (viii) Infinity Broadcasting's acquisition of TDI Worldwide, Inc. (collectively, the "Precedent Outdoor Advertising Transactions"). Bear Stearns reviewed the prices paid in the Precedent Outdoor Advertising Transactions and analyzed various operating and financial information and imputed valuation multiples and ratios. Bear Stearns noted that none of the Precedent Outdoor Advertising Transactions was identical to the Merger and that, accordingly, any analysis of the Precedent Outdoor Advertising Transactions necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would necessarily affect the acquisition value of Universal's outdoor advertising operations versus the acquisition values of the companies to which Universal's outdoor advertising operations were being compared. Bear Stearns' analysis of the Precedent Outdoor Advertising Transactions indicated that the range of Enterprise Value to last twelve months EBITDA multiples was 7.9x to 15.1x (10.4x, excluding the multiple of Outdoor Systems' acquisition of National Advertising Company), yielding a harmonic mean of 9.8x.

    ANALYSIS OF COMPARABLE PUBLICLY TRADED COMPANIES--OUTDOOR ADVERTISING. Bear Stearns compared certain operating, financial, trading and valuation information for Universal's and Clear Channel's outdoor advertising operations to certain publicly available operating, financial, trading and valuation information of two selected outdoor advertising companies, which, in Bear Stearns' judgment, were comparable to Universal's outdoor advertising operations for purposes of this analysis. These companies included Lamar and Outdoor Systems (collectively, the "Comparable Outdoor Advertising Companies"). Bear Stearns' analysis of the Comparable Outdoor Advertising Companies indicated that the Comparable Outdoor Advertising Companies were trading in a range of Enterprise Value to pro forma estimated 1997 and estimated 1998 EBITDA of 14.0x to 14.1x and 12.5x to 12.6x, respectively, with harmonic means of 14.1x and 12.6x, respectively. Bear Stearns' analysis of the Comparable Outdoor Advertising Companies indicated that the Comparable Outdoor Advertising Companies were trading in a range of price to pro forma estimated 1997 and estimated 1998 after-tax cash flow of 20.9x to 22.9x and 16.3x to 16.4x, respectively, with harmonic means of 21.8x and 16.3x, respectively. Bear Stearns noted that none of the Comparable Outdoor Advertising Companies is identical to Universal and that, accordingly, any analysis of the Comparable Outdoor Advertising Companies necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would necessarily affect the relative trading and acquisition values of Universal's outdoor advertising operations versus Comparable Outdoor Advertising Companies to which Universal's outdoor advertising operations were being compared. Bear Stearns noted that for purposes of analyzing the Comparable Sum of the Parts Illustration (described below), it used these valuation multiples for the Comparable Outdoor Advertising Companies as a basis for estimating the outdoor segment multiples in the Comparable Sum of the Parts Illustration.

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
    RELATIVE CONTRIBUTION ANALYSIS. Bear Stearns calculated the relative contribution by each of Universal and Clear Channel to the combined company (both with and without taking into consideration estimated pre-tax potential synergies of $7.5 million) with respect to, among other things, market value of equity, enterprise value, net revenue, EBITDA, earnings before interest and taxes ("EBIT") and after-tax cash flow. The results of each of these analyses indicated that Universal would contribute 24.5% and 24.8% of the combined company's 1997 and 1998 estimated after-tax cash flow, respectively, and 26.2% of the combined company's 1997 and 1998 estimated EBITDA. Bear Stearns noted that the analysis of relative contribution by each of Universal and Clear Channel to the combined company after accounting for an estimated $7.5 million in pre-tax potential synergies which could result from the Merger indicated that Universal would contribute an estimated 24.2% and 24.5% of combined company's 1997 and 1998 estimated after-tax cash flow, respectively, and 25.8% of combined company's 1997 and 1998 estimated EBITDA. By way of comparison, Bear Stearns observed that the Conversion Number would result in holders of Universal Common Stock receiving a 15.8% stake in the combined company.

    HAS/GETS ANALYSIS. Bear Stearns also conducted a per share has/gets analysis for 1997 and 1998 estimated after-tax cash flow per share for Universal Common Stock and Clear Channel Common Stock, both with and without the assumed $7.5 million of synergies. Bear Stearns calculated that after-tax cash flow per share Universal Common Stock would decline 35.5% in 1997 from $2.62 per share prior to the Merger to $1.69 per share subsequent to the Merger and would decline 36.5% in 1998 from $3.30 per share prior to the Merger to $2.10 per share subsequent to the Merger. After the assumed $7.5 million in synergies, after-tax cash flow per share of Universal Common Stock would decline 34.7% in 1997 from $2.62 per share prior to the Merger to $1.71 per share subsequent to the Merger and would decline 35.8% in 1998 from $3.30 per share prior to the Merger to $2.12 per share subsequent to the Merger. In performing such per share has/gets analyses, Bear Stearns did not take into account any share repurchases which might be affected by Clear Channel due to inherent uncertainties as to the timing, amount and repurchase prices associated with such share repurchases.

    COMPARABLE SUM OF THE PARTS ILLUSTRATION. Bear Stearns prepared a Comparable Sum of the Parts Illustration in which the combined company was valued on a segment-by-segment basis based on multiples of comparable public companies. The Comparable Sum of the Parts Illustration was prepared by: (i) multiplying New Clear Channel's projected 1998 Radio Broadcast Cash Flow by a range of multiples of 14.0x to 16.0x; adding the product of projected 1998 Television Broadcast Cash Flow multiplied by a range of multiples of 9.0x to 11.5x; and adding the product of projected 1998 Outdoor Cash Flow (pro forma for the Merger) multiplied by a range of multiples from 12.0x to 12.5x; (ii) subtracting corporate overhead, multiplied by a range of multiples from 6.0x to 8.0x to determine the Total Enterprise Value; (iii) subtracting $2,181.5 million in the combined company's estimated Pro Forma Net Debt (total debt less cash and equivalents); (iv) adding the estimated value of equity investments in unconsolidated subsidiaries to determine the Total Equity Value, and (v) dividing this amount by combined pro forma shares outstanding, calculating an implied equity per share value of $46.30 to $52.09 for New Clear Channel Common Stock representing a 17.8% to 27.0% discount to the Clear Channel Common Stock per share price of $63.375 as of October 22, 1997. At a range of $46.30 to $52.09 per share of New Clear Channel Common Stock, the implied range of equity values of Universal Common Stock was $31.02 to $34.90 per share implying a range of multiples of Implied Enterprise Value to 1997 EBITDA of 11.5x to 12.4x.

    Bear Stearns compared certain operating, financial, trading and valuation information for Clear Channel's radio broadcasting operations to certain publicly available operating, financial, trading and valuation information of seven selected radio broadcasting companies, which, in Bear Stearns' judgment, were comparable to Clear Channel's radio broadcasting operations for purposes of this analysis. These companies included American Radio Systems Corporation, Chancellor Media Corporation, Cox Radio, Inc., Emmis Broadcasting Corporation, Jacor Communications, Inc., Saga Communications, Inc. and SFX Broadcasting, Inc. (collectively, the "Comparable Radio Broadcasting Companies"). Bear Stearns also reviewed and analyzed, but excluded from the harmonic mean of various multiples of the group of Comparable Radio Broadcasting Companies, American Radio Systems Corporation and SFX Broadcasting, Inc., due to recently announced transactions in which the companies are the subjects of pending acquisitions. Bear Stearns' analysis of the Comparable Radio Broadcasting Companies indicated that the Comparable Radio Broadcasting Companies were trading in a range of Enterprise Value to pro forma estimated 1997 and estimated 1998 Broadcast Cash Flow of 13.4x to 18.3x and 12.0x to 15.9x, respectively, with harmonic means of 15.6x and 13.5x, respectively. Bear Stearns noted that Clear Channel's Enterprise Value as a multiple of pro forma estimated 1997 and estimate 1998 Broadcast Cash Flow was 19.8x and 18.2x, respectively, which is at a premium to the Comparable Radio Broadcasting companies. Bear Stearns noted that for purposes of analyzing the Comparable Sum of the Parts Illustration (described above), it used the valuation multiples for the Comparable Radio Broadcasting Companies as a basis for estimating the radio broadcasting segment multiples in the Comparable Sum of the Parts Illustration.

    Bear Stearns compared certain operating, financial, trading and valuation information for Clear Channel's television broadcasting operations to certain publicly available operating, financial, trading and valuation information of five selected television broadcasting companies, which, in Bear Stearns' judgment, were comparable to Clear Channel's television broadcasting operations for purposes of this analysis. These companies included Granite Broadcasting Corporation, Hearst-Argyle Television, Inc., LIN Television Corporation, Sinclair Broadcast Group, Inc. and Young Broadcasting, Inc. (collectively, the "Comparable Television Broadcasting Companies"). Bear Stearns also reviewed and analyzed, but excluded from the harmonic mean of various multiples of the group of Comparable Television Broadcasting Companies, LIN Television Corporation, due to a recently announced pending transaction. Bear Stearns' analysis of the Comparable Television Broadcasting Companies indicated that the Comparable Television Broadcasting Companies were trading in a range of Enterprise Value to pro forma estimated 1997 and estimated 1998 Broadcast Cash Flow of 9.9x to 13.8x and 9.1x to 12.7x, respectively, with harmonic means of 10.9x and 9.6x, respectively. Bear Stearns noted that for purposes of analyzing the Comparable Sum of the Parts Illustration (described above), it used these valuation multiples for the Comparable Television Broadcasting Companies as a basis for estimating the television broadcasting segment multiples in the Comparable Sum of the Parts Illustration.

    OTHER ANALYSES. Bear Stearns conducted such other analyses as it deemed necessary, including reviewing historical and projected financial and operating data for both Universal and Clear Channel and selected investment research reports on each of Universal and Clear Channel, including information pertaining to the estimated revenues and broadcast and outdoor cash flow for each of the operating segments, assessing future acquisition and growth opportunities for both companies and reviewing available information regarding the individual and institutional holdings of Universal Common Stock and Clear Channel Common Stock.

    Pursuant to the terms of its engagement letter, dated October 20, 1997, Universal is obligated to pay Bear Stearns a fee of $2,000,000. Universal also has agreed to reimburse Bear Stearns for its reasonable out-of-pocket expenses up to $100,000, including fees and expenses of its legal counsel, and to indemnify Bear Stearns and certain related persons against certain liabilities, including liabilities under the Federal securities laws, relating to or arising out of its engagement.

    Bear Stearns has been previously engaged by Universal to provide certain investment banking and financial advisory services in connection with the Universal IPO on July 23, 1996 and subsequent offerings of equity and debt. During the last two years, Bear Stearns earned compensation with respect to all such services, other than the fees described in the preceding paragraph, of approximately $12.1 million. In the ordinary course of business, Bear Stearns may actively trade the equity securities of Universal for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

    Bear Stearns has been previously engaged by Clear Channel to provide certain investment banking and financial advisory services in connection with an equity offering in 1991. Additionally, Theodore H.

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
Strauss, an officer of Bear Stearns, is a member of the Clear Channel Board. In the ordinary course of business, Bear Stearns may actively trade the equity securities of Clear Channel for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

    Bear Stearns is an internationally recognized investment banking firm and was selected as financial advisor to Universal in connection with the Merger and asked to assist Universal in the Merger negotiations and render its opinion in connection with the Merger based on Bear Stearns' qualifications, expertise and reputation in providing advice to companies in the media and communications industries as well as its familiarity with Universal and Clear Channel. As part of its investment banking business, Bear Stearns is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisition, negotiated underwritings, competitive bidding, secondary distribution of listed and unlisted securities, private placements and valuation for estate, corporate and other purposes.

(F) INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

STOCK-BASED AWARDS

    WARRANTS. Messrs. Daniel L. Simon and Brian T. Clingen hold Management Warrants with respect to 1,847,526 and 326,053 shares of Universal Common Stock, respectively. Prior to the Effective Time, Messrs. Daniel L. Simon and Brian T. Clingen irrevocably forfeited warrants with respect to an aggregate of 173,499 shares of Universal Common Stock and may prior to the Effective Time, forfeit up to an additional 6,501 Management Warrants. With respect to each other outstanding Management Warrant, as of the Effective Time, such Management Warrant will be cancelled in exchange for the number of shares of Clear Channel Common Stock equal to the product of (X) the difference between (i) the total number of shares of Universal Common Stock subject to such Management Warrant and (ii) the number obtained by dividing (A) the aggregate exercise price of such Management Warrant by (B) $41.50 and (Y) 0.67. Accordingly, it is anticipated that Messrs. Simon and Clingen will receive, in exchange for the cancellation of their Management Warrants, approximately 1,088,705, and approximately 192,136 shares of Clear Channel Common Stock, respectively.

    OTHER STOCK AWARDS. On December 10, 1997, in order to incentivize employees to remain with Universal and to render future services, Universal created two types of stock awards ("Stock Awards"), 112,373 of which were granted on such date to certain employees of Universal and 4,825 of which were granted on January 5, 1998 (the aggregate amount of shares of such grants shall in no event exceed 180,000), including 38,599 Stock Awards to Cindy Ogle, Vice President of Operations of Universal, and 33,775 Stock Awards to Paul G. Simon, Vice President, General Counsel and Secretary of Universal as follows: (i) Class I awards will be of stock, which will be fully vested on the date of grant and
(ii) Class II awards will be of restricted stock, which will vest one year from the date of grant and will be forfeited if an employee who is receiving such restricted stock voluntarily terminates his or her employment prior to vesting. A portion of these Stock Awards were fully vested upon the date of grant, including all of Mr. Simon's awards and 22,709 of Ms. Ogle's. No Stock Awards will be made to any other directors or executive officers of Universal. The remaining Stock Awards will vest one year from the date of grant.

    As of the Effective Time, all of the Stock Awards (which shall remain subject to any applicable restrictions) will be converted in the Merger into shares of Clear Channel Common Stock.

EMPLOYMENT AGREEMENT WITH DANIEL L. SIMON

    In connection with the Merger, Daniel L. Simon entered into an employment agreement (the "Em-ployment Agreement"), dated as of October 23, 1997 and effective as of the Effective Time, pursuant to which Mr. Simon will become Vice Chairman and Chief Operating Officer of Clear Channel Outdoor, for a period beginning on the Effective Time and ending on August 18, 1999 (the "Term"). The Employment

Agreement provides for an annual base salary of $350,000 ("Base Salary") and an annual bonus to be determined by the Clear Channel Board.

    Mr. Simon's responsibilities as Chief Operating Officer shall include, without limitation, such duties and functions as are customarily performed by the Chief Operating Officer of a company of the size and nature of Universal and Eller Media. Furthermore, Mr. Simon will also be responsible for managing the transition relating to the Merger, including, but not limited to, integrating the outdoor advertising business of Universal, Eller Media and Clear Channel (the "Transition"). Mr. Simon's responsibilities relating to the Transition shall include, without limitation, (a) proposing how to consolidate functions such as accounting, human resources, legal, administration and marketing and sales including proposing what functions will continue to be performed in the office located in Chicago, (b) recommending a plan for assigning, hiring and terminating personnel and determining employee compensation, and (c) performing other general management functions relating to the operations of Clear Channel Outdoor all subject to the review and approval by the Chief Executive Officer of Clear Channel Outdoor.

    In addition, the Employment Agreement provides that if Mr. Simon's employment is terminated by him for Good Reason (as defined in the Employment Agreement, including removal from his position as Vice Chairman and Chief Operating Officer), he will continue to receive his Base Salary and employee benefits for the remainder of the Term. Mr. Simon may terminate his employment pursuant to the Employment Agreement without Good Reason upon providing four (4) weeks' notice of such termination, and, in such event, he will be bound by a noncompetition covenant for a period equal to the longer of one year or the remainder of the Term.

    The description of the Employment Agreement contained in this Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached hereto as Annex VI and is incorporated herein by reference.

INDEMNIFICATION

    The Merger Agreement provides that all rights to indemnification and all limitations on liability existing in favor of any officers, directors or employees of Universal or any of its subsidiaries, and the heirs, executors, trustees, fiduciaries and administrators of such officers, directors or employees (collectively, "Indemnitees"), provided in the Universal Charter, the Universal By-Laws or any agreement providing for indemnification by Universal or any of its subsidiaries of any Indemnitee in effect on the date of the Merger Agreement will survive the Merger and continue in full force and effect. The Merger Agreement also provides that for six years after the Effective Time, Clear Channel will, and will cause the Surviving Corporation to, to the fullest extent permitted by applicable law, (i) indemnify and hold harmless the Indemnities against all losses, expenses, claims, damages, liabilities, judgments or amounts paid in settlement in respect to any threatened, pending or completed claim, action, suit or proceeding relating to the fact that such person is or was a director, officer or employee of Universal or any of its subsidiaries and arising out of acts or omissions occurring on or prior to the Effective Time and (ii) advance to such Indemnitees all expenses incurred in connection with any imdemnifiable claim.

EMPLOYEE BENEFIT PLANS

    Clear Channel has agreed, for a period of up to one year following the Effective Time, to cause the Surviving Corporation and its subsidiaries to provide all Universal employees as of the Effective Time who continue to be employed by Universal coverage under group medical, dental, 401(k) savings, disability insurance, life insurance, accidental death and disability, and vacation plans or arrangements which are substantially similar to the plans providing such benefits to the employees of Universal prior to the Effective Time. However, Clear Channel may at its option at any time during such year provide to such employees the aforementioned benefits in a form which are substantially similar to the benefits provided to employees of Clear Channel at such time.

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
(G) VOTING AGREEMENT

    In connection with the Merger Agreement, Daniel L. Simon, Chief Executive Officer, President and a director of Universal, and Brian T. Clingen, Vice President, Chief Financial Officer and a director of Universal (collectively, the "Securityholders") have each entered into a Voting Agreement, dated as of October 23, 1997 (the "Voting Agreement," and collectively the "Voting Agreements"), with Clear Channel. The Securityholders entered into the Voting Agreements as a condition to, and in consideration for, Clear Channel entering into the Merger Agreement and received no other consideration for entering into the Voting Agreements. Pursuant to the Voting Agreements, the Securityholders agreed that during the period commencing on the date of the Voting Agreement and continuing until the first to occur of the consummation of the Merger, the termination of the Merger Agreement in accordance with its terms, and the agreement of the Securityholders and Clear Channel to terminate the Voting Agreements, at any annual, special or other meeting of Universal's stockholders, and at any adjournment or adjournments thereof, and pursuant to any consent in lieu of a meeting or otherwise, the Securityholders will vote (or cause to be voted) all of the shares of Universal Common Stock held of record and beneficially owned by the Securityholders (i) in favor of the Merger and the approval and adoption of the terms contemplated by the Merger Agreement and any actions required in furtherance thereof; (ii) against any action or agreement that could result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Universal under the Voting Agreements or the Merger Agreement; and (iii) against (A) any extraordinary corporate transaction, such as a merger, rights offering, reorganization, recapitalization or liquidation involving Universal or any of its subsidiaries other than the Merger, (B) a sale or transfer of a material amount of assets of Universal or any of its subsidiaries or the issuance of any securities of Universal or any subsidiary, (C) any change in the executive officers or the Universal Board, (D) any change in the present corporate structure or business of Universal or (E) any action that is intended, or could reasonably be expected, to materially impede, interfere with, delay, postpone or adversely affect the Merger and the transactions contemplated by the Merger Agreement. See
Section 13, "BENEFICIAL OWNERSHIP OF UNIVERSAL COMMON STOCK."

    The Securityholders also agreed not to (i) sell, transfer, pledge, encumber or otherwise dispose of their Universal Common Stock, or enter into an agreement to do any of the foregoing, and (ii) grant any proxies or power of attorney or enter into a voting agreement or other arrangement with respect to their Universal Common Stock, except as contemplated by the Voting Agreements.

    In connection with the Voting Agreements, the Securityholders made certain customary representations and warranties with respect to ownership of their Universal Common Stock, and Clear Channel and the Securityholders each made certain customary representations with respect to its authority to enter into and perform its obligations under the Voting Agreements and the absence of conflicts and requisite consents and approvals.

    The description of the Voting Agreements contained in this Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to the full text of the Voting Agreements, which are attached hereto as Annexes IV.A and IV.B and are incorporated herein by reference.

(H) RESALE AGREEMENT

    In connection with the Merger Agreement, Daniel L. Simon has entered into a Resale Agreement, dated as of October 23, 1997 (the "Resale Agreement") with Clear Channel. Mr. Simon entered into the Resale Agreement as a condition to, and in consideration for, Clear Channel entering into the Merger Agreement and received no other consideration for entering into the Resale Agreement. Pursuant to the Resale Agreement, Mr. Simon has agreed during the period beginning on the effective date of the Merger and ending on the earlier of (i) the date Mr. Simon is no longer an officer or director of Clear Channel or any of its subsidiaries and (ii) two years following the effective date of the Merger Agreement, that he will

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
not, directly or indirectly, offer, sell, sell short or otherwise dispose of any shares of Clear Channel Common Stock or other capital stock of Clear Channel, or any other securities convertible into, exchangeable or exercisable for Clear Channel Common Stock or other capital stock of Clear Channel or derivative of Clear Channel Common Stock or other capital stock of Clear Channel ("Clear Channel Securities") owned by Mr. Simon, or request the registration for the offer or sale of any of the foregoing, PROVIDED that during such period Mr. Simon (a) may sell up to $75,000,000 of Clear Channel Common Stock in accordance with applicable law and (b) may make Permitted Transfers (as defined in the Resale Agreement) provided the transferee agrees to be bound by the Resale Agreement. This restriction terminates if the Merger Agreement is terminated prior to the consummation of the Merger. See Section 13, "BENEFICIAL OWNERSHIP OF UNIVERSAL COMMON STOCK."

    Mr. Simon has also agreed, during the period beginning on the date of the Resale Agreement and ending on the date the Merger Agreement is terminated in accordance with its terms or the Merger is consummated, not to, directly or indirectly, purchase, offer to purchase, sell, offer to sell, sell short or otherwise acquire or dispose of any Clear Channel Securities.

    The foregoing restrictions do not apply to (i) Mr. Simon surrendering Management Warrants exercisable for up to 180,000 shares of Universal Common Stock to Universal, (ii) the grant by Universal of up to 180,000 options to purchase Universal Common Stock or restricted stock to certain of its officers and (iii) the exchange of such options described in (ii) above for Clear Channel Common Stock or options to acquire Clear Channel Common Stock in the Merger.

    The description of the Resale Agreement contained in this Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to the full text of the Resale Agreement, which is attached hereto as Annex V and is incorporated herein by reference.

(I) CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

    THE FOLLOWING DISCUSSION IS INTENDED ONLY AS A DESCRIPTION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL TAX EFFECTS OF THE MERGER. THE DISCUSSION DOES NOT ADDRESS ALL OF THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO PARTICULAR TAXPAYERS IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES OR TO TAXPAYERS SUBJECT TO SPECIAL TREATMENT UNDER THE CODE (INCLUDING, WITHOUT LIMITATION, INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, DEALERS IN SECURITIES, TAX-EXEMPT ORGANIZATIONS, FOREIGN CORPORATIONS, FOREIGN PARTNERSHIPS OR OTHER FOREIGN ENTITIES AND INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES, PERSONS WHO DO NOT HOLD SHARES OF UNIVERSAL COMMON STOCK AS CAPITAL ASSETS, PERSONS WHO HOLD SHARES OF UNIVERSAL COMMON STOCK AS PART OF A "STRADDLE" OR A "CONVERSION TRANSACTION" FOR U.S. FEDERAL INCOME TAX PURPOSES, AND INDIVIDUALS WHO RECEIVED SHARES OF THE UNIVERSAL COMMON STOCK PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION).

    NO INFORMATION IS PROVIDED HEREIN WITH RESPECT TO THE TAX CONSEQUENCES, IF ANY, OF THE MERGER UNDER APPLICABLE FOREIGN, STATE, LOCAL AND OTHER TAX LAWS. THE FOLLOWING DISCUSSION IS BASED ON THE PROVISIONS OF THE CODE, APPLICABLE TREASURY REGULATIONS THEREUNDER, INTERNAL REVENUE SERVICE RULINGS AND JUDICIAL DECISIONS, IN EFFECT AS OF THE DATE HEREOF. THERE CAN BE NO ASSURANCE THAT FUTURE LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL CHANGES OR INTERPRETATIONS WILL NOT AFFECT THE ACCURACY OF THE STATEMENTS OR CONCLUSIONS SET FORTH HEREIN. ANY SUCH CHANGE OR INTERPRETATION COULD APPLY RETROACTIVELY AND COULD AFFECT THE ACCURACY OF SUCH DISCUSSION. NO RULINGS HAVE BEEN OR WILL BE SOUGHT FROM THE INTERNAL REVENUE SERVICE CONCERNING THE TAX CONSEQUENCES OF THE MERGER.

    EACH STOCKHOLDER OF UNIVERSAL IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE MERGER, INCLUDING THE APPLICATION OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

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
    A Universal stockholder will not recognize gain, loss or taxable income upon receipt of shares of Clear Channel Common Stock in exchange for shares of Universal Common Stock pursuant to the Merger except to the extent: (i) a Universal Stockholder receives cash in lieu of fractional shares and (ii) Universal is deemed to pay any expenses (including certain transfer taxes) which are a liability of a Universal Stockholder. A Universal stockholder who receives cash in lieu of a fractional share of Clear Channel Common Stock will be treated as having received such fractional share and sold it for cash. Accordingly, such stockholder will recognize gain or loss equal to the difference, if any, between the amount of cash so received and the tax basis of the Universal Common Stock allocable to such fractional share. Such gain or loss will constitute capital gain or loss if the shares of Universal Common Stock were held as a capital asset at the time of the Merger and will be long-term capital gain or loss if the holding period for such shares was greater than one year at the time of the Merger. Any capital gain recognized as a result of the Merger will be taxed at rates applicable to capital gains. The tax rate applicable to capital gains of an individual stockholder varies depending on the stockholder's holding period for the shares. Pursuant to recently enacted legislation, in the case of an individual, any such capital gain will be subject to a maximum federal income tax rate of (A) 20% if the stockholder's holding period in such stock is more than 18 months on the date of the Merger and (B) 28% if the stockholder's holding period is more than one year but not more than 18 months on the date of the Merger. The deductibility of capital losses is subject to limitations for both individuals and corporations. Any amount deemed to be paid by Universal for expenses (including certain transfer taxes) which are a liability of a Universal stockholder will be treated as dividend income to such stockholder subject to tax at ordinary income rates. A Universal stockholder will have a tax basis in the shares of Clear Channel Common Stock received in the Merger in exchange for shares of Universal Common Stock equal to the tax basis of the stockholder's Universal Common Stock (less the tax basis allocable to any fractional share). The holding period for such shares of Clear Channel Common Stock will include the holding period of the stockholder's Universal Common Stock.

    It is a condition to the consummation of the Merger that Universal receive an opinion from its tax counsel, Skadden, Arps, Slate, Meagher & Flom LLP, and that Clear Channel receive an opinion from its tax counsel, Akin, Gump, Strauss, Hauer & Feld, L.L.P., to the effect that, for federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code and no gain or loss will be recognized by Clear Channel, Sub, Universal or generally by the Universal stockholders as a result of the Merger. It is expected that such opinions will provide that the Merger will be tax free to the Universal stockholders except to the extent: (a) a Universal stockholder receives cash in lieu of fractional shares of Clear Channel Common Stock and (b) Universal is deemed to pay any expenses (including certain transfer taxes) which are a liability of a Universal stockholder.

    In rendering such opinions, Skadden, Arps, Slate, Meagher & Flom LLP and Akin, Gump, Strauss, Hauer & Feld, L.L.P. may receive and rely upon representations contained in certificates of Universal, Clear Channel and others.

(J) ANTICIPATED ACCOUNTING TREATMENT

    The Merger is expected to be treated for accounting purposes as a purchase. As a result, the assets and liabilities of Universal will be adjusted to their estimated fair values with the unallocated purchase price reflected as goodwill.

(K) REGULATORY APPROVALS

    The consummation of the Merger is conditioned upon the expiration or termination of the applicable waiting period (and any extension thereof) under the HSR Act. The antitrust and competition agencies in the United States assert jurisdiction to review the Merger for compliance and, if they were to deem warranted, to challenge all or certain aspects of the Merger by seeking to block the transaction or to impose conditions on the Merger. Under the applicable law and regulations, the Merger may not be consummated until notifications have been given, certain information has been furnished to the FTC and the applicable waiting period has expired or been terminated. On October 30, 1997, Universal and Clear Channel filed notification and report forms under the HSR Act with the FTC and the DOJ. On November 26, 1997, Universal and Clear Channel received a request for additional information from the DOJ and accordingly, the waiting period will terminate 20 days after Universal and Clear Channel each "Substantially Comply" with such request. Pursuant to the terms of the Merger Agreement, Clear Channel has proffered its willingness (x) to sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, such assets, categories of assets or businesses of Universal or Clear Channel or either's respective subsidiaries, (y) terminate such existing relationships and contractual rights and obligations and (z) amend or terminate such existing licenses or other intellectual property agreements (and, in each case, to enter into agreements with the relevant Government Antitrust Entity giving effect thereto) in each case with respect to the foregoing clauses (x),
(y) or (z), if such action is necessary or reasonably advisable for the purpose of avoiding or preventing any action by any Government Antitrust Entity which would restrain, enjoin or otherwise prevent or materially delay consummation of the transactions contemplated by the Merger Agreement prior to the deadline specified in the Merger Agreement. See Section 8(f), "OTHER TERMS OF THE MERGER AGREEMENT--Other Covenants--Filings; Other Actions." The combined enterprise may be required to divest assets, or agree to various operating restrictions before or after receipt of stockholder approval, in order to obtain the necessary authorizations and approvals of the Merger or to assure that governmental authorities do not seek to block the Merger. There can be no assurance that the consummation of any such divestitures could be effected at a fair market price or that the reinvestment of the proceeds therefrom would produce for the combined enterprise operating profit at the same level as the divested product lines or a commensurate rate of return on the amount of its investment. There also can be no assurance that any operating restrictions imposed would not adversely affect the value of the combined enterprise.

    At any time before or after the Effective Time, notwithstanding that the waiting period under the HSR Act has expired, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Universal or Clear Channel. At any time before or after the Effective Time, and notwithstanding that the waiting period under the HSR Act has expired, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger, rescission of the Merger or seeking divestiture of substantial assets of Universal or Clear Channel. Private persons may also seek to take legal action under the antitrust laws under certain circumstances.

(L) PERCENTAGE OWNERSHIP INTEREST OF UNIVERSAL STOCKHOLDERS AFTER THE MERGER

    In the Merger, stockholders of Universal will, from and after the Effective Time, become stockholders of Clear Channel and thereby will continue to have an indirect economic interest in Universal as a wholly owned subsidiary of Clear Channel. Based on the number of shares of Clear Channel Common Stock outstanding on December 12, 1997 and assuming the issuance of approximately 19,287,858 shares of Universal Common Stock in connection with the Merger, after giving effect to the consummation of the Merger there will be approximately 117,454,935 shares of Clear Channel Common Stock issued, of which the stockholders (including holders of Universal warrants and options) of Universal will own approximately 16.4%, assuming no additional issuances of Clear Channel Common Stock.

(M) ABSENCE OF APPRAISAL RIGHTS

    Universal Common Stock is quoted on the Nasdaq National Market and, as a result, holders of Universal Common Stock will not be entitled to appraisal rights under the DGCL in connection with the Merger.

(N) STOCK EXCHANGE LISTING

    It is a condition to the consummation of the Merger that the shares of Clear Channel Common Stock to be issued in the Merger be authorized for listing on the NYSE, subject only to official notice of listing.

(O) CERTAIN CONSEQUENCES OF THE MERGER

    As a result of the Merger, Sub will be merged with and into Universal and Universal will become a wholly-owned subsidiary of Clear Channel. Following consummation of the Merger, the Universal Common Stock will no longer be quoted on the Nasdaq National Market, will be deregistered under the Exchange Act and will no longer be publicly traded. Following consummation of the Merger, the Universal Bonds will remain outstanding. As such and until such time as the Universal Bonds shall cease to be outstanding or Clear Channel shall seek to deregister such Universal Bonds, Universal shall remain obligated to file periodic reports under the Exchange Act. See Section 5, "RISK FACTORS--Restrictions Imposed by Universal's Indebtedness".

(P) MANAGEMENT AFTER THE MERGER

    Upon consummation of the Merger, Universal will be a wholly owned subsidiary of Clear Channel. Pursuant to the Merger Agreement, the directors of Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Universal immediately prior to the Effective Time shall become the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

    Clear Channel will cause Daniel L. Simon to be appointed to the Clear Channel Board as of the Effective Time and to serve until the next annual election of directors of Clear Channel. In connection with such election, Clear Channel will take all necessary action to include Daniel L. Simon as a nominee for the Clear Channel Board recommended by such Clear Channel Board for election by Clear Channel's stockholders to such Board of Directors.

    In addition, at the Effective Time, Daniel L. Simon will become the Vice Chairman and Chief Operating Officer of Clear Channel Outdoor. Karl Eller, who currently serves on the Clear Channel Board, will remain Chairman and Chief Executive Officer of Clear Channel Outdoor. See Section 7(f), "THE MERGER--Interests of Certain Persons in the Transaction."

(Q) CONDUCT OF THE BUSINESS OF UNIVERSAL IF THE MERGER IS NOT CONSUMMATED

    If the Merger is not consummated, it is expected that the business and operations of Universal will continue to be conducted substantially as they currently are being conducted.

(R) RESALES OF CLEAR CHANNEL COMMON STOCK

    All shares of Clear Channel Common Stock to be issued in the Merger will be freely transferable, except that shares received by any person who may be deemed to be an "affiliate" (as used in paragraphs (c) and (d) of Rule 145 under the Securities Act, including, without limitation, directors and certain executive officers) of Universal for purposes of such Rule 145 may not be resold except in transactions permitted by such Rule 145 or as otherwise permitted under the Securities Act.

    Universal has agreed to deliver to Clear Channel a list setting forth the names and addresses of all persons who are, at the time of the Special Meeting, in Universal's reasonable judgment, "affiliates" (as used in the preceding paragraph) of Universal.

    Mr. Daniel L. Simon has also entered into a Resale Agreement with Clear Channel restricting his ability to sell Clear Channel Common Stock. See Section 7(h), "THE MERGER--Resale Agreement."

                    8.  OTHER TERMS OF THE MERGER AGREEMENT

    For the purposes of this Section 8 only, any capitalized terms not defined in this Section shall have the meaning ascribed to them in the Merger Agreement.

(A) CONVERSION OF SHARES IN THE MERGER

    As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Universal Common Stock or any shares of capital stock of Sub:

        (i) each share of common stock, par value $0.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation;

        (ii) each share of Universal Common Stock issued and held, immediately prior to the Effective Time, in Universal's treasury or by any of Universal's direct or indirect wholly owned subsidiaries, and each share of Universal Common Stock that is owned by Clear Channel, Sub or any other subsidiary of Clear Channel, shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

       (iii) each share of Universal Common Stock issued and outstanding immediately prior to the Effective Time (other than fractional shares and shares to be cancelled as described in subparagraph (ii) above, of which as of the date of this Proxy Statement/Prospectus there are none) shall be converted into the Merger Consideration) 0.67 (the "Conversion Number") duly authorized, validly issued and non-assessable shares of Clear Channel Common Stock; PROVIDED, that cash will be paid in lieu of any fractional share of Clear Channel Common Stock. See Section 8(c), "--No Fractional Shares."

    All shares of Universal Common Stock converted as described in subparagraph
(iii) above will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented outstanding shares of Universal Common Stock will cease to have any rights with respect thereto, except the right to receive the Merger Consideration. See Section 8(b), "--Exchange Agent; Procedures for Exchange of Certificates."

(B) EXCHANGE AGENT; PROCEDURES FOR EXCHANGE OF CERTIFICATES

    From and after the Effective Time, Clear Channel will make available to a bank or trust company designated by Clear Channel and reasonably satisfactory to Universal (the "Exchange Agent"), for the benefit of the holders of shares of Universal Common Stock for exchange, through the Exchange Agent, certificates evidencing such number of shares of Clear Channel Common Stock issuable to holders of Universal Common Stock in the Merger pursuant to Section 2.3 of the Merger Agreement (such certificates for shares of Clear Channel Common Stock, together with any dividends or distributions with respect thereto and cash, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent will, pursuant to irrevocable instructions, deliver the Clear Channel Common Stock contemplated to be issued pursuant to Section 2.3 of the Merger Agreement and any cash in lieu of fractional shares of Clear Channel Common Stock to which such holders are entitled out of the Exchange Fund. Except as contemplated by
Section 2.4(g) of the Merger Agreement, the Exchange Fund will not be used for any other purpose.

    As promptly as practicable after the Effective Time, Clear Channel will cause the Exchange Agent to mail to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Universal Common Stock (the "Certificates") (i) a letter of transmittal (which will be in customary form and will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of Clear Channel Common Stock, or cash in lieu of fractional shares of Clear Channel Common Stock to which such holder is entitled. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate will be entitled to receive in exchange therefor a certificate representing that number of whole shares of Clear Channel Common Stock into which such holder's shares of Universal Common Stock have been converted (and any cash in lieu of any fractional shares of Clear Channel Common Stock to which such holder is entitled and any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(d) of the Merger Agreement), and the Certificate so surrendered will be cancelled. In the event of a transfer of ownership of shares of Universal Common Stock which is not registered in the transfer records of Universal, shares of Clear Channel Common Stock, cash in lieu of any fractional shares of Clear Channel Common Stock to which such holder is entitled and any dividends or other distributions to which such holder is entitled may be issued to a transferee if the Certificate representing such shares of Universal Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered, each Certificate will be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the number of whole shares of Clear Channel Common Stock into which the shares of Universal Common Stock formerly represented thereby have been converted, cash in lieu of any fractional shares of Clear Channel Common Stock to which such holder is entitled and any dividends or other distributions to which such holder is entitled. See Section 8(c), "--No Fractional Shares."

    No dividends or other distributions declared or made after the Effective Time with respect to Clear Channel Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Clear Channel Common Stock represented thereby, and no cash payment in lieu of any fractional shares will be paid to any such holder, until the holder of such Certificate surrenders such Certificate. Subject to applicable laws, following surrender of any such Certificate, there will be paid to the holder of the certificates representing whole shares of Clear Channel Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Clear Channel Common Stock to which such holder is entitled and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Clear Channel Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Clear Channel Common Stock.

    Any portion of the Exchange Fund (including any shares of Clear Channel Common Stock) which remains undistributed to the holders of Universal Common Stock for six months after the Effective Time will be delivered to Clear Channel, upon demand, and any holders of Universal Common Stock who have not theretofore complied with the exchange provisions of the Merger Agreement will thereafter look only to Clear Channel for the applicable Merger Consideration, any cash in lieu of fractional shares of Clear Channel Common Stock to which they are entitled and any dividends or other distributions with respect to the Clear Channel Common Stock to which they are entitled. Any portion of the Exchange Fund remaining unclaimed by holders of shares of Universal Common Stock, as of a date which is immediately prior to such time as such amounts would otherwise escheat to, or become property of, any government entity, will, to the extent permitted by applicable law, become the property of Clear Channel free and clear of any claims or interest of any person previously entitled thereto.

    None of the Exchange Agent, Clear Channel nor the Surviving Corporation will be liable to any holder of shares of Universal Common Stock for any such shares of Clear Channel Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

    Each of the Surviving Corporation and Clear Channel will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of shares of Universal Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Clear Channel, as the case may be, such withheld amounts will be treated for all purposes of the Merger Agreement as having been paid to the holder of the shares of Universal Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Clear Channel, as the case may be.

    At the Effective Time, the stock transfer books of Universal will be closed and there will be no further registration of transfers of shares of Universal Common Stock thereafter on the records of Universal. From and after the Effective Time, the holders of Certificates representing shares of Universal Common Stock outstanding immediately prior to the Effective Time will cease to have any rights with respect to such shares of Universal Common Stock, except as otherwise provided in the Merger Agreement or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Clear Channel for any reason will be converted into shares of Clear Channel Common Stock, any cash in lieu of fractional shares of Clear Channel Common Stock to which the holders thereof are entitled and any dividends or other distributions to which the holders thereof are entitled.

    STOCKHOLDERS OF UNIVERSAL SHOULD NOT FORWARD THEIR UNIVERSAL CERTIFICATES WITH THE ENCLOSED PROXY CARD, NOR SHOULD THEY FORWARD THEIR UNIVERSAL CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED THE PACKET OF INFORMATION DESCRIBED ABOVE, INCLUDING THEIR LETTER OF TRANSMITTAL.

(C) NO FRACTIONAL SHARES

    No certificates or scrip representing a fractional share of Clear Channel Common Stock will be issued upon the surrender of Universal Certificates for exchange, no Clear Channel dividend or other distribution will relate to any such fractional share, and no such fractional share will entitle the owner thereof to any voting or other rights of a stockholder of Clear Channel. In lieu of any such fractional share, each holder of shares of Universal Common Stock who would otherwise have been entitled thereto upon the surrender of Universal Certificates for exchange will be paid cash (as described below).

    As promptly as practicable following the Effective Time, the Exchange Agent will determine the excess of (i) the number of whole shares of Clear Channel Common Stock delivered to the Exchange Agent by Clear Channel pursuant to the Merger Agreement over (ii) the aggregate number of whole shares of Clear Channel Common Stock to be distributed to holders of Universal Common Stock pursuant to the Merger Agreement (such excess being herein called the "Excess Shares"). Following the Effective Time, the Exchange Agent will, on behalf of former stockholders of Universal, sell the Excess Shares at then prevailing prices on the NYSE, all in the manner provided for in the Merger Agreement (as described in the paragraph immediately below).

    The sale of the Excess Shares by the Exchange Agent will be executed on the NYSE through one or more member firms of the NYSE and will be executed in round lots to the extent practicable. The Exchange Agent will use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Universal Common Stock, the Exchange Agent will hold such proceeds in trust for the holders of Universal Common Stock (the "Common Shares Trust"). Universal will pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Shares. The Exchange Agent will determine the portion of the Common Shares Trust to which each holder of Universal Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds constituting the Common Shares Trust by a fraction, the numerator of which will be the amount of the fractional share interest to which such holder of Universal Common Stock is entitled (after taking into account all shares of Universal Common Stock held at the Effective Time by such holder) and the denominator of which will be the aggregate amount of fractional share interests to which all holders of Universal Common Stock are entitled.

    Notwithstanding the provisions described in the two preceding paragraphs, the Surviving Corporation may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments contemplated above, to pay each holder of Universal Common Stock an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all shares of Universal Common Stock held at the Effective Time by such holder) would otherwise be entitled by (ii) the closing price for a share of Clear Channel Common Stock as reported on the NYSE Composite Transactions Tape (as reported in THE WALL STREET JOURNAL, or, if not reported thereby, any other authoritative source) on the closing date of the Merger.

    As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Universal Common Stock with respect to any fractional share interests, the Exchange Agent will make available such amounts to such holders of Universal Common Stock, subject to and in accordance with the Merger Agreement. See Section 8(b), "--Exchange Agent; Procedures for Exchange of Certificates."

(D) REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains various representations and warranties of Clear Channel, Universal and Sub, relating, among other things, to the following:

        (i) their incorporation, existence, good standing, corporate power and similar corporate matters;

        (ii) their capitalization;

       (iii) their authorization, execution, delivery and performance and the enforceability of the Merger Agreement and related matters, the absence of violations;

        (iv) the documents and reports filed with the SEC ("SEC Reports") and the accuracy and completeness of the information contained therein;

        (v) the absence of undisclosed liabilities;

        (vi) compliance with laws, ordinances and regulations;

       (vii) environmental matters;

      (viii) employee benefit matters;

        (ix) the absence of certain material changes or events since June 30, 1997;

        (x) pending or threatened investigations or litigation;

        (xi) the Registration Statement and this Proxy Statement/Prospectus and the accuracy and completeness of the information contained therein and herein and in the Merger Agreement;

       (xii) the lack of ownership of each other's stock; and

      (xiii) tax matters.

    In addition, the Merger Agreement contains various representations and warranties of Universal relating, among other things, to the following:

        (1) opinions of financial advisors;

        (2) required vote of stockholders;

        (3) insurance;

        (4) real property and title;

        (5) collective bargaining agreements and labor;

        (6) material contracts; and

        (7) no applicable state takeover statutes/approval for purposes of
    Section 203 of the DGCL.

    The representations contained in the Merger Agreement are generally qualified by references to "material adverse effect." In addition, all representations and warranties of Clear Channel, Universal and Sub will not survive the closing, I.E., they expire at the Effective Time.

(E) CONDUCT OF BUSINESS PENDING THE MERGER

    Each of Clear Channel and Universal has agreed that prior to the Effective Time or the date on which the Merger Agreement is earlier terminated in accordance with its terms (the "Termination Date"), and except as otherwise agreed to by the other parties to, or permitted by, the Merger Agreement, it will, and will cause each of its Subsidiaries to, conduct its operations according to their ordinary and usual course of business; however, this covenant does not limit Clear Channel's ability to authorize or propose, or enter into, any agreement with respect to any acquisitions or to issue any debt or equity securities.

    Universal has also agreed to, and to cause each of its subsidiaries to: (i) use its reasonable best efforts to preserve intact its business organization and goodwill in all material respects, keep available the services of its officers and employees as a group, subject to changes in the ordinary course, and maintain satisfactory relationships with customers, suppliers, distributors and others having business dealings with it; and (ii) to notify Clear Channel of any emergency or other change in the normal course of its respective businesses or in the operation of its respective properties and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any governmental body or authority if such emergency, change, complaint, investigation or hearing would have a Material Adverse Effect on Universal. Universal has agreed that it will not adopt any amendments to its corporate charter or by-laws.

    In addition, prior to the Effective Time or the Termination Date, and except as may be agreed to by the parties to, or permitted by, the Merger Agreement, Universal has agreed that it will not, and will not permit any of its Subsidiaries to:

        (i) authorize or pay any dividends on or make any distribution with respect to its outstanding shares of stock;

        (ii) except as previously disclosed in writing to Clear Channel or as otherwise provided in the Merger Agreement, enter into or amend any employment, severance or similar agreements or arrangements with any of their respective directors or executive officers;

       (iii) except as previously disclosed in writing to Clear Channel, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination, any acquisition of a material amount of assets or securities, any disposition of assets or securities or any release or relinquishment of any material contract rights not in the ordinary course of business, except for (A) acquisitions previously disclosed in writing to Clear Channel and Sub and (B) asset acquisitions for cash within the scope of or related to Universal's existing business in which the aggregate consideration is less than $5 million in any single acquisition or series of related transactions and less than $25 million in the aggregate for all such acquisitions, in each case which would not materially delay or impair the ability of Universal to perform its obligations under the Merger Agreement;

        (iv) (A) issue any shares of its capital stock, except upon exercise of rights or options issued pursuant to existing employee incentive or benefit plans, programs or arrangements and non-employee director plans (including, without limitation, shares issued in connection with stock grants or awards or the exercise of rights or options granted in the ordinary course of business consistent with past practice pursuant to such plans, programs or arrangements) or (B) effect any stock split not previously announced or (C) otherwise change its capitalization as it existed on September 30, 1997, except as contemplated in the Merger Agreement;

        (v) grant, confer or award any options, warrants, conversion rights or other rights not existing on the date of the Merger Agreement to acquire any shares of its capital stock, except for grants of options, stock awards or restricted stock under Universal's 1997 Equity Incentive Plan with respect to not more than 180,000 shares;

        (vi) except in the ordinary course of business in connection with employee incentive and benefit plans, programs or arrangements in existence on the date of the Merger Agreement, purchase or redeem any shares of its stock or pay any cash bonuses in excess of 133% of Universal's reserves for bonuses as of September 30, 1997, PROVIDED that Universal may adopt a bonus plan to incentive employees to remain with Universal through and until the Closing Date in an amount to be mutually agreed to by Clear Channel and Universal;

       (vii) except as contemplated by Section 5.4 or other provisions of the Merger Agreement, amend in any significant respect the terms of their respective employee benefit plans, programs or arrangements or any severance or similar agreements or arrangements in existence on the date of the Merger Agreement, or adopt any new employee benefit plans, programs or arrangements or any severance or similar agreements or arrangements;

      (viii) enter into any loan agreement;

        (ix) except in connection with (A) acquisitions previously disclosed in writing to Clear Channel or as contemplated pursuant to the provisions described in clause (iii) above and (B) interest payments on any of Universal's outstanding public debt, incur any additional indebtedness for borrowed money, other than incurrences in an amount in the aggregate not to exceed at any one time outstanding $1,000,000;

        (x) incur any capital expenditures in excess of $15,000,000;

        (xi) except with respect to sign location related contracts or leases, sales or advertising contracts or other agreements contemplated by or permitted pursuant to the Merger Agreement, enter into any material agreement;

       (xii) enter into an agreement with any Affiliate of Universal, any family member of any Affiliate of Universal or any stockholder who owns more than 10% of the outstanding capital stock of Universal; and

      (xiii) make any material Tax election or settle or compromise any material Tax liability, other than in connection with currently pending proceedings or other than in the ordinary course of business.

    Further, except as otherwise agreed to by the parties to, or permitted by, the Merger Agreement, Clear Channel has agreed to: (1) take all action necessary to cause Sub to perform its obligations under the Merger Agreement and to consummate the Merger on the terms and conditions set forth in the Merger Agreement and (2) vote, and to cause Sub to vote, all shares of Universal Common Stock, if any, beneficially owned by Sub or its affiliates in favor of adoption and approval of the Merger and the Merger Agreement at the Special Meeting.

    Each of Clear Channel and Universal also has agreed that it will not, and will not permit any of its subsidiaries, as applicable, to agree, in writing or otherwise, to take any of the foregoing actions pertaining to such party or take any action which would make the representations or warranties of such party contained in the Merger Agreement untrue.

(F) OTHER COVENANTS

    ACCESS TO INFORMATION; CONFIDENTIALITY

    Universal also has agreed, as permitted by law, to afford to Clear Channel, and to Clear Channel's officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours, during the period prior to the Effective Time, to all the properties, books, contracts, commitments and records of Universal and its subsidiaries, and during such period, Universal will furnish promptly to Clear Channel: (a) a copy of each report, schedule, registration statement and other document filed by it or its subsidiaries during such period pursuant to the requirements of applicable federal or state securities laws and (b) all other information concerning its business, properties and personnel as Clear Channel may reasonably request. Notwithstanding anything to the contrary in the Merger Agreement, neither Universal nor any or its Subsidiaries will be required to disclose any information to Clear Channel or its authorized representatives if doing so could violate any federal, state, local or foreign law, rule or regulation to which Universal or any of its Subsidiaries is subject. Clear Channel will keep such information provided to it by Universal confidential in accordance with the terms of the Confidentiality Agreement (as defined in the Merger Agreement).

    PROXY MATERIAL; REGISTRATION STATEMENT

    Universal has agreed that it will: (i) as promptly as practicable, prepare and file with the SEC, use its reasonable efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable, this Proxy Statement/Prospectus that will be the same proxy statement/prospectus contained in the Registration Statement and a form of proxy, in connection with the vote of Universal's stockholders with respect to the Merger; (ii) use its reasonable efforts to obtain the necessary approvals by its stockholders of the Merger Agreement and the transactions contemplated thereby; and (iii) otherwise comply in all material respects with all legal requirements applicable to such meeting. Universal may, if it withdraws, modifies or changes its recommendation in accordance with Section 5.3 of the Merger Agreement, delay the filing or mailing, as the case may be, of this Proxy Statement/Prospectus or delay the holding of the Special Meeting. In addition, Universal has agreed that it will, upon reasonable advance notice, provide Clear Channel with all financial and other data regarding Universal as may be reasonably requested by Clear Channel in connection with the Registration Statement.

    Clear Channel has agreed that it will, as promptly as practicable, prepare and file with the SEC the Registration Statement, which will include this Proxy Statement/Prospectus. Such Registration Statement will be used for the purposes of registering with the SEC and with applicable state securities authorities the issuance of Clear Channel Common Stock to holders of Universal Common Stock in connection with the Merger. Clear Channel has also agreed to furnish such information concerning Clear Channel as is necessary in order to cause this Proxy Statement/Prospectus, insofar as it relates to Clear Channel, to prepare this Proxy Statement/Prospectus in accordance with the provisions described in the preceding paragraph. Clear Channel also agreed promptly to advise Universal if, at any time prior to Special Meeting, any information provided by Clear Channel in this Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission. Further, Clear Channel agreed to use its best efforts to cause the Registration Statement to become effective under the Securities Act and applicable state securities laws at the earliest practicable date and to remain effective until the Effective Time.

    FILINGS; OTHER ACTION

    Universal and Clear Channel agreed in the Merger Agreement to (A) promptly make their respective filings and thereafter make any other required submissions under the HSR Act, (B) use reasonable efforts with one another in (i) determining whether any filings are required to be made with, or consents, permits,

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authorizations or approvals are required to be obtained from, any third party, the United States government or any agencies, departments or instrumentalities thereof or other governmental or regulatory bodies or authorities of federal, state, local and foreign jurisdictions in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby and (ii) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, and (C) use reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement including, without limitation, taking all such further action as reasonably may be necessary to resolve such objections, if any, as the FTC, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under relevant antitrust or competition laws with respect to the transactions contemplated by the Merger Agreement.

    Clear Channel and Universal specifically agreed to take or cause to be taken the following actions: (A) provide promptly to Governmental Entities with regulatory jurisdiction over enforcement of any applicable antitrust laws ("Government Antitrust Entity") information and documents requested by any Government Antitrust Entity or necessary, proper or advisable to permit consummation of the transactions contemplated by the Merger Agreement; (B) without in any way limiting the provisions described in the preceding clause, file any Notification and Report Form and related material required under the HSR Act as soon as practicable after the date of the Merger Agreement, and thereafter use its reasonable efforts to certify as soon as practicable its substantial compliance with any requests for additional information or documentary material that may be made under the HSR Act; (C) the proffer by Clear Channel of its willingness (i) to sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, such assets, categories of assets or businesses of Universal or Clear Channel or either's respective Subsidiaries, (ii) terminate such existing relationships and contractual rights and obligations and (iii) amend or terminate such existing licenses or other intellectual property agreements (and, in each case, to enter into agreements with the relevant Government Antitrust Entity giving effect thereto) in each case with respect to the foregoing clauses (i), (ii) or (iii), if such action is necessary or reasonably advisable for the purpose of avoiding or preventing any action by any Government Antitrust Entity which would restrain, enjoin or otherwise prevent or materially delay consummation of the transactions contemplated by the Merger Agreement prior to the deadline specified in Section 7.1(b) of the Merger Agreement; and (D) Universal will take promptly, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated thereby in accordance with the terms of the Merger Agreement unlawful or that would prevent or delay consummation of the transactions contemplated thereby, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (C) of this paragraph) necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the deadline specified in Section 7.1(b) of the Merger Agreement. Each of Universal and Clear Channel will provide to the other copies of all correspondence between it (or its advisors) and any Government Antitrust Entity relaying to the Merger Agreement or any of the matters described in Section 5.9(b) of the Merger Agreement. Universal and Clear Channel agreed to use their reasonable best efforts to ensure that all telephonic calls and meetings with a Government Antitrust Entity regarding the Merger or any of the antitrust matters described in the preceding clauses will include representatives of both Universal and Clear Channel. However, the Merger Agreement provides that no failure to obtain termination of the waiting period under the HSR Act will constitute a breach hereunder by Universal.

(G) NO SOLICITATION

    The Merger Agreement provides that, from the date thereof until the termination of such agreement, Universal will not, and will use its reasonable efforts to ensure that the respective officers, directors, employees, advisors, representatives or other agents of Universal or its Subsidiaries will not, directly or indirectly, (a) solicit, initiate, encourage or take any other action to knowingly facilitate, any Acquisition Proposal or (b) engage or participate in negotiations or substantive discussions with, or disclose any non-public information relating to Universal or its Subsidiaries or afford access to the properties, books or records of Universal or its Subsidiaries to, any Person that has made, or has indicated its interest in making or considering or intending to make, an Acquisition Proposal, PROVIDED that to the extent the Universal Board determines in good faith, after consultation with outside legal counsel, that the failure to engage or participate in such negotiations or discussions or provide such information or afford such access would be reasonably likely to be inconsistent with the fiduciary duties of the Universal Board under applicable law, Universal may furnish information and afford access to any such Person with respect to Universal and its Subsidiaries and participate in negotiations and enter into agreements with any such Person regarding such Acquisition Proposal, PROVIDED that if the Universal Board receives an Acquisition Proposal, then, subject to the fiduciary duties of the Universal Board, Universal will promptly inform Clear Channel of the terms and conditions of such proposal and the identity of the Person making it. The Merger Agreement does not prohibit Universal or the Universal Board from taking and disclosing to Universal's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to Universal's stockholders as may be required by applicable law.

    For the purposes of the above summarized provision of the Merger Agreement, "Acquisition Proposal" means any offer or proposal for a merger, consolidation, recapitalization, liquidation, business combination or similar transaction involving Universal or any of its Subsidiaries or the acquisition or purchase of 50% or more of the voting power of any class of equity securities of Universal or any of its Subsidiaries, or any tender offer (including self-tenders) or exchange offer that if consummated would result in any Person beneficially owning 50% or more of the voting power of any class of equity securities of Universal or any of its Subsidiaries, or a substantial portion of the assets of Universal or any of its Subsidiaries outside of the ordinary course of business, other than the transactions contemplated by the Merger Agreement.

(H) CONDITIONS PRECEDENT TO THE MERGER

    The respective obligations of Clear Channel, Universal and Sub to consummate the Merger are subject, among other things, to the satisfaction or waiver on or prior to the Closing Date of the following conditions: (i) the effectiveness of the Registration Statement and the absence of a stop order suspending the effectiveness thereof and any proceedings for that purpose initiated by the SEC;
(ii) the approval of the Merger Agreement by the requisite affirmative vote of the stockholders of Universal; (iii) no governmental entity having enacted, entered, promulgated or enforced any statute, rule, regulation, executive order, decree, ruling or injunction which is in effect and which seeks to prevent or delay the transactions contemplated by the Merger Agreement or challenges any of the terms of the Merger Agreement or seeks material damages in connection therewith or otherwise prohibits the consummation of the transactions contemplated by the Merger Agreement; (iv) the applicable waiting period under the HSR Act having expired or been terminated; (v) the obtaining of all consents and approvals (other than those required pursuant to or in connection with antitrust laws) necessary for consummation of the transactions contemplated by the Merger Agreement, other than those which, if not obtained, would not in the aggregate have a Material Adverse Effect on Clear Channel, Sub or Universal, as the case may be; (vi) the shares of Clear Channel Common Stock issuable pursuant to the Merger Agreement having been authorized for listing on the NYSE, subject only to official notice of issuance; (vii) Universal and Clear Channel having received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP and Akin, Gump, Strauss, Hauer & Feld, L.L.P., respectively, relating to certain tax matters. See Section 7(i), "THE MERGER--Certain U.S. Federal Income Tax Consequences."

    The obligation of Clear Channel and Sub to consummate the Merger are subject to the satisfaction or waiver by Clear Channel on or prior to the Closing Date of the following further conditions: (i) the representations and warranties of Universal contained in the Merger Agreement being true and correct in all respects as of the Effective Time with the same effect as though made as of the Effective Time except for such exception and qualification which, in the aggregate, for all such representations and warranties would not have a Material Adverse Effect on Universal except (A) for changes specifically permitted by the terms of the Merger Agreement and (B) that the accuracy of representations and warranties that by their terms speak as of the date of the Merger Agreement or some other date will be determined as of such date, and (ii) Universal having performed in all material respects (except with respect to the covenants described in subclauses (v) and (ix) of "--Conduct of Business Pending the Merger" hereof which shall be performed in all respects) all obligations and having complied with all covenants required by the Merger Agreement to be performed or complied with by it prior to the Effective Time.

    The obligation of Universal to consummate the Merger is further subject to the conditions that: (i) the representations and warranties of Clear Channel contained in the Merger Agreement being true and correct in all respects as of the Effective Time with the same effect as though made as of the Effective Time except (A) for changes specifically permitted by the terms of the Merger Agreement and (B) that the accuracy of representations and warranties that by their terms speak as of the date of the Merger Agreement or some other date will be determined as of such date; and (ii) Clear Channel having performed in all material respects all obligations and having complied with all covenants required by the Merger Agreement to be performed or complied with by it prior to the Effective Time.

(I) UNIVERSAL STOCK OPTIONS AND WARRANTS

    Simultaneously with the Merger, each outstanding right to acquire shares of Universal Common Stock pursuant to the 1996 Warrant Plan ("Management Warrants") and each Incentive Option will automatically be cancelled and Clear Channel has agreed to deliver to the holder of such Management Warrant or Incentive Option, as the case may be, in exchange for the cancellation thereof, the number of validly issued, fully paid and non-assessable shares of Clear Channel Common Stock determined by multiplying (X) the difference between (i) the total number of shares of Universal Common Stock subject to such Management Warrant or Incentive Option, as the case may be, and (ii) the number obtained by dividing
(A) the aggregate exercise price of such Management Warrant or Incentive Option, as the case may be, by, (B) $41.50 by (Y) 0.67.

    Certain members of management of Universal hold Employee Options to acquire 93,300 shares of Universal Common Stock. No such options are held by any directors or executive officers of Universal. Also simultaneously with the Merger, each Employee Option that is outstanding immediately prior to the Merger, whether or not then vested or exercisable, will, simultaneously with the Merger, be cancelled in exchange for a single lump cash payment equal to the product of (1) the number of shares of Universal Common Stock subject to such Employee Option and (2) the excess, if any, of $41.50 over the exercise price per share of such Employee Option.

    Universal and Clear Channel have also agreed that each of their respective employee incentive or benefit plans, programs and arrangements and non-employee director plans will be amended, to the extent necessary and appropriate, to reflect the transactions contemplated by the Merger Agreement, including, but not limited to the conversion of shares of any awards of Universal Common Stock or restricted stock under Universal's 1997 Equity Incentive Plan (but excluding any stock options granted under such plan) held or to be awarded or paid pursuant to such benefit plans, programs or arrangements into shares of Clear Channel Common Stock on a basis consistent with the transactions contemplated by the Merger Agreement. The actions to be taken by Universal and Clear Channel, pursuant to the provision described in this Section (i) will include the submission by Universal or Clear Channel of the amendments to the plans, programs or arrangements referred to herein to their respective stockholders at the Special Meeting or, as soon as practicable, at a meeting of Clear Channel's stockholders, respectively, if such submission is determined to be necessary or advisable by counsel to Universal or Clear Channel after consultation with one another, PROVIDED that such approval will not be a condition to the consummation of the Merger.

See Section 7(f), "THE MERGER--Interests of Certain Persons in the Transaction."

(J) EMPLOYEE MATTERS

    For a period of no more than one year immediately following the Effective Time, Clear Channel has agreed to cause the Surviving Corporation and its Subsidiaries to provide to all active employees of Universal as of the Effective Time who continue to be employed by Universal coverage under group medical, dental, 401(k) savings, disability insurance, life insurance, accidental death and disability, and vacation plans or arrangements which are, in the aggregate, substantially similar to the plans providing such benefits to the employees of Universal immediately prior to the Effective Time, PROVIDED that Clear Channel may at its option at any time during such year provide to such employees the aforementioned benefits in a form which are substantially similar to the benefits provided to employees of Clear Channel at such time. Clear Channel also agreed to, and to cause its Subsidiaries to, honor in accordance with their terms all agreements, contracts, arrangements, commitments and understanding described in Universal's SEC Reports.

    Simultaneously with entering into the Merger Agreement, Clear Channel entered into the Employment Agreement with Daniel L. Simon.

(K) INDEMNIFICATION; DIRECTORS' AND OFFICERS'

    Clear Channel, Sub and Universal have agreed that all rights to indemnification and all limitations on liability existing in favor of any Indemnitee as provided in the Universal Charter or By-Laws or any Indemnity Agreement will survive the Merger and continue in full force and effect. To the extent permitted by (i) the DGCL, (ii) the Universal Charter and the Universal By-Laws, or (iii) any Indemnity Agreement, advancement of Expenses pursuant to the terms described therein will be mandatory rather than permissive and the Surviving Corporation and Clear Channel will advance Costs in connection with such indemnification. Clear Channel also has agreed to, and to cause the Surviving Corporation to, expressly assume and honor in accordance with their terms all Indemnity Agreements.

    Clear Channel also has agreed that, for six years from and after the Effective Time, it will, and will cause the Surviving Corporation to, to the fullest extent permitted by applicable law, (i) indemnify and hold harmless the individuals who on or prior to the Effective Time were officers, directors or employees of Universal or any of its Subsidiaries, and the heirs, executors, trustees, fiduciaries and administrators of such officers, directors or employees against all losses, expenses, claims, damages, liabilities, judgments, or amounts paid in settlement in respect to any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative based on, or arising out of or relating to the fact that such person is or was a director, officer or employee of Universal or any of its Subsidiaries and arising out of acts or omissions occurring on or prior to the Effective Time (including, without limitation, in respect of acts or omissions in connection with the Merger Agreement and the transactions contemplated thereby) and (ii) advance to such persons all expenses incurred in connection with any Indemnifiable Claim promptly after receipt of reasonably detailed statements therefor, PROVIDED that, except as otherwise provided pursuant to any Indemnity Agreement, the person to whom expenses are to be advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification from Clear Channel or the Surviving Corporation. The parties also agreed that, in the event any Indemnifiable Claim is asserted or made within such six year period, all rights to indemnification and advancement of expenses in respect of any such claim will continue until such claim is disposed of or all judgments, orders, decrees or other rulings in connection with such indemnifiable claim are fully satisfied. The parties agreed that Clear Channel will not be liable for any settlement effected without its written consent (which consent will not be unreasonably withheld or delayed). In addition, except as otherwise may be provided pursuant to any Indemnity Agreement, any indemnified party(s) as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to such person, under applicable standards of professional conduct, a conflict on any significant issue between positions of any two or more indemnified parties.

(L) TERMINATION

    The Merger Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval by the stockholders of Universal of the matters presented in connection with the Merger:

        (i) by mutual written consent of Clear Channel and Universal;

        (ii) by either Clear Channel or Universal if the stockholders of Universal fail to approve and adopt the Merger Agreement;

       (iii) by either Clear Channel or Universal if (A) the Effective Time has not occurred on or prior to August 30, 1998, PROVIDED that the party seeking to terminate the Merger Agreement under the provisions described in this clause (A) must not have breached in any material respect its obligations under the Merger Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before such date,
    (B) a statute, rule, regulation or executive order has been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated in the Merger Agreement, or (C) an order, decree, ruling or injunction has been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger substantially on the terms contemplated in the Merger Agreement and such order, decree, ruling or injunction has become final and non-appealable, PROVIDED that the party seeking to terminate the Merger Agreement under the provisions described in this clause (C) must have used its reasonable best efforts to remove such injunction, order or decree, ruling or injunction;

        (iv) by Clear Channel if the Universal Board (A) withdraws, modifies or amends in any respect adverse to Clear Channel its approval or recommendation of the Merger Agreement or any of the transactions contemplated therein, (B) fails to include in this Proxy
    Statement/Prospectus when mailed the recommendation of the Universal Board, or (C) recommends to its stockholders any Acquisition Proposal of a Person other than Clear Channel;

        (v) by Universal (A) if the Universal Board determines to accept an Acquisition Proposal that it has determined in good faith, after consultation with its outside legal counsel and financial advisor, to be more favorable to Universal stockholders than the transactions contemplated by the Merger Agreement, (B) if the Universal Board takes any action described in clause (iv) above, or (C) upon notice to Clear Channel, authorized by the Universal Board, if at any time during the period between the date of the Merger Agreement and the two days prior to the Effective Time, the average of the Clear Channel Common Stock closing prices, regular way, on the NYSE for any fifteen (15) consecutive trading day period is less than or equal to the Floor Price and, in the event the Custom Index at the time of any such calculation declines from the date of the Merger Agreement, the amount by which the percentage decrease in the average of the Clear Channel Common Stock from $62.3125 exceeds the percentage decrease, if any, in the Custom Index (as defined below) from $36.0375 is greater than or equal to 20 percentage points PROVIDED that Universal may not terminate the Merger Agreement under the provisions described in this clause (C) if (1) Clear Channel elects within 5 business days of receipt of such notice to increase the number of shares of Clear Channel Common Stock included in the Merger Consideration such that the per share value of the Clear Channel Common Stock consideration (valued at the Floor Price) is at least equal to the per share consideration that would have been received if the Conversion Number had been equal to a number such that the per share value of Universal Common Stock is equal to $41.50, (2) the issuance of the additional shares of stock does not necessitate a vote of the stockholders of Clear Channel to approve such issuance, and (3) in the opinion of Skadden, Arps, Slate, Meagher & Flom LLP and Akin, Gump, Strauss, Hauer & Feld, L.L.P., the transaction as adjusted qualifies as a tax-free "reorganization" within the meaning of Section 368 of the Code, PROVIDED, FURTHER that no right of termination will arise under clause (C) if, prior to the delivery of notice by Universal to Clear Channel provided for as described in this clause (C), the average of closing prices for a subsequent fifteen (15) consecutive trading day period is not less than or equal to the Floor Price or for the same period the amount by which the percentage decrease in the average prices of the Clear Channel Common Stock exceeds the percentage decrease in the Custom Index is not greater than or equal to 20 percentage points.

    The "Custom Index" is a non-weighted index consisting of the following stocks:

                                                                    CLOSING PRICE
                                                                         ON
                                                                     OCTOBER 23,
COMPANY(1)                                                              1997         SYMBOL
-----------------------------------------------------------------  ---------------  ---------
Westinghouse-CBS(2)..............................................    $  28.75       WX
Chancellor Broadcasting..........................................       58          AMFM
Cox Radio Inc....................................................       34.43750    CXR
Lamar Advertising Company........................................       31          LAMR
Outdoor Systems..................................................       28          OSI
Average Price....................................................    $  36.03750

------------------------

(1) When any company on this list is sold, it shall be deleted from the Custom Index replaced with the common stock of a company operating in the radio broadcasting industry mutually agreeable to both Universal and Clear Channel which shall be substituted in the Custom Index on the date of the termination of trading of the company being sold and the price on such day of the common stock of the company being added to the Custom Index shall be substituted for the price of the company being sold for the prior 14 days of any calculation period.

(2) When CBS is spun off from Westinghouse, CBS shall be substituted in the Custom Index for Westinghouse effective as of the date CBS commences trading regular way and the price of CBS on such day shall be substituted for the price of Westinghouse for the prior 14 days of any calculation period.

    The party desiring to terminate the Merger Agreement pursuant to any of the provisions summarized above must give written notice of such termination to the other party.

(M) FEES AND EXPENSES

    Except as described in Section 8(n) below, Universal and Clear Channel agreed that all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses.

(N) TERMINATION FEE

    In addition to any other amounts that may be payable or become payable pursuant to the provisions described in this Section, if the Merger Agreement is terminated pursuant to the provisions described in clause (iv) under "--Termination" hereof, and Clear Channel or Sub is not then in material breach of its obligations under the Merger Agreement, then Universal will promptly, but in no event later than one business day after the termination of the Merger Agreement (or from time to time after the Closing Date), reimburse Clear Channel and Sub for all documented out-of-pocket expenses and fees, whether incurred prior to, on or after the date of the Merger Agreement, in connection with the Merger and the consummation of all transactions contemplated by the Merger Agreement, PROVIDED, that in no event will Universal be required to pay in excess of an aggregate of $1.5 million pursuant to the provisions described in this paragraph, PROVIDED, FURTHER that in no event will any payment be due pursuant to the terms described in this paragraph if a fee is payable pursuant to the terms described below, and if a fee becomes payable pursuant to such provisions below following such time as a payment has been made pursuant to this paragraph, then the amount of such prior expense reimbursement payment will be credited against, and will reduce, the fee otherwise payable under the provisions described below.

        If the Merger Agreement is terminated either pursuant to the provisions described in:

        (A) subclause (A) or (B) of clause (v) under "--Termination" hereof; or

        (B) subclause (A) of clause (iii) under "--Termination" hereof and in such case, (1) prior to such date (x) the Universal Board will have taken any of the actions as contemplated by the provisions described in clauses
    (A), (B) or (C) of clause (iv) under "--Termination" hereof such that Clear Channel could have terminated the Merger Agreement but elected not to and
    (y) either (i) the Special Meeting will have been held and the approval of the stockholders at the Special Meeting will not have been obtained or (ii) the Special Meeting will not have been held as of the date of such termination as a result of Universal delaying such meeting in accordance with the provisions of Section 5.2(a) of the Merger Agreement, and (2) on or prior to twelve months after the termination of the Merger Agreement, Universal enters into an agreement with a Person regarding a transaction the proposal of which would otherwise qualify as an Acquisition Proposal under
    Section 5.11 of the Merger Agreement and such transaction is subsequently consummated;

then in any such event, Universal will, promptly following, but in no event later than one business day after (a) in the case of clause (A) above, the date of such termination and (b) in the case of clause (B) above, the consummation of the third party Acquisition Proposal, pay Clear Channel a fee of $40 million in cash. Only one fee in the aggregate of $40 million will be payable pursuant to the terms described in this paragraph.

(O) AMENDMENT

    At any time before or after approval by the stockholders of Universal of the matters presented in connection with the Merger and prior to the Effective Time, the Merger Agreement may be amended or supplemented in writing by Universal and Clear Channel with respect to any of the terms contained in the Merger Agreement, except that following approval by the stockholders of Universal, there may be no amendment or change to the provisions of the Merger Agreement with respect to any matter not permitted under applicable law without further approval by the stockholders of Universal unless such approval is first obtained.

(P) WAIVER

    The Merger Agreement permits Universal, Clear Channel and Sub at any time prior to the Effective Time, to: (i) extend the time for the performance of any of the obligations or other acts of the other parties; (ii) waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto; and (iii) waive compliance with any of the agreements or conditions of the other party contained therein, in each case pursuant to a written instrument.

    The failure of any party to the Merger Agreement to assert any of its rights thereunder or otherwise will not constitute a waiver of those rights, nor will any single or partial exercise thereof preclude any other or further exercise of any other right, thereunder.

        9.  UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

    The following unaudited pro forma combined condensed financial statements give effect to the Merger. For accounting purposes the Merger will be accounted for as a purchase of Universal by Clear Channel; accordingly the net assets of Universal have been adjusted to their estimated fair values based upon a preliminary purchase price allocation.

    The unaudited pro forma combined condensed statements of operations for the nine months ended September 30, 1997 and for the year ended December 31, 1996 give effect to the Merger as if it had occurred at the beginning of each period presented. The unaudited pro forma combined condensed balance sheet at September 30, 1997 gives effect to the Merger as if it occurred on September 30, 1997.

    The unaudited pro forma combined condensed statements of operations were prepared based upon the historical statements of operations of Clear Channel adjusted to reflect the acquisition of Eller Media and the Paxson Radio Acquisition as if such acquisitions had occurred at the beginning of each period presented (Clear Channel Pro Forma) and the historical statements of operations of Universal which for the year ended December 31, 1996 have been adjusted to reflect acquisitions and other financing transactions as if such had occurred at the beginning of 1996 (Universal Pro Forma). The unaudited pro forma combined condensed balance sheet was prepared based upon the historical balance sheet of Clear Channel adjusted to reflect the Paxson Radio Acquisition (Clear Channel Pro Forma) and the historical balance sheet of Universal.

    The unaudited pro forma combined condensed financial statements do not give effect to any potential divestitures or regulatory costs that may be imposed by a Governmental Entity as a condition for their approval of the Merger. See
Section 5, "RISK FACTORS--Necessity of Receiving Regulatory Approvals Prior to the Merger; Possible Divestitures and Operating Restrictions."

    The unaudited pro forma combined condensed financial statements should be read in conjunction with the historical financial statements of Clear Channel and Universal incorporated by reference herein.

    The unaudited pro forma combined condensed financial statements are not necessarily indicative of the actual results of operations or financial position that would have occurred had the Merger and the above described acquisitions and transactions of Clear Channel and Universal occurred on the dates indicated nor are they necessarily indicative of future operating results or financial position.

                          CLEAR CHANNEL AND UNIVERSAL

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                             (DOLLARS IN THOUSANDS)

                               SEPTEMBER 30, 1997

                                                                                                    CLEAR CHANNEL
                                                                                        PRO FORMA   AND UNIVERSAL
                                                            CLEAR CHANNEL  UNIVERSAL     MERGER       PRO FORMA
                                                              PRO FORMA    HISTORICAL  ADJUSTMENT      MERGER
                                                            -------------  ----------  -----------  -------------
ASSETS
Current Assets:
Cash and cash equivalents.................................   $    35,178   $   17,762   $  --        $    52,940
Accounts receivable, net..................................       144,683       33,309      --            177,992
Film rights--current......................................        16,124       --          --             16,124
Other current assets......................................       --            15,253      --             15,253
                                                            -------------  ----------  -----------  -------------
Total Current Assets......................................       195,985       66,324      --            262,309
Property, plant & equipment, net..........................       721,677      596,602      --          1,318,279

Intangible Assets:
Network affiliation agreements............................        33,727       --          --             33,727
Licenses and goodwill.....................................     2,158,289      240,240     914,455      3,312,984
Covenants not-to-compete..................................        24,592       --          --             24,592
Other intangible assets...................................        13,002       18,534      --             31,536
                                                            -------------  ----------  -----------  -------------
                                                               2,229,610      258,774     914,455      3,402,839
Less accumulated amortization.............................      (120,198)      --          --           (120,198)
                                                            -------------  ----------  -----------  -------------
                                                               2,109,412      258,774     914,455      3,282,641

Other Assets:
Deferred tax asset........................................        10,520       --          --             10,520
Film rights--noncurrent, net of accumulated amort.........        16,182       --          --             16,182
Equity investments in, and advances to, nonconsolidated
  affiliates..............................................       273,326       --          --            273,326
Other assets..............................................        65,760       --          --             65,760
Other investments.........................................        27,343       --          --             27,343
                                                            -------------  ----------  -----------  -------------
TOTAL ASSETS..............................................   $ 3,420,205   $  921,700   $ 914,455    $ 5,256,360
                                                            -------------  ----------  -----------  -------------
                                                            -------------  ----------  -----------  -------------

                          CLEAR CHANNEL AND UNIVERSAL

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                             (DOLLARS IN THOUSANDS)

                               SEPTEMBER 30, 1997

                                                                                                    CLEAR CHANNEL
                                                                                        PRO FORMA   AND UNIVERSAL
                                                            CLEAR CHANNEL  UNIVERSAL     MERGER       PRO FORMA
                                                              PRO FORMA    HISTORICAL  ADJUSTMENT      MERGER
                                                            -------------  ----------  -----------  -------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable..........................................   $    12,877   $      953   $  --        $    13,830
Accrued interest..........................................         2,037       --          --              2,037
Accrued expenses..........................................        37,523       33,488      --             71,011
Accrued income and other taxes............................         3,742       --          --              3,742
Deferred income...........................................         1,380       --          --              1,380
Current portion of long-term debt.........................        13,067       --          --             13,067
Current portion of film rights liability..................        16,989       --          --             16,989
                                                            -------------  ----------  -----------  -------------
Total Current Liabilities.................................        87,615       34,441      --            122,056
Long-term debt............................................     1,526,588      503,947      15,000      2,045,535
Film rights liability.....................................        17,857       --          --             17,857
Deferred income taxes.....................................        15,840       79,961      --             95,801
Deferred income--long-term................................        10,075       --          --             10,075
Other liabilities.........................................        43,241          931      --             44,172
Minority interest.........................................        21,113       --          --             21,113

Shareholders' Equity:
Preferred stock...........................................       --            --          --            --
Common stock..............................................         9,809          267       1,662         11,738
Additional paid-in capital................................     1,540,072      369,776     830,170      2,740,018
Retained earnings/(accumulated deficit)...................       147,356      (77,754)     77,754        147,356
Other.....................................................         1,226       10,131     (10,131)         1,226
Cost of shares held in treasury...........................          (587)      --          --               (587)
                                                            -------------  ----------  -----------  -------------
Total Shareholders' Equity................................     1,697,876      302,420     899,455      2,899,751
                                                            -------------  ----------  -----------  -------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY................   $ 3,420,205   $  921,700   $ 914,455    $ 5,256,360
                                                            -------------  ----------  -----------  -------------
                                                            -------------  ----------  -----------  -------------

                          CLEAR CHANNEL AND UNIVERSAL

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                            STATEMENT OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                          YEAR ENDED DECEMBER 31, 1996

                                                                                                    CLEAR CHANNEL
                                                                                        PRO FORMA   AND UNIVERSAL
                                                            CLEAR CHANNEL  UNIVERSAL     MERGER       PRO FORMA
                                                              PRO FORMA    PRO FORMA   ADJUSTMENT      MERGER
                                                            -------------  ----------  -----------  -------------
Net revenue...............................................   $   670,481   $  176,611      --        $   847,092
Operating expenses........................................       407,804       90,836      --            498,640
Depreciation and amortization.............................       137,194       50,818   $  42,456        230,468
Noncash compensation for management warrants..............       --             9,000      (9,000)       --
Corporate general and admin. expenses.....................        18,731       --          --             18,731
                                                            -------------  ----------  -----------  -------------
Operating income (loss)...................................       106,752       25,957     (33,456)        99,253
Interest expense..........................................       114,775       44,235      --            159,010
Other income (expense)....................................        (4,328)      (1,811)     --             (6,139)
                                                            -------------  ----------  -----------  -------------
Income (loss) before income taxes.........................       (12,351)     (20,089)    (33,456)       (65,896)
Income tax (expense) benefit..............................        (5,264)      --          --             (5,264)
                                                            -------------  ----------  -----------  -------------
Income (loss) before equity in net income (loss) of, and
  other income from, nonconsolidated affiliates...........       (17,615)     (20,089)    (33,456)       (71,160)
Equity in net income (loss) of, and other income from,
  nonconsolidated affiliates..............................        (5,158)      --          --             (5,158)
                                                            -------------  ----------  -----------  -------------
Income (loss) from continuing operations..................   $   (22,773)  $  (20,089)  $ (33,456)   $   (76,318)
                                                            -------------  ----------  -----------  -------------
                                                            -------------  ----------  -----------  -------------
Income (loss) from continuing operations per common
  share...................................................   $      (.28)                            $      (.75)
                                                            -------------                           -------------
                                                            -------------                           -------------
Weighted average common and common share equivalents
  outstanding.............................................        82,484                   19,288        101,772
                                                            -------------              -----------  -------------
                                                            -------------              -----------  -------------
Other Data:
After tax cash flow.......................................   $   138,253   $   39,729   $  --        $   177,982
                                                            -------------  ----------  -----------  -------------
                                                            -------------  ----------  -----------  -------------
After tax cash flow per common share......................   $      1.68                             $      1.75
                                                            -------------                           -------------
                                                            -------------                           -------------

                          CLEAR CHANNEL AND UNIVERSAL

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                            STATEMENT OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                      NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                                                                    CLEAR CHANNEL
                                                                                        PRO FORMA   AND UNIVERSAL
                                                            CLEAR CHANNEL  UNIVERSAL     MERGER       PRO FORMA
                                                              PRO FORMA    HISTORICAL  ADJUSTMENT      MERGER
                                                            -------------  ----------  -----------  -------------
Net revenue...............................................   $   603,922   $  152,748      --        $   756,670
Operating expenses........................................       362,462       73,748      --            436,210
Depreciation and amortization.............................       118,215       42,989   $  23,181        184,385
Noncash compensation for incentive options................       --             1,581      (1,581)       --
Corporate general and admin. expenses.....................        16,017       --          --             16,017
                                                            -------------  ----------  -----------  -------------
Operating income (loss)...................................       107,228       34,430     (21,600)       120,058
Interest expense..........................................        93,533       34,368      --            127,901
Other income (expense)....................................         2,525          464      --              2,989
                                                            -------------  ----------  -----------  -------------
Income (loss) before income taxes.........................        16,220          526     (21,600)        (4,854)
Income tax (expense) benefit..............................       (16,991)      --          --            (16,991)
                                                            -------------  ----------  -----------  -------------
Income (loss) before equity in net income (loss) of, and
  other income from, nonconsolidated affiliates...........          (771)         526     (21,600)       (21,845)
Equity in net income (loss) of, and other income from,
  nonconsolidated affiliates..............................         8,388       --          --              8,388
                                                            -------------  ----------  -----------  -------------
Income (loss) from continuing operations..................   $     7,617   $      526   $ (21,600)   $   (13,457)
                                                            -------------  ----------  -----------  -------------
                                                            -------------  ----------  -----------  -------------
Income (loss) from continuing operations per common
  share...................................................   $       .08                             $      (.12)
                                                            -------------                           -------------
                                                            -------------                           -------------
Weighted average common and common share equivalents
  outstanding.............................................        90,867                   19,288        110,155
                                                            -------------              -----------  -------------
                                                            -------------              -----------  -------------
Other data:
After tax cash flow.......................................   $   141,418   $   45,096   $  --        $   186,514
                                                            -------------  ----------  -----------  -------------
                                                            -------------  ----------  -----------  -------------
After tax cash flow per common share......................   $      1.59                             $      1.69
                                                            -------------                           -------------
                                                            -------------                           -------------

                          CLEAR CHANNEL AND UNIVERSAL

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

    The Clear Channel and Universal unaudited pro forma combined condensed financial statements reflect the Merger, accounted for as a purchase, as follows (Amounts in thousands except per share amounts):

Universal Common Stock outstanding at September 30, 1997 adjusted to
  reflect the exercise of all outstanding options and warrants.........             28,787,847
Exchange ratio.........................................................                  0.67
                                                                                 -
                                                                                    ---------
Clear Channel Common Stock assumed to be issued in connection with the
  Merger...............................................................             19,287,858
Estimated value per share..............................................          x   $62.3125
                                                                                 -
                                                                                    ---------
                                                                                    $1,201,875
Estimated transaction costs............................................                15,000
                                                                                 -
                                                                                    ---------
  Total estimated purchase price.......................................             $1,216,875
                                                                                 -
                                                                                 -
                                                                                    ---------
                                                                                    ---------

    For purpose of these statements the total estimated purchase price was allocated as follows:

Total estimated purchase price..........................................  $1,216,875
Universal's net assets at September 30, 1997 adjusted for the
  elimination of existing goodwill of $240,240..........................     62,180
                                                                          ---------
Estimated excess purchase price (allocated to goodwill).................  $1,154,695
                                                                          ---------
                                                                          ---------

    The estimated excess purchase price allocated to goodwill of $1,154,695 will be amortized over a 25 year period using the straight line method which will result in annual goodwill amortization of $46,188 ($34,641 for the nine months ended September 30, 1997).

    The pro forma merger adjustments at September 30, 1997 are as follows:

                                                                                           INCREASE
                                                                                          (DECREASE)
                                                                                        (IN THOUSANDS)
                                                                                      ------------------
Licenses and goodwill...............................................................     $    914,455
Long-term debt......................................................................           15,000
Common stock........................................................................            1,662
Additional paid-in capital..........................................................          830,170
Retained earnings (accumulated deficit).............................................           77,754
Other shareholders' equity..........................................................          (10,131)

    The pro forma merger adjustments for the year ended December 31, 1996 and the nine months ended September 30, 1997 are as follows:

                                                                             INCREASE (DECREASE)
                                                                                    INCOME
                                                                                (IN THOUSANDS)
                                                                            ----------------------
                                                                               1996        1997
                                                                            ----------  ----------
Depreciation and amortization.............................................  $  (42,456) $  (23,181)
Other income (expense)....................................................       9,000       1,581

    After-tax cash flow is defined as net income (loss) before unusual items plus depreciation, amortization of intangibles (including non-consolidated affiliates) and deferred taxes. After-tax cash flow is not presented as a measure of operating results and does not purport to represent cash provided by operating activities. After-tax cash flow should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

    After-tax cash flow per share is defined as after-tax cash flow divided by weighted average common shares and common share equivalents outstanding.

                                 CLEAR CHANNEL

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                             (DOLLARS IN THOUSANDS)

                               SEPTEMBER 30, 1997

                                                                           PAXSON
                                                          CLEAR CHANNEL     RADIO       PRO FORMA    CLEAR CHANNEL
                                                           HISTORICAL    HISTORICAL   ADJUSTMENT(1)    PRO FORMA
                                                          -------------  -----------  -------------  -------------
ASSETS
Current assets:
Cash and cash equivalents...............................   $    35,178    $  --         $  --         $    35,178
Accounts receivable, net................................       126,756       17,927        --             144,683
Film rights--current....................................        16,124       --            --              16,124
Other current assets....................................       --             1,356        (1,356)        --
                                                          -------------  -----------  -------------  -------------
Total Current Assets....................................       178,058       19,283        (1,356)        195,985
Property, plant & equipment, net........................       667,831       53,846        --             721,677
Intangible assets:
Network affiliation agreements..........................        33,727       --            --              33,727
Licenses and goodwill...................................     1,601,062      240,078       317,149       2,158,289
Covenants not-to-compete................................        24,592       --            --              24,592
Other intangible assets.................................        13,002       --            --              13,002
                                                          -------------  -----------  -------------  -------------
                                                             1,672,383      240,078       317,149       2,229,610
Less accumulated amortization...........................      (120,198)     (32,642)       32,642        (120,198)
                                                          -------------  -----------  -------------  -------------
                                                             1,552,185      207,436       349,791       2,109,412
Other assets:
Deferred tax asset......................................        10,520       --            --              10,520
Film rights--
  noncurrent, net of accumulated amort..................        16,182       --            --              16,182
Equity investments in, and advances to, nonconsolidated
  affiliates............................................       273,326       --            --             273,326
Other assets............................................        65,760        1,828        (1,828)         65,760
Other investments.......................................        27,343        2,960        (2,960)         27,343
                                                          -------------  -----------  -------------  -------------
TOTAL ASSETS............................................   $ 2,791,205    $ 285,353     $ 343,647     $ 3,420,205
                                                          -------------  -----------  -------------  -------------
                                                          -------------  -----------  -------------  -------------
LIABILITIES
Current liabilities:
Accounts payable........................................   $    12,877    $   3,272     $  (3,272)    $    12,877
Accrued interest........................................         2,037           24           (24)          2,037
Accrued expenses........................................        37,523       --            --              37,523
Accrued income and other taxes..........................         3,742       --            --               3,742
Deferred income.........................................         1,380       --            --               1,380
Current portion of long-term debt.......................        13,067          160          (160)         13,067
Current portion of film rights liability................        16,989       --            --              16,989
Payable due to Paxson Corp..............................       --            22,911       (22,911)        --
                                                          -------------  -----------  -------------  -------------
Total Current Liabilities...............................        87,615       26,367       (26,367)         87,615
Long-term debt..........................................       897,588          275       628,725       1,526,588
Film rights liability...................................        17,857       --            --              17,857
Deferred income taxes...................................        15,840       --            --              15,840
Deferred income--long-term..............................        10,075       --            --              10,075
Other liabilities.......................................        43,241       --            --              43,241
Minority interest.......................................        21,113       --            --              21,113
Shareholders' equity:
Preferred stock.........................................       --            --            --             --
Common stock............................................         9,809       --            --               9,809
Additional paid-in capital..............................     1,540,072       --            --           1,540,072
Retained earnings/(accumulated deficit).................       147,356       --            --             147,356
Divisional equity.......................................       --           258,711      (258,711)        --
Other...................................................         1,226       --            --               1,226
Cost of shares held in treasury.........................          (587)      --            --                (587)
                                                          -------------  -----------  -------------  -------------
Total Shareholders' Equity..............................     1,697,876      258,711      (258,711)      1,697,876
                                                          -------------  -----------  -------------  -------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..............   $ 2,791,205    $ 285,353     $ 343,647     $ 3,420,205
                                                          -------------  -----------  -------------  -------------
                                                          -------------  -----------  -------------  -------------

                                 CLEAR CHANNEL

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                          YEAR ENDED DECEMBER 31, 1996

                                                                                                CLEAR CHANNEL    PAXSON
                                                     CLEAR CHANNEL  ELLER MEDIA    PRO FORMA     ELLER MEDIA      RADIO
                                                      HISTORICAL    HISTORICAL   ADJUSTMENT(1)    PRO FORMA    HISTORICAL
                                                     -------------  -----------  -------------  -------------  -----------
Net revenue                                           $   351,739    $ 237,032    $   --         $   588,771    $  81,710
Operating expenses.................................       198,332      141,839        --             340,171       69,415
Depreciation and amortization......................        45,790       40,269         23,895        109,954       10,203
Corporate general and admin. expense...............         8,527       10,204        --              18,731        5,155
                                                     -------------  -----------  -------------  -------------  -----------
Operating income (loss)............................        99,090       44,720        (23,895)       119,915       (3,063)
Interest expense...................................        30,080       35,626         10,071         75,777        1,999
Other income (expense).............................         2,230       (6,721)       --              (4,491)         163
                                                     -------------  -----------  -------------  -------------  -----------
Income (loss) before income taxes..................        71,240        2,373        (33,966)        39,647       (4,899)
Income tax (expense) benefit.......................       (28,386)        (977)         5,259        (24,104)      --
                                                     -------------  -----------  -------------  -------------  -----------
Income (loss) before equity in net income (loss)
  of, and other income from, nonconsolidated
  affiliates.......................................        42,854        1,396        (28,707)        15,543       (4,899)
Equity in net income (loss) of, and other income
  from, nonconsolidated affiliates.................        (5,158)      --            --              (5,158)      --
                                                     -------------  -----------  -------------  -------------  -----------
Income (loss) from continuing operations...........   $    37,696    $   1,396    $   (28,707)   $    10,385    $  (4,899)
                                                     -------------  -----------  -------------  -------------  -----------
                                                     -------------  -----------  -------------  -------------  -----------
Income (loss) from continuing operations per common
  share............................................   $       .50                                $       .13
                                                     -------------                              -------------
                                                     -------------                              -------------
Weighted average common and common share
  equivalents outstanding..........................        74,649                       7,835         82,484
                                                     -------------               -------------  -------------
                                                     -------------               -------------  -------------


                                                       PRO FORMA    CLEAR CHANNEL
                                                     ADJUSTMENT(3)    PRO FORMA
                                                     -------------  -------------
Net revenue                                           $   --         $   670,481
Operating expenses.................................        (1,782)       407,804
Depreciation and amortization......................        17,037        137,194
Corporate general and admin. expense...............        (5,155)        18,731
                                                     -------------  -------------
Operating income (loss)............................       (10,100)       106,752
Interest expense...................................        36,999        114,775
Other income (expense).............................       --              (4,328)
                                                     -------------  -------------
Income (loss) before income taxes..................       (47,099)       (12,351)
Income tax (expense) benefit.......................        18,840         (5,264)
                                                     -------------  -------------
Income (loss) before equity in net income (loss)
  of, and other income from, nonconsolidated
  affiliates.......................................       (28,259)       (17,615)
Equity in net income (loss) of, and other income
  from, nonconsolidated affiliates.................       --              (5,158)
                                                     -------------  -------------
Income (loss) from continuing operations...........   $   (28,259)   $   (22,773)
                                                     -------------  -------------
                                                     -------------  -------------
Income (loss) from continuing operations per common
  share............................................                  $      (.28)
                                                                    -------------
                                                                    -------------
Weighted average common and common share
  equivalents outstanding..........................                       82,484
                                                                    -------------
                                                                    -------------

                                 CLEAR CHANNEL

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                      NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                                                               CLEAR CHANNEL    PAXSON
                                                   CLEAR CHANNEL  ELLER MEDIA    PRO FORMA      ELLER MEDIA      RADIO
                                                    HISTORICAL    HISTORICAL   ADJUSTMENT(2)     PRO FORMA    HISTORICAL
                                                   -------------  -----------  --------------  -------------  -----------
Net revenue                                         $   469,176    $  56,642     $   --         $   525,818    $  78,104
Operating expenses...............................       266,542       33,804         --             300,346       63,362
Depreciation and amortization....................        80,216       10,547          5,974          96,737       12,101
Corporate general and admin. expense.............        13,699        2,318         --              16,017        4,059
                                                   -------------  -----------  --------------  -------------  -----------
Operating income (loss)..........................       108,719        9,973         (5,974)        112,718       (1,418)
Interest expense.................................        51,804        8,565          2,518          62,887        1,370
Other income (expense)...........................         7,641       (4,082)        --               3,559       (1,034)
                                                   -------------  -----------  --------------  -------------  -----------
Income (loss) before income taxes................        64,556       (2,674)        (8,492)         53,390       (3,822)
Income tax (expense) benefit.....................       (31,642)          (3)         1,315         (30,330)      --
                                                   -------------  -----------  --------------  -------------  -----------
Income (loss) before equity in net income (loss)
  of, and other income from, nonconsolidated
  affiliates.....................................        32,914       (2,677)        (7,177)         23,060       (3,822)
Equity in net income (loss) of, and other income
  from, nonconsolidated affiliates...............         8,388       --             --               8,388       --
                                                   -------------  -----------  --------------  -------------  -----------
Income (loss) from continuing operations.........   $    41,302    $  (2,677)    $   (7,177)    $    31,448    $  (3,822)
                                                   -------------  -----------  --------------  -------------  -----------
                                                   -------------  -----------  --------------  -------------  -----------
Income (loss) from continuing operations per
  common share...................................   $       .47                                 $       .35
                                                   -------------                               -------------
                                                   -------------                               -------------
Weighted average common and common share
  equivalents outstanding........................        87,564                       3,303          90,867
                                                   -------------               --------------  -------------
                                                   -------------               --------------  -------------


                                                     PRO FORMA     CLEAR CHANNEL
                                                   ADJUSTMENT(4)     PRO FORMA
                                                   --------------  -------------
Net revenue                                          $   --         $   603,922
Operating expenses...............................        (1,246)        362,462
Depreciation and amortization....................         9,377         118,215
Corporate general and admin. expense.............        (4,059)         16,017
                                                   --------------  -------------
Operating income (loss)..........................        (4,072)        107,228
Interest expense.................................        29,276          93,533
Other income (expense)...........................        --               2,525
                                                   --------------  -------------
Income (loss) before income taxes................       (33,348)         16,220
Income tax (expense) benefit.....................        13,339         (16,991)
                                                   --------------  -------------
Income (loss) before equity in net income (loss)
  of, and other income from, nonconsolidated
  affiliates.....................................       (20,009)           (771)
Equity in net income (loss) of, and other income
  from, nonconsolidated affiliates...............        --               8,388
                                                   --------------  -------------
Income (loss) from continuing operations.........    $  (20,009)    $     7,617
                                                   --------------  -------------
                                                   --------------  -------------
Income (loss) from continuing operations per
  common share...................................                   $       .08
                                                                   -------------
                                                                   -------------
Weighted average common and common share
  equivalents outstanding........................                        90,867
                                                                   -------------
                                                                   -------------

                                 CLEAR CHANNEL

                               NOTES TO UNAUDITED

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                             (DOLLARS IN THOUSANDS)

(1) Represents the pro forma effect of the acquisition of Paxson Radio. Adjustments to reflect the application of the purchase method of accounting and the payment of the related consideration of $628,725 as if the acquisition had been consummated on September 30, 1997 are as follows:

                                                                                    INCREASE
                                                                                   (DECREASE)
                                                                                   -----------
Other current assets.............................................................  $    (1,356)
Licenses and goodwill............................................................      317,149
Accumulated amortization.........................................................       32,642
Other assets.....................................................................       (1,828)
Other investments................................................................       (2,960)
Accounts Payable.................................................................       (3,272)
Accrued interest.................................................................          (24)
Current portion of long-term debt................................................         (160)
Payable due to Paxson Corp.......................................................      (22,911)
Long-term debt...................................................................      628,725
Divisional equity................................................................     (258,711)

                                 CLEAR CHANNEL

                     NOTES TO UNAUDITED PRO FORMA CONDENSED

                     CONSOLIDATED STATEMENTS OF OPERATIONS

ELLER MEDIA ACQUISITION

YEAR ENDED DECEMBER 31, 1996

(1) Represents the pro forma effect of the acquisition of Eller Media assuming it was acquired January 1, 1996.

                                                                                        INCREASE
                                                                                       (DECREASE)
                                                                                         INCOME
                                                                                     (IN THOUSANDS)
                                                                                     --------------
       (a) Increase in amortization of goodwill of $20,818 resulting from the          $  (23,895)
            additional goodwill created by the acquisition and a decrease in amortizable life from 40 years (Eller Media) to 25 years (Clear
            Channel) and additional depreciation of $3,077 related to the adjustment of fixed assets to fair value.
       (b) Increase in interest expense due to a higher amount of average debt            (10,071)
            outstanding which was partially offset by a lower average interest rate
            (6.2% average rate for Clear Channel and 8.8% for Eller Media in 1996).
       (c) Tax effect of the above adjustments to depreciation and interest expense         5,259
            at Clear Channel's effective tax rate of 40%
       (d) Increase in weighted average common and common share equivalents                 7,835
            outstanding resulting from the issuance of shares of Clear Channel
            Common Stock and the issuance of options to purchase shares of Clear
            Channel Common Stock to stockholders of Eller Media to effect the acquisition.

    Clear Channel granted to the former Eller Media stockholders certain demand and piggyback registration rights relating to the shares of common stock received by them. The holders of the approximately 7% of the outstanding capital stock of Eller Media, not purchased by Clear Channel, have the right to put such stock to Clear Channel for 1,081,469 shares of Clear Channel Common Stock until April 10, 2002. From and after April 10, 2004, Clear Channel will have the right to call in this minority interest stake in Eller Media for 1,081,469 shares of its common stock. If such right would have been exercised on April 10, 1997, Clear Channel would have issued additional shares of its common stock with an aggregate value of $48.5 million (assuming a price of $44.8625 per share) and recorded a corresponding increase in goodwill. The annual amortization of goodwill associated therewith would decrease Clear Channel's net income by $1.9 million or $.02 per share; however such would have no effect on after tax cash flow. A $1 per share change in the market price of Clear Channel Common Stock would cause a $1.1 million change in goodwill.

    The unaudited pro forma condensed consolidated statement of operations excludes the effect of nonrecurring charges related to the acquisition.

                                 CLEAR CHANNEL

                     NOTES TO UNAUDITED PRO FORMA CONDENSED

               CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)

NINE MONTHS ENDED SEPTEMBER 30, 1997

(2) Represents the pro forma effect of the acquisition of Eller Media assuming it was acquired January 1, 1997.

                                                                                        INCREASE
                                                                                       (DECREASE)
                                                                                         INCOME
                                                                                     (IN THOUSANDS)
                                                                                     --------------
       (a) Increase in amortization of goodwill of $5,205 resulting from the           $   (5,974)
            additional goodwill created by the acquisition and a decrease in amortizable life from 40 years (Eller Media) to 25 years (Clear
            Channel) and additional depreciation of $769 related to the adjustment of fixed assets to fair value.
       (b) Increase in interest expense due to a higher amount of average debt             (2,518)
            outstanding which was partially offset by a lower average interest rate
            (6% average rate for Clear Channel and 8.8% for Eller Media during the first three months of 1997).
       (c) Tax effect of the above adjustments to depreciation and interest expense         1,315
            at Clear Channel's effective tax rate of 40%
       (d) Increase in weighted average common and common share equivalents                 3,303
            outstanding resulting from the issuance of shares of Clear Channel
            Common Stock and the issuance of options to purchase shares of Clear
            Channel Common Stock to stockholders of Eller Media to effect the acquisition.

PAXSON RADIO ACQUISITION

YEAR ENDED DECEMBER 31, 1996

(3) Represents the pro forma effect of the Paxson Radio Acquisition assuming it was acquired January 1, 1996.

                                                                                        INCREASE
                                                                                       (DECREASE)
                                                                                         INCOME
                                                                                     (IN THOUSANDS)
                                                                                     --------------
       (a) Elimination of option plan compensation expense resulting from the          $    1,782
            elimination of the plan.
       (b) Increase in amortization expense resulting from the additional goodwill        (17,037)
            created by the acquisition.
       (c) Elimination of corporate general and administrative expenses resulting           5,155
            from the elimination of the Paxson corporate office.
       (d) Increase in interest expense (at an average interest rate of 6.2% in           (36,999)
            1996) due to additional borrowing under the Credit Facility to finance the acquisition cost.
       (e) Tax effect of the above adjustments at Clear Channel's effective tax            18,840
            rate of 40%

                                 CLEAR CHANNEL

                     NOTES TO UNAUDITED PRO FORMA CONDENSED

               CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)

NINE MONTHS ENDED SEPTEMBER 30, 1997

(4) Represents the pro forma effect of the Paxson Radio Acquisition assuming it was acquired January 1, 1997.

                                                                                        INCREASE
                                                                                       (DECREASE)
                                                                                         INCOME
                                                                                     (IN THOUSANDS)
                                                                                     --------------
       (a) Elimination of option plan compensation expense resulting from the          $    1,246
            elimination of the plan.
       (b) Increase in amortization expense resulting from the additional goodwill         (9,377)
            created by the acquisition.
       (c) Elimination of corporate general and administrative expenses resulting           4,059
            from the elimination of the Paxson corporate office.
       (d) Increase in interest expense (at an average interest rate of 6.5% for          (29,276)
            the first nine months of 1997) due to additional borrowing under the
            Credit Facility to finance the acquisition cost.
       (e) Tax effect of the above adjustments at Clear Channel's effective tax            13,339
            rate of 40%.

                        UNIVERSAL OUTDOOR HOLDINGS, INC.
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

    Pro forma adjustments for all acquisitions are based upon preliminary estimates, available information and certain assumptions that management of Clear Channel deems appropriate. Final adjustments may differ from the pro forma adjustments presented herein. The unaudited combined pro forma financial information does not purport to present the actual financial position or results of operations of Clear Channel had the transactions and events assumed therein in fact occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The unaudited pro forma combined financial information is based on certain assumptions and adjustments described in the notes thereto and should be read in conjunction with the notes to unaudited combined pro forma financial information and the separate historical financial statements and notes which are contained elsewhere herein. Income (loss) is shown before income taxes and extraordinary items because Clear Channel has sufficient net operating loss carryforwards to offset taxable income for the periods presented. Therefore, the presentation of income taxes is neither required nor meaningful.

    The unaudited pro forma adjustments reflect an allocation of a portion of the total acquisition cost to goodwill and the establishment of acquisition liabilities and deferred tax liabilities for the effects of the significant differences between the tax basis of the assets acquired and the estimated fair value of the assets, primarily property and equipment, recorded for financial statement purposes. No deferred taxes are required to be recorded for amounts allocated to nondeductible goodwill.

                        UNIVERSAL OUTDOOR HOLDINGS, INC.
                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                      UNIVERSAL                                      POA         MEMPHIS
                       OUTDOOR     AD-SIGN, INC    NOA HOLDING   ACQUISITION     TUNICA      ADDITIONAL       REVERE
                        INC.      AND IMAGE MEDIA    COMPANY     CORPORATION   ACQUISITION  ACQUISITIONS   ACQUISITIONS
                     -----------  ---------------  -----------  -------------  -----------  -------------  -------------

Net revenue........   $  76,138      $     842      $   5,832     $  35,815     $  14,705     $   1,166      $  29,047
                     -----------         -----     -----------  -------------  -----------       ------    -------------
Operating expenses:
  Direct cost of
    revenues.......      26,468            322          2,616        10,788         6,315           564         17,333
  General and
    administrative
    expenses.......      10,648            100          1,459         9,613         2,743           304          4,118
  Depreciation and
    amortization...      18,286            160          1,053         6,004         1,546            38          5,542
  Non cash
    compensation
    for common
    stock
    warrants.......       9,000         --             --            --            --            --             --
                     -----------         -----     -----------  -------------  -----------       ------    -------------
                         64,402            582          5,128        26,405        10,604           906         26,993
                     -----------         -----     -----------  -------------  -----------       ------    -------------
Operating Income...      11,736            260            704         9,410         4,101           260          2,054
Interest expense...      19,567         --                468         5,558            89            52          3,392
Other expense......       1,398         --             --               (21)       --               (84)        (8,410)
                     -----------         -----     -----------  -------------  -----------       ------    -------------
Net income before
  income taxes.....   $  (9,229)     $     260      $     236     $   3,873     $   4,012     $     292      $   7,072
                     -----------         -----     -----------  -------------  -----------       ------    -------------
                     -----------         -----     -----------  -------------  -----------       ------    -------------

                     NEW YORK/ NEW                       JULY AND OCTOBER                   PRO FORMA
                        JERSEY          ACQUISITION          OFFERINGS      PRO FORMA AS    OFFERING
                      ACQUISITION       ADJUSTMENTS         ADJUSTMENTS       ADJUSTED     ADJUSTMENTS   AS ADJUSTED
                     -------------  -------------------  -----------------  ------------  -------------  -----------
Net revenue........    $   8,943    $   4,123(1)(2)(3)     $    --           $  176,611    $   --         $ 176,611
                          ------      -------                --------       ------------  -------------  -----------
Operating expenses:
  Direct cost of
    revenues.......        3,558        2,024(1)(2)(3)          --               69,988        --            69,988
  General and
    administrative
    expenses.......        1,550       (9,687)(2)(3)(4)         --               20,848        --            20,848
  Depreciation and
    amortization...          993       17,196(2)(3)(5)          --               50,818        --            50,818
  Non cash
    compensation
    for common
    stock
    warrants.......       --                --                  --                9,000        --             9,000
                          ------      -------                --------       ------------  -------------  -----------
                           6,101        9,533                   --              150,654        --           150,654
                          ------      -------                --------       ------------  -------------  -----------
Operating Income...        2,842       (5,410)                  --               25,957        --            25,957
Interest expense...       --           37,869(2)(3)(6)(7)      (23,938)(9)       43,057        1,178(10)     44,235
Other expense......       --            8,928(2)(3)(8)          --                1,811        --             1,811
                          ------      -------                --------       ------------  -------------  -----------
Net income before
  income taxes.....    $   2,842    $ (52,207)             $   23,938        $  (18,911)   $  (1,178)     $ (20,089)
                          ------      -------                --------       ------------  -------------  -----------
                          ------      -------                --------       ------------  -------------  -----------

    NOTES TO UNIVERSAL UNAUDITED COMBINED PRO FORMA STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

    The following explanations describe the assumptions used in determining the pro forma adjustments necessary to present the pro forma results of operations of Universal giving effect to the POA Acquisition(a) the Debt Tender Offers(b), the execution of the New Credit Facility(c), the Memphis\Tunica Acquisition, the Revere Acquisition, the Matthew Acquisition, the Additional Acquisitions(d), the October Offerings(e), the December Offering(f) and the application of the estimated net proceeds therefrom, and the net reduction in operating expenses of the businesses acquired as if each had occurred at the beginning of the period.

                                                                                                            YEAR ENDED
                                                                                                           DECEMBER 31,
                                                                                                               1996
                                                                                                           ------------
       1.  POA Acquisition Corporation, a wholly owned subsidiary of OAH (as defined here-in) acquired certain assets and liabilities in the outdoor advertising industry in Florida during May 1996.
           The historical financial information includes revenues and expenses associated with the new market prior to the acquisition:

                                                                                                            $      955
           Net revenues..................................................................................

                                                                                                                   710
           Direct cost of revenues.......................................................................

       2.  Prior to acquisition by Universal, Revere (as defined herein) disposed of certain assets and liabilities in the outdoor advertising industry in Texas. The following entry eliminates revenues and expenses associated with the Texas market prior to the acquisition:

                                                                                                            $   (3,661)
           Net revenue...................................................................................

                                                                                                                (2,128)
           Direct cost of revenues.......................................................................

                                                                                                                  (568)
           General and administrative expenses...........................................................

                                                                                                                  (765)
           Depreciation and amortization.................................................................

                                                                                                                  (367)
           Interest expense..............................................................................

                                                                                                                  (853)
           Other.........................................................................................

       3.  Entry records statement of operations activity of Revere from September 30, 1996 through the date of closing (December 10, 1996):

                                                                                                            $    7,784
           Net revenue...................................................................................

                                                                                                                 4,152
           Direct cost of revenues.......................................................................

                                                                                                                 1,081
           General and administrative expenses...........................................................

                                                                                                                 1,764
           Depreciation and amortization.................................................................

                                                                                                                   770
           Interest expense..............................................................................

                                                                                                                   848
           Other.........................................................................................

    NOTES TO UNIVERSAL UNAUDITED COMBINED PRO FORMA STATEMENT OF OPERATIONS
                                  (CONTINUED)

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                                                                            YEAR ENDED
                                                                                                           DECEMBER 31,
                                                                                                               1996
                                                                                                           ------------
       4.  Entry records reduction in general and administrative expenses relating to elimination of certain duplicate corporate expenses, principally relating to employee costs and costs relating to other corporate activities. Amounts have been determined based upon specific employees identified for termination plus actual benefits costs incurred, and expenses associated with leased facilities which will not be assumed or will be canceled upon consummation of the acquisition.

                                                                                                            $    1,875
           Naegele(g), Ad-Sign(h) and Image Media(i).....................................................
                                                                                                           ------------
                                                                                                           ------------

                                                                                                            $    2,100
           POA Acquisition...............................................................................

                                                                                                                 1,000
           Memphis/Tunica Acquisition....................................................................

                                                                                                                   255
           Additional Acquisitions.......................................................................
                                                                                                           ------------

                                                                                                            $    3,355
                                                                                                           ------------
                                                                                                           ------------

                                                                                                            $    3,770
           Revere Acquisition............................................................................

                                                                                                                 1,200
           Matthew Acquisition...........................................................................
                                                                                                           ------------

                                                                                                            $    4,970
                                                                                                           ------------
                                                                                                           ------------

       5.  Entry records the increase in depreciation and amortization expense arising from purchase accounting adjustments to advertising structures and goodwill amortized over a period of 15 years:

                                                                                                            $      460
           Naegele, Ad-Sign and Image Media (acquired in March 1996).....................................
                                                                                                           ------------
                                                                                                           ------------

                                                                                                            $    8,480
           POA Acquisition (acquired in October 1996)....................................................

                                                                                                                 3,101
           Memphis/Tunica Acquisition (acquired in January 1997).........................................

                                                                                                                   236
           Additional Acquisitions (acquired in September 1996)..........................................
                                                                                                           ------------

                                                                                                            $   11,817
                                                                                                           ------------
                                                                                                           ------------

                                                                                                            $    2,210
           Revere Acquisition (acquired in December 1996)................................................

                                                                                                                 1,710
           Matthew Acquisition (acquired in January 1997)................................................
                                                                                                           ------------

                                                                                                            $    3,920
                                                                                                           ------------
                                                                                                           ------------

       6.  Entry records additional interest expense at an assumed rate of 8.25% per annum to be incurred   $    5,604
           in connection with the acquisition of Naegele, Ad-Sign and Image Media which occurred in March of 1996 (debt incurred of $60.0 million less $1.4 million of interest expense for debt not assumed)......................................................................................
                                                                                                           ------------
                                                                                                           ------------

    NOTES TO UNIVERSAL UNAUDITED COMBINED PRO FORMA STATEMENT OF OPERATIONS
                                  (CONTINUED)

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                                                                            YEAR ENDED
                                                                                                           DECEMBER 31,
                                                                                                               1996
                                                                                                           ------------
       7.  Entry to record additional interest expense at an assumed rate of 8.5% per annum in connection with the Transactions:

                                                                                                            $   20,400
           POA Acquisition (debt incurred of $240.0 million).............................................

                                                                                                                 6,018
           Memphis/Tunica Acquisition (debt incurred of $70.8 million)...................................

                                                                                                                   646
           Additional Acquisitions.......................................................................
                                                                                                           ------------

                                                                                                            $   27,064

                                                                                                                (5,699)
           Actual interest expense for POA Acquisition, Memphis/Tunica Acquisition and Additional
           Acquisitions..................................................................................
                                                                                                           ------------

                                                                                                            $   21,365
                                                                                                           ------------
                                                                                                           ------------

                                                                                                            $   10,489
           Revere Acquisition (debt incurred of $123.4 million)..........................................

                                                                                                                 3,400
           Matthew Acquisition (debt incurred of $40.0 million)..........................................
                                                                                                           ------------

                                                                                                                13,889

                                                                                                                (3,392)
           Actual interest expense for Revere Acquisition and Matthew Acquisition........................
                                                                                                           ------------

                                                                                                            $   10,497
                                                                                                           ------------
                                                                                                           ------------

       8.  Entry to reduce other income from Revere for the gain recognized on the sale of the Texas        $    8,933
           markets.......................................................................................
                                                                                                           ------------
                                                                                                           ------------

       9.  Entry to record changes in interest expense:

                                                                                                            $   (5,304)
           Proceeds of $62.4 million from the offering of Class A Common Stock in July at an assumed rate of 8.5%.......................................................................................

                                                                                                                (2,550)
           KEA V and KEP V and Kelso Designees (as hereafter defined) Investment of $30.0 million at an assumed rate of 8.5%..........................................................................

                                                                                                               (17,175)
           October Equity Offering proceeds of $202.0 million at an assumed rate of 8.5%.................

                                                                                                                 2,813
           October Notes of $225 million at 9.75% versus assumed rate of 8.5%............................

                                                                                                                (1,771)
           Refinanced 14% Series A Senior Secured Discount Notes due 2004 of $50 million at an assumed rate of 9.75% for 10 of 12 months.............................................................

                                                                                                                  (677)
           Refinanced 11% Series A Senior Secured Discount Notes due 2003 of $65 million at an assumed rate of 9.75% for 10 of 12 months.............................................................

                                                                                                                   726
           Amortization of financing costs...............................................................
                                                                                                           ------------

                                                                                                            $  (23,938)
                                                                                                           ------------
                                                                                                           ------------

      10.  Entry to record the changes in interest expense:

                                                                                                            $    1,250
           December Notes of $100 million at 9.75% versus an assumed rate of 8.5%........................

                                                                                                                   (72)
           Amortization of deferred financing costs......................................................
                                                                                                           ------------

                                                                                                            $    1,178
                                                                                                           ------------
                                                                                                           ------------

    NOTES TO UNIVERSAL UNAUDITED COMBINED PRO FORMA STATEMENT OF OPERATIONS
                                  (CONTINUED)

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                                                                            YEAR ENDED
                                                                                                           DECEMBER 31,
                                                                                                               1996
                                                                                                           ------------
      11.  The above pro-forma statement of operations do not reflect the following extraordinary losses on the early retirement of debt:

           14% Series A Senior Secured Discount Notes due 2004:

                                                                                                                 1,400
           September 1996................................................................................

                                                                                                                10,725
           October 1996..................................................................................

           11% Series A Senior Secured Discount Notes due 2003:

                                                                                                                14,448
           October 1996..................................................................................
                                                                                                           ------------

                                                                                                            $   26,573
                                                                                                           ------------
                                                                                                           ------------

------------------------

(a) The POA Acquisition was consummated in October 1996. In the stock transaction of Outdoor Advertising Holdings, Inc. ("OAH"), Universal acquired approximately 6,337 advertising display faces consisting of bulletins and posters in six markets in the Southeast United States, including Orlando, Ocala, the East and Gulf Coast areas of Florida, Myrtle Beach and Chattanooga.

(b) The Credit Facility consists of a commitment of $300 million which was subsequently reduced to $225 million.

(c) The Debt Tender Offers consist of Universal completing a tender offer of its June 1994 offering of $50 million of its 14% Senior Secured Discount Notes due 2004 and a tender offer of its outstanding 11% Senior Notes due 2003.

(d) The Additional Acquisitions were consummated in September 1996. Universal purchased certain assets of (i) Iowa Outdoor Displays for approximately $1.8 million in cash and (ii) The Chase Company for approximately $5.8 million in cash. As a result of the Additional Acquisitions, Universal acquired approximately 160 advertising display faces consisting of posters in and around Des Moines and approximately 245 advertising display faces consisting primarily of bulletins in and around Dallas.

(e) The October Offerings refers to the offering by UOI of $225 million of its 9 3/4 Senior Subordinated Notes due 2006 and the offering by Universal of
    6.5 million shares of its Common Stock.

(f) The December Offering refers to the offering by UOI of $100 million of its 9 3/4 Senior Subordinated Notes due 2006 (the "December Notes") which notes were subsequently exchanged in May, 1997 for $100,000,000 9 3/4 Series B Senior Subordinated Exchange Notes due 2006 with identical terms to the December Notes in a transaction registered under the Securities Act.

(g) Naegele was purchased in April 1996. In the stock transaction, Universal acquired approximately 2,550 poster faces and 840 bulletin faces in the Minneapolis/St. Paul, Minnesota and Jacksonville, Florida markets.

(h) Ad-Sign, Inc. was purchased in January 1996 in an asset transaction. Universal acquired approximately 160 painted bulletin faces in the Chicago market.

(i) Image Media, Inc. was purchased in March 1996 in an asset transaction. Universal acquired approximately 18 painted bulletin and painted wall faces in the Chicago market.

          10.  COMPARISON OF THE RIGHTS OF HOLDERS OF UNIVERSAL COMMON
                      STOCK AND CLEAR CHANNEL COMMON STOCK

    As a result of the Merger, holders of Universal Common Stock will become holders of Clear Channel Common Stock. Universal is a Delaware corporation and Clear Channel is a Texas corporation. Following the Merger, the rights of all former holders of Universal Common Stock will be governed by Clear Channel's Restated Articles of Incorporation (the "Clear Channel Charter"), Clear Channel's Second Amended and Restated Bylaws (the "Clear Channel Bylaws"), and the laws of Texas. The following is a summary comparison of the material differences between the rights of holders of Universal Common Stock and holders of Clear Channel Common Stock and more particularly certain material differences between certain provisions of the Clear Channel Charter and the Third Amended and Restated Certificate of Incorporation of Universal (the "Universal Charter"), the Clear Channel Bylaws and the Second Amended and Restated By-Laws of Universal (the "Universal By-Laws"), and between certain provisions of the DGCL and the Texas Business Corporation Act (the "TBCA"). This summary is qualified in its entirety by reference to the full text of the Clear Channel Charter, the Clear Channel Bylaws, the Universal Charter, and the Universal By-Laws. For information on how to obtain copies of such documents, see Section 1 "Available Information." Furthermore, the description of the differences between the DGCL and the TBCA is a summary only, does not purport to be a complete description of the differences between the DGCL and TBCA, and is qualified in its entirety by references to the DGCL and TBCA.

(A) AUTHORIZED CAPITAL

    The total number of authorized shares of capital stock of Universal is 85,000,000, consisting of 75,000,000 shares of Universal Common Stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. The total number of authorized shares of capital stock of Clear Channel is 152,000,000, consisting of 150,000,000 shares of Clear Channel Common Stock, par value $0.10 per share, and 2,000,000 shares of preferred stock, par value $1.00 per share.

(B) NUMBER OF DIRECTORS; ELECTION OF DIRECTORS; REMOVAL; VACANCIES

    The DGCL permits the charter or the by-laws of a corporation to contain provisions governing the number and terms of directors. However, if the charter contains provisions fixing the number of directors, such number may not be changed without amending the certificate of incorporation. The Universal Charter states that the number of directors shall not be less than three nor more than nine. The Universal By-Laws state that the number of directors shall be determined from time to time by resolution of the Universal Board. There are currently 4 directors serving on the Universal Board.

    The DGCL permits the charter or by-laws of a corporation to provide that directors be divided into up to three classes, with the term of office of each class of directors expiring in successive years. The Universal Charter provides for the Universal Board to be divided into three classes, each of which is to be composed as nearly as possible of one-third of the directors.

    Under the DGCL, any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at any election of directors (or in the case of class voting, the holders of a majority of the shares of that class), except in the case of a corporation with a classified board. If a Delaware corporation has a classified board, stockholders may remove a director or directors only for cause, unless the charter otherwise provides.

    Under the DGCL and the Universal By-Laws (unless otherwise provided in the charter or by-laws), vacancies and newly created directorships may be filled by a majority of the directors then in office or by a sole remaining director (even though less than a quorum). However, the DGCL also provides that if the directors then in office constitute less than a majority of the whole board, the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of shares at the time outstanding entitled to vote for directors, order an election of directors to be held.

    The Clear Channel Bylaws authorize no less than 1 and no more than 9 directors, with the exact number to be determined by the Clear Channel Board.

    Under the TBCA, the bylaws or charter may provide that at any meeting of stockholders called expressly for that purpose, any director or the entire board may be removed, with or without cause, by vote of the holders of a majority of the shares then entitled to vote at an election of directors, subject to further restrictions on removal which may be contained in the bylaws. No further restriction is contained in the Clear Channel Bylaws. The Clear Channel Bylaws provide that a director may also be removed by unanimous written consent of the stockholders.

    Under the TBCA, any vacancy occurring in the board of directors may be filled by the stockholders or by the affirmative vote of a majority of the remaining directors. A directorship to be filled by reason of an increase in the number of directors may be filled by the stockholders or by the board of directors for a term of office continuing only until the next election of one or more directors by the stockholders, provided that the board of directors may not fill more than two such directorships during the period between any two successive annual meetings of stockholders.

(C) CHARTER AMENDMENTS

    Under the DGCL, the charter may be amended if (i) the board sets forth the proposed amendment in a resolution, declares the advisability of the amendment and directs that it be submitted to a vote at the meeting of stockholders and
(ii) the holders of at least a majority of shares of stock entitled to vote thereon approve the amendment, unless the charter requires the vote of a greater number of shares. The Universal Charter does not require the vote of a greater number of shares. If the holders of the outstanding shares of a class are entitled to vote as a class upon a proposed amendment, the holders of a majority of the outstanding shares of such class must also vote in favor of the amendment.

    Under the TBCA, a corporation's charter may be amended if: (i) the board of directors sets forth the proposed amendment in a resolution and directs that it be submitted to a vote at a meeting of stockholders and (ii) the holders of at least two-thirds of the outstanding shares entitled to vote on the amendment approve it by affirmative vote, unless the charter otherwise requires the vote of a different number of shares, which if lesser, must be at least a majority. In addition, if the holders of any class or series of shares are entitled to vote as a class or series thereon, such an amendment must be approved by the affirmative vote of the holders of at least two-thirds of the shares within each class or series of outstanding shares entitled to vote thereon, unless the charter otherwise requires the vote of a different number of shares, which, if lesser, must be at least a majority. The Clear Channel Charter does not provide for such different amount for approval of an amendment to the Clear Channel Charter.

(D) BY-LAW AMENDMENTS

    Under the DGCL, the power to adopt, alter and repeal the by-laws is vested in the stockholders, except to the extent that a corporation's charter or by-laws vest it in the board of directors. However, the conferral of the power to adopt, alter and repeal the by-laws upon the directors does not divest the stockholders of their power to adopt, amend or repeal the by-laws. The Universal Charter grants the Universal Board concurrent power with the stockholders to make, alter, amend, change, add to or repeal the Universal By-Laws. The Universal By-Laws may be altered, amended or repealed or new by-laws adopted (i) by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all shares of stock of Universal entitled to vote in the election of directors, considered as one class or (ii) by the Universal Board, at any regular meeting of the stockholders or the Universal Board or at any special meeting of the stockholders or of the Universal Board if notice of such alteration, amendment, repeal or adoption of new by-laws be contained in the notice of such special meeting.

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    Under the TBCA, a board of directors may amend or repeal a corporation's bylaws, or adopt new bylaws, unless (i) the charter reserves such power exclusively to stockholders, or (ii) the stockholders, in amending, repealing or adopting a particular bylaw provision, expressly provide that the board may not amend or repeal that bylaw. In addition, unless the charter or a bylaw adopted by the stockholders provides otherwise as to all or some portion of a corporation's bylaws, stockholders may amend the bylaws even though such bylaws may also be amended by the board. The Clear Channel Charter and the Clear Channel Bylaws do not otherwise so provide

(E) ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

    The Universal By-Laws require nominations of persons for election to the Universal Board and submission of other business to be considered at a meeting of stockholders to be either made or brought by or at the direction of the Universal Board or made or brought by a stockholder of record who complies with advance notice procedures set forth in the Universal By-Laws.

    Neither the Clear Channel Charter nor Bylaws contain any provisions regarding advance notice of nominations of persons for election to the Clear Channel Board or submission of other business to be considered at a meeting of stockholders of Clear Channel.

(F) SPECIAL MEETINGS OF STOCKHOLDERS

    The DGCL provides that a special meeting of stockholders may be called by the board of directors or by such person or persons as may be authorized by a corporation's charter or by-laws. The Universal By-Laws provide that special meetings may be called by the Chairman of the Board or the President of Universal and shall be called by the Secretary of Universal at the direction of a majority of the Universal Board.

    Under the TBCA, in addition to the board of directors, the president or other persons that are authorized in the corporation's charter or bylaws, holders of not less than 10% of all the shares entitled to vote have the right to call a special stockholders' meeting, unless the charter provides for a number of shares greater than or less than 10%, in which event, special meetings of the stockholders may be called by the holders of at least the percentage of shares so specified in the charter, but in no event may the charter provide for a number of shares greater than 50% as required to call a special stockholders meeting. The Clear Channel Charter does not alter the statutory rule permitting the call of a special meeting by holders of not less than 10%.

(G) CUMULATIVE VOTING

    The DGCL permits cumulative voting for the election of directors if provided by the charter, but the Universal Charter does not so provide.

    The TBCA permits the cumulative voting for the election of directors unless the charter expressly prohibits cumulative voting. The Clear Channel Charter expressly prohibits cumulative voting.

(H) STOCKHOLDER ACTION WITHOUT A MEETING

    Under the DGCL, unless the charter provides otherwise, any action to be taken by stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Universal Charter provides that the stockholders of Universal have no ability to take any action unless such action is taken at any annual or special meeting of the stockholders.

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    Under the TBCA, any action to be taken by stockholders may be taken without a meeting, without prior notice and without a vote if all stockholders entitled to vote on the matter consent to the action in writing. If a corporation's charter so provides, stockholder action may be taken under the TBCA by a consent signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting. The Clear Channel Charter provides for such stockholder consent by less than unanimous written consent.

(I) REQUIRED VOTE FOR CERTAIN TRANSACTIONS

    EXTRAORDINARY TRANSACTIONS. Except as provided below, and in certain other limited circumstances, under the DGCL, a merger, a sale, lease, exchange or other disposition of all or substantially all of the property of the corporation (a "Disposition") not in the usual and regular course of the corporation's business, or a dissolution of the corporation, are required to be approved by the holders of a majority of the shares entitled to vote thereon, unless the charter provides otherwise. In addition, under the DGCL, class voting rights exist with respect to amendments to the charter that adversely affect the terms of the shares of a class. Such class voting rights do not exist as to other extraordinary matters, unless the charter provides otherwise.

    Except as provided below, and in certain other limited circumstances, under the TBCA, such transactions must be approved by at least two-thirds of the shares entitled to vote thereon, unless the charter requires the vote of a different number of shares which may not be less than a majority of the shares entitled to vote thereon. If the holders of any class of shares are entitled to vote as a class thereon, such a transaction must be approved by two-thirds of the outstanding shares of such class and at least two-thirds of the outstanding shares otherwise entitled to vote thereon.

    ABSENCE OF REQUIRED VOTE FOR CERTAIN MERGERS. Under the DGCL no vote of the stockholders of a corporation surviving a merger is required to approve a merger if (i) the agreement of merger does not amend the charter of such corporation,
(ii) each share of stock of such corporation outstanding immediately before the merger is to be an identical outstanding or treasury share of the surviving corporation thereafter and (iii) the number of shares of common stock of such corporation to be issued in the merger, if any, does not exceed 20% of the number of shares outstanding immediately before the merger.

    Under the TBCA, no vote of the stockholders of a corporation surviving a merger is required to approve the merger if (i) such corporation is the sole surviving corporation in the merger, (ii) the charter of such corporation will not differ from its charter before the merger, (iii) each stockholder of such corporation whose shares are outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights, immediately after the effective date of the merger, (iv) the voting power of the number of voting shares outstanding immediately after the merger, plus the voting power of the number of voting shares of such corporation to be issued in the merger, if any, does not exceed 20% of the voting power of the total number of voting shares outstanding immediately before the merger, (v) the number of participating shares (that is, shares whose holders are entitled to participate without limitation in dividends or other distributions) of such corporation to be issued in the merger, if any, does not exceed 20% of the number of such shares outstanding immediately before the merger, and (vi) the board of directors of the corporation adopts a resolution approving the plan of merger.

(J) STATE TAKEOVER LEGISLATION

    Section 203 of the DGCL prohibits a corporation from engaging in a "business combination" (as herein defined) with an "interested stockholder" (defined generally to mean a person who, together with his associates and affiliates, owns, or if the person is an affiliate of the corporation did own within the last three years, 15% or more of the outstanding voting stock of the corporation) for a period of three years after the time of the transaction in which the person became an interested stockholder, unless (i) prior to

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such time, the board of directors of the corporation approved the business combination or the transaction in which the stockholder became an interested stockholder, (ii) upon consummation of the transaction that resulted in the interested stockholder being such, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time such transaction commenced (subject to certain adjustments), or (iii) on or subsequent to the date of the business combination, the board of directors and the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder approve the business combination. The DGCL defines a "business combination" generally as: (i) a merger or consolidation with the interested stockholder or with any other corporation if the merger or consolidation is caused by the interested stockholder; (ii) a sale or other disposition to or with an interested stockholder of assets with an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation or the aggregate market value of all of the outstanding stock of the corporation; (iii) with certain exceptions, any transaction resulting in the issuance or transfer by the corporation or any majority-owned subsidiary of any stock of the corporation or such subsidiary to the interested stockholder; (iv) any transaction involving the corporation or a majority-owned subsidiary that has the effect of increasing the proportionate share of the stock of the corporation or any such subsidiary owned by the interested stockholder; or (v) any receipt by the interested stockholder of the benefit of any loans or other financial benefits provided by the corporation or any majority-owned subsidiary.

    Article Thirteen of the TBCA, effective September 1, 1997, imposes a special voting requirement for the approval of certain business combinations and related party transactions between public corporations and affiliated stockholders unless the transaction or the acquisition of shares by the affiliated stockholder is approved by the board of directors of the corporation prior to the affiliated stockholder becoming an affiliated stockholder. Article Thirteen prohibits certain mergers, sales of assets, reclassifications and other transactions (defined as business combinations) between stockholders beneficially owning 20% or more of the outstanding stock of a Texas public corporation (such stockholders being defined as an affiliated stockholder) for a period of three years following the stockholder acquiring shares representing 20% or more of the corporation's voting power unless two-thirds of the unaffiliated stockholders approve the transaction at a meeting held no earlier than six months after the stockholder acquires that ownership. The provisions requiring such a vote of stockholders will not apply to any transaction with an affiliated stockholder if the transaction or the purchase of shares by the affiliated stockholder is approved by the board of directors before the affiliated stockholder acquires beneficial ownership of 20% of the shares, or if the affiliated stockholder was an affiliated stockholder, prior to December 31, 1996, and continued as such through the date of the transaction. Article Thirteen does not contain the Delaware 85% unaffiliated share tender offer exception. Article Thirteen contains an opt out provision that allows a corporation to elect to opt out of the statute by adopting a bylaw or charter amendment prior to December 31, 1997.

    Universal is subject to Section 203 and, as such, Section 203 will apply to business combinations in which it may be involved. In connection with the Merger, the Universal Board approved the Merger Agreement and the transactions contemplated thereby in satisfaction of the prior approval requirement of
Section 203 of the DGCL so that the provisions of Section 203 will not apply to the Merger or any of the other transactions contemplated by the Merger Agreement. Inasmuch as Clear Channel has not elected to opt out of Article Thirteen of the TBCA, there will be no significant difference as a result of the Merger between Universal's current susceptibility to, and its stockholders' rights in the event of, a business combination or takeover and Clear Channel's susceptibility to, and its stockholders' rights in the event of, a business combination or takeover.

(K) STANDARD OF CONDUCT FOR DIRECTORS

    Under Delaware law, the standards of conduct for directors have developed through written opinions of the Delaware courts in cases decided by them. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty has been said to require directors to refrain from self-dealing. According to the Delaware Supreme Court, the duty of care requires "directors...in managing

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the corporate affairs...to use that amount of care which ordinarily careful and prudent men would use in similar circumstances." Later case law has established "gross negligence" as the test for breach of the standard for the duty of care in the process of decision-making by directors of Delaware corporations.

    Similarly, under Texas law, the standards of conduct for directors have developed through written opinions of the Texas courts in cases decided by them. However, Texas case law concerning standards of conduct for directors is not as well developed as Delaware case law. Generally, directors of Texas corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty prohibits a director from profiting at the expense of the corporation in connection with the director's dealings with the corporation, third parties, and stockholders. The duty of care requires directors to act in good faith and to exercise the same degree of care and prudence that ordinary persons in a like position under similar circumstances would use.

(L) INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Texas law and Delaware law have different provisions and limitations regarding indemnification by a corporation of its officers, directors, employees and agents.

    SCOPE. Under the DGCL, indemnification rights are expressly nonexclusive. A corporation is permitted to provide indemnification or advancement of expenses, by a by-law provision, agreement or otherwise, against judgments, fines, expenses and amounts paid in settlement actually and reasonably incurred by the person in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, no indemnification shall be made with respect to any matter as to which such person is adjudged to be liable to the corporation, unless the court shall determine that such person is entitled to indemnity.

    The Universal Charter provides, in substance, that any person who was or is a party or threatened to be made a party to any type of proceeding, by reason of the fact that he or she is or was a director of Universal (and Universal, in the discretion of the Universal Board, may so indemnify a person by reason of the fact that he or she is or was an officer or employee of Universal or is or was serving at the request of Universal in any other capacity for or on behalf of Universal), will be indemnified by Universal to the full extent permitted by the DGCL, against any liability or expense, actually or reasonably incurred by such person in respect thereof; PROVIDED, HOWEVER, that Universal will not be obligated to indemnify any such person: (i) with respect to the proceedings, claims or actions initiated or brought voluntarily without the authorization or consent of Universal by such person and not by way of defense; or (ii) for any amounts paid in settlement of an action effected without the prior written consent of Universal to such settlement.

    Under the TBCA, a corporation is permitted to provide indemnification or advancement of expenses, by a bylaw provision, agreement, security arrangement or otherwise against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding. However, if the person is found liable to the corporation, or if the person is found liable on the basis he received an improper personal benefit, indemnification under the TBCA is limited to the reimbursement of reasonable expenses and no indemnification will be available if the person is found liable for willful or intentional misconduct. The Clear Channel Charter requires that Clear Channel indemnify directors and officers except in relation to matters in which such director or officer is determined to be liable for negligence or misconduct in performance of duty to the corporation.

    ADVANCEMENT OF EXPENSES. The DGCL provides for the advancement of expenses for such proceedings upon receipt of a similar undertaking, such undertaking, however, need not be in writing. The DGCL does not require that such director give an affirmation regarding his conduct in order to receive an advance of expenses.

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    Under the TBCA, reasonable court costs and attorneys' fees incurred by a director who was, is, or is threatened to be made, a named defendant or respondent in a proceeding because the person is or was a director of such corporation may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding after the corporation receives (i) a written affirmation by the director of his good faith belief that he has met the standard of conduct necessary for indemnification under the TBCA and (ii) a written undertaking by or on behalf of the director to repay the amount paid or reimbursed if it is ultimately determined that he has not met those requirements or indemnification for such expenses is precluded under the TBCA.

    PROCEDURE FOR INDEMNIFICATION. The DGCL provides that a determination that indemnification is appropriate under the DGCL shall be made (i) by a majority vote of directors who are not party to the proceeding even though less than a quorum, (ii) if there are no such directors, or if such directors so direct, by special legal counsel, or (iii) by stockholder vote.

    Similar to the DGCL, the TBCA provides that a determination that indemnification is appropriate under Texas Law shall be made (i) by a majority vote of a quorum consisting of directors who are not party to the proceeding,
(ii) if such a quorum cannot be obtained, by a special committee of the board of directors consisting of at least two directors not party to the proceeding,
(iii) by special legal counsel, or (iv) by stockholder vote.

    MANDATORY INDEMNIFICATION. Delaware law requires indemnification with respect to any claim, issue or matter on which the director is successful on the merits or otherwise, in the defense of the proceeding. Under the TBCA, indemnification by the corporation is mandatory only if the director is wholly successful on the merits or otherwise, in the defense of the proceeding.

    INSURANCE. The DGCL and the TBCA both allow a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against such person and incurred by such person in such a capacity or arising out of his status as such a person whether or not the corporation would have the power to indemnify him against that liability. Under Texas law, a corporation may also establish and maintain arrangements, other than insurance, to protect these individuals, including a trust fund or surety arrangement. As noted above, indemnification rights under Delaware law are expressly nonexclusive.

    PERSONS COVERED. The DGCL provides substantially the same indemnification rights to officers, employees and agents as it provides for directors. The TBCA expressly and separately deals with the protection available for officers, employees and agents. Such protections are similar to those provided to directors.

    STANDARD OF CARE. The standard of care required under both Delaware law and Texas law is substantially the same. In general, directors are charged with the duty in their decision-making process and oversight responsibilities to act as would a reasonably prudent person in the conduct of such person's own affairs.

    CONTINUITY OF INDEMNIFICATION. The DGCL contains a provision that expressly provides that the statutory indemnification provisions (i) apply to a director after he leaves the corporation for acts he performed while a director and (ii) apply to the estate and personal representatives of the director. The TBCA does not have a provision that expressly provides indemnification after a directorship has terminated for acts or omissions which took place prior to such termination.

    STOCKHOLDER REPORT. The TBCA requires a report to the stockholders upon indemnification or advancement of expenses. The DGCL does not have a similar reporting requirement.

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(M) LIMITATION OF PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

    The DGCL provides that a corporation's charter may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no such provision can limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) violation of certain provisions of the DGCL, (iv) any transaction from which the director derived an improper personal benefit, or (v) any act or omission prior to the adoption of such a provision in the charter. The Universal Charter provides that Universal directors are not personally liable to Universal or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Universal or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. However, such provisions do not limit the availability of equitable relief to Universal or its stockholders.

    Under Article 1302-7.06 ("Article 1302") of the Texas Miscellaneous Corporation Laws Act, a corporation's charter may eliminate all monetary liability of each director to the corporation or its stockholders for conduct in the performance of such director's duties other than certain conduct specifically excluded from protection. Article 1302 does not permit any limitation of the liability of a director for (i) breaching the duty of loyalty to the corporation or its stockholders, (ii) failing to act in good faith, (iii) engaging in intentional misconduct or a known violation of law, (iv) obtaining an improper personal benefit from the corporation, or (v) violating applicable statutes which expressly provide for the liability of a director. The Clear Channel Charter eliminates the monetary liability of Clear Channel's directors to the fullest extent permitted by law.

(N) APPRAISAL RIGHTS

    Under the DGCL, except as otherwise provided by the DGCL, stockholders have the right to demand and receive payment in cash of the fair value of their stock (as appraised pursuant to judicial proceedings) in the event of a merger or consolidation in lieu of the consideration such stockholder would otherwise receive in such transaction. However, except as otherwise provided by the DGCL a stockholder does not have the right to demand payment of the fair value of his shares ("appraisal rights") in connection with a merger or consolidation or in the case of a Disposition (as defined in the DGCL) if (i) the shares of such corporation are listed on a national securities exchange, designated as a national market system security by the National Association of Securities Dealers, Inc. ("NASD") or held of record by more than 2,000 stockholders or (ii) such corporation will be the surviving corporation of the merger and no vote of the stockholders of the surviving corporation is required to approve such merger pursuant to Section 251 of the DGCL; provided, however, that a stockholder is entitled to appraisal rights in the case of a merger or consolidation, if such stockholder is required by the terms of an agreement of merger or consolidation to accept in exchange for his shares anything other than (a) shares of stock of the corporation surviving or resulting form such merger or consolidation, (b) shares of any other corporation that at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security by the NASD or held of record by more than 2,000 stockholders, (c) cash in lieu of fractional shares of the corporation described in the foregoing clauses (a) and (b), or (d) any combination of the foregoing.

    Similarly, under the TBCA, in general, a stockholder has (i) the right to dissent from any plan of merger or consolidation or Disposition to which such corporation is a party where a stockholder vote is required and (ii) appraisal rights upon compliance with the statutory procedures. However, under Texas law, a stockholder of a corporation does not have the right to dissent or to assert appraisal rights if (i) the shares held by such stockholder are part of a class or series of shares which are listed on a national securities exchange, or held of record by not less than 2,000 holders, on the record date fixed to determine

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the stockholders entitled to vote on the plan of merger or consolidation or
Disposition and (ii) the stockholder is not required by the terms of the plan of merger or consolidation or Disposition to accept for his shares any consideration other than (a) shares of the corporation that, immediately after the effective date of the merger, will be part of a class the shares of which are (x) listed or authorized for listing upon official notice of issuance, on a national securities exchange, or (y) held of record by not less than 2,000 holders or (b) cash in lieu of fractional shares otherwise entitled to be received.

(O) PREEMPTIVE RIGHTS

    Under the DGCL, a stockholder does not have preemptive rights unless such rights are specifically granted in the corporation's charter. The Universal Charter provides that no stockholder of Universal shall by reason of holding shares of any class of stock have any preemptive or preferential right to purchase or subscribe to any shares of any class of stock of Universal or to any debt instruments or other securities convertible into any class of such stock.

    Under the TBCA, preemptive rights exist automatically with respect to unissued or treasury shares owned by the corporation, unless the charter limits those rights. The Clear Channel Charter expressly denies any such preemptive rights.

(P) DENIAL OF VOTING RIGHTS

    The DGCL provides that holders of the outstanding shares of a class of stock shall be entitled to vote as a class upon a proposed amendment to the charter, whether or not entitled to vote thereon by the charter, if the amendment would change the aggregate number of authorized shares or the par value of the class or would adversely affect the powers, preferences or special rights of the class.

    The TBCA provides that holders of each class of shares, whether or not entitled to vote by the charter, are entitled to vote as a class on proposed amendment to the charter if the amendment would change the number of authorized shares or the par value of the class, reclassify, cancel, or exchange shares of the class, create a new class of shares having equal or superior preferences or rights of the class or increase the rights of an already outstanding class, or would adversely affect the powers, preferences or special rights of the class.

(Q) PAYMENT OF DIVIDENDS

    Under the DGCL, a board of directors may authorize a corporation to make distributions to its stockholders, subject to any restrictions in its charter, either (i) out of surplus or (ii) if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Under the DGCL, no distribution out of net profits is permitted, however, if, following the distribution, the corporation's capital is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The Universal Charter does not further restrict the ability of the Universal Board to declare dividends.

    Under the TBCA, a board of directors may authorize a corporation to make distributions to its stockholders out of its surplus, subject to any restriction in its charter. Under the TBCA, no distribution is permitted if such distribution exceeds the surplus of the corporation or would render the corporation insolvent. The Clear Channel Charter does not further restrict the ability of the Clear Channel Board to declare dividends.

(R) INSPECTION OF BOOKS AND RECORDS

    Under the DGCL, any stockholder of a Delaware corporation may examine the list of stockholders and any stockholder making a written demand may inspect any other corporate books and records for any purpose reasonably related to the stockholder's interest as a stockholder.

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    Under the TBCA, any stockholder who holds at least 5% of all of the outstanding shares of a corporation or that has held his shares for at least six months will have the right to examine at any reasonable time, for any proper purpose, the relevant books and records of account, minutes and share transfer records of the corporation.

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                           11.  BUSINESS OF UNIVERSAL

    Universal is a leading outdoor advertising company operating approximately 34,000 advertising display faces in four large regions: the Midwest (Chicago, Minneapolis/St. Paul, Indianapolis, Milwaukee and Des Moines), Florida (Orlando, Jacksonville, Ocala and the Atlantic Coast and Gulf Coast areas of Florida), the Midsouth (Evansville (IN), Dallas, Memphis /Tunica and Chattanooga (TN) and Myrtle Beach (SC)) and the East (New York, Washington, D.C., Baltimore, Philadelphia, Northern New Jersey, Wilmington (DE), Salisbury (MD) and Hudson Valley (NY)). Universal's advertising display face inventory includes transit display faces and kiosks in shopping malls, in addition to billboards and other outdoor display faces. Universal believes that the diversity of its advertising display inventory throughout its markets provides its customers with a unique opportunity to select a variety of media and outlets in delivering their marketing messages. Universal's customer base is also highly diversified, with no one category of customers accounting for more than 16.0% of net revenues for the six months ended June 30, 1997. Universal was incorporated in Delaware in 1991. Universal is a holding company with no business holdings of its own. Universal conducts its business operations through its wholly owned subsidiary, Universal Outdoor, Inc. ("UOI"), and UOI's consolidated subsidiaries. The mailing address of the principal executive offices of Universal is 311 South Wacker Drive, Suite 6400, Chicago, Illinois 60606; its telephone number is (312) 431-0822.

ACQUISITIONS

    THE REVERE ACQUISITION. In December 1996, Universal acquired Revere Holding Corp. for approximately $125 million in cash (the "Revere Acquisition"). As a result of the Revere Acquisition, Universal acquired a total of approximately 8,853 advertising display faces located in markets on the east coast of the United States, including Philadelphia, Washington, D.C., Salisbury and Wilmington, as well as 1,917 transit display faces located in Baltimore and 1,582 kiosk displays located in malls throughout the United States.

    THE MEMPHIS/TUNICA ACQUISITION. In January 1997, Universal acquired a total of approximately 2,018 advertising display faces consisting of bulletins and posters in and around Memphis, Tennessee and Tunica County, Mississippi for approximately $71 million plus 100,000 shares of Universal Common Stock.

    THE MATTHEW ACQUISITION. In January 1997, Universal acquired certain of the assets of Matthew Outdoor Advertising Acquisition Co. L.P. ("Matthew") for approximately $40 million in cash and the assumption by Universal of certain liabilities of Matthew (the "Matthew Acquisition"). As a result of the Matthew Acquisition, Universal acquired 1,035 advertising display faces located in three markets, including metro New York, northern New Jersey and Hudson Valley.

    THE PENN ACQUISITION. In February 1997, Universal agreed to acquire the stock of Penn-Baltimore, Inc. from Lamar Advertising Company for $46.5 million in cash (the "Penn Acquisition"). The Penn Acquisition was consummated in June 1997 and Universal acquired approximately 1,450 advertising display faces in the Baltimore metropolitan area.

    THE ALLIED ACQUISITION. In April 1997, Universal agreed to acquire certain assets of Allied Outdoor Advertising, Inc. for $51.2 million in cash (the "Allied Acquisition"). The Allied Acquisition was consummated in July 1997 and Universal acquired approximately 90 advertising display faces in New York City and New Jersey.

    OTHER COMPLETED ACQUISITIONS. In September 1996, Universal purchased certain assets of (i) Iowa Outdoor Displays for approximately $1.8 million in cash and (ii) The Chase Company for approximately $5.8 million in cash. As a result of these acquisitions, Universal acquired approximately 160 advertising display faces consisting primarily of posters in and around Des Moines and approximately 245 advertising display faces consisting primarily of bulletins in and around Dallas.

    In February 1997, Universal acquired a total of approximately 135 advertising display faces located in and around Evansville, Indiana from Ad-Craft, Inc. for approximately $5.5 million in cash. Universal also acquired 12 existing advertising display faces and 35 in process display faces in New Jersey from David Klein Outdoor Advertising, Inc. for approximately $5.3 million in cash.

    In March 1997, Universal acquired a total of approximately 600 bus shelters and panels in and around Memphis, Tennessee for approximately $8.5 million in cash from TransAd, Inc.

    In July 1997, Universal acquired a total of approximately 143 advertising display faces in and around Memphis, Tennessee for approximately $2.4 million in cash from Swaney Outdoor, Inc.

    In September 1997, Universal acquired 325 display faces in and around Chattanooga, Tennessee for approximately $2.4 million in cash from Visual Consultants, Inc. and its subsidiary Visual Outdoor Advertising, Inc.

    In October 1997, Universal acquired 178 display faces in the Tampa, Florida area for $4.5 million in cash from Paxson Communications Corporation and 85 display faces in the Chicago, Illinois area for $4.0 million in cash from Royal Outdoor Advertising.

    THE GAESS ACQUISITION. In October 1997, Universal acquired substantially all of the outdoor advertising assets of Great Outdoor, Inc., Media Outdoor Advertising and Media Displays, Inc., collectively operating as Gaess Outdoor, for approximately $18 million (the "Gaess Acquisition"). The Gaess Acquisition further enhanced Universal's position in the metro New York and Northern New Jersey market, adding 25 advertising display faces, a number of which are located in high profile locations.

MATERIAL PENDING ACQUISITIONS.

    THE NEW YORK SIGN ACQUISITION. In July 1997, Universal entered into a letter of intent to acquire substantially all of the outdoor advertising assets of New York Signs for approximately $9 million. Such acquisition will further enhance Universal's position in New York City, adding 17 advertising display faces.

    The pending acquisition is subject to numerous conditions including the negotiation of final acquisition agreements. There can be no assurance that any of the pending acquisitions will be consummated or that they will not be delayed due to antitrust clearance or other factors.

    THE TMI ACQUISITION. On December 19, 1997, Universal entered into an acquisition agreement to acquire (i) substantially all of the assets of Transportation Media, Inc., Transportation Media of Colorado, Inc. and C.M. Doolittle & Co. and (ii) the stock of Transportation Media of Texas, Inc. and Transportation Media, Inc. of Georgia (the "TMI Acquisition"). The TMI Acquisition will give Universal a presence in the airport static displays market, adding approximately 2,228 advertising faces.

    The TMI Acquisition is subject to numerous conditions including obtaining certain consents and approvals. There can be no assurance that the TMI Acquisition will be consummated or that it will not be delayed due to anti-trust clearance or other factors.

MARKETS

    Universal has a significant presence in each of the regional markets in which it operates. The following table sets forth, as of September 1997, certain information with respect to Universal's outdoor markets:

                                                                                                                         TOTAL
                                                                                 30-SHEET      8-SHEET                  DISPLAY
MARKET                                                              BULLETINS     POSTERS      POSTERS      TRANSIT      FACES
-----------------------------------------------------------------  -----------  -----------  -----------  -----------  ---------
MIDWEST:
  Chicago........................................................         707       --            3,451       --           4,158
  Minneapolis/St. Paul...........................................         462        1,323       --           --           1,785
  Indianapolis...................................................         257        1,091           97          530       1,975
  Milwaukee......................................................         261       --              325       --             586
  Des Moines.....................................................          86          571            9       --             666
MIDSOUTH:
  Evansville.....................................................         278          702       --           --             980
  Dallas.........................................................         269       --            1,197       --           1,466
  Memphis........................................................         744        1,194          161          668       2,767
  Chattanooga....................................................         332          659       --           --             991
  Myrtle Beach...................................................         722          478       --           --           1,200
FLORIDA:
  Orlando........................................................         818        1,084       --           --           1,902
  Jacksonville...................................................         448          776       --           --           1,224
  Ocala..........................................................         826          214       --           --           1,040
  Atlantic Coast.................................................         681       --           --           --             681
  Gulf Coast.....................................................         471       --           --           --             471
EAST:
  Philadelphia...................................................         357        2,079       --              282       2,718
  Washington.....................................................          86          580       --              152         818
  Salisbury......................................................         403          477           --          155       1,035
  Wilmington.....................................................         160          906           36           --       1,102
  Baltimore......................................................         205        1,211       --            1,917       3,333
  New York/New Jersey............................................         466          554           20       --           1,040

    Total........................................................       9,039       13,899        5,296        3,704      33,520(1)
                                                                        -----   -----------       -----        -----   ---------
                                                                        -----   -----------       -----        -----   ---------

------------------------

(1) Includes 1,582 kiosk displays in malls throughout the United States.

INVENTORY

    Universal operates three standard types of outdoor advertising display faces and also has transit and mall advertising as follows:

    (i) Bulletins generally are 14 feet high and 48 feet wide (672 square feet) and consist of panels on which advertising copy is displayed. The advertising copy is either hand painted onto the panels at the facilities of the outdoor advertising company in accordance with design specifications supplied by the advertiser and attached to the outdoor advertising structure, or is printed with the computer-generated graphics on a single sheet of vinyl that is wrapped around the structure. On occasion, to attract more attention, some of the panels may extend beyond the linear edges of the display face and may include three-dimensional embellishments. Because of their greater impact and higher cost, bulletins are usually located on major highways.

    (ii) 30-Sheet Posters generally are 12 feet high by 25 feet wide (300 square feet) and are the most common type of billboard. Advertising copy for 30-sheet posters consists of lithographed or silk-screened paper sheets supplied by the advertiser that are pasted and applied like wallpaper to the face of the display, or single sheets of vinyl with computer-generated advertising copy that are wrapped around the structure. Thirty-sheet posters are concentrated on major traffic arteries.

   (iii) Junior (8-Sheet) Posters usually are 6 feet high by 12 feet wide (72 square feet). Displays are prepared and mounted in the same manner as 30-sheet posters, except that vinyl sheets are not typically used on junior posters. Most junior posters, because of their smaller size, are concentrated on city streets and target pedestrian traffic.

    (iv) Transit Advertising generally consists of posters and frames displayed on the sides of public buses operating on city streets.

    (v) Mall Advertising generally consists of kiosks located in shopping malls.

    Billboards generally are mounted on structures owned by the outdoor advertising company and located on sites that are either owned or leased by it or on which it has acquired a permanent easement. Billboard structures are durable, have long useful lives and do not require substantial maintenance. When disassembled, they typically can be moved and relocated at new sites. Universal's outdoor advertising structures are made of steel and other durable materials built to withstand variable climates, including the rigors of the midwestern climate. Universal expects its structures to last 15 years or more without significant refurbishment.

    Additional information concerning Universal is included in the Universal reports incorporated by reference in this Proxy Statement/Prospectus. See
Section 2, "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and Section 1, "AVAILABLE INFORMATION."

                         12.  BUSINESS OF CLEAR CHANNEL

    Clear Channel consists of three principal business segments--radio broadcasting, television broadcasting and outdoor advertising. The radio segment includes both stations for which Clear Channel is the licensee and stations for which Clear Channel programs and/or sells air time under Local Marketing Agreements ("LMAs") or Joint Sales Agreements ("JSAs"). The radio segment also operates eleven networks. The television segment includes both television stations for which Clear Channel is the licensee and stations programmed under LMAs. The outdoor advertising segment has advertising display faces in 15 major domestic markets.

INDUSTRY SEGMENTS

    For the three months ended September 30, 1997, Clear Channel derived approximately 42% of its net revenue from radio operations, approximately 20% from television operations, and approximately 38% from outdoor advertising operations.

    Selected information relating to radio and television broadcasting for 1994, 1995 and 1996 is presented in the following table:

                                                         YEAR ENDED DECEMBER 31,
                                              ----------------------------------------------
                                                   1994            1995            1996
                                              --------------  --------------  --------------
RADIO
Net broadcasting revenue....................  $   95,862,834  $  144,244,066  $  217,189,250
Station operating expense...................      64,148,412      87,530,942     126,627,982
Depreciation................................       5,664,700       6,973,801       8,916,495
Amortization of intangibles.................       6,659,726      13,007,026      18,839,820
                                              --------------  --------------  --------------
Station operating income....................  $   19,389,996  $   36,732,297  $   62,804,953
                                              --------------  --------------  --------------
                                              --------------  --------------  --------------
TELEVISION
Net broadcasting revenue....................  $   82,189,748  $  105,815,314  $  134,549,604
Station operating expense...................      41,231,654      49,973,531      71,703,668
Depreciation................................       6,974,404       8,406,025      10,419,895
Amortization of intangibles.................       5,369,710       5,382,030       7,613,554
                                              --------------  --------------  --------------
Station operating income....................  $   28,613,980  $   42,053,728  $   44,812,487
                                              --------------  --------------  --------------
                                              --------------  --------------  --------------
CONSOLIDATED
Net broadcasting revenue....................  $  178,052,582  $  250,059,380  $  351,738,854
Station operating expense...................     105,380,066     137,504,473     198,331,650
Depreciation................................      12,639,104      15,379,826      19,336,390
Amortization of intangibles.................      12,029,436      18,389,056      26,453,374
                                              --------------  --------------  --------------
Station operating income....................  $   48,003,976  $   78,786,025  $  107,617,440
                                              --------------  --------------  --------------
                                              --------------  --------------  --------------

    Selected information related to the outdoor advertising segment for Eller Media for 1996 is presented in the following table:

                                                                                  YEAR ENDED
                                                                                 DECEMBER 31,
                                                                                    1996*
                                                                                --------------
Net Revenue...................................................................  $  237,032,000
Operating Expenses............................................................     145,743,000
Depreciation and amortization and other noncash expenses......................      46,569,000
                                                                                --------------
Operating Income..............................................................  $   44,720,000
                                                                                --------------
                                                                                --------------

------------------------

* Eller Media was formed on August 17, 1995, through the combination of Patrick Media and Eller Investment Company and was purchased by Clear Channel in April 1997.

RADIO BROADCASTING

    The following table sets forth certain selected information with regard to each of Clear Channel's 55 AM and 115 FM radio stations which it owned or programmed, or for which it sold air time, as of December 12, 1997.

                                                                  AM STATIONS      FM STATIONS      TOTAL
                                                                ---------------  ---------------  ---------
ARKANSAS
Little Rock...................................................        --                    5             5
CALIFORNIA
Monterrey.....................................................             2(e)             4(e)          6
CONNECTICUT
New Haven.....................................................             2                1             3
FLORIDA
Florida Keys..................................................        --                    3             3
Ft. Myers/Naples..............................................             1                4             5
Jacksonville..................................................             2                4             6
Miami/Ft. Lauderdale..........................................             3                5             8
Orlando.......................................................             2                4             6
Panama City...................................................             1                4             5
Pensacola.....................................................        --                    2(c)          2
Tallahassee...................................................             1                4             5
Tampa/St. Petersburg..........................................             4(b)             5             9
West Palm Beach...............................................             1                2             3
KENTUCKY
Louisville....................................................             3                4             7
LOUISIANA
New Orleans...................................................             2                5             7
MASSACHUSETTS
Springfield...................................................             1                1             2
MICHIGAN
Grand Rapids..................................................             2                4             6
NEW YORK
Albany........................................................             1(a)             3(a)          4
NORTH CAROLINA
Winston-Salem.................................................             1                2             3
Raleigh.......................................................             1                4             5
OHIO
Cleveland.....................................................             1                2             3
OKLAHOMA
Oklahoma City.................................................             3(b)             4             7
Tulsa.........................................................             2(b)             4(b)(c)         6
PENNSYLVANIA
Lancaster.....................................................             1                1             2
Reading.......................................................             1                1             2
RHODE ISLAND
Providence....................................................        --                    2             2
SOUTH CAROLINA
Columbia......................................................             1                3             4
TENNESSEE
Cookeville....................................................             2                2             4
Memphis.......................................................             3                4             7
TEXAS
Austin........................................................             1                3             4
El Paso.......................................................             1                2             3
Houston.......................................................             3(d)             4(b)          7
San Antonio...................................................             2                3(c)          5
VIRGINIA
Norfolk.......................................................        --                    4             4
Richmond......................................................             3                3             6
WISCONSIN
Milwaukee.....................................................             1                3             4
                                                                         ---              ---     ---------
    Total.....................................................            55              115           170
                                                                         ---              ---     ---------
                                                                         ---              ---     ---------

------------------------------
(a) Stations owned by Radio Enterprises, Inc., in which Clear Channel owns an 80% interest.
(b) Includes one station programmed and operated under an LMA (FCC license not owned by Clear Channel).
(c) Includes one station operated under a JSA (FCC license now owned by Clear Channel).
(d) Includes two stations which are owned by CCC-Houston AM, Ltd., in which Clear Channel owns an 80% interest.
(e) Stations operated under a LMA (FCC license not owned by Clear Channel).

    Clear Channel also owns the Kentucky News Network based in Louisville, Kentucky, the Virginia News Network based in Richmond, Virginia, the Oklahoma News Network based in Oklahoma City, Oklahoma, the Voice of Southwest Agriculture Network based in San Angelo, Texas, the Clear Channel Sports Network based both in College Station, Texas, and Des Moines, Iowa, the Alabama Radio Network based in Birmingham, Alabama, the Tennessee Radio Network based in Nashville, Tennessee, the University of Miami Sports Network based in Miami, Florida, the Florida Radio Network based in Maitland, Florida, the University of Florida Sports Network based in Gainesville, Florida and Orlando, Florida, and the Penn State Sports Network based in West Palm Beach, Florida.

TELEVISION BROADCASTING

    The following table sets forth certain selected information with regard to each of Clear Channel's 18 television stations and one satellite station which it owned or programmed as of December 12, 1997.

                                                                                       NETWORK
MARKET                                                                               AFFILIATION
-----------------------------------------------------------------------------------  -----------
ALBANY/SCHENECTADY/TROY, NEW YORK
WXXA-TV............................................................................         FOX
HARRISBURG/LEBANON/LANCASTER/YORK, PENNSYLVANIA
WHP-TV.............................................................................         CBS
WLYH-TV(a).........................................................................         UPN
JACKSONVILLE, FLORIDA
WAWS-TV............................................................................         FOX
WTEV-TV(a).........................................................................         UPN
LITTLE ROCK, ARKANSAS
KLRT-TV............................................................................         FOX
KASN-TV(a).........................................................................         UPN
MEMPHIS, TENNESSEE
WPTY-TV............................................................................         ABC
WLMT-TV(a).........................................................................         UPN
MINNEAPOLIS, MINNESOTA
WFTC-TV............................................................................         FOX
MOBILE, ALABAMA/PENSACOLA, FLORIDA
WPMI-TV............................................................................         NBC
WJTC-TV(a).........................................................................         UPN
PROVIDENCE/NEW BEDFORD, RHODE ISLAND
WPRI-TV............................................................................         CBS
WNAC-TV(a).........................................................................         FOX
TUCSON, ARIZONA
KTTU-TV(b).........................................................................         UPN
TULSA, OKLAHOMA
KOKI-TV............................................................................         FOX
KTFO-TV(a).........................................................................         UPN
WICHITA, KANSAS
KSAS-TV............................................................................         FOX
SALINA, KANSAS
KAAS-TV(c).........................................................................         FOX

------------------------

(a) LMA (FCC license not owned by Clear Channel).

(b) Station programmed by another party pursuant to an LMA.

(c) Satellite station of KSAS-TV in Wichita, Kansas.

OUTDOOR ADVERTISING

    The following table sets forth certain selected information with regard to each of Clear Channel's outdoor advertising display faces as of August 18, 1997:

                                                                                         TOTAL
                                                                                        DISPLAY
MARKET                                                                                 FACES(A)
------------------------------------------------------------------------------------  -----------
ARIZONA:
Phoenix.............................................................................         365
CALIFORNIA:
Los Angeles(b)......................................................................       7,127
San Diego...........................................................................         812
San Francisco/Oakland(c)............................................................       9,506
Sacramento..........................................................................         703
MIDWEST:
Chicago.............................................................................       6,430
Cleveland(d)........................................................................       2,274
Milwaukee...........................................................................       1,158
SOUTHEAST:
Atlanta.............................................................................       1,525
Miami...............................................................................       2,088
Tampa(e)............................................................................       2,038
TEXAS:
Dallas/Fort Worth...................................................................       3,048
El Paso.............................................................................       1,384
Houston.............................................................................       5,359
San Antonio.........................................................................       3,460
                                                                                      -----------
    Total...........................................................................      47,277
                                                                                      -----------
                                                                                      -----------

------------------------

(a) Display faces include 14' x 48' bulletins, 12' x 25' Premier Panels-TM-, 25' x 25'Premier Plus Panels-TM- 12' x 25' 30-sheet posters, 6' x 12' 8-sheet posters, and various transit displays.

(b) Includes Los Angeles, Orange, Riverside, San Bernardino and Ventura counties.

(c) Includes San Francisco, Oakland, San Jose, Santa Cruz and Solano counties.

(d) Includes Akron and Canton.

(e) Includes Sarasota and Bradenton.

MATERIAL ACQUISITIONS

    PAXSON RADIO ACQUISITION. On October 1, 1997, Clear Channel acquired six radio news and sports networks and approximately 350 outdoor advertising display faces from Paxson Communications Corp. ("Paxson"). On December 8, 1997, Clear Channel acquired 43 radio stations from Paxson and certain affiliates of Paxson. The total purchase price for such acquisitions was approximately $629 million in cash. Prior to the consummation of the acquisition of the radio stations on December 8, 1997, Clear Channel entered into a Commercial Time Brokerage Agreement with respect to most of such radio stations and Commercial Time Sales Agreements with respect to certain other radio stations. All of the radio stations and display faces referred to above are located in Florida except for four radio stations located in Tennessee.

    In connection with the acquisitions of seven of the radio stations from Paxson in the Jacksonville, Florida and the Mobile, Alabama/Pensacola, Florida markets, Clear Channel received temporary waivers of the FCC's one-to-a-market rule which generally prohibits the common ownership of radio and television stations in the same market. Such waivers are conditioned upon the outcome of the FCC's pending ownership attribution rulemaking proceeding. Some divestitures could be required at the conclusion of the rulemaking proceeding. Should divestitures be necessary, Clear Channel will be required to submit applications to the FCC seeking consent to sell any nonconforming stations within six months following finality of the rulemaking.

    On December 8, 1997, Clear Channel also acquired options from Paxson to purchase two additional radio stations for approximately $3 million in cash. Clear Channel and Paxson are parties to Commercial Time Sales Agreements with respect to such stations. Some divestitures of Clear Channel radio stations will likely be required to obtain FCC approval of the exercise of either of such options.

    ACQUISITION OF ELLER MEDIA. On April 10, 1997, Clear Channel acquired approximately 93% of the then outstanding stock of Eller Media for a total consideration of approximately $623 million, consisting of approximately $325 million in cash and 6,643,636 shares of Clear Channel Common Stock (approximately $298 million in Clear Channel Common Stock based on a price per share of $44.8625 per share) (the "Eller Media Acquisition"). Immediately following the consummation of the Eller Media Acquisition, Clear Channel retired approximately $417 million of Eller Media's outstanding bank debt through borrowings under the Credit Facility. In addition, Clear Channel issued options (with an estimated fair value of approximately $51 million) to purchase 1,468,182 shares of Clear Channel Common Stock in connection with the assumption of Eller Media's outstanding stock options. Clear Channel also agreed to issue 147,858 shares of Clear Channel Common Stock pursuant to certain phantom stock plan obligations assumed by Clear Channel as part of the Eller Media Acquisition. The holders of the approximately 7% of the then outstanding capital stock of Eller Media not purchased by Clear Channel have the right to require Clear Channel to acquire such stock for 1,081,469 shares of Clear Channel Common Stock until April 10, 2002. From and after April 10, 2004 (or before such date upon the occurrence of certain events), Clear Channel will have the right to acquire this minority interest stake in Eller Media for 1,081,469 shares of Clear Channel Common Stock. For the twelve month period ended December 31, 1996, Eller Media had net revenues, operating cash flow and an operating cash flow margin of $237 million, $91 million and 38.5%, respectively. On April 29, 1997, Karl Eller, the Chief Executive Officer of Eller Media, was appointed to the Clear Channel Board. Mr. Eller currently is employed by Clear Channel to run Eller Media as a subsidiary of Clear Channel pursuant to an employment contract which is due to expire in approximately two years. In addition, Mr. Eller and other members of the Eller Media management team have a significant stake in Clear Channel's stock options through the conversion of existing Eller Media stock options into options to purchase Clear Channel Common Stock.

    Clear Channel frequently evaluates strategic opportunities both within and outside its existing lines of business and from time to time enters into letters of intent. Clear Channel expects from time to time to pursue additional acquisitions and may decide to dispose of certain businesses. Such acquisitions or dispositions could be material.

              13.  BENEFICIAL OWNERSHIP OF UNIVERSAL COMMON STOCK

    The table sets forth information as of December 12, 1997, regarding the number and percentage of outstanding shares of Universal Common Stock beneficially owned by (i) each director of Universal, (ii) each other executive officer, (iii) all directors and executive officers of Universal as a group, and
(iv) each person known by Universal to own beneficially more than 5% of the Universal Common Stock. Universal believes that each individual or entity named has sole investment and voting power with respect to shares of Universal Common Stock indicated as beneficially owned by them, except as otherwise noted.

                                                                         BENEFICIAL OWNERSHIP OF
                                                                         UNIVERSAL COMMON STOCK
                                                                        -------------------------
                                                                        NUMBER OF    PERCENT OF
NAME                                                                      SHARES        CLASS
----------------------------------------------------------------------  ----------  -------------
Daniel L. Simon(6)....................................................   7,583,391(1)        26.3%
Brian T. Clingen(6)...................................................   1,116,413(2)         3.9%
Paul G. Simon(6)......................................................      88,627(3)            (5)
Cindy Ogle(6).........................................................      38,599(4)            (5)
Frank K. Bynum, Jr.(7)................................................      30,000             (5)
Michael J. Roche(8)...................................................       2,000             (5)
All directors and officers as a group (6 persons).....................   7,902,625         27.5

------------------------

(1) Daniel L. Simon's beneficial ownership includes 4,658,940 shares that he owns directly, 32,520 shares held by the Simon Family Foundation of which he is a director, 88,000 shares held by The Simon Family Limited Partnership of which he is a general partner, 1,847,526 shares issuable to him upon exercise of the Management Warrants, 630,352 shares over which he has voting control pursuant to certain voting trust agreements with Brian T. Clingen, and 326,053 shares issuable to Brian T. Clingen upon exercise of the Management Warrants over which Daniel L. Simon has voting control pursuant to certain voting trust agreements. Mr. Simon is party to the Voting Agreement with Clear Channel. See Section 7(g), "THE MERGER--Voting Agreement."

(2) Brian T. Clingen owns 630,352 shares directly, 35,000 shares held by The Clingen Family Foundation of which he is a director, 326,053 shares issuable to him upon exercise of the Management Warrants, and 125,008 shares held by The Clingen Family Limited Partnership of which he is a general partner. The voting rights for the shares directly held by Mr. Clingen and shares issuable to him upon exercise of the Management Warrants have been granted to Daniel L. Simon pursuant to a voting trust agreement.

(3) Paul G. Simon owns 88,627 shares directly including 33,775 shares issued to him pursuant to the 1997 Equity Incentive Plan. See Sect. 7(f), "THE MERGER--Interests of Certain Persons in the Transaction--Other Stock Awards."

(4) Cindy Ogle owns 38,599 shares directly, including 33,774 issued to her on December 10, 1997 and 4,825 shares to be issued to her on January 5, 1998, in each case pursuant to the 1997 Equity Incentive Plan. See Sect. 7(f), "THE MERGER--Interests of Certain Persons in the Transaction--Other Stock Awards."

(5) Represents less than 1% of the Universal Common Stock.

(6) The business address for such person(s) is c/o Universal Outdoor, Inc., 311 South Wacker Drive, Suite 6400, Chicago, IL 60606.

(7) The business address for such person is c/o Kelso & Company, 320 Park Avenue, 24th Floor, New York, NY 10022.

(8) The address for such person is 333 Beverly Road, E5-312-A, Hoffman Estates, IL 60179.

            14.  BENEFICIAL OWNERSHIP OF CLEAR CHANNEL COMMON STOCK

    The table below sets forth certain information as of December 12, 1997 about the persons and entities known to Clear Channel to own beneficially more than 5% of Clear Channel's outstanding stock. Such information is based upon required notices previously filed with the Clear Channel. Such shares are held in each stockholder's name or in a nominee account.

                                                                       BENEFICIAL OWNERSHIP OF
                                                                            CLEAR CHANNEL
                                                                            COMMON STOCK
                                                                      -------------------------
                                                                       NUMBER OF    PERCENT OF
NAME                                                                     SHARES        CLASS
--------------------------------------------------------------------  ------------  -----------
L. Lowry Mays.......................................................    15,099,919(1)      15.4%
B.J. McCombs........................................................    11,302,936(2)      11.5%
Putnam Investments..................................................     8,950,113        9.1%
Pilgram Baxter Associates...........................................     5,351,900        5.5%

------------------------

(1) Includes presently exercisable options to acquire 560,000 shares and 108,680 shares held by trusts of which he is trustee, but not beneficiary.

(2) Includes presently exercisable nonqualified options to acquire 40,000 shares and 3,201,726 shares held by trusts of which he is trustee, but not beneficiary.

               15. STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

    Any stockholder who wishes to submit a proposal to be presented at the 1998 Annual Meeting of stockholders must have forwarded such proposal to the Secretary of Universal on or prior to December 12, 1997 to be eligible for inclusion in Universal's proxy statement and form of proxy to be used in connection with such Meeting.

                                  16.  EXPERTS

    The financial statements incorporated in this Prospectus by reference to the Universal Annual Report on Form 10-K for the year ended December 31, 1996 and the audited historical financial statements of (i) Universal included as Exhibit 99.2, (ii) the Statement of Revenues and Direct Expenses of Ad-Sign for the year ended December 31, 1995 included as Exhibit 99.4, and (iii) the Financial Statements of POA Acquisition Corporation as of September 30, 1996 and December 31, 1995 and 1994 and for the nine month period ended September 30, 1996 and for each of the two years in the period ended December 31, 1995 included as Exhibit
99.5 of the Universal Current Report on Form 8-K dated July 31, 1997 (File No. 000-20823) have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated financial statements of NOA Holding Company as of May 31, 1995 and 1994, and for the three years in the period ended May 31, 1995, included in the Current Report on Form 8-K of Universal dated July 31, 1997 (File No. 000-20823), have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    The Consolidated Financial Statements of Revere Holding Corp. and its subsidiaries as of December 31, 1995 incorporated in this Proxy Statement/Prospectus by reference to the Universal Current Report on Form 8-K filed on July 31, 1997 (File No. 000-20823) have been audited by Arthur Andersen, LLP, independent public accountants, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements (and schedules) of Clear Channel included or incorporated by reference in Clear Channel's Annual Report on form 10-K for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included or incorporated by reference therein and incorporated herein by reference which, as to the years 1995 and 1996, are based in part on the report of KPMG Peat Marwick LLP ("KPMG"), independent auditors. The financial statements and schedules referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

    The consolidated financial statements of Australian Radio Network Pty. Ltd. not separately presented in Clear Channel's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by KMPG, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such report referred to above is incorporated herein by reference in reliance upon the authority of such firm as experts in accounting and auditing.

    The financial statements incorporated in this Prospectus by reference to the audited historical financial statements of Paxson Radio (a division of Paxson Communications Corporation) for the year ended December 31, 1996 included in Clear Channel's Form 8-K dated December 22, 1997 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated financial statements of Eller Media as of December 31, 1996 and 1995 and for the year ended December 31, 1996 and for the period from August 18, 1995 through December 31, 1995, together with the consolidated financial statements of PMG Holdings, Inc. and subsidiaries and the combined financial statements of Eller Investment Company, Inc. for the period from January 1, 1995 to August 17, 1995, incorporated by reference in this Prospectus and elsewhere in the registration statement are included in Clear Channel's current report on Form 8-K, filed on April 17, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein.

    The combined financial statements of Eller Investment Company, Inc. as of and for the periods ended December 31, 1994, incorporated by reference in this prospectus and elsewhere in the registration statement are included in Clear Channel's current report on Form 8-K, filed April 17, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are incorporated by reference herein.

    The consolidated financial statements of PMG Holdings, Inc. and Subsidiaries as of December 31, 1994 and for the year then ended included in Clear Channel's Current Report on Form 8-K dated April 17, 1997, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of US Radio, Inc. for the years ended December 31, 1995 and 1994, included in Clear Channel's current report on Form 8-K dated May 24, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The combined financial statements of Ragan Henry Communications Group, L.P., US Radio, L.P. and US Radio Stations, L.P. for the year ended December 31, 1994, included in Clear Channel's current report on Form 8-K dated May 24, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated herein by reference. Such combined financial statements are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of Radio Equity Partners, L.P. and its subsidiary as of December 31, 1995 and 1994, and for the years then ended have been incorporated herein by reference in reliance upon the report of KPMG, independent certified public accountants, appearing in Clear Channel's current report on Form 8-K dated June 5, 1996, and upon the authority of said firm as experts in accounting and auditing.

    Representatives of Price Waterhouse LLP are expected to be present at the Special Meeting to respond to appropriate questions and to make a statement if they so desire.

                              17.  LEGAL OPINIONS

    Certain legal matters relating to the validity of the shares of Clear Channel Common Stock to be issued in the Merger will be passed upon by Akin, Gump, Strauss, Hauer & Feld, L.L.P. In addition, Skadden, Arps, Slate, Meagher & Flom LLP and Akin, Gump, Strauss, Hauer & Feld, L.L.P. will issue tax opinions to Universal and Clear Channel, respectively, in connection with the Merger Agreement.

    YOU ARE URGED TO SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE PREPAID ENVELOPE PROVIDED FOR SUCH PURPOSE. PROMPT RETURN OF YOUR PROXY MAY SAVE UNIVERSAL ADDITIONAL SOLICITATION EXPENSE.

    WE ENCOURAGE ALL STOCKHOLDERS TO ATTEND THE SPECIAL MEETING ON FEBRUARY 6, 1998.

                                                                         ANNEX I

                                                                  CONFORMED COPY

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                      CLEAR CHANNEL COMMUNICATIONS, INC.,
                              UH MERGER SUB, INC.
                                      AND
                        UNIVERSAL OUTDOOR HOLDINGS, INC.
                          DATED AS OF OCTOBER 23, 1997

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                            ---------
                                                      ARTICLE I

                                                     THE MERGER

SECTION 1.1.        The Merger............................................................................       II-5
SECTION 1.2.        Closing...............................................................................       II-5
SECTION 1.3.        Effective Time........................................................................       II-5
SECTION 1.4.        Effects of the Merger.................................................................       II-6
SECTION 1.5.        Certificate of Incorporation and By-Laws of the Surviving Corporation.................       II-6
SECTION 1.6.        Directors.............................................................................       II-6
SECTION 1.7.        Officers..............................................................................       II-6

                                                     ARTICLE II

                            EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
                                       CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.1.        Capital Stock of Merger Sub...........................................................       II-6
SECTION 2.2.        Cancellation of Treasury Stock and Parent Owned Stock.................................       II-6
SECTION 2.3.        Conversion of Company Common Stock....................................................       II-6
SECTION 2.4.        Exchange of Certificates..............................................................       II-7
SECTION 2.5.        Stock Transfer Books..................................................................      II-10

                                                     ARTICLE III

                                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.1.        Organization, Qualification, Etc......................................................      II-10
SECTION 3.2.        Capital Stock.........................................................................      II-10
SECTION 3.3.        Corporate Authority Relative to this Agreement; No Violation..........................      II-11
SECTION 3.4.        Reports and Financial Statements......................................................      II-12
SECTION 3.5.        No Undisclosed Liabilities............................................................      II-12
SECTION 3.6.        No Violation of Law...................................................................      II-12
SECTION 3.7.        Environmental Laws and Regulations....................................................      II-12
SECTION 3.8.        No Undisclosed Employee Benefit Plan Liabilities or Severance Arrangements............      II-13
SECTION 3.9.        Absence of Certain Changes or Events..................................................      II-14
SECTION 3.10.       Investigations; Litigation............................................................      II-14
SECTION 3.11.       Proxy Statement; Registration Statement; Other Information............................      II-14
SECTION 3.12.       Lack of Ownership of Parent Common Stock..............................................      II-14
SECTION 3.13.       Tax Matters...........................................................................      II-15
SECTION 3.14.       Opinion of Financial Advisor..........................................................      II-15
SECTION 3.15.       Required Vote of the Company Stockholders.............................................      II-15
SECTION 3.16.       Insurance.............................................................................      II-15
SECTION 3.17.       Real Property; Title..................................................................      II-15
SECTION 3.18.       Collective Bargaining Agreements and Labor............................................      II-16
SECTION 3.19.       Material Contracts....................................................................      II-16
SECTION 3.20.       Takeover Statute......................................................................      II-16

                                                                                                              PAGE
                                                                                                            ---------
                                                     ARTICLE IV

                               REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

SECTION 4.1.        Organization, Qualification, Etc......................................................      II-16
SECTION 4.2.        Capital Stock.........................................................................      II-17
SECTION 4.3.        Corporate Authority Relative to this Agreement; No Violation..........................      II-17
SECTION 4.4.        Reports and Financial Statements......................................................      II-18
SECTION 4.5.        No Undisclosed Liabilities............................................................      II-18
SECTION 4.6.        No Violation of Law...................................................................      II-18
SECTION 4.7.        Environmental Laws and Regulations....................................................      II-18
SECTION 4.8.        No Undisclosed Employee Benefit Plan Liabilities or Severance Arrangements............      II-19
SECTION 4.9.        Absence of Certain Changes or Events..................................................      II-19
SECTION 4.10.       Investigations; Litigation............................................................      II-19
SECTION 4.11.       Proxy Statement; Registration Statement; Other Information............................      II-19
SECTION 4.12.       Lack of Ownership of the Company Common Stock.........................................      II-19
SECTION 4.13.       Tax Matters...........................................................................      II-19

                                                      ARTICLE V

                                      COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 5.1.        Conduct of Business by the Company or Parent..........................................      II-20
SECTION 5.2.        Proxy Material; Registration Statement................................................      II-22
SECTION 5.3.        Stockholders' Meeting.................................................................      II-23
SECTION 5.4.        Approvals and Consents; Cooperation...................................................      II-23
SECTION 5.5.        Access to Information; Confidentiality................................................      II-23
SECTION 5.6.        Affiliates............................................................................      II-24
SECTION 5.7.        Warrants; Stock Options...............................................................      II-24
SECTION 5.8.        1994 Warrants.........................................................................      II-24
SECTION 5.9.        Filings; Other Action.................................................................      II-25
SECTION 5.10.       Further Assurances....................................................................      II-26
SECTION 5.11.       No Solicitation.......................................................................      II-26
SECTION 5.12.       Director and Officer Liability........................................................      II-26
SECTION 5.13.       Accountants' "Comfort" Letters........................................................      II-27
SECTION 5.14.       Additional Reports....................................................................      II-28
SECTION 5.15.       Plan of Reorganization................................................................      II-28
SECTION 5.16.       Employment Agreements.................................................................      II-28
SECTION 5.17.       Parent Board of Directors.............................................................      II-28
SECTION 5.18.       Conveyance Taxes; Fees................................................................      II-28
SECTION 5.19.       Public Announcements..................................................................      II-28
SECTION 5.20.       Employee Matters......................................................................      II-28

                                                     ARTICLE VI

                                              CONDITIONS TO THE MERGER

SECTION 6.1.        Conditions to the Obligations of Each Party...........................................      II-29
SECTION 6.2.        Conditions to the Obligations of Parent and Merger Sub................................      II-30
SECTION 6.3.        Conditions to the Obligations of the Company..........................................      II-30

                                                                                                              PAGE
                                                                                                            ---------
                                                     ARTICLE VII

                                          TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1.        Termination or Abandonment............................................................      II-30
SECTION 7.2.        Amendment or Supplement...............................................................      II-32
SECTION 7.3.        Effect of Termination.................................................................      II-32
SECTION 7.4.        Fees and Expenses.....................................................................      II-32
SECTION 7.5.        Extension; Waiver.....................................................................      II-33

                                                    ARTICLE VIII

                                                 GENERAL PROVISIONS

SECTION 8.1.        Nonsurvival of Representations........................................................      II-33
SECTION 8.2.        Notices...............................................................................      II-33
SECTION 8.3.        Definitions...........................................................................      II-34
SECTION 8.4.        Counterparts..........................................................................      II-36
SECTION 8.5.        Entire Agreement; No Third-Party Beneficiaries........................................      II-36
SECTION 8.6.        Assignment............................................................................      II-36
SECTION 8.7.        Governing Law.........................................................................      II-36
SECTION 8.8.        Enforcement...........................................................................      II-36
SECTION 8.9.        Severability..........................................................................      II-36
SECTION 8.10.       Headings..............................................................................      II-37
SECTION 8.11.       Finders or Brokers....................................................................      II-37

EXHIBIT A           Form of Company Tax Opinion Representation Letter
EXHIBIT B           Form of Parent Tax Opinion Representation Letter
EXHIBIT C           Form of Simon Employment Agreement
EXHIBIT D           Form of Stockholder Representation Letter

    This AGREEMENT AND PLAN OF MERGER, dated October 23, 1997, is entered into by and among Clear Channel Communications, Inc., a Texas corporation ("PARENT"), UH Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB"), and Universal Outdoor Holdings, Inc., a Delaware corporation (the "COMPANY").

                             W I T N E S S E T H :

    WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement and Plan of Merger, including, without limitation, the exhibits attached hereto (collectively, this "AGREEMENT");

    WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company as set forth below (the "MERGER") upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company ("COMPANY COMMON STOCK"), other than shares owned directly or indirectly by Parent or by the Company will be converted into shares of common stock, par value $0.10 per share, of Parent ("PARENT COMMON STOCK") in accordance with the provisions of Article II of this Agreement;

    WHEREAS, for federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "CODE"); and

    WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I
                                   THE MERGER

    SECTION 1.1. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement and the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.3) of the Merger. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

    SECTION 1.2. CLOSING. The closing of the Merger shall take place at 10:00 a.m. on a date to be specified by the parties which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI (the "CLOSING DATE") at the offices of Skadden, Arps, Slate, Meagher & Flom, Chicago, Illinois, unless another date or place is agreed to in writing by the parties hereto.

    SECTION 1.3. EFFECTIVE TIME. On the Closing Date, the parties shall execute and file in the office of the Secretary of State of Delaware a certificate of merger (a "CERTIFICATE OF MERGER") executed in accordance with the DGCL and shall make all other filings or recordings, if any, required under DGCL. The Merger shall become effective at the time of filing of the Certificate of Merger, or at such later time as is agreed upon by the parties hereto and set forth therein (such time as the Merger becomes effective is referred to herein as the "EFFECTIVE TIME").

    SECTION 1.4. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the DGCL.

    SECTION 1.5. CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION.

        (a) The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall become the Certificate of Incorporation of the Surviving Corporation after the Effective Time, and thereafter may be amended as provided therein and as permitted by law and this Agreement.

        (b) The By-Laws of the Company as in effect immediately prior to the Effective Time shall become the By-Laws of the Surviving Corporation after the Effective Time, and thereafter may be amended as provided therein and as permitted by law and this Agreement.

    SECTION 1.6. DIRECTORS. The directors of the Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

    SECTION 1.7. OFFICERS. The officers of the Company immediately prior to the Effective Time shall become the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II
          EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
                     CORPORATIONS; EXCHANGE OF CERTIFICATES

    SECTION 2.1. CAPITAL STOCK OF MERGER SUB. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

    SECTION 2.2. CANCELLATION OF TREASURY STOCK AND PARENT OWNED STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, each share of Company Common Stock issued and held, immediately prior to the Effective Time, in the Company's treasury or by any of the Company's direct or indirect wholly owned subsidiaries, and each share of Company Common Stock that is owned by Parent, Merger Sub or any other subsidiary of Parent, shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

    SECTION 2.3. CONVERSION OF COMPANY COMMON STOCK. (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, subject to this Section 2.3 and Section 2.4(f), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.2 (the "Cancelled Shares")) shall be converted into (the "MERGER CONSIDERATION") 0.67 (the "CONVERSION NUMBER") duly authorized, validly issued and non-assessable shares of Parent Common Stock ; PROVIDED, HOWEVER, that, in any event, if between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Conversion Number shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate or a certificate which immediately prior to the

Effective Time represented outstanding shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

    SECTION 2.4. EXCHANGE OF CERTIFICATES. (a) EXCHANGE AGENT. From and after the Effective Time, Parent shall make available to a bank or trust company designated by Parent and reasonably satisfactory to the Company (the "EXCHANGE AGENT"), for the benefit of the holders of shares of Company Common Stock for exchange in accordance with this Article II, through the Exchange Agent, certificates evidencing such number of shares of Parent Common Stock issuable to holders of Company Common Stock in the Merger pursuant to Section 2.3 (such certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto and cash, being hereinafter referred to as the "EXCHANGE FUND"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Stock contemplated to be issued pursuant to Section 2.3 and the cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled to pursuant to Section 2.4(f) hereof out of the Exchange Fund. Except as contemplated by Section 2.4(g) hereof, the Exchange Fund shall not be used for any other purpose.

    (b) EXCHANGE PROCEDURES. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "CERTIFICATES") (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of Parent Common Stock, or cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(f) hereof.

    (c) EXCHANGE OF CERTIFICATES. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder's shares of Company Common Stock have been converted into pursuant to this Article II (and any cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(f) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(d)), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(f) and any dividends or other distributions to which such holder is entitled pursuant to
Section 2.4(d) may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.4, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the number of whole shares of Parent Common Stock into which the shares of Company Common Stock formerly represented thereby have been converted, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(f) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(d).

    (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES OF PARENT COMMON STOCK. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to
Section 2.4(f), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(f) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

    (e) NO FURTHER RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued upon conversion of the shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.4(d) or (f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

    (f)  NO FRACTIONAL SHARES.    (i)  No certificates or scrip representing
fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

    (ii) As promptly as practicable following the Effective Time, the Exchange Agent will determine the excess of (A) the number of whole shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to Section 2.4(a) over (B) the aggregate number of whole shares of Parent Common Stock to be distributed to holders of Company Common Stock pursuant to Section 2.4(b) (such excess being herein called the "Excess Shares"). Following the Effective Time, the Exchange Agent will, on behalf of former stockholders of Company, sell the Excess Shares at then prevailing prices on the New York Stock Exchange, Inc. (the "NYSE"), all in the manner provided in Section 2.4(f)(iii).

   (iii) The sale of the Excess Shares by the Exchange Agent will be executed on the NYSE through one or more member firms of the NYSE and will be executed in round lots to the extent practicable. The Exchange Agent will use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Company Common Stock, the Exchange Agent will hold such proceeds in trust for the holders of Company Common Stock (the "Common Shares Trust"). The Surviving Corporation will pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent will determine the portion of the Common Shares Trust to which each holder of Company Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Company Common Stock is entitled (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Common Stock are entitled.

    (iv) Notwithstanding the provisions of Section 2.4(f)(ii) and (iii), the Surviving Corporation may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments hereinabove contemplated, to pay each holder of Company Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the closing price for a share of Parent Common Stock as reported on the NYSE Composite Transaction Tape (as reported in THE WALL STREET JOURNAL, or, if not reported thereby, any other authoritative source) on the Closing Date, and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references will be deemed to mean and refer to the payments calculated as set forth in this Section 2.4(f)(iv).

    (v) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock with respect to any fractional share interests, the Exchange Agent will make available such amounts to such holders of Company Common Stock subject to and in accordance with the terms of Section 2.4(d).

    (g) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund (including any shares of Parent Common Stock) which remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for the applicable Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.4(f) and any dividends or other distributions with respect to the Parent Common Stock to which they are entitled pursuant to Section 2.4(d). Any portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

    (h) NO LIABILITY. None of the Exchange Agent, Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

    (i) WITHHOLDING RIGHTS. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

    (j) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.4(f) and any dividends or other distributions to which the holders thereof are entitled pursuant to this Agreement.

    (k) FURTHER ASSURANCES. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Merger Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Merger Sub and the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalves or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

    SECTION 2.5. STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.4(f) and any dividends or other distributions to which the holders thereof are entitled pursuant to
Section 2.4(d).

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to Parent and Merger Sub as follows:

    SECTION 3.1. ORGANIZATION, QUALIFICATION, ETC. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not in the aggregate have a Material Adverse Effect on the Company. The copies of the Company's charter and by-laws which have been delivered to Parent are complete and correct and in full force and effect on the date hereof. Each of the Company's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not in the aggregate have a Material Adverse Effect on the Company. The Company has previously provided to Parent true and correct copies of the articles and by-laws of each Material Subsidiary (as defined in Regulation S-K promulgated under the Securities Act of 1933) and each such organizational document is in full force and effect on the date hereof. All the outstanding shares of capital stock of, or other ownership interests in, the Company's Subsidiaries are validly issued, fully paid and non-assessable and are owned by the Company, directly or indirectly, free and clear of all liens, claims, charges or encumbrances, except for restrictions contained in credit agreements and similar instruments to which the Company is a party. There are no existing options, rights of first refusal, preemptive rights, calls or commitments of any character relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Subsidiary of the Company.

    SECTION 3.2. CAPITAL STOCK. The authorized stock of the Company consists of 75,000,000 shares of the Company Common Stock, and 10,000,000 shares of preferred stock, par value $0.01 per share (the "COMPANY PREFERRED STOCK"). As of October 22, 1997, 26,327,757 shares of the Company Common Stock and no shares of the Company Preferred Stock were issued and outstanding. All the outstanding shares of the Company Common Stock have been validly issued and are fully paid and non-assessable. As of October 22, 1997, there were no outstanding subscriptions, options, warrants, rights or other arrangements or commitments obligating the Company to issue any shares of its stock other than:

        (a) rights to acquire 2,177,078 shares of the Company Common Stock pursuant to the Company Amended and Restated 1996 Warrant Plan (the "1996 WARRANT PLAN");

        (b) rights to acquire 387,200 shares of Company Common Stock pursuant to the Warrant Agreement, dated June 30, 1994, between the Company and the United States Trust Company of New York (the "1994 WARRANT AGREEMENT");

        (c) options or other rights to receive or acquire 271,499 shares of Company Common Stock pursuant to the 1997 Equity Incentive Plan (the "1997 INCENTIVE PLAN") which includes options, stock awards and restricted stock awards to be granted under the 1997 Incentive Plan subsequent to the date hereof in accordance with Section 5.1(a)(ix); and

        (d) options or other rights issued to an employee of the Company to acquire 44,000 shares of Company Common Stock (the "Employee Options").

    Except for the issuance of shares of the Company Common Stock pursuant to the options and other rights referred to in Sections 3.2(a)-(d) above and except as provided for in 5.1(a), (viii) and (ix), since October 22, 1997, no shares of the Company Common Stock have been issued.

    SECTION 3.3.  CORPORATE AUTHORITY RELATIVE TO THIS AGREEMENT; NO
VIOLATION. The Company has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, except for the approval of its stockholders, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. The Board of Directors of the Company has determined that the transactions contemplated by this Agreement are in the best interest of its stockholders and to recommend to such stockholders that they vote in favor thereof. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement has been duly and validly executed and delivered by the other parties hereto, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). The Company is not subject to or obligated under any charter, bylaw or contract provision or any licenses, franchise or permit, or subject to any order or decree, which would be breached or violated by its executing or, subject to the approval of its stockholders, carrying out this Agreement, except as otherwise previously disclosed in writing to Parent and for any breaches or violations which would not, in the case of any contract provision, license, franchise, permit, order or decree, in the aggregate, have a Material Adverse Effect on the Company. Other than in connection with or in compliance with the provisions of the DGCL, the Securities Act of 1933 (the "SECURITIES ACT"), the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), Section 4043 of ERISA (as defined in Section 3.8), any other competition, antitrust and investment laws and the securities or blue sky laws of the various states, and, other than the filing of the Certificate of Merger with the Delaware Secretary of State and any necessary state filings to maintain the good standing or qualification of the Surviving Corporation (collectively, the "COMPANY REQUIRED APPROVALS"), no authorization, consent or approval of, or filing with, any governmental body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, the failure to obtain or make which would not, in the aggregate, have a Material Adverse Effect on the Company; PROVIDED that the Company makes no representation with respect to such of the foregoing as are required by reason of the regulatory status of Parent or any of its Subsidiaries or facts specifically pertaining to any of them.

    SECTION 3.4. REPORTS AND FINANCIAL STATEMENTS. The Company has previously furnished to Parent true and complete copies of:

        (a) the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") for the year ended December 31, 1996;

        (b) the Company's Quarterly Reports on Form 10-Q filed with the SEC for the quarters ended March 31, 1997 and June 30, 1997;

        (c) the definitive proxy statement filed by the Company with the SEC on May 13, 1997;

        (d) each final prospectus filed by the Company with the SEC since July 23, 1996, except any final prospectus on Form S-8; and

        (e) all Current Reports on Form 8-K filed by the Company with the SEC since December 31, 1996.

    Except as previously disclosed in writing to Parent, as of their respective dates, such reports, proxy statement, and prospectuses (collectively, the "COMPANY SEC REPORTS") (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; PROVIDED, that the foregoing clause (ii) shall not apply to the financial statements included in the Company SEC Reports (which are covered by the following sentence). The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Company SEC Reports (including any related notes and schedules) fairly present the financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods or as of the dates then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and generally accepted accounting principles in the United States ("GAAP") consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and except that the unaudited financial statements therein do not contain all of the footnote disclosures required by GAAP). Since July 23, 1996, the Company has timely filed all material reports, registration statements and other filings required to be filed by it with the SEC under the rules and regulations of the SEC.

    SECTION 3.5. NO UNDISCLOSED LIABILITIES. Except as previously disclosed in writing to Parent, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, of a type required by GAAP to be reflected on a consolidated balance sheet and has no indebtedness for borrowed money outstanding, except, in each case, (a) liabilities, obligations or indebtedness reflected in any of the Company SEC Reports or disclosed in writing to Parent and (b) liabilities, obligations or indebtedness, which would not in the aggregate have a Material Adverse Effect on the Company.

    SECTION 3.6. NO VIOLATION OF LAW. The businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental body or authority (provided that no representation or warranty is made in this Section 3.6 with respect to Environmental Laws (as defined in Section 3.7 below)) except (a) as described in any of the Company SEC Reports and (b) for violations or possible violations which would not in the aggregate have a Material Adverse Effect on the Company. The Company and its Subsidiaries have all permits, licenses and governmental authorizations material to ownership or occupancy of their respective properties and assets and the carrying on of their respective businesses, except for such permits, licenses and governmental authorizations the failure of which to have would not have in the aggregate a Material Adverse Effect on the Company.

    SECTION 3.7. ENVIRONMENTAL LAWS AND REGULATIONS. Except as described in any of the Company SEC Reports, (a) the Company and each of its Subsidiaries is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "ENVIRONMENTAL LAWS"), except for non-compliance which would not in the aggregate have a Material Adverse Effect on the Company, which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, (b) neither the Company nor any of its Subsidiaries has received written notice of, or, to the knowledge of the Company, is the subject of, any actions, causes of action, claims, investigations, demands or notices by any Person alleging liability under or non-compliance with any Environmental Law or that the Company or any Subsidiary is a potentially responsible party at any Superfund site or state-equivalent site ("ENVIRONMENTAL CLAIMS") which would in the aggregate have a Material Adverse Effect on the Company, (c) to the knowledge of the Company, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future, (d) to the knowledge of the Company, the Company and its Subsidiaries have not disposed of or released hazardous materials (at a concentration or level which requires remedial action under any Environmental Law) at any real property currently owned or leased by the Company or any Subsidiary or at any other real property, except for such disposals or releases as would not in the aggregate have a Material Adverse Effect on the Company, and (e) neither the Company nor its Subsidiaries have agreed to indemnify any predecessor or other party with respect to any environmental liability, other than (i) customary indemnity agreements contained in leases and licenses and (ii) such agreements as would not in the aggregate have a Material Adverse Effect on the Company.

    SECTION 3.8. NO UNDISCLOSED EMPLOYEE BENEFIT PLAN LIABILITIES OR SEVERANCE ARRANGEMENTS. Except as described in any of the Company SEC Reports, all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (including any multi-employer plan as defined in Section 3(37) of ERISA), maintained or contributed to by the Company or its Subsidiaries are in compliance with all applicable provisions of ERISA, the Code and any other applicable laws and to the knowledge of the Company, none of the Company nor its Subsidiaries with respect to such plans has engaged in a "prohibited transaction" within the meaning of Section 4975 of the Code or Title I, Part 4 of ERISA except for transactions (i) which are exempt under applicable law, regulations and administrative exemptions or (ii) which in the aggregate would not have a Material Adverse Effect on the Company, and the Company and its Subsidiaries do not have any liabilities or obligations with respect to any such employee benefit plans, whether or not accrued, contingent (including any potential material withdrawal liability with respect to any such multi-employer plans) or otherwise, except (a) as described in any of the Company SEC Reports or previously disclosed in writing to Parent and (b) for instances of non-compliance transactions or liabilities or obligations that would not in the aggregate have a Material Adverse Effect on the Company. Except with respect to awards granted (or granted subsequent to the date hereof in accordance with the provision of Section 5.1(a)(ix) or (x)) under (i) the Company 1997 Incentive Plan, (ii) 1996 Warrant Plan and (iii) 1994 Warrant Agreement, no employee of the Company will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any employee incentive or benefit plan, program or arrangement as a result of the transactions contemplated by this Agreement. The Company has previously provided to Parent a true and correct copy of the Company's 401(k) plan and the Form 5500 and the audit report (which fairly represents the financial condition and results of operations of such plan) related thereto. The Company and its Subsidiaries do not maintain any employee benefit pension plan which is subject to Title IV of ERISA. The Company's 401(k) Plan is exempt from federal income taxation under Section 501 of the Code, and, to the knowledge of the Company, nothing has occurred with respect to the operation of such plan which could cause the loss of such qualification or exemption or the imposition of any lien, penalty, or tax under ERISA or the Code which would in the aggregate have a Material Adverse Effect on the Company, and the Company and its Subsidiaries have not received any material adverse notice concerning the 401(k) plan from the Internal Revenue Service, the Department of Labor or the Pension

Benefit Guaranty Corporation ("PBGC") within the four years preceding the date of this Agreement. None of the Company nor any Subsidiary has incurred any outstanding liability under Section 4062 of ERISA to the PBGC, to a trust established under Section 4041 or 4042 of ERISA, or to a trustee appointed under
Section 4042 of ERISA, except for such liabilities as would not in the aggregate have a Material Adverse Effect on the Company. None of the Company's employee benefit plans contain any provisions which would prohibit the transactions contemplated by this Agreement. As of the Closing Date, except for stock and restricted stock awards described in Section 5.1(a)(ix), no payment that is owed or may become due any director, officer, employee, or agent of the Company or a Subsidiary will be non-deductible by the Company or any Subsidiary by reason of
Section 280G of the Code or under Section 4999 of the Code, except for such liabilities or non-deductions as would not in the aggregate have a Material Adverse Effect on the Company. Except as previously disclosed in writing to Parent or as set forth in the Company SEC Reports, the Company has not prepaid or prefunded any material welfare plan through a trust, reserve, premium stabilization or similar account, other than pursuant to any insurance contract which does not include a "fund" as defined in Sections 419(e)(3) and (4) of the Code.

    SECTION 3.9. ABSENCE OF CERTAIN CHANGES OR EVENTS. Other than as disclosed in the Company SEC Reports or previously disclosed in writing to Parent, since June 30, 1997, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course and there has not been any event, occurrence, development or state of circumstances or facts that has had a Material Adverse Effect on the Company. Since June 30, 1997, no dividends or distributions have been declared or paid on or made with respect to the shares of capital stock or other equity interests of the Company or its Subsidiaries nor have any such shares been repurchased or redeemed, other than dividends or distributions paid to the Company or a Subsidiary.

    SECTION 3.10. INVESTIGATIONS; LITIGATION. Except as described in any of the Company SEC Reports or previously disclosed in writing to Parent:

        (a) no investigation or review by any governmental body or authority with respect to the Company or any of its Subsidiaries which would in the aggregate have a Material Adverse Effect on the Company is pending nor has any governmental body or authority notified the Company of an intention to conduct the same; and

        (b) there are no actions, suits or proceedings pending (or, to the Company's knowledge, threatened) against or affecting the Company or its Subsidiaries, or any of their respective properties at law or in equity, or before any federal, state, local or foreign governmental body or authority, which, in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company.

    SECTION 3.11.  PROXY STATEMENT; REGISTRATION STATEMENT; OTHER
INFORMATION. None of the information with respect to the Company or its Subsidiaries to be included in the Proxy Statement (as defined in Section 5.2) or the Registration Statement (as defined in Section 5.2) will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Meeting (as defined in Section 5.3), or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by Parent or any affiliate of Parent specifically for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

    SECTION 3.12. LACK OF OWNERSHIP OF PARENT COMMON STOCK. Neither the Company nor any of its Subsidiaries owns any shares of Parent Common Stock or other securities convertible into shares of Parent Common Stock (exclusive of any shares owned by the Company's employee benefit plans).

    SECTION 3.13. TAX MATTERS. (a) All federal, state, local and foreign Tax Returns required to be filed by or on behalf of the Company, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which the Company or any of its Subsidiaries is a member (a "COMPANY GROUP") have been timely filed, and all returns filed are complete and accurate except to the extent any failure to file or any inaccuracies in filed returns would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group have been paid, or adequately reserved for, except to the extent any failure to pay or reserve would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There is no audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group nor has the Company or any Subsidiary filed any waiver of the statute of limitations applicable to the assessment or collection of any Tax, in each case, which would, individually or in the aggregate, have a Material Adverse Effect on the Company. All assessments for Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group with respect to completed and settled examinations or concluded litigation have been paid. Neither the Company nor any Subsidiary is a party to any tax indemnity agreement, tax sharing agreement or other agreement under which the Company or any Subsidiary could become liable to another person as a result of the imposition of a Tax upon any person, or the assessment or collection of such a Tax, except for such agreements as would not in the aggregate have a Material Adverse Effect. As soon as practicable after the public announcement of the Agreement, the Company will provide Parent with written schedules of (i) the taxable years of the Company for which the statutes of limitations with respect to federal income Taxes have not expired, and (ii) with respect to federal income Taxes, those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not yet been initiated. The Company and each of its Subsidiaries has complied in all material respects with all rules and regulations relating to the withholding of Taxes, except to the extent any such failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

    (b) Neither the Company nor any of its Subsidiaries knows of any fact or has taken any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

    SECTION 3.14. OPINION OF FINANCIAL ADVISOR. The Board of Directors of the Company has received the opinion of BT Alex Brown & Sons, Inc. and Bear Stearns & Co., Inc., dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair to the Company's stockholders from a financial point of view. A copy of the written opinion of BT Alex Brown & Sons, Inc. and Bear Stearns & Co., Inc. will be delivered to Parent as soon as practicable after the date of this Agreement.

    SECTION 3.15. REQUIRED VOTE OF THE COMPANY STOCKHOLDERS. The affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock is required to approve the Merger. No other vote of the stockholders of the Company is required by law, the charter or By-Laws of the Company or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

    SECTION 3.16. INSURANCE. The Company and its Subsidiaries have insurance policies, including without limitation policies of life, fire, health and other casualty and liability insurance, that are customary and appropriate for the industry in which it operates and such policies are in full force and effect, except for the failure to have or maintain in full force and effect such policies as would not in the aggregate have a Material Adverse Effect on the Company.

    SECTION 3.17. REAL PROPERTY; TITLE. The Company has previously provided to Parent a true and complete list of all real property owned by the Company or its Subsidiaries which is material to the business of the Company and its Subsidiaries taken as a whole. The Company has good and marketable title to all such properties except where the failure to have such title would not in the aggregate have a Material Adverse Effect.

    SECTION 3.18. COLLECTIVE BARGAINING AGREEMENTS AND LABOR. The Company has previously provided to Parent all labor or collective bargaining agreements which pertain to a material number of the employees of the Company and its Subsidiaries. There are no pending complaints, charges or claims against the Company or its Subsidiaries filed with any public or governmental authority, arbitrator or court based upon the employment or termination by the Company of any individual, except for such complaints, charges or claims which if adversely determined would not in the aggregate have a Material Adverse Effect on the Company.

    SECTION 3.19. MATERIAL CONTRACTS. Except as set forth in the Company SEC Reports, neither the Company nor any of its Subsidiaries is a party to or bound by any "material contract" (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Section
3.19 being referred to herein as "Company Material Contracts"). Each Company Material Contract is valid and binding on the Company and is in full force and effect, and the Company and each of its Subsidiaries have in all material respects performed all obligations required to be performed by them to date under each Company Material Contract, except where such noncompliance, in the aggregate, would not have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries know of, or has received notice of, any violation or default under any Company Material Contract except for such violations or defaults as would not in the aggregate have a Material Adverse Effect on the Company.

    SECTION 3.20. TAKEOVER STATUTE. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby and, assuming the accuracy of Parent's representation and warranty contained in Section 4.12, such approval constitutes approval of the Merger and the other transactions contemplated hereby by the Board of Directors of the Company under the provisions of Section 203 of the DGCL such that Section 203 of the DGCL does not apply to this Agreement and the transactions contemplated hereby. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other transactions contemplated hereby.

                                   ARTICLE IV
            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

    SECTION 4.1. ORGANIZATION, QUALIFICATION, ETC. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not in the aggregate have a Material Adverse Effect on Parent or Merger Sub. The copies of Parent's Articles of Incorporation, as amended, and Amended and Restated By-laws and Merger Sub's charter and by-laws which have been delivered to the Company are complete and correct and in full force and effect on the date hereof. Each of Parent's Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not in the aggregate have a Material Adverse Effect on Parent or Merger Sub. All the outstanding shares of capital stock of, or other ownership interests in, Parent's Subsidiaries and Merger Sub are validly issued, fully paid and non-assessable and are owned by Parent, directly or indirectly, free and clear of all liens, claims, charges or encumbrances, except for restrictions contained in credit agreements and similar instruments to which Parent is a party. There are no existing options (except for those set forth in Section 4.2 below), rights of first refusal, preemptive rights, calls or commitments of any character relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Subsidiary of Parent or Merger Sub.

    SECTION 4.2. CAPITAL STOCK. The authorized capital stock of Parent consists of 150,000,000 shares of Parent Common Stock, and 2,000,000 shares of preferred stock, par value $1.00 per share ("PARENT PREFERRED STOCK"). The shares of Parent Common Stock to be issued in the Merger or upon the exercise of the Company stock options, warrants, conversion rights or other rights or upon vesting or payment of other Company equity-based awards thereafter will, when issued, be validly issued fully paid and non-assessable. As of October 22, 1997, 98,056,977 shares of Parent Common Stock and no shares of Parent Preferred Stock were issued and outstanding. All the outstanding shares of Parent Common Stock have been validly issued and are fully paid and non-assessable. As of October 22, 1997, there were no outstanding subscriptions, options, warrants, rights or other arrangements or commitments obligating Parent to issue any shares of its capital stock other than options and other rights to receive or acquire an aggregate of 4,263,017 shares of Parent Common Stock pursuant to:

        (a) the 1984 Incentive Stock Option Plan of Parent;

        (b) the 1994 Incentive Stock Option Plan of Parent;

        (c) the 1994 Non-Qualified Stock Option Plan;

        (d) the Parent Director's Non-Qualified Stock Option Plan;

        (e) the Stockholders Agreement, dated April 9, 1997, by and among Parent, Eller Media Corporation, and EM Holdings, L.L.C.; and

        (f) various other option agreements with officers or employees of the Parent or the Parent's Subsidiaries, option assumption agreements, and incentive compensation grants.

    SECTION 4.3.  CORPORATE AUTHORITY RELATIVE TO THIS AGREEMENT; NO
VIOLATION. Each of Parent and Merger Sub has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and no other corporate or stockholder proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, the issuance of the Parent Common Stock and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement has been duly and validly executed and delivered by the other parties hereto, this Agreement constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of them in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Neither Parent nor Merger Sub is subject to or obligated under any charter, by-law or contract provision or any license, franchise or permit, or subject to any order or decree, which would be breached or violated by its executing or carrying out this Agreement, except for any breaches or violations which would not, in the aggregate, have a Material Adverse Effect on Parent. Other than in connection with or in compliance with the provisions of the DGCL, the Securities Act, the Exchange Act, the HSR Act, Section 4043 of ERISA, any non-United States competition, antitrust and investments laws and the securities or blue sky laws of the various states, and, other than the filing of the Certificate of Merger with the Delaware Secretary of State and any necessary state filings to maintain the good standing or qualification of the Surviving Corporation (collectively, the "PARENT REQUIRED APPROVALS"), no authorization, consent or approval of, or filing with, any governmental body or authority is necessary for the consummation by Parent of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, the failure to obtain or make which would not, in the aggregate, have a Material Adverse Effect on Parent; PROVIDED that Parent makes no representation with respect to such of the foregoing as are required by reason of the regulatory status of the Company or any of its Subsidiaries or facts specifically pertaining to any of them.

    SECTION 4.4. REPORTS AND FINANCIAL STATEMENTS. Parent has previously furnished to the Company true and complete copies of:

        (a) Parent's Annual Reports on Form 10-K filed with the SEC for each of the years ended December 31, 1994 through 1996;

        (b) Parent's Quarterly Reports on Form 10-Q filed with the SEC for the quarters ended March 31, 1997 and June 30, 1997;

        (c) each definitive proxy statement filed by Parent with the SEC since December 31, 1994;

        (d) each final prospectus filed by Parent with the SEC since December 31, 1994, except any final prospectus on Form S-8; and

        (e) all Current Reports on Form 8-K filed by Parent with the SEC since December 31, 1996.

    As of their respective dates, such reports, proxy statements and prospectuses (collectively, "PARENT SEC REPORTS") (i) complied as to form in all material respect with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; PROVIDED, that the foregoing clause (ii) shall not apply to the financial statements included in the Parent SEC Reports (which are covered by the following sentence). The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Parent SEC Reports (including any related notes and schedules) fairly present the financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the results of their operations and their cash flows for the periods or as of the dates then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and except that the unaudited financial statements therein do not contain all of the footnote disclosures required by GAAP). Since September 30, 1996, Parent has timely filed all material reports, registration statements and other filings required to be filed by it with the SEC under the rules and regulations of the SEC.

    SECTION 4.5. NO UNDISCLOSED LIABILITIES. Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, of a type required by GAAP to be reflected on a consolidated balance sheet except (a) liabilities or obligations reflected in any of the Parent SEC Reports and (b) liabilities or obligations which would not in the aggregate have a Material Adverse Effect on Parent.

    SECTION 4.6. NO VIOLATION OF LAW. The businesses of Parent and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental body or authority (provided that no representation or warranty is made in this Section 4.6 with respect to Environmental Laws) except (a) as described in any of the Parent SEC Reports and
(b) for violations or possible violations which would not in the aggregate have a Material Adverse Effect on Parent.

    SECTION 4.7. ENVIRONMENTAL LAWS AND REGULATIONS. Except as described in any of the Parent SEC Reports, (a) Parent and each of its Subsidiaries is in material compliance with all applicable Environmental Laws, except for non-compliance which would not in the aggregate have a Material Adverse Effect on Parent, which compliance includes, but is not limited to, the possession by Parent and its Subsidiaries of material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (b) neither Parent nor any of its Subsidiaries has received written notice of, or, to the knowledge of Parent, is the subject of, any Environmental Claims which would in the aggregate have a Material Adverse Effect on Parent; and (c) to the knowledge of Parent, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

    SECTION 4.8. NO UNDISCLOSED EMPLOYEE BENEFIT PLAN LIABILITIES OR SEVERANCE ARRANGEMENTS. Except as described in any of the Parent SEC Reports, all "employee benefit plans," as defined in Section 3(3) of ERISA, maintained or contributed to by Parent or its Subsidiaries are in compliance with all applicable provisions of ERISA and the Code, and Parent and its Subsidiaries do not have any liabilities or obligations with respect to any such employee benefit plans, whether or not accrued, contingent or otherwise, except (a) as described in any of the Parent SEC Reports and (b) for instances of non-compliance or liabilities or obligations that would not in the aggregate have a Material Adverse Effect on Parent. No employee of Parent will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any employee incentive or benefit plan, program or arrangement as a result of the transactions contemplated by this Agreement.

    SECTION 4.9. ABSENCE OF CERTAIN CHANGES OR EVENTS. Other than as disclosed in the Parent SEC Reports, since June 30, 1997 the businesses of Parent and its Subsidiaries have been conducted in all material respects in the ordinary course and there has not been any event, occurrence, development or state of circumstances or facts that has had a Material Adverse Effect on Parent.

    SECTION 4.10. INVESTIGATIONS; LITIGATION. Except as described in any of the Parent SEC Reports or previously disclosed in writing to the Company:

        (a) no investigation or review by any governmental body or authority with respect to Parent or any of its Subsidiaries which would in the aggregate have a Material Adverse Effect on Parent is pending nor has any governmental body or authority notified Parent of an intention to conduct the same; and

        (b) there are no actions, suits or proceedings pending (or, to Parent's knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at law or in equity, or before any federal, state, local or foreign governmental body or authority which in the aggregate is reasonably likely to have a Material Adverse Effect on Parent.

    SECTION 4.11.  PROXY STATEMENT; REGISTRATION STATEMENT; OTHER
INFORMATION. None of the information with respect to Parent or its Subsidiaries to be included in the Proxy Statement (as defined in section 5.2) or the Registration Statement (as defined in section 5.2) will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Meeting, or, in the case of the Registration Statement, at the time it becomes effective or at the time of any post-effective amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent with respect to information supplied in writing by the Company or any affiliate of the Company specifically for inclusion in the Proxy Statement. The Registration Statement will each comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

    SECTION 4.12. LACK OF OWNERSHIP OF THE COMPANY COMMON STOCK. Neither Parent nor any of its Subsidiaries owns any shares of the Company Common Stock or other securities convertible into shares of the Company Common Stock (exclusive of any shares owned by Parent's employee benefit plans).

    SECTION 4.13.  TAX MATTERS.

    (a) All federal, state, local and foreign Tax Returns required to be filed by or on behalf of Parent, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which Parent or any of its Subsidiaries is a member (a "PARENT GROUP") have been timely filed, and all returns filed are complete and accurate except to the extent any failure to file or any inaccuracies in filed returns would not, individually or in the aggregate, have a Material Adverse Effect on Parent. All Taxes due and owing by Parent, any Subsidiary of Parent or any Parent Group have been paid, or adequately reserved for, except to the extent any failure to pay or reserve would not, individually or in the aggregate, have a Material Adverse Effect on Parent. There is no audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by Parent, any Subsidiary of Parent or any Parent Group which would, individually or in the aggregate, have a Material Adverse Effect on Parent. All assessments for Taxes due and owing by Parent, any Subsidiary of Parent or any Parent Group with respect to completed and settled examinations or concluded litigation have been paid. As soon as practicable after the public announcement of the Merger Agreement, Parent will provide the Company with written schedules of (i) the taxable years of Parent for which the statutes of limitations with respect to federal income Taxes have not expired, and (ii) with respect to federal income Taxes, those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not yet been initiated. Parent and each of its Subsidiaries has complied in all material respects with all rules and regulations relating to the withholding of Taxes, except to the extent any such failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

    (b) Neither Parent nor any of its Subsidiaries knows of any fact or has taken any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                                   ARTICLE V
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    SECTION 5.1. CONDUCT OF BUSINESS BY THE COMPANY OR PARENT. Prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the "TERMINATION DATE"), and except as may be agreed to by the other parties hereto or as may be permitted pursuant to this
Agreement:

    (a) The Company:

        (i) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their ordinary and usual course of business;

        (ii) shall use its reasonable best efforts, and cause each of its Subsidiaries to use its reasonable best efforts, to (A) preserve intact its business organizations and goodwill in all material respects, (B) keep available the services of its officers and employees as a group, subject to changes in the ordinary course, and (C) maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with them;

       (iii) shall notify Parent of any emergency or other change in the normal course of its or its Subsidiaries' respective businesses or in the operation of its or its Subsidiaries' respective properties and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any governmental body or authority if such emergency, change, complaint, investigation or hearing would have a Material Adverse Effect on the Company;

        (iv) shall not authorize or pay any dividends on or make any distribution with respect to its outstanding shares of stock;

        (v) except as previously disclosed in writing to Parent or as otherwise provided in this Agreement, shall not, and shall not permit any of its Subsidiaries to, enter into or amend any employment, severance or similar agreements or arrangements with any of their respective directors or executive officers;

        (vi) except as previously disclosed in writing to Parent, shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination any acquisition of a material amount of assets or securities, any disposition of assets or securities or any release or relinquishment of any material contract rights not in the ordinary course of business, except for (A) acquisitions previously disclosed in writing to Parent and Merger Sub and
    (B) asset acquisitions for cash within the scope of or related to the Company's existing business in which the aggregate consideration is less than $5 million in any single acquisition or series of related transactions and less than $25 million in the aggregate for all such acquisitions, in each case which would not materially delay or impair the ability of the Company to perform its obligations under this Agreement;

       (vii) shall not propose or adopt any amendments to its corporate charter or by-laws;

      (viii) shall not, and shall not permit any of its Subsidiaries to, (A) issue any shares of their capital stock, except upon exercise of rights or options issued pursuant to existing employee incentive or benefit plans, programs or arrangements and non-employee director plans (including, without limitation, shares issued in connection with stock grants or awards or the exercise of rights or options granted in the ordinary course of business consistent with past practice pursuant to such plans, programs or arrangements) or (B) effect any stock split not previously announced or (C) otherwise change its capitalization as it existed on September 30, 1997, except as contemplated herein;

        (ix) shall not, and shall not permit any of its Subsidiaries to, grant, confer or award any options, warrants, conversion rights or other rights, not existing on the date hereof, to acquire any shares of its capital stock, except for grants of options, stock awards or restricted stock under the 1997 Incentive Plan with respect to not more than 180,000 shares;

        (x) shall not, and shall not permit any of its Subsidiaries to, except in the ordinary course of business in connection with employee incentive and benefit plans, programs or arrangements in existence on the date hereof, purchase or redeem any shares of its stock or pay any cash bonuses in excess of 133% of the Company's reserves for bonuses as of September 30, 1997; PROVIDED, HOWEVER, the Company may adopt a bonus plan to incentive employees to remain with the Company through and until the Closing Date in an amount to be mutually agreed to by Parent and the Company;

        (xi) shall not, and shall not permit any of its Subsidiaries to, except as contemplated by this Section 5.1 or Section 5.4, amend in any significant respect the terms of their respective employee benefit plans, programs or arrangements or any severance or similar agreements or arrangements in existence on the date hereof, or adopt any new employee benefit plans, programs or arrangements or any severance or similar agreements or arrangements;

       (xii) shall not, and shall not permit any of its Subsidiaries to, enter into any loan agreement;

      (xiii) except in connection with (A) acquisitions previously disclosed in writing to Parent or as contemplated pursuant to clause (vi) above and (B) interest payments on any of the Company's outstanding public debt, shall not, and shall not permit any of its Subsidiaries to, incur any additional indebtedness for borrowed money, other than incurrences in an amount in the aggregate not to exceed at any one time outstanding $1,000,000;

       (xiv) shall not, and shall not permit any of its Subsidiaries to, incur any capital expenditures in excess of $15,000,000;

       (xv) shall not, and shall not permit any of its Subsidiaries to, except with respect to sign location related contracts or leases, sales or advertising contracts or other agreements contemplated by or permitted pursuant to this Agreement, enter into any material agreement;

       (xvi) shall not, and shall not permit any of its Subsidiaries, to enter into an agreement with any Affiliate of the Company, any family member of any Affiliate of the Company or any stockholder who owns more than 10% of the outstanding capital stock of the Company;

      (xvii) shall not, and shall not permit any of its Subsidiaries to make any material Tax election or settle or compromise any material Tax liability, other than in connection with currently pending proceedings or other than in the ordinary course of business; and

      (xviii) shall not, and shall not permit any of its Subsidiaries to agree, in writing or otherwise, to take any of the foregoing actions or take any action which would make any representation or warranty in Article III hereof untrue or incorrect.

    (b) The Parent:

        (i) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their ordinary and usual course of business; PROVIDED, HOWEVER, that nothing contained in this proviso shall limit Parent's ability to authorize or propose, or enter into, an agreement with respect to any acquisitions or to issue any debt or equity securities;

        (ii) shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement;

       (iii) shall and shall cause Merger Sub to vote all shares of Company Common Stock, if any, beneficially owned by Merger Sub or its affiliates in favor of adoption and approval of the Merger and this Agreement at the Company Meeting (as defined in Section 5.3); and

        (iv) shall not, and shall not permit any of its Subsidiaries to agree, in writing or otherwise, to take any of the foregoing actions or take any action which would make any representation or warranty in Article IV hereof untrue or incorrect.

    SECTION 5.2.  PROXY MATERIAL; REGISTRATION STATEMENT.  (a) The Company will
(i) as promptly as practicable following the date of this Agreement, prepare and file with the SEC, will use its reasonable efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable, a proxy statement that will be the same proxy statement/prospectus contained in the Registration Statement (as hereinafter defined) and a form of proxy, in connection with the vote of the Company's stockholders with respect to the Merger (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's stockholders, is herein called the "PROXY STATEMENT"), (ii) use its reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (iii) otherwise comply in all material respects with all legal requirements applicable to such meeting. The Company may, if it withdraws, modifies or changes its recommendation in accordance with Section 5.3 below, delay the filing or mailing, as the case may be, of the Proxy Statement or delay the holding of the Company Meeting (as defined below in Section 5.3). In addition, the Company will upon reasonable advance notice provide Parent with all financial and other data regarding the Company as may be reasonably requested by Parent in connection with the Registration Statement.

    (b) Parent will as promptly as practicable following the date of this Agreement, prepare and file with the SEC a registration statement of the Parent on Form S-4 (such registration statement together with all and any amendments and supplements thereto, being herein referred to as the "REGISTRATION STATEMENT"), which shall include the Proxy Statement. Such Registration Statement shall be used for the purposes of registering with the SEC and with applicable state securities authorities the issuance of Parent Common Stock to holders of Company Common Stock in connection with the Merger.

    (c) The Parent shall furnish such information concerning the Parent as is necessary in order to cause the Proxy Statement, insofar as it is related to the Parent, to be prepared in accordance with Section 5.2(a). The Parent agrees promptly to advise the Company if at any time prior to the Company Meeting any information provided by the Parent in the Proxy Statement becomes incorrect or incomplete in any material respect, and to provide the information needed to correct such inaccuracy or omission.

    (d) The Parent shall use its best efforts to cause the Registration Statement to become effective under the Securities Act and applicable state securities laws at the earliest practicable date and to remain effective until the Effective Time.

    SECTION 5.3. STOCKHOLDERS' MEETING. The Company shall, in accordance with applicable law and the Articles of Incorporation and the By-Laws of the Company, and subject to the fiduciary duties of the Board of Directors of the Company, duly call, give notice of, convene and hold a special meeting of its stockholders (the "COMPANY MEETING") as promptly as practicable after the date hereof for the purpose of voting upon the adoption of this Agreement and considering and taking any other action upon this Agreement and the Merger and such other matters as may be required at the Company Meeting and the Company shall use its reasonable efforts to hold the Company Meeting as soon as practicable after the date on which the Registration Statement becomes effective. The Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company's stockholders; PROVIDED, THAT, the Board of Directors of the Company may withdraw, modify or change such recommendation if it has determined in good faith, after consultation with outside legal counsel, that the failure to withdraw, modify or change such recommendation would be reasonably likely to be inconsistent with the fiduciary duties of the Board of Directors of the Company to the stockholders under applicable law.

    SECTION 5.4. APPROVALS AND CONSENTS; COOPERATION. (a) The Company and Parent shall together, or pursuant to an allocation of responsibility to be agreed upon between them:

        (i) as soon as is reasonably practicable take all such action as may be required under state blue sky or securities laws in connection with the transactions contemplated by this Agreement;

        (ii) promptly prepare and file with the NYSE and such other stock exchanges as shall be agreed upon listing applications covering the shares of Parent Common Stock issuable in the Merger or upon exercise of the Company stock options, warrants, conversion rights or other rights or vesting or payment of other Company equity-based awards and use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock, subject only to official notice of issuance;

       (iii) cooperate with one another in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein; and

        (iv) cooperate with one another in obtaining opinions of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, and Akin, Gump, Strauss, Hauer, & Feld, L.L.P., counsel to Parent, dated as of the Closing Date and the Effective Time, to the effect that the Merger qualifies as a reorganization under the provisions of Section 368(a) of the Code. In connection therewith, each of the Company and Parent shall deliver to Skadden, Arps, Slate, Meagher & Flom LLP and Akin, Gump, Strauss, Hauer, & Feld, L.L.P. representation letters substantially in the form attached hereto as Exhibits A and B, respectively.

    (b) Subject to the limitations contained in Section 5.2, the Company and Parent shall each furnish to one another and to one another's counsel all such information as may be required in order to effect the foregoing actions and each represents and warrants to the other that no information furnished by it in connection with such actions or otherwise in connection with the consummation of the transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in order to make any information so furnished, in light of the circumstances under which it is so furnished, not misleading.

    SECTION 5.5. ACCESS TO INFORMATION; CONFIDENTIALITY. As permitted by law, the Company shall afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all the properties, books, contracts, commitments and records of the Company and its subsidiaries, and during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it or its subsidiaries during such period pursuant to the requirements of applicable federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Notwithstanding anything to the contrary in this Agreement, neither the Company nor any or its Subsidiaries shall be required to disclose any information to Parent or its authorized representatives if doing so could violate any federal, state, local or foreign law, rule or regulation to which the Company or any of its Subsidiaries is subject. The Parent will keep such information provided to it by the Company confidential in accordance with the terms of the Confidentiality Agreement, dated October 6, 1997, between the Parent and the Company (the "CONFIDENTIALITY AGREEMENT").

    SECTION 5.6. AFFILIATES. The Company shall, prior to the Effective Time, deliver to Parent a list (reasonably satisfactory to counsel for Parent), setting forth the names and addresses of all persons who are, at the time of the Company Meeting, in the Company's reasonable judgment, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall furnish such information and documents as Parent may reasonably request for the purpose of reviewing such list.

    SECTION 5.7. WARRANTS; STOCK OPTIONS. (a) Simultaneously with the Merger, each outstanding right to acquire shares of the Company Common Stock pursuant to the 1996 Warrant Plan ("MANAGEMENT WARRANTS") and each Employee Option shall automatically be cancelled and Parent shall deliver to the holder of such Management Warrants or Employee Option, as the case may be, in exchange for the cancellation thereof, the number of validly issued, fully paid and non-assessable shares of Parent Common Stock determined by multiplying (X) the difference between (i) the total number of shares of Company Common Stock subject to such Management Warrant or Employment Option, as the case may be, and
(ii) the number obtained by dividing (A) the aggregate exercise price of such Management Warrant or Employee Option, as the case may be, by, (B) $41.50 by (Y) 0.67.

    (b) The Company and Parent agree that each of their respective employee incentive or benefit plans, programs and arrangements and non-employee director plans shall be amended, to the extent necessary and appropriate, to reflect the transactions contemplated by this Agreement, including, but not limited to the conversion of shares of any awards of Company Common Stock or restricted stock under the 1997 Incentive Plan (but excluding any stock options granted under such plan) held or to be awarded or paid pursuant to such benefit plans, programs or arrangements into shares of Parent Common Stock on a basis consistent with the transactions contemplated by this Agreement. The actions to be taken by the Company and Parent pursuant to this Section 5.7 shall include the submission by the Company or Parent of the amendments to the plans, programs or arrangements referred to herein to their respective stockholders at the Company Meeting or, as soon as practicable, at a meeting of Parent stockholders, respectively, if such submission is determined to be necessary or advisable by counsel to the Company or Parent after consultation with one another; PROVIDED, HOWEVER, that such approval shall not be a condition to the consummation of the Merger.

    (c) Each option granted under the 1997 Incentive Plan to an employee or director of the Company to acquire shares of Company Common Stock ("Company Option") that is outstanding immediately prior to the Merger, whether or not then vested or exercisable, shall, simultaneously with the Merger, be cancelled in exchange for a single lump cash payment equal to the product of (1) the number of shares of Company Common Stock subject to such Company Option and (2) the excess, if any, of $41.50 over the exercise price per share of such Company Option.

    SECTION 5.8. 1994 WARRANTS. Simultaneously with the Merger, each outstanding right to acquire shares of the Company Common Stock pursuant to the 1994 Warrant Agreement ("1994 WARRANTS") shall automatically be cancelled and Parent shall deliver to the holder of such 1994 Warrants, in exchange for the cancellation thereof, (A) the number of validly issued, fully paid and non-assessable shares of Parent Common Stock determined by multiplying (X) the difference between (i) the total number of shares of Company Common Stock subject to such 1994 Warrant and (ii) the number obtained by dividing (A) the aggregate exercise price of such 1994 Warrant by (B) $41.50 by (Y) 0.67.

    SECTION 5.9. FILINGS; OTHER ACTION. (a) Subject to the terms and conditions herein provided, the Company and Parent shall (i) promptly make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) use reasonable efforts to cooperate with one another in (A) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any third party, the United States government or any agencies, departments or instrumentalities thereof or other governmental or regulatory bodies or authorities of federal, state, local and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, and (iii) use reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including, without limitation, taking all such further action as reasonably may be necessary to resolve such objections, if any, as the Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under relevant antitrust or competition laws with respect to the transactions contemplated hereby.

    (b) Without limiting the generality of the undertakings pursuant to this
Section 5.9, Parent and the Company agree to take or cause to be taken the following actions: (i) provide promptly to Governmental Entities with regulatory jurisdiction over enforcement of any applicable antitrust laws ("GOVERNMENT ANTITRUST ENTITY") information and documents requested by any Government Antitrust Entity or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement; (ii) without in any way limiting the provisions of Section 5.9(b)(i) above, file any Notification and Report Form and related material required under the HSR Act as soon as practicable after the date hereof, and thereafter use its reasonable efforts to certify as soon as practicable its substantial compliance with any requests for additional information or documentary material that may be made under the HSR Act; (iii) the proffer by Parent of its willingness to (A) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, such assets, categories of assets or businesses of the Company or Parent or either's respective Subsidiaries, (B) terminate such existing relationships and contractual rights and obligations and (C) amend or terminate such existing licenses or other intellectual property agreements and to enter into such new licenses or other intellectual property agreements (and, in each case, to enter into agreements with the relevant Government Antitrust Entity giving effect thereto) in each case with respect to the foregoing clauses (A), (B) or (C), if such action is necessary or reasonably advisable for the purpose of avoiding or preventing any action by any Government Antitrust Entity which would restrain, enjoin or otherwise prevent or materially delay consummation of the transactions contemplated by this Agreement prior to the deadline specified in Section 7.1(b) hereof; and (iv) Parent shall take promptly, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the transactions contemplated hereby, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (iii) of this subsection (b)) necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the deadline specified in
Section 7.1(b). Each of the Company and Parent will provide to the other copies of all correspondence between it (or its advisors) and any Government Antitrust Entity relating to this Agreement or any of the matters described in this
Section 5.9(b). The Company and Parent agree to use its reasonable best efforts to ensure that all telephonic calls and meetings with a Government Antitrust Entity regarding the transactions contemplated hereby or any of the matters described in this Section

5.9(b) shall include representatives of each of the Company and Parent. Notwithstanding any of the foregoing, no failure to obtain termination of the waiting period under the HSR Act shall be deemed to be a breach hereunder by the Company.

    SECTION 5.10. FURTHER ASSURANCES. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of the Company and Parent shall take all such necessary action.

    SECTION 5.11. NO SOLICITATION. From the date hereof until the termination of this Agreement, the Company and its Subsidiaries shall not (whether directly or indirectly through advisors, agents or other intermediaries), and the Company shall use its reasonable efforts to ensure that the respective officers, directors, employees, advisors, representatives or other agents of the Company or its Subsidiaries will not, directly or indirectly, (a) solicit, initiate, encourage or take any other action to knowingly facilitate, any Acquisition Proposal or (b) engage or participate in negotiations or substantive discussions with, or disclose any non-public information relating to the Company or its Subsidiaries or afford access to the properties, books or records of the Company or its Subsidiaries to, any Person that has made, or has indicated its interest in making or considering or intending to make, an Acquisition Proposal; PROVIDED, THAT, to the extent the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to engage or participate in such negotiations or discussions or provide such information or afford such access would be reasonably likely to be inconsistent with the fiduciary duties of the Board of Directors of the Company under applicable law, the Company may furnish information and afford access to any such Person with respect to the Company and its Subsidiaries and participate in negotiations and enter into agreements with any such Person regarding such Acquisition Proposal; PROVIDED, if the Board of Directors of the Company receives an Acquisition Proposal, then, subject to the fiduciary duties of the Board of Directors of the Company, the Company shall promptly inform Parent of the terms and conditions of such proposal and the identity of the Person making it. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any other Person that have been conducted heretofore with respect to a potential Acquisition Proposal. Furthermore, nothing contained in this Section 5.11 shall prohibit the Company or the Board of Directors of the Company from taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to the Company's stockholders as may be required by applicable law.

    SECTION 5.12. DIRECTOR AND OFFICER LIABILITY. (a) Parent, Merger Sub and the Company agree that all rights to indemnification and all limitations on liability existing in favor of any Indemnitee (as defined below) as provided in the Company Certificate of Incorporation, Company By-laws or any Indemnity Agreement (as defined below) shall survive the Merger and continue in full force and effect. To the extent permitted by (i) the DGCL, (ii) the Company's Certificate of Incorporation and the Company's By-laws or (iii) any agreement providing for indemnification by the Company or any Subsidiary of the Company of any Indemnitee previously disclosed in writing to Parent in effect on the date of this Agreement (including any indemnity provisions contained in any agreement providing for the registration of securities) (each, an "INDEMNITY AGREEMENT"), advancement of Expenses (as defined below) pursuant to this Section 5.12 shall be mandatory rather than permissive and the Surviving Corporation and the Parent shall advance Costs (as defined below) in connection with such indemnification. Parent shall, and shall cause the Surviving Corporation to, expressly assume and honor in accordance with their terms all Indemnity Agreements.

    (b) In addition to the other rights provided for in this Section 5.12 and not in limitation thereof, for six years from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, to the fullest extent permitted by applicable law, (i) indemnify and hold harmless the individuals who on or prior to the Effective Time were officers, directors or employees of the Company or any of its Subsidiaries, and the heirs, executors, trustees, fiduciaries and administrators of such officers, directors or employees (collectively, the "INDEMNITEES") against all losses, Expenses (as hereinafter defined), claims, damages, liabilities, judgments, or amounts paid in settlement (collectively, "COSTS") in respect to any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative based on, or arising out of or relating to the fact that such person is or was a director, officer or employee of the Company or any of its Subsidiaries and arising out of acts or omissions occurring on or prior to the Effective Time (including, without limitation, in respect of acts or omissions in connection with this Agreement and the transactions contemplated hereby) (an "INDEMNIFIABLE CLAIM") and (ii) advance to such Indemnitees all Expenses incurred in connection with any Indemnifiable Claim promptly after receipt of reasonably detailed statements therefor; PROVIDED, THAT, except as otherwise provided pursuant to any Indemnity Agreement, the person to whom Expenses are to be advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification from Parent or the Surviving Corporation. In the event any Indemnifiable Claim is asserted or made within such six year period, all rights to indemnification and advancement of Expenses in respect of any such Indemnifiable Claim shall continue until such Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such Indemnifiable Claim are fully satisfied; PROVIDED, HOWEVER, that Parent shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed). Except as otherwise may be provided pursuant to any Indemnity Agreement, the Indemnitees as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnitee, under applicable standards of professional conduct, a conflict on any significant issue between positions of any two or more Indemnitees. For the purposes of this Section 5.12, "Expenses" shall include reasonable attorneys' fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any Indemnifiable Claim.

    (c) Notwithstanding any other provisions hereof, the obligations of the Company, the Surviving Corporation and Parent contained in this Section 5.12 shall be binding upon the successors and assigns of Parent and the Surviving Corporation. In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that successors and assigns of the Company or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 5.12.

    (d) The obligations of the Company, the Surviving Corporation, and Parent under this Section 5.12 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 5.12 applies without the consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 5.12 applies shall be third party beneficiaries of this Section 5.12).

    (e) Parent shall, and shall cause the Surviving Corporation to, advance all Expenses to any Indemnitee incurred by enforcing the indemnity or other obligations provided for in this Section 5.12.

    SECTION 5.13. ACCOUNTANTS' "COMFORT" LETTERS. The Company and Parent will each use reasonable best efforts to cause to be delivered to each other letters from their respective independent accountants, dated a date within two business days before the effective date of the Registration Statement, in form reasonably satisfactory to the recipient and customary in scope for comfort letters delivered by independent accountants in connection with registration statements on Form S-4 under the Securities Act.

    SECTION 5.14. ADDITIONAL REPORTS. The Company and Parent shall each furnish to the other copies of any reports of the type referred to in Sections
3.4 and 4.4 which it files with the SEC on or after the date hereof, and the Company and Parent, as the case may be, represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading; PROVIDED, that the foregoing shall not apply to the financial statements contained therein (which are covered by the following sentence). Any consolidated financial statements included in such reports (including any related notes and schedules) will fairly present the financial position of the Company and its consolidated Subsidiaries or Parent and its consolidated Subsidiaries, as the case may be, as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the date then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and except that such financial statements will not include all of the notes required by GAAP).

    SECTION 5.15. PLAN OF REORGANIZATION. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code. Following the Effective Time, neither the Surviving Corporation, Parent nor any of their affiliates shall knowingly take any action or knowingly cause any action to be taken which would cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

    SECTION 5.16. EMPLOYMENT AGREEMENTS. At or prior to the Effective Time, the Parent shall enter into an employment agreement individually with Daniel Simon substantially in the form attached hereto as Exhibit C, the terms of which are incorporated herein by reference and made a part hereof.

    SECTION 5.17. PARENT BOARD OF DIRECTORS. Parent shall take all necessary action to cause Daniel Simon to be appointed to the Board of Directors of Parent as of the Effective Time and to serve until the next annual election of directors of Parent. In connection with such election, Parent shall take all necessary action to include Daniel Simon as a nominee for the Board of Directors of Parent recommended by such Board of Directors of Parent for election by Parent's stockholders to such Board of Directors.

    SECTION 5.18. CONVEYANCE TAXES; FEES. Each of the Parent and the Company, respectively, shall timely pay any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes or fees not including any income tax, gross receipt tax or any similar tax measured with respect to gross or net income (collectively, the "CONVEYANCE TAXES") imposed on it at or prior to the Effective Time in connection with the transactions contemplated hereunder that are required to be paid in connection therewith. Parent and the Company shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications, or other documents regarding any such Conveyance Taxes.

    SECTION 5.19. PUBLIC ANNOUNCEMENTS. Unless otherwise required by applicable law or the requirements of any listing agreement with any applicable stock exchange, Parent and the Company shall each use their reasonable efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation.

    SECTION 5.20. EMPLOYEE MATTERS. (a) For a period of no more than one year immediately following the Effective Time, Parent agrees to cause the Surviving Corporation and its Subsidiaries to provide to all active employees of the Company as of the Effective Time who continue to be employed by the Company coverage under group medical, dental, 401(k) savings, disability insurance, life insurance, accidental death and disability, and vacation plans or arrangements which are, in the aggregate, substantially similar to the plans providing such benefits to the employees of Company immediately prior to the Effective Time; PROVIDED, HOWEVER, that Parent may at its option at any time during such year provide to such employees the aforementioned benefits in a form which are substantially similar to the benefits provided to employees of the Parent at such time.

    (b) Parent shall, and shall cause its Subsidiaries to, honor in accordance with their terms all agreements, contracts, arrangements, commitments and understanding described in the Company SEC Reports.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

    SECTION 6.1. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC.

        (b) COMPANY STOCKHOLDER APPROVAL. This Agreement shall have been approved by the requisite affirmative vote of the stockholders of the Company in accordance with the Company's Articles of Incorporation, as amended, and the DGCL.

        (c) NO INJUNCTION OR RESTRAINT. No statute, rule, regulation, executive order, decree, preliminary or permanent injunction or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits the consummation of the transactions contemplated hereby. No action or proceeding (other than any action or proceeding pursuant to or in connection with the Antitrust Laws) by any Governmental Entity shall have been commenced (and be pending), or, to the knowledge of the parties hereto, threatened, against the Company or Parent or any of their respective affiliates, partners, associates, officers or directors, or any officers or directors of such partners, seeking to prevent or delay the transactions contemplated hereby or challenging any of the terms of provisions of this Agreement or seeking material damages in connection therewith.

        (d) CONSENTS. All consents and approvals (other than any consent or approval required pursuant to or in connection with the Antitrust Laws) of Governmental Entities or any Person necessary for consummation of the transactions contemplated hereby shall have been obtained, other than those which, if not obtained, would not in the aggregate have a Material Adverse Effect.

        (e) HSR ACT. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

        (f) STOCK EXCHANGE LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of listing.

        (g) TAX OPINION. Each of the Company and Parent shall have received an opinion of its tax counsel, Skadden, Arps, Slate, Meagher & Flom LLP and Akin, Gump, Strauss, Hauer & Feld, L.L.P., respectively, in form and substance reasonably satisfactory to it, and dated on or about the Closing Date, to the effect that the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that none of the Company, Parent and Merger Sub shall recognize gain or loss for federal income tax purposes as a result of the Merger and stockholders of the Company will not recognize gain or loss for federal income tax purposes except to the extent they receive cash in lieu of fractional shares of Parent Common Stock. In rendering such opinions, Skadden, Arps, Slate, Meagher & Flom LLP and Akin, Gump, Strauss, Hauer & Feld, L.L.P. may rely upon representations of officers of the Company and Parent substantially in the form of Exhibits A and B.

    SECTION 6.2. CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following further conditions:

        (a) COMPANY REPRESENTATIONS AND WARRANTIES. The obligation of Parent to effect the Merger is further subject to the conditions that (a) the representations and warranties of the Company contained herein shall be true and correct in all respects as of the Effective Time with the same effect as though made as of the Effective Time except for such exceptions and qualifications which, in the aggregate, for all such representations and warranties would not have a Material Adverse Effect on the Company and except (i) for changes specifically permitted by the terms of this Agreement and (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, and (b) the Company shall have performed in all material respects (except with respect to the covenants contained in Sections 5.1(a)(ix) and 5.1(a)(xiii) which shall be performed in all respects) all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time and (c) the Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer, Chief Financial Officer or a Senior Vice President, certifying to both such effects. Material Adverse Effect with respect solely to the satisfaction of the closing condition set forth in this Section 6.2(a) relating to the accuracy of the representation of the Company with respect to the aggregate number (the "Disclosed Number") of fully-diluted shares of capital stock of the Company set forth in Section 3.2 hereof shall be an additional number of shares in excess of 10,000.

    SECTION 6.3. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following further conditions:

        (a) PARENT AND MERGER SUB REPRESENTATIONS AND WARRANTIES. The obligation of the Company to effect the Merger is further subject to the conditions that (a) the representations and warranties of Parent contained herein shall be true and correct in all respects as of the Effective Time with the same effect as though made as of the Effective Time except (i) for changes specifically permitted by the terms of this Agreement and (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, (b) Parent shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time and (c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer, Chief Financial Officer or a Senior Vice President, certifying to both such effects.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

    SECTION 7.1. TERMINATION OR ABANDONMENT. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

        (a) by the mutual written consent of the Company and Parent;

        (b) by either the Company or Parent if the Effective Time shall not have occurred on or before August 30, 1998; PROVIDED, that the party seeking to terminate this Agreement pursuant to this clause 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before such date;

        (c) by either the Company or Parent if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated hereby or (ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger substantially on the terms contemplated hereby and such order, decree, ruling or injunction shall have become final and non-appealable; PROVIDED, that the party seeking to terminate this Agreement pursuant to this clause 7.1(c)(ii) shall have used its reasonable best efforts to remove such order, decree, ruling or injunction;

        (d) by either the Company or Parent if the approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Company Meeting or any postponement or adjournment thereof;

        (e) by Parent if the Board of Directors of the Company shall have (i) withdrawn, modified or amended in any respect adverse to Parent its approval or recommendation of this Agreement or any of the transactions contemplated herein, (ii) failed to include in the Proxy Statement when mailed the recommendation of the Board of Directors of the Company or (iii) recommended to its stockholders any Acquisition Proposal of a Person other than Parent;

        (f) by the Company (i) if the Board of Directors of the Company determines to accept an Acquisition Proposal that such Board has determined in good faith, after consultation with its outside legal counsel and financial advisor, to be more favorable to its stockholders than the transactions contemplated hereby, (ii) if the Board of Directors of the Company takes any action set forth in subsection (e) of this Section 7.1; or
    (iii) upon notice to Parent, authorized by the Board of Directors of the Company, if at any time during the period between the date hereof and the two days prior to the Effective Time, the average of the Parent Common Stock closing prices, regular way, on the NYSE for any fifteen (15) consecutive trading day period is less than or equal to $49.85 (the "FLOOR PRICE") and, in the event the Custom Index at the time of any such calculation declines from the date hereof, the amount by which the percentage decrease in the average of the Parent Common Stock from $62.3125 exceeds the percentage decrease, if any, in the Custom Index from $36.0375 is greater than or equal to 20 percentage points; PROVIDED, HOWEVER, that no right of termination shall arise under this Section 7.1(f)(iii) if (x) Parent elects within 5 business days of receipt of such notice to increase the number of shares of Parent Common Stock included in the Merger Consideration such that the per share value of the Parent Common Stock consideration (valued at the Floor Price) is at least equal to the per share consideration that would have been received if the Conversion Number had been equal to a number such that the per share value of the Company Common Stock is equal to $41.50, (y) the issuance of the additional shares of stock does not necessitate a vote of the shareholders of the Parent to approve such issuance and (z) in the opinion of Skadden, Arps, Slate, Meagher & Flom LLP and Akin, Gump, Strauss, Hauer & Feld, L.L.P., the transaction as adjusted qualifies as a tax-free "reorganization" within the meaning of Section 368 of the Code; PROVIDED, FURTHER, however, that no right of termination shall arise under Section 7.1(f)(iii) if, prior to the delivery of notice by Company to Parent provided for in this Section 7.1(f)(iii), the average of closing prices for a subsequent fifteen (15) consecutive trading day period is not less than or equal to the Floor Price or for the same period the amount by which the percentage decrease in the average prices of the Parent Common Stock exceeds the percentage decrease in the Custom Index is not greater than or equal to 20 percentage points.

    The party desiring to terminate this Agreement pursuant to this Section 7.1 shall give written notice of such termination to the other party.

    SECTION 7.2. AMENDMENT OR SUPPLEMENT. At any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company and prior to the Effective Time, this Agreement may be amended or supplemented in writing by the Company and Parent with respect to any of the terms contained in this Agreement; PROVIDED, HOWEVER, that following approval by the stockholders of the Company, there shall be no amendment or change to the provisions hereof with respect to any matter not permitted under applicable law without further approval by the stockholders of the Company unless such approval is first obtained.

    SECTION 7.3. EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the provisions of the last sentence of Section 5.5, this Section 7.3, Section 7.4 and Article VIII, and except to the extent that such termination results from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

    SECTION 7.4. FEES AND EXPENSES. (a) In addition to any other amounts that may be payable or become payable pursuant to any other paragraph of this Section 7.4, if this Agreement is terminated pursuant to Section 7.1(e) hereof and Parent or Merger Sub is not then in material breach of its obligations under this Agreement, then the Company shall promptly, but in no event later than one business day after the termination of this Agreement (or from time to time after the Closing Date), reimburse Parent and Merger Sub for all documented out-of-pocket expenses and fees (including, without limitation, reasonable fees payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all reasonable fees of counsel, accountants, financial printers, experts and consultants to Parent and Merger Sub and their affiliates), whether incurred prior to, on or after the date hereof, in connection with the Merger and the consummation of all transactions contemplated by this Agreement; PROVIDED, THAT, in no event shall the Company be required to pay in excess of an aggregate of $1.5 million pursuant to this subsection (a); PROVIDED, FURTHER, that in no event shall any payment be due pursuant to this subsection (a) in the event that a fee is payable pursuant to
Section 7.4(b), and if a fee becomes payable pursuant to such subsection (b) following such time as a payment has been made pursuant to this subsection (a), then the amount of such prior expense reimbursement payment shall be credited against, and shall reduce, the fee otherwise payable pursuant to subsection (b).

    (b) If this Agreement is terminated either pursuant to (i) Section 7.1(f)(i) or (f)(ii), or (ii) Section 7.1(b) and in the case of this clause (ii), (x) prior to such date (A) the Board of Directors of the Company shall have taken any of the actions as contemplated by clauses (i), (ii) or (iii) of Section 7.1(e) hereof such that Parent could have terminated this Agreement but elected not to and (B) either (i) the Company Meeting shall have been held and the approval of the stockholders at the Company Meeting shall not have been obtained or (ii) the Company Meeting shall not have been held as of the date of such termination as a result of the Company delaying such meeting in accordance with the provisions of Section 5.2(a), and (y) on or prior to twelve months after the termination of this Agreement, the Company enters into an agreement with a Person regarding a transaction the proposal of which would otherwise qualify as an Acquisition Proposal under Section 5.11 hereof and such transaction is subsequently consummated; then in any such event, the Company shall, promptly following, but in no event later than one business day after (I) in the case of clause (i) above, the date of such termination and (II) in the case of clause
(ii) above, the consummation of the third party Acquisition Proposal, pay Parent a fee of $40 million in cash, which amount shall be payable in same day funds. Only one fee in the aggregate of $40 million shall be payable pursuant to this
Section 7.4(b).

    (c) Except as provided otherwise in this Section 7.4, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

    SECTION 7.5. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of
Section 7.2, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    SECTION 8.1. NONSURVIVAL OF REPRESENTATIONS. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time. Nothing contained in this Section 8.1 shall relieve any party from liability for any willful breach of this Agreement.

    SECTION 8.2. NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such address for a party as shall be specified by like notice):

       (a) if to the Company, to:
           Universal Outdoor Holdings, Inc.
           311 South Wacker Drive
           Suite 6400
           Chicago, Illinois 60606
           Attention: Paul G. Simon
           Facsimile No.: (312) 344-4171
           with a copy to:
           Skadden, Arps, Slate, Meagher & Flom LLP
           919 Third Avenue
           New York, New York 10022
           Attention: Lou R. Kling, Esq.
                   Howard L. Ellin, Esq.
           Facsimile No.: (212) 735-2000

       (b) if to Parent or Merger Sub, to:
       Clear Channel Communications, Inc.
           200 Concord Plaza
           Suite 600
           San Antonio, Texas 78216
           Attention: Randall Mays
           Facsimile No.: (210) 822-2299
           with a copy to:
           Akin, Gump, Strauss, Hauer & Feld, L.L.P.
           1700 Pacific Avenue
           Suite 4100
           Dallas, Texas 75201
           Attention: Ford Lacy P.C.
           Facsimile No.: (214) 969-4343

    SECTION 8.3.  DEFINITIONS.  For purposes of this Agreement:

        (a) "ACQUISITION PROPOSAL" means any offer or proposal for a merger, consolidation, recapitalization, liquidation, business combination or similar transaction involving the Company or any of its Subsidiaries or the acquisition or purchase of 50% or more of the voting power of any class of equity securities of the Company or any of its Subsidiaries, or any tender offer (including self-tenders) or exchange offer that if consummated would result in any Person beneficially owning 50% or more of the voting power of any class of equity securities of the Company or any of its Subsidiaries, or a substantial portion of the assets of the Company or any of its Subsidiaries outside of the ordinary course of business, other than the transactions contemplated by this Agreement.

        (b) "ADVERTISER EFFECT" means any and all legal, financial, or other effects, on or to this Agreement, the Merger, the Company, or its business, the Merger Sub, the Parent or any of their stockholders or Affiliates, that may arise from or are in any way related to: any public or non-public discussion initiated by or involving public officials, announcement, development, action or potential action, settlement, negotiation, legislation, proposed or enacted, judicial decision, order, judgment or change in status of any nature or type, which contemplates, proposes, threatens or results in any voluntary or non-voluntary cessation of or a legal ban or restrictions on the use of the outdoor advertising services of any person or entity, including the Company, any of its Subsidiaries, Merger Sub or Parent, by any person or entity or group of persons or entities seeking to advertise tobacco products or products containing alcohol.

        (c) "AFFILIATE" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

        (d) "ANTITRUST LAWS" mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

        (e) "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

        (f) "CUSTOM INDEX" means the average of the closing prices, regular way, on the NYSE for the fifteen day period used to calculate the average of the closing prices referred to in Section 7.1(f)(iii) for the following companies:

                                                                            CLOSING PRICE ON
COMPANY(1)                                                                  OCTOBER 23, 1997   SYMBOL
--------------------------------------------------------------------------  ----------------  ---------
Westinghouse-CBS(2).......................................................    $      28.75    WX
Chancellor Broadcasting...................................................              58    AMFM
Cox Radio Inc.............................................................        34.43750    CXR
Lamar Advertising Company.................................................              31    LAMR
Outdoor Systems...........................................................              28    OSI

Average Price.............................................................    $   36.03750

------------------------

(1) When any company on this list is sold, it shall be deleted from the Custom Index and replaced with the common stock of a company operating in the radio broadcasting industry mutually agreeable to both the Company and Parent which shall be substituted in the Custom Index on the date of the termination of trading of the company being sold and the price on such day of the common stock of the Company being added to the Custom Index shall be substituted for the price of the company being sold for the prior 14 days of any calculation period.

(2) When CBS is spun off from Westinghouse, CBS shall be substituted in the Custom Index for Westinghouse effective as of the date CBS commences trading regular way and the price of CBS on such day shall be substituted for the price of Westinghouse for the prior 14 days of any calculation period.

        (g) "GOVERNMENTAL ENTITY" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

        (h) "KNOWLEDGE" or "KNOWN" means, with respect to the matter in question, if any of the executive officers of the Company or Parent, as the case may be, has actual knowledge of such matter.

        (i) "LIEN" means any encumbrance, hypothecation, infringement, lien, mortgage, pledge, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to any asset, property or property interest; PROVIDED, HOWEVER, that the term "lien" shall not include
    (i) liens for water and sewer charges and current taxes not yet due and payable or being contested in good faith, (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens arising or incurred in the ordinary course of business (iii) all liens approved in writing by the other party hereto or (iv) restrictions on transfer imposed by federal or state securities laws.

        (j) "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" means, when used in connection with the Company, Parent or Merger Sub, any change or effect that (i) is materially adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole or (ii) substantially impairs or delays the consummation of the transactions contemplated hereby, but, in either such event, shall not include any change or effect that results from an Advertiser Effect.

        (k) "PERSON" means any natural person, firm, individual, business trust, trust, association, corporation, partnership, joint venture, company, unincorporated entity or Governmental Entity.

        (l) "SUBSIDIARY" or "SUBSIDIARIES" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

        (m) "TAXES" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, transfer, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added.

        (n) "TAX RETURN" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

    SECTION 8.4. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    SECTION 8.5. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement (PROVIDED, HOWEVER, that the provisions of the Confidentiality Agreement shall remain valid and in effect) and, except for the provisions of Article II and Sections 5.7, 5.8, 5.12 and 5.16, is not intended to confer upon any person other than the parties any rights or remedies hereunder.

    SECTION 8.6. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

    SECTION 8.7. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any applicable conflicts of law.

    SECTION 8.8. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Delaware.

    SECTION 8.9. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this

Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

    SECTION 8.10. HEADINGS. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

    SECTION 8.11. FINDERS OR BROKERS. Except for BT Alex Brown & Sons, Inc., and Bear, Stearns & Co., Inc., with respect to the Company, a copy of whose engagement agreement has been or will be provided to Parent, neither the Company nor Parent nor any of their respective Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

    IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                CLEAR CHANNEL COMMUNICATIONS, INC.

                                By:               /s/ RANDALL MAYS
                                     -----------------------------------------
                                                 Name: Randall Mays
                                           TITLE: CHIEF FINANCIAL OFFICER

                                UH MERGER SUB, INC.

                                By:               /s/ RANDALL MAYS
                                     -----------------------------------------
                                                 Name: Randall Mays
                                           TITLE: CHIEF FINANCIAL OFFICER

                                UNIVERSAL OUTDOOR HOLDINGS, INC.

                                By:             /s/ BRIAN T. CLINGEN
                                     -----------------------------------------
                                               Name: Brian T. Clingen
                                     TITLE: VICE PRESIDENT AND CHIEF FINANCIAL
                                                      OFFICER

                                                                       EXHIBIT A

               FORM OF COMPANY TAX OPINION REPRESENTATION LETTER

                                                                          , 1997

[Parents Counsel]
Skadden, Arps, Slate, Meagher & Flom LLP
919 Third Avenue
New York, NY 10022

Dear Sirs:

    On behalf of the Company, the undersigned, in connection with the opinions
to be delivered by your firms pursuant to Sections [      ] of the Agreement and
Plan of Merger, dated [            ], 1997, among Parent, Merger Sub and the
Company,(1) hereby certifies that the descriptions of the facts contained in the Registration Statement and the Proxy Statement completely and accurately describe the Merger and the transactions leading up thereto and further that:

    1. Neither the Company nor any of its subsidiaries has acquired any shares of Company Common Stock in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part. For purposes of this representation, Company Common Stock acquired in the ordinary course of business in connection with employee incentive and benefit plans, programs or arrangements in existence on the date hereof shall not be treated as an acquisition in contemplation of the Merger or otherwise as part of which the Merger is a part.

    2. There is no present plan or intention on the part of the stockholders of the Company that own 5% or more of the common stock of the Company Common Stock, and the Company knows of no present plan or intention on the part of the remaining holders of Company Common Stock, to sell, exchange or otherwise dispose of (each of the foregoing, a "disposition"), shares of Parent Common Stock received in the Merger in exchange for such Company Common Stock that would reduce the ownership of Parent Common Stock by former holders of Company Common Stock (other than public shareholders) to a number of shares having a value, as of immediately prior to the Merger, of less than 50% of the value of all of the outstanding shares of Company Common Stock as of such date. For purposes of this representation, any disposition (as defined above) of Parent Common Stock will be treated as a reduction in ownership thereof. In addition, for purposes of this representation, shares of Company Common Stock exchanged by holders of Company Common Stock for cash in lieu of fractional shares of Parent Common Stock will be treated as outstanding Company Common Stock immediately prior to the Merger. Moreover, for purposes of this representation, shares of Company Common Stock and shares of Parent Common Stock received in the Merger and sold, redeemed or disposed of prior to or subsequent to the Merger, in contemplation thereof or as part of a plan therewith, will be considered in making this representation.

    3. The Company and the stockholders of the Company will each pay their respective expenses, if any, incurred in connection with the Merger, except in the case of Conveyance Taxes for which such stockholders are liable, which shall be paid by the Company.

    4. Following the Merger, the Company will hold at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets that the Company held immediately prior to the Merger, and the Company will hold at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets that the Merger Sub held immediately prior to the Merger. For purposes of this representation, Company assets used to pay its reorganization expenses and all redemptions and distributions (except for regular, normal dividends) made by the Company immediately preceding or in contemplation of, the Merger will be included as assets of the Company prior to the Merger.

------------------------

(1) For purposes of this certificate, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement and Plan of Merger.

    5. Except as provided in Annex I attached herewith, immediately prior to the time of the Merger, the Company will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire stock of the Company ("Company Stock").

    6. In the Merger, shares of Company Stock representing at least 80% of the total combined voting power of all classes of Company Stock outstanding on the date of the Merger, and at least 80% of the total number of each other class of Company Stock outstanding on the date of the Merger will be exchanged solely for Parent Common Stock. For purposes of this representation, shares of Company Stock exchanged for cash or other property originating with Parent will be treated as outstanding stock of the Company on the date of the Merger.

    7. The Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code of 1986, as amended (the "Code").

    8. The Company will not take, and the Company is not aware of any plan or intention of Company stockholders to take, any position on any Federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local income or franchise tax law.

    9. None of the compensation received by any stockholder-employee of the Company in respect of periods at or prior to the Effective Time represents separate consideration for, or is allocable to, any of their Company Common Stock. None of the Parent Common Stock that will be received by Company stockholder-employees in the Merger represents separately bargained-for consideration which is allocable to any employment agreement or arrangement. The compensation paid to any shareholder-employees will be for services actually rendered and will be determined by bargaining at arm's-length.

    10. There is no intercorporate indebtedness existing between Parent and the Company or between Sub and the Company that was issued or acquired, or will be settled, at a discount.

    11. The Company is not under jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

    12.  The Merger Agreement and the documents described in Sections 5.5 and
5.16 of the Merger Agreement represent the entire understanding of the Company, Parent and Merger Sub with respect to the Merger.

    13. The Company Common Stock will be surrendered pursuant to the Merger in an arms-length exchange, and the Parent Common Stock received in exchange therefor represents the sole bargained-for consideration therefor. The fair market value of the Parent Common Stock received by each holder of Company Common Stock will be approximately equal to the fair market value of the Company Common Stock surrendered in the Merger.

    14.  There will be no dissenters to the Merger.

    15. On the date of the Merger, the fair market value of the assets of the Company will exceed the sum of its liabilities plus the liabilities, if any, to which the assets are subject.

    I understand that Skadden, Arps, Slate, Meagher & Flom LLP, as counsel for
the Company, and [      ], as counsel for Parent, will rely on this certificate
in rendering their respective opinions concerning certain of the federal income tax consequences of the Merger and hereby commit to inform them if, for any reason, any of the foregoing representations ceases to be true prior to the Effective Time.

                                UNIVERSAL OUTDOOR HOLDINGS, INC.

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                    ANNEX I

                                                                                            BENEFICIALLY    PERCENT OF
BENEFICIAL OWNER*                                                                           OWNED SHARES       CLASS
-----------------------------------------------------------------------------------------  ---------------  -----------


------------------------

*   [Attach SEC filings]

                                                                       EXHIBIT B

                FORM OF PARENT TAX OPINION REPRESENTATION LETTER

                                                                          , 1997

[PARENT COUNSEL]

Skadden, Arps, Slate, Meagher & Flom LLP
919 Third Avenue
New York, NY 10022

Dear Sirs:

    On behalf of Parent and Merger Sub, the undersigned, in connection with the
opinions to be delivered by your firms pursuant to Section [    ] of the
Agreement and Plan of Merger, dated [           ], 1997, among Parent, Merger
Sub and the Company,(1) hereby certifies that the descriptions of the facts contained in the Registration Statement and the Proxy Statement completely and accurately describe the Merger and the transactions leading up thereto and further that:

     1. Except in the Merger, neither Parent nor Merger Sub (nor any other subsidiary of Parent) has acquired or prior to the Merger will acquire, or has owned in the past five years, any shares of common stock of the Company.

     2. Cash payments to be made to stockholders of the Company in lieu of fractional shares of Parent Common Stock that would otherwise be issued to such stockholders in the Merger will be made for the purpose of saving Parent the expense and inconvenience of issuing and transferring fractional shares of Parent Common Stock, and do not represent separately bargained for consideration.

     3. Prior to the Merger, Parent will own all the capital stock of Merger Sub. Parent has no plan or intention to cause the Company to issue additional shares of its stock that would result in Parent owning less than all the capital stock of the Company after the Merger.

     4. Parent has no plan or intention, following the Merger, to reacquire any of the Parent Common Stock issued in the Merger.

     5. Parent has no plan or intention, following the Merger, to liquidate the Company, to merge the Company with and into another corporation, to sell or otherwise dispose of any of the stock of the Company, or to cause the Company to sell or otherwise dispose of any of the assets held by the Company at the time of the Merger, except for dispositions of such assets in the ordinary course of business; PROVIDED, HOWEVER, that Parent may transfer assets or stock of the Company in a manner that is consistent with Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code").

     6. Parent and Merger Sub will each pay their respective expenses, if any, incurred in connection with the Merger.

     7. Following the Merger, Parent intends to cause the Company to continue its historic business or use a significant portion of its historic business assets in a business.

     8. Neither Parent nor Merger Sub is an investment company as defined in
Section 368(a)(2)(F)(iii) and (iv) of the Code.

     9. Neither Parent nor Merger Sub will take any position on any Federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by

------------------------

(1) For purposes of this certificate, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement and Plan of Merger.

a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local income or franchise tax law.

    10. None of the compensation received by any stockholder-employee of the Company in respect of periods after the Effective Time represents separate consideration for, or is allocable to, any of their Company Common Stock. None of the Parent Common Stock that will be received by Company stockholder-employees in the Merger represents separately bargained-for consideration which is allocable to any employment agreement or arrangement. The compensation paid to any shareholder-employees will be for services actually rendered and will be determined by bargaining at arm's-length.

    11. No stock of Merger Sub will be issued in the Merger.

    12. There is no intercorporate indebtedness existing between Parent and the Company or between Merger Sub and the Company that was issued or acquired, or will be settled, at a discount.

    13. The Merger Agreement and the documents described in Sections 5.5 and
5.16 of the Merger Agreement represent the entire understanding of the Company, Parent and Merger Sub with respect to the Merger.

    14. Merger Sub is a corporation newly formed for the purpose of participating in the Merger and at no time prior to the Merger has had assets (other than nominal assets contributed upon the formation of Merger Sub, which assets will be held by the Company following the Merger) or business operation. Merger Sub will have no liabilities assumed by the Company, and will not transfer to the Company any assets subject to liabilities in the Merger.

    15. Following the Merger, the Company will hold at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets that the Company held immediately prior to the Merger, and the Company will hold at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets that the Merger Sub held immediately prior to the Merger. For purposes of this representation, Company assets used to pay its reorganization expenses and all redemptions and distributions (except for regular, normal dividends) made by the Company immediately preceding or in contemplation of, the Merger will be included as assets of the Company prior to the Merger.

    16. Parent will not assume any liabilities of the Company or any of the Company's Subsidiaries.

    17. The Company Common Stock will be surrendered pursuant to the Merger in an arms-length exchange, and the Parent Common Stock received in exchange therefor represents the sole bargained-for consideration therefor. The fair market value of the Parent Common Stock received by each holder of Company Common Stock will be approximately equal to the fair market value of the Company Common Stock surrendered in the Merger.

    18. There will be no dissenters to the Merger.

    I understand that Skadden, Arps, Slate, Meagher & Flom LLP, as counsel for
the Company, and [    ], as counsel for Parent, will rely on this certificate in rendering their opinion concerning certain of the federal income tax consequences of the Merger and hereby commit to inform them if, for any reason, any of the foregoing representations ceases to be true prior to the Effective Time.

                                                                         , INC.

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                                                       EXHIBIT D

                                                                          , 1997

[PARENT COUNSEL]

Skadden, Arps, Slate, Meagher & Flom LLP
919 Third Avenue
New York, NY 10022

Dear Sirs:

    In connection with the opinion to be delivered by you pursuant to the
Agreement and Plan of Merger, dated [           ], 1997, among Parent, Merger
Sub and the Company(1), the undersigned hereby certifies (to the best of its knowledge and belief, where indicated), after due inquiry and investigation, as follow:

        1.  The Undersigned has no present plan or intention to sell, exchange
or otherwise dispose of (each of the foregoing, a "disposition"), more than    %
shares of Parent Common Stock received in the merger contemplated by the Merger Agreement (the "Merger"). For purposes of this representation, shares of Company Common Stock and shares of Parent Common Stock received in the Merger and sold, redeemed or disposed of prior to or subsequent to the Merger, in contemplation thereof or as part of a plan therewith, will be considered in making this representation.

        2. The undersigned will not take any position on any Federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local income or franchise tax law.

                                          [THE COMPANY STOCKHOLDER]

------------------------

(1) For purposes of this certificate, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement and Plan of Merger.

                                                                        ANNEX II

                                October   , 1997

Universal Outdoor Holdings, Inc.
311 South Wacker Drive
Suite 6400
Chicago, IL 60606

Dear Members of the Board of Directors:

    Universal Outdoor Holdings, Inc. ("Universal" or the "Company") and Clear Channel Communications, Inc. ("Clear Channel"), a Texas corporation, have entered into an Agreement and Plan of Merger dated as of October 23, 1997 ("the Agreement"). Pursuant to the Agreement, the implementation of which is contingent on approval by Universal's stockholders, Universal and Clear Channel will combine their companies through a merger of a newly formed subsidiary of Clear Channel into Universal ("the Merger"). As a result of the Merger, each share of Universal common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into 0.67 shares (the "Exchange Ratio") of common stock of Clear Channel. We have assumed, with your consent, that the Merger will qualify as a tax free reorganization for federal income tax purposes. You have requested our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to Universal.

    BT Alex. Brown Incorporated ("BT Alex. Brown"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of Universal in connection with the transaction described above and will receive a fee for our services, a portion of which is contingent upon the consummation of the Merger and a portion of which becomes payable upon the delivery of this opinion. We have acted as financial advisor to Universal in the past in connection with various capital raising transactions and other matters, including serving as the lead managing underwriter in the July 1996 initial public offering of the common stock of Universal, as the lead managing underwriter in the October 1996 follow-on offering of the common stock of Universal, as a co-managing underwriter in the November 1996 offering of Senior Subordinated Notes of Universal Outdoor, Inc., a wholly-owned subsidiary of Universal, and as financial advisor to Universal in its October 1996 acquisition of Outdoor Advertising Holdings, Inc. In addition, we have acted as financial advisor to Clear Channel in the past in connection with various capital raising transactions and other matters, including serving as the lead-managing underwriter in two follow-on offerings of common stock of Clear Channel, one follow-on offering of common stock of Heftel Broadcasting Corporation, a Clear Channel affiliate, as a co-managing underwriter in an offering of debentures of Clear Channel, and we are currently serving as financial advisor in connection with a potential acquisition under consideration by Clear Channel. BT Alex. Brown maintains a market in the common stock of each of Universal and Clear Channel and regularly publishes research reports regarding the outdoor advertising, radio broadcasting and television broadcasting industries and the businesses and securities of each of Universal and Clear Channel and other publicly owned companies in the outdoor advertising, radio broadcasting and television broadcasting industries. In the ordinary course of business, BT Alex. Brown may actively trade the securities of both the Company and Clear Channel for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

    In connection with this opinion, we have reviewed certain publicly available financial information and other information concerning Universal and Clear Channel and certain internal analyses and other information furnished to us by Universal. We have also held discussions with the members of the senior management of each of Universal and Clear Channel regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, we have (i) reviewed the reported prices and trading activity for the common stock of both Universal and Clear Channel,

(ii) compared certain financial and stock market information for Universal and Clear Channel with similar information for certain other companies in the outdoor advertising, radio broadcasting and television broadcasting industries whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations in the outdoor advertising, radio broadcasting and television broadcasting industries, (iv) reviewed the terms of the Agreement, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

    We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to the information relating to the prospects of Universal and Clear Channel, we have assumed that such information reflects the best currently available judgments and estimates of the senior management of each of Universal and Clear Channel as to the likely future financial performances of their respective companies and of the combined entity. In addition, we have not made nor been provided with an independent evaluation or appraisal of the assets or liabilities of either Universal or Clear Channel, nor have we been furnished with any such evaluations or appraisals. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

    Our advisory services and the opinion expressed herein were conducted solely for the use of the Board of Directors of Universal and do not constitute a recommendation to any stockholder as to how such stockholder should vote in connection with the Merger. We hereby consent, however, to the inclusion of this opinion in its entirety as an exhibit to any proxy or registration statement distributed in connection with the Merger.

    Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Exchange Ratio is fair, from a financial point of view, to Universal.

                                          Very truly yours,

                                          /s/ JEFFREY S. AMLING
                                          --------------------------------------

                                          BT ALEX. BROWN INCORPORATED

                                                                       ANNEX III

October 23, 1997

Board of Directors
Universal Outdoor Holdings, Inc.
311 South Wacker Drive, Suite 6400
Chicago, IL 60606

Gentlemen:

    We understand that Universal Outdoor Holdings, Inc. ("Universal Outdoor"), Clear Channel Communications, Inc. ("Clear Channel") and UH Merger Sub, Inc. a wholly owned subsidiary of Clear Channel ("Sub"), have entered into an Agreement and Plan of Merger ("the Merger Agreement") dated October 23, 1997, pursuant to which Sub will be merged (the "Merger") with and into Universal Outdoor, with Universal Outdoor surviving the merger and becoming a wholly owned subsidiary of Clear Channel. Upon the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time (as defined in the Merger Agreement) of the Merger, each issued and outstanding share of common stock of Universal Outdoor, other than shares owned directly or indirectly by Clear Channel or by the Company, will be converted into the right to receive 0.67 (the "Exchange Ratio") shares of common stock of Clear Channel.

    You have asked us to render our opinion as to whether the Exchange Ratio in the Merger is fair, from a financial point of view, to the public shareholders of Universal Outdoor.

    In the course of performing our reviews and analyses for rendering this opinion, we have:

1.  reviewed the Merger Agreement;

2. reviewed Universal Outdoor's Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 1996, its Quarterly Reports on Form 10-Q for the periods ended March 31, 1997 and June 30, 1997, its unaudited balance sheet as of August 31, 1997 and its Prospectus for the Sale of 5,500,000 Common Shares, dated August 15, 1997;

3. reviewed Clear Channel's Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 1996, its Quarterly Reports on Form 10-Q for the periods ended March 31, 1997 and June 30, 1997, its Prospectus for the Issuance of 8,000,000 Common Shares, dated September 12, 1997, and its Prospectus to offer $300 million aggregate principal amount of 7.25% Debentures due October 15, 2027, dated October 9, 1997;

4. reviewed certain operating and financial information, including projections, provided to us by the senior managements of Universal Outdoor and Clear Channel relating to Universal Outdoor's and Clear Channel's businesses and future prospects;

5. met with certain members of Universal Outdoor's and Clear Channel's senior managements to discuss each company's operations, historical financial statements and future prospects;

6. reviewed the historical prices, trading volumes and valuation parameters of Universal Outdoor Common Stock and Clear Channel Common Stock;

7. reviewed publicly available financial data, stock market performance data and valuation parameters of companies which we deemed generally comparable to Universal Outdoor and Clear Channel;

8. reviewed the terms of recent mergers and acquisitions involving companies which we deemed generally comparable to Universal Outdoor and the Merger;

9. conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

                                     III-1

    In the course of our review, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other projections provided to us by Universal Outdoor and Clear Channel. With respect to Universal Outdoor's and Clear Channel's projected financial results and potential synergies that could be achieved upon consummation of the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of Universal Outdoor and Clear Channel as to the expected future performance of Universal Outdoor and Clear Channel, respectively. We have not assumed any responsibility for the independent verification of any such information or of the projections provided to us and we have further relied upon the assurances of the senior managements of Universal Outdoor and Clear Channel that they are unaware of any facts that would make the information or projections provided to us incomplete or misleading. In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities of Universal Outdoor and Clear Channel, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We have assumed that the Merger will qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the Code.

    We do not express any opinion as to the price or range of prices at which shares of common stock of Clear Channel may trade subsequent to the consummation of the Merger.

    We have acted as a financial advisor to Universal Outdoor in connection with the Merger and will receive a fee for such services.

    Bear Stearns has been previously engaged by Universal Outdoor to provide certain investment banking and financial advisory services in connection with its IPO on July 23, 1996 and subsequent offerings of equity and debt. During the last two years, Bear Stearns earned compensation with respect to all such services, other than the fees described in the preceding paragraph, of approximately $12.1 million. In the ordinary course of business, Bear Stearns may actively trade the equity securities of Universal Outdoor for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

    Bear Stearns has been previously engaged by Clear Channel to provide certain investment banking and financial advisory services in connection with an equity offering in 1991. Additionally, an officer of Bear Stearns is a member of the Clear Channel Board of Directors. In the ordinary course of business, Bear Stearns may actively trade the equity securities of Clear Channel for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

    It is understood that this letter is intended for the benefit and use of the Board of Directors of Universal Outdoor and does not constitute a recommendation to the Board of Directors of Universal Outdoor or any holders of Universal Outdoor Common Stock as to how to vote in connection with the Merger. This opinion does not address Universal Outdoor's underlying business decision to pursue the Merger. This letter is not to be used for any other purpose, or reproduced, disseminated, quoted to or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any joint proxy statement / prospectus to be distributed to the holders of Universal Outdoor Common Stock in connection with the Merger.

    Based on and subject to the foregoing, it is our opinion that the Exchange Ratio is fair, from a financial point of view, to the public shareholders of Universal Outdoor.

                                          Very truly yours,

                                          BEAR, STEARNS & CO. INC.

                                By:              /s/ MICHAEL L. OFFEN
                                      ------------------------------------------
                                               SENIOR MANAGING DIRECTOR

                                     III-2

                                                                      ANNEX IV.A

                                                                  CONFORMED COPY

                                VOTING AGREEMENT

    This VOTING AGREEMENT (the "Agreement"), dated as of October 23, 1997, is entered into by and among Clear Channel Communications, Inc., a Texas corporation ("Parent"), and Daniel L. Simon (the "Stockholder").

    WHEREAS, Parent, UH Merger Sub, Inc. ("Merger Sub") and Universal Outdoor Holdings, Inc. (the "Company"), have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to merge Merger Sub with and into the Company (the "Merger");

    WHEREAS, as of the date hereof, the Stockholder is the record and beneficial owner of, and has the sole right to vote and dispose of the number of shares (the "Shares") of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") set forth opposite such Stockholder's name on Schedule I attached hereto; and

    WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that the Stockholder agree, and the Stockholder is willing to agree, to the matters set forth herein.

    NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

    1.  VOTING OF SHARES.

        1.1 VOTING AGREEMENT. For so long as the Merger Agreement is in effect, the Stockholder hereby agrees to vote (or cause to be voted) all of the Shares (and any and all securities issued or issuable in respect thereof) which such Stockholder is entitled to vote (or to provide his written consent thereto), at any annual, special or other meeting of the stockholders of the Company, and at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting or other-wise:

            (i) in favor of the Merger and the approval and adoption of the terms contemplated by the Merger Agreement and any actions required in furtherance thereof;

            (ii) against any action or agreement that could result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under this Agreement or the Merger Agreement; and

           (iii) against (A) any extraordinary corporate transaction, such as a merger, rights offering, reorganization, recapitalization or liquidation involving the Company or any of its subsidiaries other than the Merger,
       (B) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or the issuance of any securities of the Company or any subsidiary, (C) any change in the executive officers or Board of Directors of the Company, (D) any change in the present corporate structure or business of the Company or (E) any action that is intended, or could reasonably be ex-pected, to materially impede, interfere with, delay, postpone or adversely affect the Merger and the transaction contemplated by the Merger Agreement.

        1.2 PROXY. At Parent's request Stockholder will deliver to Parent an irrevocable proxy only with respect to the matters covered by clauses (i),
    (ii) and (iii) of this paragraph 1 granting to Parent or its designee a proxy to vote the Shares in accordance with the terms of this Agreement; PROVIDED, THAT such proxy shall survive only for so long as the Merger Agreement is in effect.

                                     IV.A-1

    2. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER. The Stockholder represents and warrants to Parent as follows:

        2.1 BINDING AGREEMENT. The Stockholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Stockholder has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

        2.2 NO CONFLICT. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the compliance with any of the provisions hereof, (a) require any consent, approval, authorization or permit of, registration, declaration or filing (except for filings under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) with, or notification to, any governmental entity, (b) result in a default (or an event which, with notice or lapse of time or both, would become a default) or give rise to any right of termination by any third party, cancellation, amendment or acceleration under any contract, agreement, instrument, commitment, arrangement or understanding, or result in the creation of a security interest, lien, charge, encumbrance, equity or claim with respect to any of the Shares, (c) require any material consent, authorization or approval of any person other than a governmental entity, or
    (d) violate or conflict with any order, writ, injunction, decree or law applicable to the Stockholder or the Shares.

        2.3 OWNERSHIP OF SHARES. The Stockholder is the record and beneficial owner of the Shares free and clear of any security interests, liens, charges, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Shares). Except as set forth on Schedule II attached hereto, there are no outstanding options or other rights to acquire from the Stockholder, or obligations of the Stockholder to sell or to acquire, any shares of Company Common Stock. The Stockholder holds exclusive power to vote the Shares, subject to the limitations set forth in Section 1 of this Agreement. The Shares represent all of the shares of capital stock of the Company beneficially owned by Stockholder.

    3. REPRESENTATIONS AND WARRANTIES OF PARENT. Parent represents and warrants to the Stockholder as follows:

        3.1 BINDING AGREEMENT. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Merger Agreement by Parent and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Parent, and no other corporate proceedings on the part of Parent are necessary to autho-rize the execution, delivery and performance of this Agreement and the Merger Agreement by Parent and the consummation of the transactions contemplated hereby and thereby. Parent has duly and validly executed this Agreement and this Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

        3.2 NO CONFLICT. Neither the execution and delivery of this Agreement, the consummation by Parent of the transactions contemplated hereby, nor the compliance by Parent with any of the provisions hereof will (a) conflict with or result in a breach of any provision of its Certificate of Incorporation or By-laws, (b) require any consent, approval, authorization or permit of, registration, declaration or filing (except for filings under the Exchange Act) with, or notification to, any

                                     IV.A-2
    governmental entity, (c) result in a default (or an event which, with notice or lapse of time or both, would become a default) or give rise to any right of termination by any third party, cancellation, amendment or acceleration under any contract, agreement, instrument, commitment, arrangement or understanding, (d) require any material consent, authorization or approval of any person other than a governmental entity, or (e) violate or conflict with any order, writ, injunction, decree or law applicable to the Stockholder or the Shares.

    4. TRANSFER AND OTHER RESTRICTIONS. For so long as the Merger Agreement is in effect:

        4.1  CERTAIN PROHIBITED TRANSFERS.  The Stockholder agrees not to:

           (a) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, the Shares or any interest contained therein, other than pursuant to this Agreement;

           (b) except as contemplated by this Agreement, grant any proxies or power of attorney or enter into a voting agreement or other arrangement with respect to the Shares, other than this Agreement; nor

           (c) deposit the Shares into a voting trust.

        4.2 EFFORTS. The Stockholder agrees not to take any action which would make any representation or warranty of the Stockholder herein untrue or incorrect in any material respect or take any action that would have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement, other than any action permitted to be taken pursuant to the Merger Agreement.

        4.3 ADDITIONAL SHARES. Without limiting the provisions of the Merger Agreement, in the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company on, of or affecting the Shares or (ii) the Stockholder shall become the beneficial owner of any additional shares of Company Common Stock or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 1 hereof, then the terms of this Agreement shall apply to the shares of capital stock or other securities of the Company held by the Stockholder immediately following the effectiveness of the events described in clause
    (i) or the Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Shares hereunder. The Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new shares of Company Common Stock acquired by the Stockholder, if any, after the date hereof.

    5. LEGEND. The Stockholder shall surrender to the Company all certificates representing the Shares, and instruct the Company to place the following legend on such certificates:

           "The shares of capital stock represented by this certificate are subject to a Voting Agreement, dated as of October 23, 1997, by and among Clear Channel Communications, Inc. and Daniel L. Simon."

    6. SPECIFIC ENFORCEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy which may be available at law or in equity.

    7. CONFIDENTIALITY. Except as may be required by applicable law, the Stockholder and Parent severally agree to keep proprietary information regarding the Company and Parent and their respective subsidiaries confidential.

    8. TERMINATION. Except for Section 7 hereof, which shall survive without limitation, and Sections 8 and 9 hereof, which shall survive for the period specified therein, this Agreement shall terminate on the

                                     IV.A-3
earlier of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the agreement of the parties hereto to terminate this Agreement and
(iii) consummation of the Merger.

    9. INDEMNIFICATION. Parent shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, the Stockholder against any costs or expenses (including attorneys' fees as provided below), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation by the Company or any stockholder of the Company asserting any breach by the Stockholder of any fiduciary duty on his part to the Company or the other stockholders of the Company by reason of the Stockholders's entering into this Agreement, for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the termination of this Agreement), (a) Parent shall pay the fees and expenses of one counsel selected by the Stockholder and reasonably acceptable to Parent to represent him in connection therewith promptly after statements therefor are received, and (b) Parent and Merger Sub will cooperate in the defense of any such matter; PROVIDED, HOWEVER, that Parent shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); PROVIDED, FURTHER, that in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall contin-ue until the disposition of any and all such claims.

    10. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

        If to Parent, to:

       Clear Channel Communications, Inc.
       200 Concord Plaza
       Suite 600
       San Antonio, Texas 78216
       Attention: Randall Mays
       Facsimile No.: (210) 822-2299

       with a copy to:

       Akin, Gump, Strauss, Hauer & Feld, L.L.P.
       1700 Pacific Avenue
       Suite 4100
       Dallas, Texas 75201
       Attention: Ford Lacy P.C.
       Facsimile No.: (214) 969-4343

        If to Stockholder, to:

       c/o Universal Outdoor Holdings, Inc.
       311 South Wacker Drive
       Suite 6400
       Chicago, Illinois 60606
       Attention: Paul G. Simon
       Facsimile No.: (312) 344-4171

                                     IV.A-4
       with a copy to:

       Skadden, Arps, Slate, Meagher & Flom
       919 Third Avenue
       New York, New York 10022
       Facsimile No.: (212) 735-2000
       Attention: Lou R. Kling, Esq.
                Howard L. Ellin, Esq.

    11. CERTAIN EVENTS. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise.

    12. ENTIRE AGREEMENT. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

    13. CONSIDERATION. This Agreement is granted in consideration of the execution and delivery of the Merger Agreement by Parent.

    14. AMENDMENT. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

    15. SUCCESSORS AND ASSIGNS. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement will be binding upon, inure to the benefit of and be enforceable by each party and such party's respective heirs, beneficiaries, executors, representatives and permitted assigns.

    16. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

    17. GOVERNING LAW. This Agreement shall be governed in all respects, including validity, interpreta-tion and effect, by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law).

    18. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    19. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Stockholder and a duly authorized officer of Parent on the day and year first written above.

                                CLEAR CHANNEL COMMUNICATIONS, INC.

                                By:               /s/ RANDALL MAYS
                                     -----------------------------------------
                                                 Name: Randall Mays
                                           TITLE: CHIEF FINANCIAL OFFICER

                                                /s/ DANIEL L. SIMON
                                     -----------------------------------------
                                                  Daniel L. Simon

                                     IV.A-5

                                 SCHEDULE I TO
                                VOTING AGREEMENT

NAME OF STOCKHOLDER                                                                   NUMBER OF SHARES
------------------------------------                                        ------------------------------------
1. Daniel L. Simon                                                                       5,377,292

                                     IV.A-6

                                 SCHEDULE II TO
                                VOTING AGREEMENT

1. Management Warrants                                                  1,847,526

                                     IV.A-7

                                                                      ANNEX IV.B

                                                                  CONFORMED COPY

                                VOTING AGREEMENT

    This VOTING AGREEMENT (the "Agreement"), dated as of October 23, 1997, is entered into by and among Clear Channel Communications, Inc., a Texas corporation ("Parent"), and Brian T. Clingen (the "Stockholder").

    WHEREAS, Parent, UH Merger Sub, Inc. ("Merger Sub") and Universal Outdoor Holdings, Inc. (the "Company"), have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to merge Merger Sub with and into the Company (the "Merger");

    WHEREAS, as of the date hereof, the Stockholder is the record and beneficial owner of, and has the sole right to vote and dispose of the number of shares (the "Shares") of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") set forth opposite such Stockholder's name on Schedule I attached hereto; and

    WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that the Stockholder agree, and the Stockholder is willing to agree, to the matters set forth herein.

    NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

    1.  VOTING OF SHARES.

        1.1 VOTING AGREEMENT. For so long as the Merger Agreement is in effect, the Stockholder hereby agrees to vote (or cause to be voted) all of the Shares (and any and all securities issued or issuable in respect thereof) which such Stockholder is entitled to vote (or to provide his written consent thereto), at any annual, special or other meeting of the stockholders of the Company, and at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting or otherwise:

           (i) in favor of the Merger and the approval and adoption of the terms contemplated by the Merger Agreement and any actions required in furtherance thereof;

           (ii) against any action or agreement that could result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under this Agreement or the Merger Agreement; and

           (iii) against (A) any extraordinary corporate transaction, such as a merger, rights offering, reorganization, recapitalization or liquidation involving the Company or any of its subsidiaries other than the Merger,
       (B) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or the issuance of any securities of the Company or any subsidiary, (C) any change in the executive officers or Board of Directors of the Company, (D) any change in the present corporate structure or business of the Company or (E) any action that is intended, or could reasonably be expected, to materially impede, interfere with, delay, postpone or adversely affect the Merger and the transaction contemplated by the Merger Agreement.

        1.2 PROXY. At Parent's request Stockholder will deliver to Parent an irrevocable proxy only with respect to the matters covered by clauses (i),
    (ii) and (iii) of this paragraph 1 granting to Parent or its designee a proxy to vote the Shares in accordance with the terms of this Agreement; PROVIDED, THAT such proxy shall survive only for so long as the Merger Agreement is in effect.

                                     IV.B-1

    2. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER. The Stockholder represents and warrants to Parent as follows:

        2.1 BINDING AGREEMENT. The Stockholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Stockholder has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

        2.2 NO CONFLICT. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the compliance with any of the provisions hereof, (a) require any consent, approval, authorization or permit of, registration, declaration or filing (except for filings under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) with, or notification to, any governmental entity, (b) result in a default (or an event which, with notice or lapse of time or both, would become a default) or give rise to any right of termination by any third party, cancellation, amendment or acceleration under any contract, agreement, instrument, commitment, arrangement or understanding, or result in the creation of a security interest, lien, charge, encumbrance, equity or claim with respect to any of the Shares, (c) require any material consent, authorization or approval of any person other than a governmental entity, or
    (d) violate or conflict with any order, writ, injunction, decree or law applicable to the Stockholder or the Shares.

        2.3 OWNERSHIP OF SHARES. The Stockholder is the record and beneficial owner of the Shares free and clear of any security interests, liens, charges, encum-brances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Shares). Except as set forth on Schedule II attached hereto, there are no outstanding options or other rights to acquire from the Stockholder, or obligations of the Stockholder to sell or to acquire, any shares of Company Common Stock. The Stockholder holds exclusive power to vote the Shares, subject to the limitations set forth in Section 1 of this Agreement. The Shares represent all of the shares of capital stock of the Company beneficially owned by Stockholder except for such shares owned by Stockholder and issued in the name of Daniel L. Simon, as trustee, under a Voting Trust Agreement, dated December 20, 1995, between Daniel L. Simon and Stockholder.

    3. REPRESENTATIONS AND WARRANTIES OF PARENT. Parent represents and warrants to the Stockholder as follows:

        3.1 BINDING AGREEMENT. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Merger Agreement by Parent and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize the execution, delivery and performance of this Agreement and the Merger Agreement by Parent and the consummation of the transactions contemplated hereby and thereby. Parent has duly and validly executed this Agreement and this Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

        3.2 NO CONFLICT. Neither the execution and delivery of this Agreement, the consummation by Parent of the transactions contemplated hereby, nor the compliance by Parent with any of the

                                     IV.B-2
    provisions hereof will (a) conflict with or result in a breach of any provision of its Certificate of Incorporation or By-laws, (b) require any consent, approval, authorization or permit of, registration, declaration or filing (except for filings under the Exchange Act) with, or notification to, any governmental entity, (c) result in a default (or an event which, with notice or lapse of time or both, would become a default) or give rise to any right of termination by any third party, cancellation, amendment or acceleration under any contract, agreement, instrument, commitment, arrangement or understanding, (d) require any material consent, authorization or approval of any person other than a governmental entity, or
    (e) violate or conflict with any order, writ, injunction, decree or law applicable to the Stockholder or the Shares.

    4. TRANSFER AND OTHER RESTRICTIONS. For so long as the Merger Agreement is in effect:

        4.1  CERTAIN PROHIBITED TRANSFERS.  The Stockholder agrees not to:

           (a) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, the Shares or any interest contained therein, other than pursuant to this Agreement;

           (b) except as contemplated by this Agreement, grant any proxies or power of attorney or enter into a voting agreement or other arrangement with respect to the Shares, other than this Agreement; nor

           (c) deposit the Shares into a voting trust.

        4.2 EFFORTS. The Stockholder agrees not to take any action which would make any representation or warranty of the Stockholder herein untrue or incorrect in any material respect or take any action that would have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement, other than any action permitted to be taken pursuant to the Merger Agreement.

        4.3 ADDITIONAL SHARES. Without limiting the provisions of the Merger Agreement, in the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company on, of or affecting the Shares or (ii) the Stockholder shall become the beneficial owner of any additional shares of Company Common Stock or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 1 hereof, then the terms of this Agreement shall apply to the shares of capital stock or other securities of the Company held by the Stockholder immediately following the effectiveness of the events described in clause
    (i) or the Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Shares hereunder. The Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new shares of Company Common Stock acquired by the Stockholder, if any, after the date hereof.

    5. LEGEND. The Stockholder shall surrender to the Company all certificates representing the Shares, and instruct the Company to place the following legend on such certificates:

    "The shares of capital stock represented by this certificate are subject to a Voting Agreement, dated as of October 23, 1997, by and among Clear Channel Coommunications, Inc. and Brian T. Clingen."

    6. SPECIFIC ENFORCEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy which may be available at law or in equity.

                                     IV.B-3

    7. CONFIDENTIALITY. Except as may be required by applicable law, the Stockholder and Parent severally agree to keep proprietary information regarding the Company and Parent and their respective subsidiaries confidential.

    8. TERMINATION. Except for Section 7 hereof, which shall survive without limitation, and Sections 8 and 9 hereof, which shall survive for the period specified therein, this Agreement shall terminate on the earlier of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the agreement of the parties hereto to terminate this Agreement and (iii) consummation of the Merger.

    9. INDEMNIFICATION. Parent shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, the Stockholder against any costs or expenses (including attorneys' fees as provided below), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation by the Company or any stockholder of the Company asserting any breach by the Stockholder of any fiduciary duty on his part to the Company or the other stockholders of the Company by reason of the Stockholders's entering into this Agreement, for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the termination of this Agreement), (a) Parent shall pay the fees and expenses of one counsel selected by the Stockholder and reasonably acceptable to Parent to represent him in connection therewith promptly after statements therefor are received, and (b) Parent and Merger Sub will cooperate in the defense of any such matter; PROVIDED, HOWEVER, that Parent shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); PROVIDED, FURTHER, that in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims.

    10. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

        If to Parent, to:

       Clear Channel Communications, Inc.
       200 Concord Plaza
       Suite 600
       San Antonio, Texas 78216
       Attention: Randall Mays
       Facsimile No.: (210) 822-2299

       with a copy to:Akin, Gump, Strauss, Hauer & Feld, L.L.P.
       1700 Pacific Avenue
       Suite 4100
       Dallas, Texas 75201
       Attention: Ford Lacy P.C.
       Facsimile No.: (214) 969-4343

                                     IV.B-4

        If to Stockholder, to:

       [NAME]
       c/o Universal Outdoor Holdings, Inc.
       311 South Wacker Drive
       Suite 6400
       Chicago, Illinois 60606
       Attention: Paul G. Simon
       Facsimile No.: (312) 344-4171

       with a copy to:

       Skadden, Arps, Slate, Meagher & Flom
       919 Third Avenue
       New York, New York 10022
       Facsimile No.: (212) 735-2000
       Attention: Lou R. Kling, Esq.
                Howard L. Ellin, Esq.

    11. CERTAIN EVENTS. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise.

    12. ENTIRE AGREEMENT. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

    13. CONSIDERATION. This Agreement is granted in consideration of the execution and delivery of the Merger Agreement by Parent.

    14. AMENDMENT. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

    15. SUCCESSORS AND ASSIGNS. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement will be binding upon, inure to the benefit of and be enforceable by each party and such party's respective heirs, beneficiaries, executors, representatives and permitted assigns.

    16. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

    17. GOVERNING LAW. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law).

    18. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    19. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                                     IV.B-5

    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Stockholder and a duly authorized officer of Parent on the day and year first written above.

                                CLEAR CHANNEL COMMUNICATIONS, INC.

                                By:               /s/ RANDALL MAYS
                                     -----------------------------------------
                                                 Name: Randall Mays
                                           TITLE: CHIEF FINANCIAL OFFICER

                                                /s/ BRIAN T. CLINGEN
                                     -----------------------------------------
                                                  Brian T. Clingen

                                     IV.B-6

                                 SCHEDULE I TO
                                VOTING AGREEMENT

NAME AND ADDRESS OF STOCKHOLDER                                                       NUMBER OF SHARES
--------------------------------------------------------------------------  ------------------------------------
1. Brian T. Clingen                                                                       125,008

                                     IV.B-7

                                 SCHEDULE II TO
                                VOTING AGREEMENT

1. Management Warrants                                                   326,053

                                     IV.B-8

                                                                         ANNEX V

                                                                  CONFORMED COPY

                                RESALE AGREEMENT

    This RESALE AGREEMENT (the "Agreement"), dated as of October 23, 1997, is entered into by and among CLEAR CHANNEL COMMUNICATIONS, INC., a Texas corporation ("Parent"), and DANIEL SIMON (the "Stockholder").

    WHEREAS, Parent, UH MERGER SUB, INC. ("Merger Sub") and UNIVERSAL OUTDOOR HOLDINGS, INC. (the "Company"), have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to merge Merger Sub with and into the Company (the "Merger");

    WHEREAS, as of the date hereof, the Stockholder is the record and beneficial owner of, and has the sole right to vote and dispose of the number of shares (the "Shares") of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") set forth opposite such Stockholder's name on Schedule I attached hereto and, upon the consummation of the Merger will receive shares of common stock, par value $.10 per share, of Parent ("Common Stock");

    WHEREAS, Parent has requested Stockholder to agree to restrictions on buying or selling Common Stock or derivatives thereof prior to the consummation of the Merger in order to reduce volatility in the price of such Common Stock; and

    WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that the Stockholder agree, and the Stockholder is willing to agree, to the matters set forth herein.

    NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

    1.  RESTRICTIONS ON TRANSFER.

        1.1 RESTRICTIONS ON TRANSFER: POST-MERGER. The Stockholder hereby agrees that during the period beginning on the effective date of the Merger and ending on the earlier of (i) the date Stockholder is no longer an officer or director of Parent or any of its subsidiaries and (ii) two years following the effective date of the Merger Agreement, Stockholder will not, directly or indirectly, offer, sell, sell short or otherwise dispose of any shares of Common Stock or other capital stock of Parent, or any other securities convertible into, exchangeable or exercisable for Common Stock or other capital stock of Parent or derivative of Common Stock or other capital stock of Parent owned by the Stockholder, or request the registration for the offer or sale of any of the foregoing, provided that during such period the Stockholder (a) may sell up to $75,000,000 of Common Stock in accordance with applicable law and (b) may make Permitted Transfers. Any Permitted Transfer will require the execution and delivery of an instrument in form and substance satisfactory to Parent pursuant to which the transferee agrees to be bound by this Agreement. This restriction shall terminate if the Merger Agreement is terminated prior to its consummation.

        1.2 RESTRICTIONS ON ACTIVITIES: PRE-MERGER. The Stockholder agrees that during the period beginning on the date hereof and ending on the date the Merger Agreement is terminated in accordance with its terms or consummated, Stockholder will not, directly or indirectly, purchase, offer to purchase, sell, offer to sell, sell short or otherwise acquire or dispose of any shares of Common Stock or other capital stock of Parent, or any securities convertible into, exchangeable or exercisable for Common Stock or other capital stock of Parent or derivative of Common Stock or other capital stock of Parent.

        1.3  CERTAIN EXCEPTIONS.  The restrictions set forth in Section 1.1 and
    Section 1.2 shall not apply to (i) Stockholder surrendering options exercisable for up to 180,000 shares of Company Common Stock to the Company,
    (ii) the grant by the Company of up to 180,000 options to purchase Company Common Stock or restricted stock to certain of its officers and (iii) the exchange of such options described in clause (ii) above for Common Stock or options to acquire Common Stock in the Merger.

    2.  OTHER RESTRICTIONS.  For so long as this Agreement is in effect;

        2.1 EFFORTS. The Stockholder agrees not to take any action that would have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement, other than any action permitted to be taken pursuant to the Merger Agreement.

        2.2 ADDITIONAL SHARES. In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company on, of or affecting the Shares or (ii) the Stockholder shall become the beneficial owner of any additional shares of Company Common Stock or other securities convertible or exchangeable into shares of Common Stock, then the terms of this Agreement shall apply to the shares of capital stock or other securities of the Company held by the Stockholder immediately following the effectiveness of the events described in clause (i) or the Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Shares hereunder. The Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new shares of Company Common Stock or other securities acquired by the Stockholder, if any, after the date hereof.

    3. LEGEND. The Stockholder shall surrender to the Company all certificates representing the Shares, and instruct the Company to place the following legend on such certificates:

        "The shares of capital stock represented by this certificate are subject to a Resale Agreement, dated as of October 23, 1997, by and among Clear Channel Communications, Inc. and Daniel Simon that among other things restricts the transfer of the shares represented by this certificate."

    4. SPECIFIC ENFORCEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy which may be available at law or in equity.

    5. CERTAIN EVENTS. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise.

    6. ENTIRE AGREEMENT. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

    7. CONSIDERATION. This Agreement is granted in consideration of the execution and delivery of the Merger Agreement by Parent.

    8. AMENDMENT. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

    9. SUCCESSORS AND ASSIGNS. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement will be binding upon, inure to the benefit of and be enforceable by each party and such party's respective heirs, beneficiaries, executors, representatives and permitted assigns.

    10. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

    11. GOVERNING LAW. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law).

    12. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    13. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    14. CERTAIN DEFINITIONS. The following terms shall have the meanings set forth below:

        "Immediate Family" means the spouse of an individual and the parents, siblings and children (and children and spouses of any of the foregoing) of the individual or his or her spouse. An adopted child will be treated as the child of his or her adoptive parent or parents if (but only if) he or she was adopted before he or she reached 21 years of age.

        "Permitted Transfer" means any Transfer (a) with respect to a Stockholder who is an individual, to a member of the Immediate Family of the Stockholder or a trust whose sole beneficiaries are the Stockholder and/or members of the Immediate Family of the Stockholder, (b) with respect to a Stockholder that is a trust, to any beneficiary of the trust or any member of the Immediate Family of a beneficiary of the trust.

        "Transfer" means with respect to shares of Common Stock, any direct or indirect sale, transfer, or other disposition of shares of Common Stock.

    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Stockholder and a duly authorized officer of Parent on the day and year first written above.

                                CLEAR CHANNEL COMMUNICATIONS, INC.

                                By:               /s/ RANDALL MAYS
                                     -----------------------------------------
                                                 Name: Randall Mays
                                           TITLE: CHIEF FINANCIAL OFFICER

                                                /s/ DANIEL L. SIMON
                                     -----------------------------------------
                                                  Daniel L. Simon

                                   SCHEDULE I

                                                                                                         SHARES
                                                                                                       ----------
Daniel Simon                                                                                            6,626,986

                                                                        ANNEX VI

                                                                  CONFORMED COPY

                              EMPLOYMENT AGREEMENT

    THIS AGREEMENT (the "Agreement"), dated as of October 23, 1997, by and between Clear Channel Communications, Inc. ("CCU"), a corporation organized under the laws of the State of Texas, Eller Media, Inc. ("Eller"), a wholly owned subsidiary of CCU and a corporation organized under the laws of the State of Delaware, Universal Outdoor Holdings, Inc. ("Universal"), a corporation organized under the laws of the State of Delaware, and Daniel L. Simon (the "Executive").

    WHEREAS, the Executive is presently the President of Universal;

    WHEREAS, CCU is acquiring Universal in a stock for stock merger pursuant to the Merger Agreement by and among CCU, Universal and UH Merger Sub, Inc. dated October 23, 1997 (the "Merger");

    WHEREAS, simultaneously with the Execution of the Merger Agreement, Executive and CCU are entering into a Voting Agreement dated as of the date hereof (the "Voting Agreement") and a Resale Agreement dated as of the date hereof (the "Resale Agreement");

    WHEREAS, as an inducement for Executive to enter into such Voting Agreement and the Resale Agreement and as further consideration thereunder;

    WHEREAS, CCU recognizes that the Executive is essential to a successful transition and the growth and success of Universal and Eller after the Merger and desires to secure the benefits of the Executive's knowledge, experience and services;

    WHEREAS, CCU, Universal and Eller desire to employ the Executive on the terms and conditions set forth below; and

    WHEREAS, the Executive desires to be so employed by CCU, Universal and Eller.

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises of the parties hereto contained herein, the parties agree as follows:

    1. TERM. CCU, Universal and Eller agree to employ the Executive for a period commencing on the effective date of the Merger and continuing through and until August 18, 1999, unless terminated earlier pursuant to Paragraph 4 hereof (the "Term"). If the Merger does not become effective on or before August 31, 1998 or the Merger Agreement is terminated, this Agreement shall be null and void and of no further force and effect.

    2.  DUTIES AND RESPONSIBILITIES.

        2.1 POSITION. The Executive shall be the Vice Chairman and Chief Operating Officer of Universal and Eller, their respective subsidiary and affiliate companies and any successor companies or affiliates of CCU which are in the business of outdoor advertising ("CCU Outdoor"). His responsibilities as Chief Operating Officer shall include, without limitation, such duties and functions as are customarily performed by the Chief Operating Officer of a company of the size and nature of Universal and Eller. The Executive shall be based in Chicago, Illinois (the "Chicago Office"). As a material inducement to Executive agreeing to enter into this Agreement, CCU, Universal and Eller hereby agree that his duties will continue to be performed out of the Chicago Office for the duration of the Term. The Executive shall report to the Chief Executive Officer of CCU Outdoor.

        2.2 TRANSITION. The Executive shall be responsible for managing the transition relating to the Merger including, but not limited to, integrating the outdoor advertising business of Universal, Eller and CCU (the "Transition"). The Executive's responsibilities relating to the Transition shall include, without limitation, (a) proposing how to consolidate functions such as accounting, human resources, legal, administration and marketing and sales including proposing what functions will continue to be performed in the Chicago Office, (b) recommending a plan for assigning, hiring and terminating personnel and determining employee compensation, and (c) other general management functions relating to the operations of CCU Outdoor all subject to the review and approval by the CEO of CCU Outdoor and the CEO of CCU. Nothing herein will allow the executive to take any action contrary to the internal policies and regulations of CCU. Neither Universal, Eller nor CCU will make any significant decisions regarding the Transition without consulting with the Executive.

    3.  COMPENSATION AND BENEFITS.

        3.1 BASE SALARY. As compensation for services rendered hereunder, CCU shall pay the Executive an annual salary of $350,000, less applicable withholding and deductions (the "Base Salary"), to be paid in accordance with CCU's customary payroll practices.

        3.2 BONUS. The Executive shall receive an annual bonus to be determined by the Board of Directors of CCU (the "Bonus").

        3.3 OTHER BENEFITS. The Executive will be entitled to participate in CCU's employee benefit plans made available to senior executive officers of CCU, Universal and/or Eller including, without limitation, medical, dental, pension, life and disability insurance, incentive compensation, and stock options. CCU may, from time to time, make changes in such employee benefit plans as CCU, in its sole discretion, deems appropriate.

        3.4 VACATION. The Executive shall be entitled to four weeks paid vacation time each year of employment to be taken consistent with CCU's policies.

        3.5 AUTOMOBILE. CCU will continue to provide Executive's present automobile for the Executive's use. Following any termination of this Agreement, ownership of such automobile shall be transferred to Executive.

        3.6 EXPENSES. All reasonable business expenses incurred by the Executive shall be reimbursed in accordance with CCU's policies as in place from time to time.

        3.7 INDEMNITY. The Executive shall be indemnified by CCU against claims arising in connection with the Executive's status as an employee, officer, director or agent of CCU and its affiliated entities in accordance with CCU's indemnity policies for its senior executives.

    4.  TERMINATION.

        4.1 DISABILITY. If, as a result of the incapacity of the Executive due to physical or mental illness, the Executive shall have been continually absent from the full-time performance of his duties with the Company for four (4) consecutive months or for six (6) months within a twelve (12) month period, his employment may be terminated hereunder for "Disability"; PROVIDED, HOWEVER, that this provision shall be modified or interpreted to ensure Executive receives CCU's disability benefits.

        4.2 DEATH. The Executive's employment hereunder will terminate automatically if he should die.

        4.3 CAUSE. The Executive's employment hereunder may be terminated for "Cause" which shall mean termination based upon (a) the Executive's conviction of a felony; (b) the material breach by the Executive of this Agreement; or (c) the willful gross neglect or willful gross misconduct in the performance of Executive's duties hereunder. Prior to terminating the Executive for Cause pursuant to subparagraphs (b) and (c) above, CCU must give the Executive written notice of the facts and circumstances giving rise to Cause and provide the Executive with thirty (30) days to cure, remedy or rectify the situation.

        4.4 WITHOUT GOOD REASON. Executive may terminate his employment with CCU, Universal and Eller at any time without Good Reason, after providing four (4) weeks notice, in which case this Agreement will terminate. In the event that Executive terminates his employment without Good Reason, Executive agrees that for a period equal to the greater of one year after such termination or the remainder of the Term, Executive shall not directly or indirectly own, manage, operate, control or participate in the ownership, management or control of, any business within 25 miles of any outdoor advertising display owned or operated by CCU Outdoor which is in the outdoor advertising business; PROVIDED, THAT, the foregoing shall not limit Executive's ability to own up to 5% of the outstanding Common Stock at any publicly traded company operating in the outdoor advertising business.

        4.5 GOOD REASON. The Executive may voluntarily terminate his employment hereunder for "Good Reason" which shall mean, without the Executive's express written consent, the occurrence of any of the following circumstances: (i) the removal of the Executive from the position of COO or Vice Chairman; (ii) the assignment to the Executive of any duties or responsibilities materially inconsistent with his status as COO and Vice Chairman or a material reduction in the authority, responsibilities, importance or scope of his position; or (iii) a material breach of any provision of this Agreement. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder. Prior to terminating his employment for Good Reason pursuant to subparagraphs (ii) and (iii) above, the Executive must give CCU written notice of the facts and circumstances giving rise to Good Reason and provide CCU with thirty (30) days to cure, remedy or rectify the situation.

        4.6 NOTICE OF TERMINATION. Any purported termination of the Executive's employment by CCU, Universal, Eller or the Executive shall be communicated by written Notice of Termination in accordance with Paragraph
    9.4 hereof.

    5. COMPENSATION UPON TERMINATION OR DURING DISABILITY. Upon termination of the Executive's employment or during a period of Disability, the Executive shall be entitled to the following benefits:

        5.1 DISABILITY. During any period that the Executive fails to perform his full-time duties hereunder as a result of incapacity due to physical or mental illness, the Executive shall continue to receive his Base Salary and a pro rata portion of the Bonus less any compensation payable to the Executive under the applicable disability insurance plan of CCU during such period, until his employment is terminated pursuant to Paragraph 4.1 hereof. After the Executive's employment is terminated for Disability, he shall not receive any additional payments or benefits hereunder (except for disability benefits he may be entitled to receive) and CCU, Universal and Eller shall have no further obligations to the Executive under this Agreement.

        5.2 DEATH. In the event the Executive's employment shall be terminated by reason of his death, the Executive's legal representative or his estate shall receive his Base Salary and a pro rata portion of the Bonus through the date of death and CCU, Universal and Eller shall have no further obligations to the Executive under this Agreement.

        5.3 CAUSE. If the Executive's employment shall be terminated hereunder for Cause, the Executive shall receive his Base Salary through the date his employment is terminated and CCU, Universal and Eller shall have no further obligations to the Executive under this Agreement.

        5.4 WITHOUT GOOD REASON. If the Executive's employment is terminated pursuant to Paragraph 4.4, the Executive shall receive the Base Salary and a pro rata portion of the Bonus through the date of termination and CCU, Universal and Eller shall have no further obligations to the Executive under this Agreement.

        5.5 GOOD REASON. If the Executive's employment is terminated by the Executive for Good Reason pursuant to Paragraph 4.5, the Executive shall receive the compensation and benefits set forth herein for the duration of the Term.

    6. CONFIDENTIAL INFORMATION. The Executive shall not, without the prior written consent of CCU, Universal or Eller, use or disclose to any other person, other than an officer or director of said companies or a person to whom disclosure is reasonably necessary in connection with the performance by the Executive of his duties hereunder or as required in connection with any judicial or administrative proceeding, any confidential information belonging to CCU, Universal or Eller or their affiliates or their respective assets, business, products, or operations, which is obtained by the Executive while employed hereunder. Such confidential information shall include, without limitation, information relating to products, improvements, customers, suppliers, contracts, databases, financial information, accounts, books, records, business or marketing plans, and personnel information; provided, however, that confidential information shall not include any information which is generally available to the public or to companies in the business of providing outdoor advertising (other than as a result of unauthorized disclosure), or was obtained by the Executive from a third party not under any obligation of confidentiality. Upon the termination of his employment for any reason, the Executive agrees to return all documents and other property provided to him or prepared by him during his employment with CCU, Universal or Eller.

    7. DISPUTES. Any controversy or claim arising out of or relating to this Agreement or any breach thereof, shall be settled by submitting the matter to a panel of three arbitrators pursuant to the National Rules for the Resolution of Employment Disputes and the Supplementary Procedures For Large, Complex Disputes of the American Arbitration Association in Chicago, Illinois. The award may be entered in any court of competent jurisdiction. Each party shall be responsible for its own attorneys' fees and costs, provided, however, that if the Executive prevails in arbitration, CCU shall reimburse him for his attorneys' fees and costs. The fees of the American Arbitration Association and the arbitrator(s) shall be paid by CCU. The parties shall use their reasonable best efforts to agree upon a panel of arbitrators within 30 days of the assertion of a claim under this Section 7, in order to ensure that any arbitration will be completed as expeditiously as possible.

    8.  MISCELLANEOUS.

        8.1 SUCCESSORS AND ASSIGNS; BINDING AGREEMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; provided, however, that the duties of the Executive hereunder are personal to the Executive and may not be delegated or assigned by him.

        8.2 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to conflict of law rules thereof.

        8.3 WAIVERS. The waiver by either party hereto of any right hereunder or of any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right hereunder or of any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

        8.4 NOTICES. All notices and communications that are required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or upon mailing by registered or certified mail, postage prepaid, return receipt requested, as follows:

      If to CCU, to:

      Clear Channel Communications, Inc.
      200 Concord Plaza
      Suite 600
      San Antonio, Texas 78216
      Attention: Randall Mays
      Facsimile No.: (210) 822-2299

      With a copy to:
      Akin, Gump, Strauss, Hauer & Feld, L.L.P.
      1700 Pacific Avenue
      Suite 4100
      Dallas, Texas 75201
      Attention: Ford Lacy P.C.
      Facsimile No.: (214) 969-4343

      If to Universal, to:

      Universal Outdoor Holdings, Inc.
      311 South Wacker Drive
      Suite 6400
      Chicago, Illinois 60606
      Attention: Paul G. Simon
      Facsimile No.: (312) 344-4171

      With a copy to:

      Skadden, Arps, Slate, Meagher & Flom LLP
      919 Third Avenue
      New York, New York 10022
      Attention:Lou R. Kling, Esq.
               Howard L. Ellin, Esq.

      Facsimile No.: (212) 735-2000

      If to Eller, to:

      Eller Media, Inc.
      c/o Clear Channel Communications, Inc.
      200 Concord Plaza
      Suite 600
      San Antonio, Texas 78216
      Attention: Randall Mays
      Facsimile No.: (210) 822-2299

      If to Executive, to:

      c/o Universal Outdoor Holdings, Inc.
      311 South Wacker Drive
      Suite 6400
      Chicago, Illinois 60606
      Attention: Paul G. Simon
      Facsimile No.: (312) 344-4171

      or to such other address as may be specified in a notice given by one party to the other parties hereunder.

        8.5 SEVERABILITY. If for any reason any term or provision of this Agreement is held to be invalid or unenforceable, all other valid terms and provisions hereof shall remain in full force and effect, and all of the terms and provisions of this Agreement shall be deemed to be severable in nature.

        8.6 SURVIVAL. The provisions set forth in Paragraphs 6, 7 and 8 hereof shall remain in full force and effect after the termination of Executive's employment hereunder, notwithstanding the expiration or termination of this Agreement.

        8.7 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one and the same instrument.

        8.8 ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties with respect to the subject matter and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between the Executive and the Company. This Agreement may not be changed or modified except by a written agreement executed by both parties.

        8.9 HEADINGS DESCRIPTIVE. The headings of the several paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

CLEAR CHANNEL COMMUNICATIONS, INC.

  By:/s/ RANDALL MAYS                                /s/ DANIEL L. SIMON
     ------------------------------          -----------------------------------
     Name: Randall Mays                                Daniel L. Simon
     Title: CHIEF FINANCIAL OFFICER

  UNIVERSAL OUTDOOR HOLDINGS, INC.

     /s/ BRIAN T. CLINGEN
  By:
     ------------------------------
     Name: Brian T. Clingen
     Title: VICE PRESIDENT AND
     CHIEF FINANCIAL OFFICER

  ELLER MEDIA COMPANY

     /s/ RANDALL MAYS
     ------------------------------
     Name: Randall Mays
     Title: VICE PRESIDENT
  By:

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article 2.02-1 of the TBCA provides for indemnification of directors and officers in certain circumstances. In addition, the Texas Miscellaneous Corporation Law provides that a corporation may amend its Articles of Incorporation to provide that no director shall be liable to Clear Channel or its stockholders for monetary damages for an act or omission in the director's capacity as a director, provided that the liability of a director is not eliminated or limited (i) for any breach of the director's duty of loyalty to Clear Channel or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) any transaction from which such director derived an improper personal benefit, or
(iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. Clear Channel has amended its Charter and added Article Eleven adopting such limitations on a director's liability. Clear Channel's Charter also provide in Article Nine, for indemnification of directors or officers in connection with the defense or settlement of suits brought against them in their capacities as directors or officers of Clear Channel, except in respect of liabilities arising from gross negligence or willful misconduct in the performance of their duties.

    Article IX(8) of Clear Channel's By-laws provides for indemnification of any person made a party to a proceeding by reason of such person's status as a director, officer, employee, partner or trustee of Clear Channel, except in respect of liabilities arising from negligence or misconduct in the performance of their duties.

    An insurance policy obtained by the Registrant provides for indemnification of officers and directors of Clear Channel and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

 EXHIBITS.                                               DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------
     2.1.1   Agreement and Plan of Merger dated as of October 23, 1997, among Universal Outdoor Holdings, Inc.,
               Clear Channel Communications, Inc., and UH Merger Sub, Inc. (Incorporated by reference to the exhibits of Clear Channel's Current Report on Form 8-K dated November 3, 1997.)
     2.1.2   Voting Agreement dated as of October 23, 1997, by and among Clear Channel Communications, Inc. and
               Daniel L. Simon. (Incorporated by reference to the exhibits of Clear Channel's Current Report on
               Form 8-K dated November 3, 1997.)
     2.1.3   Voting Agreement dated as of October 23, 1997, by and among Clear Channel Communications, Inc. and
               Brian T. Clingen. (Incorporated by reference to the exhibits of Clear Channel's Current Report on
               Form 8-K dated November 3, 1997.)
     2.1.4   Resale Agreement dated as of October 23, 1997, by and among Clear Channel Communications, Inc. and
               Daniel L. Simon.
       2.2   Asset Purchase Agreement by and among Paxson Communications Corporation, Clear Channel Metroplex,
               Inc., Clear Channel Metroplex Licenses, Inc., and Clear Channel Communications, Inc., dated
               August 25, 1997. (Incorporated by reference to the exhibits of Clear Channel's Amendment No. 1 to the Registration Statement on Form S-3 (Reg. No. 333-33371) dated September 2, 1997.)

 EXHIBITS.                                               DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------
     2.2.1   Amendment dated October 1, 1997, to Asset Purchase Agreement by and among Paxson Communications
               Corporation, Clear Channel Metroplex, Inc., Clear Channel Metroplex Licenses, Inc. and Clear
               Channel Communications, Inc., dated August 25, 1997. (Incorporated by reference to the exhibits of Clear Channel's Current Report on Form 8-K filed December 22, 1997.)
       2.3   Asset Purchase Agreement by and among Paxson Communications Corporation, L. Paxson, Inc., Clear
               Channel Metroplex, Inc., Clear Channel Metroplex Licenses, Inc., and Clear Channel
               Communications, Inc., dated August 25, 1997. (Incorporated by reference to the exhibits of Clear
               Channel's Amendment No. 1 to the Registration Statement on Form S-3 (Reg. No. 333-33371) dated
               September 2, 1997).
       2.4   Stock Purchase Agreement by and among Clear Channel Communications, Inc., Eller Media Corporation
               and the Stockholders of Eller Media Corporation, dated February 25, 1997. (Incorporated by reference to the exhibits of Clear Channel's Form 10-K dated March 31, 1997.)
       2.5   Amendment to Stock Purchase Agreement by and among Clear Channel Communications, Inc., Eller Media
               Corporation and the Stockholders of Eller Media Corporation, dated April 10, 1997. (Incorporated by reference to the exhibits of Clear Channel's Current Report on Form 8-K dated April 17, 1997.)
       2.6   Registration Rights Agreement by and between Clear Channel Communications, Inc., and the
               Stockholders of Eller Media Corporation, dated April 10, 1997. (Incorporated by reference to the exhibits of Clear Channel's Current Report on Form 8-K dated April 17, 1997.)
       2.7   Stockholders Agreement by and between Clear Channel Communications, Inc., and EM Holdings LLC,
               dated April 10, 1997. (Incorporated by reference to the exhibits of Clear Channel's Current
               Report on Form 8-K dated April 17, 1997.)
       2.8   Escrow Agreement by and among Eller Media Corporation, Clear Channel Communications, Inc., EM
               Holdings LLC, and Chase Trust Company of California, dated April 10, 1997. (Incorporated by reference to the exhibits of Clear Channel's Current Report on Form 8-K dated April 17, 1997.)
       3.1   Current Articles of Incorporation of Clear Channel. (Incorporated by reference to the exhibits of
               Clear Channel's Registration Statement on Form S-3 (Reg. No. 333-33371) dated August 11, 1997).
       3.2   Second Amended and Restated Bylaws of Clear Channel. (Incorporated by reference to the exhibits of
               Clear Channel's Registration Statement on Form S-3 (Reg. No. 333-33371) dated August 11, 1997).
       4.1   Specimen certificate for the Common Stock. (Incorporated by reference to the exhibits of Clear
               Channel's Registration Statement on Form S-1 (Reg. No. 33-289161) dated April 19, 1984).
       4.2   Buy-Sell Agreement by and between Clear Channel Communications, Inc., L. Lowry Mays, B. J. McCombs,
               John M. Schaefer, and John W. Barger, dated May 31, 1977. (Incorporated by reference to the exhibits of Clear Channel's Registration Statement on Form S-1 (Reg. No. 33-289161) dated April
               19, 1984).

 EXHIBITS.                                               DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------
       4.3   Third Amended and Restated Credit Agreement by and among Clear Channel Communications, Inc.,
               NationsBank of Texas, N.A., as administrative lender, the First National Bank of Boston, as documentation agent, the Bank of Montreal and Toronto Dominion (Texas), Inc., as co-syndication agents, and certain other lenders dated April 10, 1997. (Incorporated by reference to the exhibits of Clear Channel's Amendment No. 1 to the Registration Statement on Form S-3 (Reg. No.
               333-25497) dated May 9, 1997).
       4.4   Form of Senior Indenture. (Incorporated by reference to the exhibits of Clear Channel's
               Registration Statement on Form S-3 (Reg. No. 333-33371) dated August 11, 1997).
       4.5   Form of Senior Debt Security. (included in Form of Senior Indenture filed as Exhibit 4.3).
         5   Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
         8   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
      23.1   Consent of Ernst & Young LLP.
      23.2   Consent of Ernst & Young LLP.
      23.3   Consent of Ernst & Young LLP.
      23.4   Consent of KPMG.
      23.5   Consent of KPMG Peat Marwick LLP.
      23.6   Consent of Arthur Andersen LLP.
      23.7   Consent of KPMG Peat Marwick LLP.
      23.8   Consent of Price Waterhouse LLP.
      23.9   Consent of Price Waterhouse LLP.
     23.10   Consent of Ernst & Young LLP.
     23.11   Consent of Arthur Andersen LLP.
     23.12   Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in opinion filed as Exhibit 5).
     23.13   Consent of Skadden, Arps, Slate, Meagher & Flom LLP. (included in opinion filed as Exhibit 8).
     23.14   Consent of BT Alex. Brown Incorporated.
     23.15   Consent of Bear, Stearns & Co. Inc.
        24   Power of Attorney for Clear Channel Communications, Inc. (included on Signature Page).
      99.1   Form of Proxy.

------------------------

    Clear Channel agrees to furnish supplementally a copy of any omitted schedules or exhibits to the SEC upon request.

ITEM 22.  UNDERTAKINGS.

    (a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period which offers or sales are being made, a post-effective amendment to this Registration Statement;

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be relected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement:

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11, or 13 herein, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, State of Texas, on the 5th day of January, 1998.

                                CLEAR CHANNEL COMMUNICATIONS, INC.

                                By:               /s/ L. LOWRY MAYS
                                      ------------------------------------------
                                                    L. Lowry Mays
                                               CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Clear Channel Communications, Inc., hereby constitute and appoint L. Lowry Mays, Randall T. Mays and Herbert W. Hill, Jr., and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and his name place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

             NAME                           TITLE                      DATE
------------------------------  ------------------------------  -------------------

      /s/ L. LOWRY MAYS
------------------------------  Chief Executive Officer and       January 5, 1998
        L. Lowry Mays             Director

     /s/ RANDALL T. MAYS        Senior Vice President / Chief
------------------------------    Financial Officer (Principal    January 5, 1998
       Randall T. Mays            Financial Officer)

                                Senior Vice President / Chief
   /s/ HERBERT W. HILL, JR.       Accounting Officer
------------------------------    (Principal Accounting           January 5, 1998
     Herbert W. Hill, Jr.         Officer)

             NAME                           TITLE                      DATE
------------------------------  ------------------------------  -------------------

       /s/ B.J. MCCOMBS
------------------------------  Director                          January 5, 1998
         B.J. McCombs

       /s/ ALAN D. FELD
------------------------------  Director                          January 5, 1998
         Alan D. Feld

------------------------------  Director                          January 5, 1998
     Theodore H. Strauss

     /s/ JOHN H. WILLIAMS
------------------------------  Director                          January 5, 1998
       John H. Williams

------------------------------  Director                          January 5, 1998
          Karl Eller